As filed with the Securities and Exchange Commission on October 26, 2010

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NCL CORPORATION LTD.

(Exact name of registrant as specified in its charter)

Bermuda	4400	20-0470163
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7665 Corporate Center Drive

Miami, Florida 33126

(305) 436-4000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Daniel S. Farkas

Senior Vice President and General Counsel

NCL Corporation Ltd.

7665 Corporate Center Drive

Miami, Florida 33126

Phone: (305) 436-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

William B. Kuesel, Esq.

O’Melveny & Myers LLP

7 Times Square

New York, New York 10036

(212) 326-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer (Do not check if a smaller reporting company) ☒	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Ordinary shares, par value $.0012 per share	$250,000,000	$17,825

(1)	Estimated solely for the purposes of calculating the amount of the registration fee pursuant to Rule 457(o).
(2)	Including ordinary shares which may be purchased by the underwriters to cover over-allotments, if any.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 26, 2010

PRELIMINARY PROSPECTUS

             Ordinary Shares

NCL CORPORATION LTD.

This is the initial public offering of our ordinary shares, par value $.0012 per share, which we refer to as our ordinary shares. We are selling an aggregate of                      ordinary shares in this offering.

Prior to the offering, there has been no public market for our ordinary shares. We expect the initial public offering price to be between $             and $             per ordinary share. We expect to apply for listing of our ordinary shares on              under the symbol “            ”.

We have granted the underwriters an option for a period of                      days to purchase from us an aggregate of up to              additional ordinary shares to cover over-allotments, if any.

Investing in our ordinary shares involves a high degree of risk. See “Risk Factors” beginning on page 19 to read about certain factors you should consider before buying our ordinary shares.

	Per Share	Total
Initial public offering price
Underwriting discounts and commissions
Proceeds to NCL Corporation Ltd. before expenses

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares on or about                      , 20    .

The date of this prospectus is                      , 20    .

You should rely only on the information contained in this prospectus. We and the underwriters have not authorized anyone to provide you with information that is different from or additional to, that contained in this prospectus. This prospectus may only be used where it is legal to sell our ordinary shares. The information in this prospectus may only be accurate on the date of this prospectus.

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TERMS USED IN THIS PROSPECTUS

Unless otherwise indicated by the context, references in this prospectus to (i) the “Company,” “we,” “our,” “us” and “NCL” refer to NCL Corporation Ltd. and its subsidiaries, and “Norwegian Cruise Line” or “Norwegian” and “NCL America” or “NCLA” refer to the Norwegian Cruise Line and NCL America brands, respectively, (ii) “Apollo” refers to Apollo Global Management, LLC and the “Apollo Funds” refers to AIF VI NCL (AIV), L.P., Apollo Overseas Partners (Delaware) VI, L.P., Apollo Overseas Partners (Delaware 892) VI, L.P., Apollo Overseas Partners VI, L.P., Apollo Overseas Partners (Germany) VI, L.P. and/or the subsidiaries through which they invest in the Company, NCL Investment Ltd. and NCL Investment II Ltd., each an affiliate of Apollo, (iii) “TPG Capital” refers to TPG Capital, L.P. and the “TPG Viking Funds” refers to TPG Viking I, L.P., TPG Viking II, L.P. and TPG Viking AIV III, L.P., affiliates of TPG Capital, (iv) “Genting HK” refers to Genting Hong Kong Limited and/or its affiliates (formerly Star Cruises Limited and/or its affiliates) and (v) “Affiliate(s)” refers to Genting HK, Apollo, and/or the TPG Viking Funds. References to the “U.S.” are to the United States of America and “dollars” or “$” are to U.S. dollars.

Unless otherwise indicated in this prospectus, the following terms have the meanings set forth below:

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$334.1 million Norwegian Jewel loan. $334.1 million secured loan agreement, dated as of April 20, 2004, as amended and restated on April 2, 2009 and as further amended, by and among Norwegian Jewel Limited, as borrower, and a syndicate of international banks, and related guarantee by NCL Corporation Ltd.

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$750.0 million senior secured revolving credit facility. $750.0 million credit agreement, dated October 28, 2009, by and among NCL Corporation Ltd., as borrower, various lenders and Nordea Bank Norge ASA, and related guarantee by Norwegian Dawn Limited, Norwegian Sun Limited, Norwegian Spirit, Ltd. and Norwegian Star Limited.

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$450.0 million senior secured notes. $450.0 million aggregate amount of 11.75% senior secured notes due 2016 issued by NCL Corporation Ltd. on November 12, 2009, and guaranteed by Norwegian Dawn Limited, Norwegian Sun Limited, Norwegian Spirit, Ltd. and Norwegian Star Limited.

•	Adjusted EBITDA. EBITDA subject to certain adjustments as set forth in note 7 to the “Prospectus Summary—Summary Consolidated Financial Data” included elsewhere in this prospectus.

•	Berths. Double occupancy capacity per cabin even though many cabins can accommodate three or more passengers.

•	Capacity Days. Berths multiplied by the number of cruise days for the period.

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Charter. The hire of a ship for a specified period of time. The contract for a charter is called a charterparty. A ship is “chartered in” by an end user and “chartered out” by the provider of the ship.

•	CLIA. Cruise Lines International Association, a non-profit marketing and training organization formed in 1975 to promote cruising.

•	Dry-dock. Large basin where all the fresh/sea water is pumped out to allow a ship to dock in order to carry out cleaning and repairs of those parts of a ship which are below the water line.

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EBITDA. Earnings before interest, other income (expense) including taxes, impairment loss and depreciation and amortization (we refer you to “Prospectus Summary—Summary Consolidated Financial Data” for more on EBITDA).

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Euro 40.0 million Pride of America commercial loan. Euro 40.0 million secured loan agreement, dated as of April 4, 2003, as amended and restated on April 2, 2009 and as further amended, by and among Pride of America Ship Holding, LLC, as borrower, and a syndicate of international banks, and related guarantee by NCL Corporation Ltd.

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Euro 258.0 million Pride of America loan. Euro 258.0 million secured loan agreement, dated as of April 4, 2003, as amended and restated on April 2, 2009 and as further amended, by and among Pride of America Ship Holding, LLC, as borrower, and a syndicate of international banks, and related guarantee by NCL Corporation Ltd.

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Euro 308.1 million Pride of Hawai’i loan. Euro 308.1 million Pride of Hawai’i Loan, dated as of April 20, 2004, as amended and restated on April 2, 2009 and as further amended, by and among Pride of Hawaii, LLC, as borrower, and a syndicate of international banks, and related guarantee by NCL Corporation Ltd.

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Euro 624.0 million Norwegian Pearl and Norwegian Gem revolving credit facility. Euro 624.0 million revolving loan facility agreement, dated October 7, 2005, as amended and restated on April 2, 2009 and as further amended, by and among NCL Corporation Ltd., as borrower, and a syndicate of international banks, and related guarantee by Norwegian Pearl, Ltd. and Norwegian Gem, Ltd.

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Euro 662.9 million Norwegian Epic loan. Euro 662.9 million syndicated loan facility, dated September 22, 2006, as amended and restated on April 2, 2009 and as further amended, by and among Norwegian Epic, Ltd. (f/k/a F3 Two, Ltd.), as borrower, and a syndicate of international banks, and related guarantee by NCL Corporation Ltd.

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Existing senior secured credit facilities. Our $750.0 million senior secured revolving credit facility, euro 624.0 million Norwegian Pearl and Norwegian Gem revolving credit facility, euro 308.1 million Pride of Hawai’i loan, $334.1 million Norwegian Jewel loan, euro 258.0 million Pride of America loan, euro 40.0 million Pride of America commercial loan, and our euro 662.9 million Norwegian Epic loan.

•	GAAP. Generally Accepted Accounting Principles in the U.S.

•	Gross Cruise Cost. The sum of total cruise operating expense and marketing, general and administrative expense.

•	Gross Tons. A unit of enclosed passenger space on a cruise ship, such that one gross ton = 100 cubic feet or 2.831 cubic meters.

•	Gross Yield. Total revenue per Capacity Day.

•	IMO. International Maritime Organization, a United Nations agency that sets international standards for shipping.

•	Load Factor/Occupancy Percentage. The ratio of Passenger Cruise Days to Capacity Days. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

•	Major North American Cruise Brands. Norwegian Cruise Line, Carnival Cruise Lines, Royal Caribbean International, Holland America, Princess Cruises and Celebrity Cruises.

•	MARPOL. The International Convention for the Prevention of Pollution from Ships, an international environmental regulation.

•	Net Cruise Cost. Gross Cruise Cost less commissions, transportation and other expense and onboard and other expense.

•	Net Revenue. Total revenue less commissions, transportation and other expense and onboard and other expense.

•	Net Yield. Net Revenue per Capacity Day.

•	Passenger Cruise Days. The number of passengers carried for the period, multiplied by the number of days in their respective cruises.

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Reimbursement and Distribution Agreement or RDA. The Reimbursement and Distribution Agreement, dated August 17, 2007, by and among NCL Investment Ltd., Genting HK and NCL Corporation Ltd., as amended, supplemented or modified from time to time.

•	SEC. U.S. Securities and Exchange Commission.

•	Ship Contribution. Total revenue less total cruise operating expense.

•	Single-day cruises. Cruises which do not enter a foreign port and vary in length from one night to several nights.

•	SOLAS. The International Convention for the Safety of Life at Sea, an international environmental regulation.

•	Terminal. A building in a port through which ship passengers arrive and depart.

MARKET AND INDUSTRY DATA AND FORECASTS

This prospectus includes market share and industry data and forecasts that we obtained from industry publications, third-party surveys and internal company surveys. Industry publications, including those from CLIA, and surveys and forecasts generally state that the information contained therein has been obtained from sources that we believe are reliable, but there can be no assurance as to the accuracy or completeness of included information. All CLIA information relates to CLIA member lines, which represent 25 of the major North American cruise lines including us, which together represented 97% of the North American cruise capacity as of December 31, 2009. Although we believe that the industry publications and third-party sources are reliable, we have not independently verified any of the data from industry publications or third-party sources. We use the most currently available industry and market data to support statements as to our market position. Similarly, while we believe our internal estimates with respect to our industry are reliable, our estimates have not been verified by any independent sources. While we are not aware of any misstatements regarding any industry data presented herein, our estimates, in particular as they relate to market share and our general expectations, involve risks and uncertainties and are subject to change based on various factors, including those discussed under “Risk Factors,” “Cautionary Statement Concerning Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.

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PROSPECTUS SUMMARY

The following summary includes highlights of the more detailed information and consolidated financial statements included elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our ordinary shares. For a more complete understanding of us, our business and the offering, we urge you to read this prospectus carefully, including the sections entitled “Risk Factors,” “Cautionary Statement Concerning Forward-Looking Statements” and “Additional Information” and our consolidated financial statements and related notes, before making an investment.

Our Company

We are a leading global cruise line operator, pioneering innovative cruise experiences for travelers with a wide variety of itineraries in North America (including Alaska and Hawaii), Central and South America, Bermuda, the Caribbean, the Mediterranean and the Baltic. We strive to offer an innovative and differentiated cruise vacation with the goal of providing our customers the highest levels of overall satisfaction on their cruise experience. In turn, we aim to generate the highest customer loyalty and greatest numbers of repeat customers. We created a unique style of cruising called “Freestyle Cruising” onboard all of our ships, which provides our passengers with the freedom and flexibility associated with a resort style atmosphere and experience as well as significantly more dining options than a traditional cruise. We established the very first private island developed by a cruise line in the Bahamas with a diverse offering of activities for passengers. We are also the only cruise line operator to offer an entirely inter-island itinerary in Hawaii. By providing such a unique experience and appealing combination of value and service, we straddle both the contemporary and premium segments. As a result, we have been recognized for our achievements as the recipient of multiple awards from distinguished travel guides such as Travel Weekly, Condé Nast Traveler, and Travel + Leisure.

We offer a wide variety of cruises ranging from one day to three weeks. During 2010, including our scheduled itineraries, we will dock at over 125 ports worldwide, with itineraries originating from 17 ports of which 10 are in North America. In line with our strategy of innovation, many of these North American ports are part of our “Homeland Cruising” program in which we have homeports which are close to major population centers, such as New York, Southern California, New England and South Florida. This reduces the need for vacationers to fly to distant ports to embark on a cruise and helps reduce our customers’ overall vacation cost. We offer a wide selection of exotic itineraries outside of the traditional cruising markets of the Caribbean and Mexico; these include cruises in Europe, Bermuda, South America and the industry’s only entirely inter-island itinerary in Hawaii, with our U.S.-flagged ship, Pride of America. This itinerary is unique in the cruise industry, as all other competing cruise lines are required to dock at a distant foreign port when providing their customers with a Hawaiian-based cruise itinerary.

Our industry leading and innovative product offering is supported by a new management team that has driven the Company to achieve dramatic improvements in operating results and significant growth in revenue and cash flow generation in a challenging market environment. Since joining the Company in late 2007, our President and Chief Executive Officer, Kevin Sheehan, has led a successful turnaround of the Company including overseeing major initiatives such as improving onboard service and amenities across the fleet, expanding the line’s European presence and repositioning two of the line’s Hawaii-based ships, which had a significant impact on the profitability of the business. In addition, we recently appointed Wendy A. Beck as our new Executive Vice President and Chief Financial Officer and augmented our senior management team with five new Senior Vice Presidents in the areas of Sales, Marketing, Hotel Operations and Finance.

We have also successfully restructured our sales organization to provide better coverage of the travel agent community and to capture a greater percentage of direct sales to customers. Through these changes and other initiatives, we have revitalized our brand and significantly enhanced our product offering, reduced operating costs and strengthened both our sales network and our relationships with our travel agent partners. These organization-wide improvements have enabled us to gain momentum in optimizing our brand, attracting and retaining our most loyal and profitable customers and maximizing revenue and profit.

Our fleet of eleven modern ships has been purpose-built to deliver “Freestyle Cruising,” which we believe provides us with a significant competitive advantage given our consistent “Freestyle Cruising” product offering. By focusing on “Freestyle Cruising,” we have been able to achieve higher onboard spend levels, greater customer loyalty and the ability to attract a more diverse clientele. At the end of June 2010, we took delivery of our largest, most innovative and sophisticated cruise ship, Norwegian Epic (4,100 Berths), which represents the next evolution of “Freestyle Cruising,” offering 21 dining options and the widest array of entertainment options at sea. As of September 30, 2010, we have the youngest fleet of cruise ships in the industry among the Major North American Cruise Brands, with a weighted-average age of 5.9 years.

As a result of our positive operating performance over the last three years, the successful launch of Norwegian Epic, the growing demand we see for our unique cruise offering, and the rational supply outlook for the industry, we believe that it is an optimal time for the Company to add two new ships to our fleet, in order to continue to grow the Norwegian brand and drive shareholder value. In September 2010, we reached an agreement with Meyer Werft GmbH of Germany to build two new cruise ships for delivery in the second quarters of 2013 and 2014, respectively, subject to customary conditions. Building on the success of Norwegian Epic, we have designed these two new next-generation “Freestyle Cruising” ships to include some of the most popular elements of our most recently delivered ships together with new and differentiated features, consistent with Norwegian Cruise Line’s long history of innovation in the cruise industry. We have received financing commitments for approximately 90% of the contract price of the two ships. Each ship will approximate 143,500 Gross Tons with a contract price of approximately euro 615 million or approximately euro 155,000 per Berth, which we believe compares favorably against other recent newbuild ship orders in the industry.

In January 2008, the Apollo Funds and the TPG Viking Funds acquired 50% of our Company. As part of this investment, the Apollo Funds obtained control of our board of directors (the “Board of Directors”). The remaining 50% of the Company is owned by Genting HK, a leading Asian cruise and gaming operator.

For the twelve months ended September 30, 2010, we generated Net Revenue of $1,411.3 million and Adjusted EBITDA of $382.1 million representing an Adjusted EBITDA margin of 27.1%. For the nine months ended September 30, 2010, we generated Net Revenue of $1,123.7 million and Adjusted EBITDA of $340.4 million, representing an Adjusted EBITDA margin of 30.3%. For the nine months ended September 30, 2009, we generated Net Revenue of $1,032.2 million, Adjusted EBITDA of $290.9 million and an Adjusted EBITDA margin of 28.2%. This represents an increase of 2.1 percentage points in year over year Adjusted EBITDA margin as a result of our various business improvement, product enhancement and cost reduction initiatives. We refer you to notes 3, 6 and 7 to our “Summary Consolidated Financial Data” included elsewhere in this prospectus for a reconciliation of Adjusted EBITDA to net income (loss).

Our Industry

We believe that the cruise industry demonstrates the following positive fundamentals:

Strong Growth with Low Penetration and Significant Upside

Cruising is a vacation alternative with broad appeal, as it offers a wide range of products and services to suit the preferences of vacationing customers of all ages, backgrounds and interests. Since 1980, cruising has been one of the fastest growing segments of the North American vacation market. According to CLIA, in 2009 approximately 13.4 million passengers took cruises of two consecutive nights or more on CLIA member lines versus 7.2 million passengers in 2000, representing a compound annual growth rate of approximately 7.2%. Based on CLIA’s research, we believe that cruising is significantly under-penetrated and represents approximately 10% of the North American vacation market. As measured in Berths or room count, the cruise industry is relatively nascent as compared to the wide variety of much more established vacation travel destinations across North America. According to the Orlando/Orange County Convention & Visitors Bureau and the Las Vegas Convention and Visitors Authority, there are approximately 265,000 rooms in just Orlando and Las Vegas combined. By comparison, the estimated Major North American Cruise Brands’ capacity in terms of Berths is only approximately 215,000. In addition, according to industry research, only 20% of the U.S. population has ever taken a cruise and this percentage should increase as the market for first-time cruise passengers expands. Furthermore, the European vacation market, the fastest growing market globally, remains under-penetrated by the cruise industry, with approximately 1.0% of Europeans having taken a cruise in 2008, compared with 3.1% of the population in the U.S. and Canada.

We believe that improving leisure travel trends along with a relatively low supply outlook in the near term from the Major North American Cruise Brands lead to an attractive business environment for our Company to operate in.

Attractive Demographic Trends to Drive Cruising Growth

The cruise market is comprised of a broad spectrum of customers and appeals to virtually all demographic categories. Based on CLIA’s 2008 study, the target North American cruise market, defined as households with income of $40,000 or more headed by a person who is at least 25 years old, is estimated to be 128.6 million people. Also according to the study, the average cruise customer is 50 years old with a household income of $109,000, with 70% of all cruise customers falling between the ages of 40 to 74. We believe this represents a very attractive segment of the population as the Brookings Institution recently reported that the 55 to 64 age group is the fastest growing age group in the U.S.

It is our belief that “Freestyle Cruising” will help us attract customers not only in the lucrative older population segment of North America, but also with younger generations, as well as Europeans, who we believe are more likely to enjoy greater levels of freedom during their cruise through the “Freestyle Cruising” product offering than was traditionally offered within the cruise industry.

Significant Value Proposition and High Level of Guest Satisfaction

We believe that the cost of a cruise vacation, relative to a comparable land-based resort or hotel vacation like Disney World or Las Vegas, offers an exceptional value proposition. When one considers that a typical cruise, for one all-inclusive price, offers its guests transportation to a variety of destinations, hotel-style accommodations, a generous diversity of food choices and a selection of daily entertainment options, this is compelling support for the cruise value proposition relative to other leisure alternatives. Cruises have become even more affordable for a greater number of North American customers over the past few years through the introduction of “Homeland Cruising”, which eliminates the cost of airfare commonly associated with a vacation.

According to CLIA’s 2008 study, approximately 70% of persons who have taken a cruise rate cruising as a high-value vacation alternative. In this same survey, CLIA reported that approximately 80% of cruise passengers agree that a cruise vacation is a good way to sample various destinations which they may visit again on a land-based vacation. In addition, CLIA’s surveys also show that cruise passengers have the highest level of satisfaction when compared to alternative land-based vacations like resorts and land-based escorted tours.

High Barriers to Entry

The cruise industry is characterized by high barriers to entry, including the existence of several established and recognizable brands, the large expense of building a new, sophisticated cruise ship, the long lead time necessary to construct new ships and limited newbuild shipyard capacity. Based on new ships announced over the past several years, the cost to build a cruise ship can range from approximately $500.0 million to $1.4 billion or approximately $200,000 to $425,000 per Berth, depending on the ship’s size and quality of product offering. The construction time of a newbuild ship is typically between 27 months to 36 months and requires significant upfront cash payments to fund construction payments before a dollar of revenue is generated. In addition, the shipbuilding industry is experiencing tightened capacity as the size of ships increases and the industry consolidates, with virtually all new capacity added in the last 20 years having been built by one of three major European shipbuilders.

Segments and Brands

The different cruise lines that make up the global cruise vacation industry have historically been segmented by product offering and service quality into contemporary, premium and luxury brands. The contemporary segment generally includes cruises on larger ships that last seven days or less, provides a casual ambiance and is less expensive on average than the premium or luxury segments. The premium segment is characterized by cruises that last from seven to 14 nights with a higher quality product offering than the contemporary segment, appealing to a more affluent demographic, while the luxury segment offers the highest level of service and quality, with longer cruises on the smallest ships. In classifying our competitors within the Major North American Cruise Brands, the contemporary segment has historically included Carnival Cruise Lines and Royal Caribbean International. The premium segment has historically included Celebrity Cruises, Holland America and Princess Cruises. By providing a diverse set of itineraries and a truly innovative “Freestyle Cruising” experience, we believe that we straddle both the contemporary and premium segments as well as offer a unique combination of value and leisure services to cruise customers. Based on expected fleet counts as of December 31, 2010, the Major North American Cruise Brands together represent approximately 91.0% of the North American cruise market as measured by total Berths.

Our Competitive Strengths

We believe that the following business strengths will enable us to execute our strategy:

Leading Cruise Operator with High-Quality Product Offering

We are one of the leading global cruise lines, operating eleven modern, custom-built cruise ships under the Norwegian Cruise Line brand. As of September 30, 2010, our fleet represents 26,210 Berths, which accounts for approximately 12.0% of the Major North American Cruise Brands’ capacity in terms of Berths. We believe that our modern fleet provides us with operational and strategic advantages as our entire fleet has been purpose-built for “Freestyle Cruising” with a wider range of passenger amenities that allows us to offer a higher quality product to our customers than many of our competitors.

We believe that in recent years the distinction has been blurred between segments of the market historically known as “premium” and “contemporary,” with the Major North American Cruise Brands each offering a wide range of onboard experiences across their respective fleets. With the completion of our fleet renewal initiative, we believe that based on a number of different metrics that directly impact a passenger’s onboard experience, we compare favorably against the other Major North American Cruise Brands, with product attributes more in line with the premium segment.

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Youngest Fleet. With an average age of 5.9 years (as of September 30, 2010) and no ships built before 1998, we have the youngest fleet among the Major North American Cruise Brands, which we believe allows us to offer a high-quality passenger experience with a significant level of consistency across our entire fleet. As a result of our younger fleet, we have a substantially higher percentage of balcony cabins across our fleet than the other contemporary brands, which helps drive higher Net Yields.

•	Rich Cabin Mix. Currently, 48% of our cabins have private balconies representing a higher mix of outside balcony cabins than the other contemporary brands. In addition, five of our ships offer a complex of private courtyard villas of up to approximately 570 square feet each. Customers staying in these villas are provided with personal butler service and exclusive access to a private courtyard area with private pools, sundeck, hot tubs, and fitness center. Six of our ships also offer luxury garden villas of up to 6,694 square feet, making them the largest accommodations at sea.

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High-Quality Service. We believe we offer a very high level of onboard service, as demonstrated by our guest-to-crew ratio of 2.1 to 1, which is among the best of all the Major North American Cruise Brands.

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Diverse Selection of Premium Itineraries. For the twelve months ended September 30, 2010, 61% of our itineraries, by Capacity Days, were in more exotic, under-penetrated and less traditional locations, including Alaska, Hawaii, Bermuda and Europe, compared to the other contemporary brands which are focused primarily on itineraries in the Caribbean and Mexico. This mix of destinations is more consistent with the brands in the premium segment, and these itineraries typically attract higher Net Yield than Caribbean and Mexico sailings.

We believe that this high-quality product offering positions us well in comparison to the other Major North American Cruise Brands and provides an opportunity for continued Net Yield growth.

“Freestyle Cruising”

The most important differentiator for our brand is the “Freestyle Cruising” concept onboard all eleven of our ships. The essence of “Freestyle Cruising” is to provide a cruise experience that offers more freedom and flexibility than any other traditional cruise alternative. While many cruise lines have historically required guests to dine at assigned group tables and at specified times, “Freestyle Cruising” offers the flexibility and choice to our passengers who prefer to dine when they want, with whomever they want and without having to dress formally. Additionally, we have increased the number of activities and dining facilities available onboard, allowing passengers to tailor their onboard experience to their own schedules, desires and tastes. The key elements of “Freestyle Cruising” include:

•	flexible dining policy; no fixed dining times or pre-assigned seating in our dining rooms;

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up to 21 dining options on each of our ships; in addition to multiple main dining rooms, a casual action station buffet and quick service outdoor grill, our ships offer a wide variety of specialty restaurants, with most offering a classic steakhouse, fine French, Japanese teppanyaki, sushi, Italian, Mexican and Asian fusion restaurants, which we believe is the widest selection of full-service dining options among the fleets of the Major North American Cruise Brands;

•	resort-casual dress code acceptable throughout the ship at all times;

•	increased service staff for a more personalized vacation experience;

•	replacement of cash tipping with an automated service charge system;

•	diverse “lifestyle” activities, including cultural and educational onboard programs along with an increased adventure emphasis for shore excursions; and

•	passenger-friendly disembarkation policies.

All of our ships have been custom designed and built for “Freestyle Cruising,” which we believe differentiates us significantly from our major competitors. We further believe that “Freestyle Cruising” attracts a passenger base that prefers the less structured, resort-style experience of our cruises. With the success of “Freestyle Cruising,” we have implemented across our fleet “Freestyle 2.0” featuring significant enhancements to our onboard product offering. These enhancements include a major investment in the total dining experience; upgrading the stateroom experience across the ship; new wide-ranging onboard activities for all ages; and additional recognition, services and amenities for premium-priced balcony, suite and villa passengers. With

Norwegian Epic we have enhanced “Freestyle Cruising” by offering what we believe to be unmatched flexibility in top-quality entertainment, offering guests a wide variety of activities and performances to choose from at any time of day or night.

Established Brand Recognition

The Norwegian Cruise Line brand is well established in the cruise industry with a long track record of delivering a world class cruise product offering to its customers. We achieve high-quality feedback scores from our customers in the areas of overall service, physical ship attributes, onboard products and services, food and beverage offerings and overall entertainment and land-based excursion quality. Based on recent guest experience and loyalty reports, the quality of our guests’ experience generates high levels of customer loyalty, as demonstrated by the fact that approximately 30% of our customers are repeat customers and 71% say they would recommend Norwegian Cruise Line to their friends and family.

Brand recognition is also strong with over 92% of cruisers reporting familiarity with Norwegian. Importantly, our brand has equity in freedom, flexibility and choice, all highly valued benefits within the cruise industry demographic. We continue to receive industry-wide recognition, winning more than 30 prestigious awards in 2008, 2009 and 2010 including several from the readers of Sherman’s Travel, Condé Nast Traveler, Travel & Leisure, AOL Travel and ForbesTraveler.com.

Strong Cash Flow

Nearly all of our non-finance capital expenditures, with the exception of the $25.5 million renovation of our private island which is currently underway, relate to the maintenance of our very young and modern fleet and shoreside operations. Our newbuild projects include very attractive financing which will fund approximately 90% of the required pre-delivery and delivery date construction payments; as such, we expect the cost of our newbuild project to have a minimal impact on our cash flow generation in the near term. We are able to generate significant levels of cash flow due to the negative working capital needs of our business, driven by our ability to pre-sell tickets and receive customer deposits with long lead times ahead of sailing. Our debt financing is relatively low cost, with a weighted-average interest rate cost of 5.96% as of September 30, 2010. In addition, we believe that substantially all of our income qualifies as shipping income, and as such is tax exempt under Section 883 of the Internal Revenue Code of 1986, as amended (the “Code”). As a result, we believe that we will generate substantial cash flow from operations that can be utilized to significantly de-lever our balance sheet over time.

Highly Experienced Management Team

Our senior management team is comprised of experienced executives with an average of 12.5 years in the cruise, travel, leisure and hospitality-related industries. Since the Apollo Funds’ and the TPG Viking Funds’ investment in January 2008, 25 of the top 35 members of our senior management team (including 10 of the top 12) have been newly recruited or promoted to their current position under the leadership of our President and Chief Executive Officer, Kevin Sheehan. We believe that the experience and leadership of our senior management team is a significant contributor to improving the operating and financial performance of our Company.

Strong and Supportive Shareholders

Our shareholders or their affiliates have extensive experience investing in the cruise, leisure and travel-related industries. Affiliates of the Apollo Funds have invested significant equity and resources to the cruise and leisure industry with its investment in Prestige Cruise Holdings, Inc. which operates through two distinct upscale cruise brands, Oceania Cruises and Regent Seven Seas Cruises. In addition, affiliates of both Apollo and TPG

Capital own Harrah’s Entertainment, Inc. (“Harrah’s Entertainment”), a leading gaming company, with whom we recently created a successful marketing alliance. Affiliates of TPG Capital are also significant investors in Sabre Holdings, a leading GDS (global distribution system) and parent of Travelocity.com. Genting HK, headquartered in Hong Kong, represents the premier Asian cruise line with destinations in Malaysia, Singapore, Hong Kong, Taiwan and Japan. Our shareholders have a strong track record of providing us with capital to grow and expand our business having contributed approximately $2.5 billion of equity capital to support our fleet renewal program since 2003.

Our Business Strategies

We seek to attract vacationers by offering new products and services and creating differentiated itineraries in new markets through new and existing modern ships with the aim of delivering a better, value-added, vacation experience to our customers relative to other broad-based or land-based leisure alternatives.

Innovative Product Offerings

We have a long history of product innovation within the cruise industry as one of the most established consumer brands in Caribbean cruising. We became the first cruise operator to buy a private island in the Bahamas to offer a private beach experience to our passengers; and we were the first to introduce a 2,000-Berth megaship into the Caribbean market in 1980. More recently, we pioneered new concepts in cruising earlier this decade with the development of “Homeland Cruising” and the launch of “Freestyle Cruising.”

We continue to bring innovation to the cruise industry with the delivery of Norwegian Epic in June 2010, which offers 21 dining options, a diverse range of accommodations and what we believe is the widest array of entertainment at sea. In addition to several differentiated full-service complimentary dining rooms, Norwegian Epic also features specialty restaurants including a classic steakhouse, sushi, Japanese teppanyaki, Brazilian churrascaria, Asian noodle bar, traditional Chinese, fine French and Italian restaurants. Guest accommodations on Norwegian Epic include the groundbreaking Studios, 128 cabins designed for solo travelers centered around the Studio Lounge, a private two-story lounge for studio guests. On its top decks, Norwegian Epic offers a “ship within a ship” in the largest suite complex at sea; the exclusive Villas compound includes two decks with 52 villas and penthouses, a private pool with multiple hot tubs and sundecks, a private fitness center and steam rooms, fine dining in the Epic Club restaurant, casual outdoor dining at the Courtyard Grill, and 24-hour concierge service, all exclusively for villa and penthouse guests. Entertainment onboard Norwegian Epic includes a wide variety of branded entertainment for guests to choose from, including exclusive engagements with Blue Man Group, Cirque Dreams & Dinner, Legends in Concert, Nickelodeon and the improvisational comedy troupe, The Second City.

Building on the recent success of Norwegian Epic, we are drawing on our legacy of innovation to create two new next-generation “Freestyle Cruising” ships, scheduled for delivery in the second quarters of 2013 and 2014, respectively. These 4,000 Berth ships will include many of the most popular elements of Norwegian Epic and the rest of our fleet together with new ground-breaking features, all keeping the consistent innovative spirit of “Freestyle Cruising” in the core of the design.

Maximize Net Yields

We are focused on growing our revenue through various initiatives aimed at increasing our ticket prices and occupancy as well as onboard spending to drive higher overall Net Yields. To maximize passenger ticket revenue, our revenue management strategy is focused on optimizing pricing and generating demand throughout the booking curve. We plan to base-load our capacity by booking passengers as early before sailing as possible and through methods outside of traditional sales channels, allowing our sales force to focus its efforts on more targeted business objectives. Through base-loading, we believe we will increase our Net Yields by filling our ships earlier, rather than discounting close to sailing dates in order to achieve our targeted Load Factors. Our specific initiatives to achieve this include:

•

Casino Player Strategy. As part of this strategy, we have non-exclusive arrangements with over 86 casino partners worldwide including Harrah’s Entertainment, an affiliate of both Apollo and TPG Capital, whereby loyal gaming customers are offered cruise reward certificates redeemable for cruises onboard our ships. Through property sponsored events and joint marketing programs, we have the opportunity to market cruises to Harrah’s Entertainment’s customers. These arrangements with our casino partners have the dual benefit of filling open inventory and reaching customers expected to generate above average onboard revenue through the casino and other onboard spending.

•

Strategic Relationships. Our base-loading strategy also includes strategic relationships with travel agencies and international tour operators, who commit to purchasing a certain level of inventory with long lead times.

•

Charter, Meeting & Incentive (“CM&I”) Sales. We are increasing our focus on driving additional business through the CM&I channel, which typically books very far in advance and can represent a significant portion of the ship, or even an entire sailing, in one transaction. We added a new Vice President to our sales force specifically focused on this initiative.

•	PROS Yield Management System. In late 2009, we implemented the PROS yield management system which allows us to better analyze and maximize our overall pricing decisions.

We continue to focus on various initiatives to drive increased onboard revenue across a variety of areas. From the twelve month period ended December 31, 2007 to the twelve month period ended September 30, 2010, our net onboard and other revenue yield increased by 27% from $42.86 to $54.43 primarily due to strong performance in casino, food and beverage and shore excursions. Our strategy for further driving increased onboard revenue includes, among other things, generating additional casino revenue through our arrangements with our casino partners, optimizing the utilization of our specialty restaurants that carry a cover charge, pre-booking and pre-selling additional onboard activities and encouraging our staff to up-sell our passengers with additional revenue generating products and services. The delivery of Norwegian Epic has created additional onboard revenue opportunities through ticket sales and merchandising based on our unique and premium entertainment offerings.

Improve Operating Efficiency and Lower Costs

We are continually focused on driving financial improvement through a variety of cost savings initiatives. These initiatives are focused on reducing costs while at the same time improving the overall product we deliver to our customers. Since the beginning of 2008, we have significantly reduced our operating cost base through various programs including contract renegotiations, overhead rationalization, and fuel consumption reduction initiatives. We also typically hedge a majority of our near term fuel consumption in order to provide greater visibility of our fuel expense; as of September 30, 2010, we had hedged 65% of our expected fuel consumption over the next twelve months at favorable prices. We have also reduced our maintenance expense as a result of our fleet renewal, as younger, more modern ships are typically less costly to maintain than older ships. Beginning in early 2008, we reduced our capacity in the Hawaii market, re-flagging and relocating two of three ships, which significantly reduced crew payroll expenses aboard those ships creating substantial margin expansion. As a result of these various cost and efficiency initiatives, and despite the challenging economic environment, our Adjusted EBITDA as a percentage of Net Revenue increased from 12.8% in the twelve month period ended December 31, 2007 to 27.1% for the twelve month period ended September 30, 2010. We believe that our new corporate culture of efficiency will drive further margin expansion as we continue to tightly manage our cost structure while optimizing Net Yield. In addition, we expect the economies of scale from our two newbuild ships to drive further operating efficiencies over the long term.

Expand and Strengthen Our Product Distribution Channels

As part of our growth strategy, we are continually looking for ways to deepen and expand our customer sales channels. We restructured our sales and marketing organization, which included the hiring of one Senior Vice President and two Vice Presidents, to provide better focus on distribution through four primary channels: retail/travel agent, consumer direct, international, and CM&I.

•

Retail/Travel Agent. Through our worldwide Partnership 2.0 initiative, which began in 2008, we are strengthening our ties with our travel agent partners. We have implemented close to 100 individual projects specifically designed to improve our efficiency with the travel agency channels and our guests, ranging from more timely commission payments to aggressive call center quality monitoring. We also restructured our travel agent sales force, allowing us to more effectively support the larger accounts, which represent approximately 50% of our customers, with specific expertise and also gain access to a significantly larger number of travel partners through an outbound call center based in our Miami headquarters. In a recent survey, 91% of travel agent respondents stated that they witnessed a material improvement in our business practices and overall communication since the arrival of our new management team.

•

Direct. We continue to grow our direct business through investments in our brand and our website as well as increasing our direct sales force. Passengers booking directly with us tend to book earlier and in premium category inventory which provides higher Net Yields. This direct sales channel is at a significantly lower cost for us and has grown from 13.3% of our net ticket revenue in 2007 to 27% for the first nine months of 2010, and we expect to further increase our mix of direct business in the future.

•

International. We have an international sales presence, with over 145 people in Europe and representatives covering Latin America, Australia and Asia. We are primarily focused on increasing our business in the European market, which has grown significantly in recent years but remains under-penetrated. In Europe, we now offer local itineraries year-round and our “Freestyle Cruising” has been well received. We are in the process of expanding our direct sales force in Europe which will allow us to develop our direct distribution in Europe in a manner similar to our U.S. operation. In support of this European strategy, we will deploy our newest and most sophisticated ship, Norwegian Epic, in Europe during the summer beginning in 2011. We are now forging a closer distribution partnership with Genting HK, to develop product distribution across the Asia Pacific region.

•

CM&I. Our CM&I business focuses on full ship Charters as well as corporate meeting and incentive travel. These sales often have very long lead times and generate a higher level of Net Yield than sales through our other channels.

Across every distribution channel we are undertaking a major effort to grow demand with a targeted sales and marketing program for our premium stateroom categories, including our balcony and other premium stateroom categories, with a particular emphasis on our suites and villa complexes, which have increased as a percentage of our total inventory as a result of our fleet renewal.

Our Fleet

Our ships are purpose-built ships that enable us to provide our customers with the ultimate “Freestyle Cruising” experience. Our ships have state-of-the-art passenger amenities, including up to 21 dining options on each ship, together with hundreds of private balcony cabins on each ship. Currently, 48% of our cabins have private balconies representing a higher mix of outside cabins than the other contemporary brands. Private balcony cabins are very popular with passengers and offer the opportunity for increased revenue by allowing us to charge a premium. Five of our ships offer a complex of private courtyard villas, each with up to approximately 570 square feet, which provide personal butler service and exclusive access to a private courtyard area with private pools, sundeck, hot tubs, and fitness center. In addition, six of our ships have luxury garden villas with up to 6,694 square feet, making them the largest cabins at sea. These luxury garden villas offer three separate bedroom areas, spacious living and dining room areas, as well as 24-hour, on-call butler and concierge service.

Continuing our tradition of innovation and the extension of the Norwegian Cruise Line brand, we took delivery of Norwegian Epic in June 2010. Norwegian Epic offers our passengers itineraries to the western and eastern Caribbean as well as Europe and is one of the most innovative and sophisticated ships in the industry. The ship offers our customers a huge aqua park, sports complex, squash court, two three-lane bowling alleys and our two-story Wii™ Wall. In addition, the ship features a spa facility and fitness center with more than 31,000 square feet. There are 21 dining options on Norwegian Epic offering one of the widest choices of dining experiences among the fleets of the Major North American Cruise Brands. Exclusive entertainment is offered aboard Norwegian Epic with the addition of brand new entertainment choices including Blue Man Group, Cirque Dreams & Dinner, Legends in Concert and Nickelodeon. We offer world-class entertainment in our jazz and blues club and our comedy club features improvisational comedy troupe, The Second City. Norwegian Epic has been very well received by the market with the strongest bookings we have ever seen for a new ship, both in terms of price and volume. This positive reception has also benefited revenue for the other ships in our fleet, which have experienced significant bookings due to the uplift that Norwegian Epic has created for our brand overall. We believe the premium cabin mix in Norwegian Epic will drive further increases in Net Yield.

As further described in “Recent Developments,” building onto the successful launch of our latest ship, Norwegian Epic, we recently announced two new ships with approximately 4,000 Berths each, scheduled for delivery in the second quarters of 2013 and 2014, respectively.

The table below provides a brief description of our ships and areas of operation based on 2010 itineraries:

Ship(1)	Year Built	Berths	Gross Tons	Primary Areas of Operation
Norwegian Epic	2010	4,100	153,000	Caribbean
Norwegian Gem	2007	2,400	93,500	Europe, Bahamas, Caribbean
Norwegian Jade	2006	2,400	93,600	Europe
Norwegian Pearl	2006	2,400	93,500	Alaska, Caribbean, Pacific Coastal and Panama Canal
Norwegian Jewel	2005	2,380	93,500	Bahamas, Caribbean, Canada and New England
Pride of America	2005	2,140	80,400	Hawaii
Norwegian Dawn	2002	2,220	92,300	Bermuda, Caribbean, Canada and New England
Norwegian Star	2001	2,240	91,700	Alaska, Mexico, Pacific Coastal and Panama Canal
Norwegian Sun	2001	1,940	78,300	South America, Europe, and Caribbean
Norwegian Sky(2)	1999	1,990	77,100	Bahamas
Norwegian Spirit	1998	2,000	75,300	Caribbean, Bermuda, Canada and New England

(1)	The table does not contain the two new ships which are to be constructed by the Meyer Werft GmbH shipyard for delivery in the second quarters of 2013 and 2014, respectively. Each ship will approximate 4,000 Berths and 143,500 Gross Tons.
(2)	Chartered from Genting HK.

We initiated a $25.5 million renovation to our private island, Great Stirrup Cay, which includes a new dining and bar facility to enhance the guest experience, as well as offering new activities such as wave runners, an aqua park and a stingray encounter experience. The enhancements are scheduled to be completed in phases through the end of 2011 and will provide us with additional revenue generating opportunities on the island.

Our History

The Norwegian Cruise Line brand commenced operations out of Miami in 1966. In February 2000, Genting HK acquired control of and subsequently became the sole owner of the Norwegian Cruise Line operations.

In January 2008, the Apollo Funds acquired 50% of our outstanding ordinary share capital. As part of this investment, the Apollo Funds assumed control of our Board of Directors. Also, in January 2008, the TPG Viking Funds acquired, in the aggregate, 12.5% of our outstanding share capital from the Apollo Funds. As a result of the aforementioned transactions, our shareholders and their relative ownership percentages of our ordinary shares immediately prior to the completion of this offering are currently as follows: Genting HK (50.0%), the Apollo Funds (37.5%), and the TPG Viking Funds (12.5%).

Our Shareholders

Apollo

Apollo is a leading global alternative asset manager with offices in New York, Los Angeles, London, Frankfurt, Luxembourg, Singapore, Hong Kong and Mumbai. As of June 30, 2010, Apollo had assets under management of $54.5 billion invested in its private equity, capital markets and real estate businesses. Apollo owns a controlling interest in Prestige Cruises International, Inc. which operates through two distinct upscale cruise brands, Oceania Cruises and Regent Seven Seas Cruises. Apollo also has current and past investments in other travel and leisure companies, including Harrah’s Entertainment, Vail Resorts, AMC Entertainment, Wyndham International and other hotel properties.

TPG Capital

TPG Capital is the global buyout group of TPG, a leading private investment firm with more than $47 billion of assets under management as of June 30, 2010. TPG Capital has extensive experience with global public and private investments executed through leveraged buyouts, recapitalizations, spinouts, joint ventures and restructurings. TPG Capital seeks to invest in world-class franchises across a range of industries. Prior and current investments include Alltel, Burger King, Continental, Fairmont Raffles, Harrah’s Entertainment, Hotwire, J. Crew, Neiman Marcus, Sabre, Seagate, Texas Genco, Energy Future Holdings (formerly TXU) and Univision.

Genting HK

Genting HK was founded in 1993 and is the leading cruise line in the Asia-Pacific region. Its headquarters are located in Hong Kong and is represented in more than 20 locations worldwide, with offices and representatives in Asia, Australia, Europe, United Arab Emirates and the U.S. Genting HK currently has a fleet of eight ships, which offer various cruise itineraries in the Asia Pacific region.

Recent Developments

Newbuild Project

In September 2010, we reached an agreement with Meyer Werft GmbH of Papenburg, Germany to build two new cruise ships (the “New Ships”) with financing commitments in place from a syndicate of banks for export credit financing. The New Ships are scheduled for delivery in the second quarters of 2013 and 2014, respectively, subject to customary conditions. Building on the success of Norwegian Epic, we have designed these two new next-generation “Freestyle Cruising” ships to include some of the most popular elements of our most recently delivered ships together with new and differentiated features, consistent with Norwegian Cruise Line’s legacy of innovation in the cruise industry. Our financing commitments provide for financing for approximately 90% of the contract price of the two ships (the “Newbuild Financing Arrangements”). Each ship will approximate 143,500 Gross Tons and 4,000 Berths with a contract price of approximately euro 615 million or approximately euro 155,000 per Berth, which we believe compares favorably against recent orders in the industry.

We have received commitments for the Newbuild Financing Arrangements to be composed of two export credit facilities and two related term loan facilities. The commitments in place for the export credit facilities represent aggregate commitments of up to approximately euro 1,059 million, and each export credit facility is to be secured by, among other things, a first priority security interest in the relevant New Ship and a guarantee by NCL Corporation Ltd. The commitments for the two term loan facilities provide for borrowings by each of Norwegian Jewel Limited and Pride of Hawaii, LLC, respectively, and each term loan facility is to contain a separate tranche related to each New Ship. The term loan facilities commitments represent aggregate capacity of up to approximately euro 126.1 million. Each term loan facility is to be secured by, among other things, subordinated security interests in Norwegian Jewel and Norwegian Jade, respectively, and a guarantee by NCL Corporation Ltd. In connection with entering into the agreement for the New Ships, we will prepay $100.0 million on certain of our existing senior secured credit facilities.

Additional Information

NCL Corporation Ltd. is incorporated under the laws of Bermuda. Our registered offices are located at Milner House, 18 Parliament Street, Hamilton HM 12, Bermuda. Our principal executive offices are located at 7665 Corporate Center Drive, Miami, Florida 33126. Our telephone number is (305) 436-4000. Our website is www.ncl.com. The information that appears on our website is not part of, and is not incorporated by reference into, this prospectus.

The Offering

Issuer	NCL Corporation Ltd.

Ordinary shares offered by us

Ordinary shares to be outstanding after this offering

Over-allotment option	We have granted the underwriters an option for a period of days to purchase from us an aggregate of up to additional ordinary shares to cover any over-allotments.

Use of proceeds	We estimate that we will receive net proceeds from the sale of our ordinary shares in this offering, after deducting the underwriting discount and other estimated expenses, of approximately $ million, assuming the ordinary shares are offered at $ per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus. We intend to use the net proceeds that we receive to pay down $ million of loans outstanding under our revolving credit facility, to fund future capital expenditures and for general corporate purposes. For sensitivity analysis as to the offering price and other information, see “Use of Proceeds” and “Dividend Policy.”

Listing	We expect to apply for listing of our ordinary shares on under the symbol “ ”.

Dividend policy	We currently do not intend to pay dividends following this offering. Our debt prohibits, among other things, our ability to pay cash dividends to our shareholders above specified levels. In addition, any determination to pay dividends in the future will be at the discretion of our Board of Directors and will depend upon our results of operations, financial condition, business opportunities, contractual restrictions, restrictions imposed by applicable law and other factors that our Board of Directors deems relevant. See “Dividend Policy.”

Summary Consolidated Financial Data

The summary consolidated financial and operating data presented in the tables below should be read in conjunction with “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus. In the table below, the consolidated balance sheets as of December 31, 2009, 2008 and 2007 and the related consolidated statements of operations and of cash flows for each of the three years in the period ended December 31, 2009 have been derived from our financial statements included elsewhere in this prospectus, as adjusted for the reclassification discussed in footnote A below, with the exception of the consolidated financial data as of December 31, 2007 which is not included. In addition, the consolidated balance sheets as of September 30, 2010 and September 30, 2009 and the related consolidated statements of operations and of cash flows for each of the nine month periods ended September 30, 2010 and 2009 and the notes thereto have been derived from the unaudited financial statements also appearing herein, with the exception of the consolidated balance sheet as of September 30, 2009 which is not included. The data as of and for the nine months ended, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. Our financial data (unaudited) is also presented for the twelve months ended September 30, 2010. Historical results are not necessarily indicative of results that may be expected for any future period.

	Twelve Months Ended September 30,	Nine Months Ended September 30,		Year Ended December 31,(A)
(in thousands, except per share data)	2010	2010	2009	2009	2008	2007
Statement of operations data
Revenue
Passenger ticket	$1,331,757	$1,061,799	$1,005,886	$1,275,844	$1,501,646	$1,575,851
Onboard and other	598,421	466,723	447,662	579,360	604,755	601,043

Total revenue	1,930,178	1,528,522	1,453,548	1,855,204	2,106,401	2,176,894

Cruise operating expense
Commissions, transportation and other	366,676	286,783	297,143	377,036	410,061	497,301
Onboard and other	152,238	118,081	124,173	158,330	182,817	204,768
Payroll and related	257,454	196,231	191,203	252,426	309,083	374,291
Fuel	199,838	151,008	113,853	162,683	258,262	193,173
Food	110,940	83,463	91,422	118,899	126,736	120,633
Other	205,411	155,226	169,895	220,080	291,522	306,853

Total cruise operating expense	1,292,557	990,792	987,689	1,289,454	1,578,481	1,697,019

Other operating expense
Marketing, general and administrative	263,257	200,740	179,159	241,676	299,827	287,093
Depreciation and amortization	161,663	123,294	114,331	152,700	162,565	148,003
Impairment loss(1)	—	—	—	—	128,775	2,565

Total other operating expense	424,920	324,034	293,490	394,376	591,167	437,661

Operating income (loss)	212,701	213,696	172,369	171,374	(63,247)	42,214

Non-operating income (expense)
Interest income	149	80	767	836	2,796	1,384
Interest expense, net of capitalized interest	(156,589)	(119,099)	(77,860)	(115,350)	(152,364)	(175,409)
Other income (expense)(2)	(33,332)	(32,748)	10,957	10,373	1,012	(95,151)

Total non-operating income (expense)	(189,772)	(151,767)	(66,136)	(104,141)	(148,556)	(269,176)

Net income (loss)	$22,929	$61,929	$106,233	$67,233	$(211,803)	$(226,962)

	Twelve Months Ended September 30,	Nine Months Ended September 30,		Year Ended December 31,(A)
(in thousands, except per share data)	2010	2010	2009	2009	2008	2007
Earnings (loss) per share
Basic	$1.09	$2.94	$5.14	$3.24	$(10.59)	$(11.35)

Diluted	$1.08	$2.90	$5.13	$3.23	$(10.59)	$(11.35)

Weighted-average shares outstanding
Basic	21,086	21,097	20,657	20,756	20,000	20,000

Diluted	21,280	21,318	20,701	20,841	20,000	20,000

(A)	Reclassification: Within the “Summary Consolidated Financial Data,” we reclassified $65.7 million, $68.1 million and $62.6 million for the years ended December 31, 2009, 2008 and 2007, respectively, from the line item “payroll and related” to “commissions, transportation and other” to conform to the current period presentation. Accordingly, this presentation will not agree with our historical consolidated financial statements.

	As of or for the Twelve Months Ended September 30,	As of or for the Nine Months Ended September 30,		As of or for the Year Ended December 31,(A)
(in thousands, except Other data)	2010	2010	2009	2009	2008	2007
Balance sheet data (at end of period)
Cash and cash equivalents	$75,262	$75,262	$143,640	$50,152	$185,717	$40,291
Advance ticket sales	321,132	321,132	256,503	255,432	250,638	332,802
Total assets	5,479,199	5,479,199	4,873,704	4,811,348	5,047,141	5,033,698
Total debt	3,048,008	3,048,008	2,534,181	2,557,691	2,656,501	3,169,060
Total liabilities	3,715,250	3,715,250	3,138,312	3,106,797	3,497,342	3,798,172
Total shareholders’ equity	1,763,949	1,763,949	1,735,392	1,704,551	1,549,799	1,235,526
Cash flow data
Net cash provided by (used in) operating activities	397,093	431,275	84,908	50,726	(23,297)	36,331
Net cash used in investing activities	(906,980)	(874,758)	(134,351)	(166,573)	(166,236)	(581,578)
Net cash provided by (used in) financing activities	441,509	468,593	7,366	(19,718)	334,959	522,008
Other financial measures(3)
Ship Contribution(5)	637,621	537,730	465,859	565,750	527,920	479,875
EBITDA(6)	374,364	336,990	286,700	324,074	228,093	192,782
Adjusted EBITDA(7)	382,068	340,437	290,902	332,533	285,950	189,442
Capital Expenditures:
Maintenance	59,307	43,544	11,527	27,290	56,200	36,239
Newbuild	$847,152	$836,115	$123,511	$134,548	$107,407	$546,598
Other data(3)
Passenger Cruise Days	9,252,145	7,063,425	7,054,434	9,243,154	9,503,839	9,857,946
Capacity Days	8,469,214	6,404,770	6,386,536	8,450,980	8,900,816	9,246,715
Load Factor	109.2%	110.3%	110.5%	109.4%	106.8%	106.6%
Gross Yield(4)	$227.91	$238.65	$227.60	$219.53	$236.65	$235.42
Net Yield(4)	$166.63	$175.44	$161.63	$156.18	$170.04	$159.50

(A)	Reclassification: Within the “Summary Consolidated Financial Data,” we reclassified $65.7 million, $68.1 million and $62.6 million for the years ended December 31, 2009, 2008 and 2007, respectively, from the line item “payroll and related” to “commissions, transportation and other” to conform to the current period presentation. Accordingly, this presentation will not agree with our historical consolidated financial statements.
(1)	In 2008, an impairment loss of $128.8 million was recorded as a result of the cancellation of a contract to build a ship (we refer you to our audited consolidated financial statements, Note 3 “Property and Equipment”) and in 2007, an impairment loss was recorded as a result of a write-down of $2.6 million relating to the sale of Oceanic, formerly known as Independence.

(2)	For the nine months ended September 30, 2010, such amount includes an expense primarily due to transaction losses of foreign exchange contracts associated with the financing of Norwegian Epic and for the nine months ended September 30, 2009, fuel derivative gains of $18.9 million were partially offset with foreign currency translation losses and interest rate swap losses of $(7.6) million. For the years ended December 31, 2009, 2008 and 2007, such amount includes foreign currency translation gains (losses) of $(9.6) million, $101.8 million and $(94.5) million, respectively, primarily due to fluctuations in the euro/U.S. dollar exchange rate. In 2009 and 2008, these foreign currency gains (losses) were substantially offset by the change in fair value of our fuel derivative contracts of $20.4 million and $(99.9) million, respectively.
(3)	We use certain non-GAAP financial measures, such as Ship Contribution, EBITDA, Adjusted EBITDA, Gross Yield, Net Yield and Net Revenue to enable us to analyze our performance. We utilize these financial measures to manage our business on a day-to-day basis and believe that they are the most relevant measures of our performance and some of these measures are commonly used in the cruise industry to measure performance. Our use of non-GAAP financial measures may not be comparable to other companies within our industry. We refer you to “Terms Used in This Prospectus.”
(4)	The following table is a reconciliation of total revenue to Net Revenue, Gross Yield and Net Yield:

	Twelve Months Ended September 30,	Nine Months Ended September 30,		Year Ended December 31,(A)
(in thousands, except Capacity Days and Yield data)	2010	2010	2009	2009	2008	2007
Passenger ticket revenue	$1,331,757	$1,061,799	$1,005,886	$1,275,844	$1,501,646	$1,575,851
Onboard and other revenue	598,421	466,723	447,662	579,360	604,755	601,043

Total revenue	1,930,178	1,528,522	1,453,548	1,855,204	2,106,401	2,176,894
Less:
Commissions, transportation and other expense	366,676	286,783	297,143	377,036	410,061	497,301
Onboard and other expense	152,238	118,081	124,173	158,330	182,817	204,768

Net Revenue(3)	$1,411,264	$1,123,658	$1,032,232	$1,319,838	$1,513,523	$1,474,825

Capacity Days	8,469,214	6,404,770	6,386,536	8,450,980	8,900,816	9,246,715
Gross Yield(3)	$227.91	$238.65	$227.60	$219.53	$236.65	$235.42
Net Yield(3)	$166.63	$175.44	$161.63	$156.18	$170.04	$159.50

(A)	Reclassification: Within the “Summary Consolidated Financial Data,” we reclassified $65.7 million, $68.1 million and $62.6 million for the years ended December 31, 2009, 2008 and 2007, respectively, from the line item “payroll and related” to “commissions, transportation and other” to conform to the current period presentation. Accordingly, this presentation will not agree with our historical consolidated financial statements.
(5)	The following table is a reconciliation of total revenue to Ship Contribution:

	Twelve Months Ended September 30,	Nine Months Ended September 30,		Year Ended December 31,
(in thousands)	2010	2010	2009	2009	2008	2007
Total revenue	$1,930,178	$1,528,522	$1,453,548	$1,855,204	$2,106,401	$2,176,894
Less:
Total Cruise Operating Expense	1,292,557	990,792	987,689	1,289,454	1,578,481	1,697,019

Ship Contribution	$637,621	$537,730	$465,859	$565,750	$527,920	$479,875

(6)	We define EBITDA as earnings before interest, other income (expense) including taxes, impairment loss and depreciation and amortization and it is used by management to measure operating performance of the business. Management believes EBITDA, when considered along with other performance measures, is a useful measure as it reflects certain operating drivers of our business, such as sales growth, operating costs, marketing, general and administrative expense and other operating income and expense. EBITDA is also one of the measures used by us to calculate incentive compensation for management-level employees. While EBITDA is not a recognized measure under GAAP, management uses this financial measure to evaluate our business performance. This non-GAAP financial measure has certain material limitations, including:

•

It does not include net interest expense. As we have borrowed money for general corporate purposes, interest expense is a necessary element of our costs and ability to generate profits and cash flows; and

•	It does not include depreciation and amortization expense. As we use capital assets, depreciation and amortization are necessary elements of our costs and ability to generate profits and cash flows.

Management compensates for these limitations by using EBITDA as only one of several measures for evaluating our business performance. In addition, capital expenditures, which impact depreciation and amortization, interest expense and income tax expense, are reviewed separately by management. Management believes EBITDA can provide a more complete understanding of the underlying operating results and trends and an enhanced overall understanding of our financial performance and prospects for the future. EBITDA is not intended to be a measure of liquidity or cash flows from operations or measures comparable to net income as it does not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments. Our use of EBITDA may not be comparable to other companies within our industry.

(7)	Certain covenants in the indenture governing our $450.0 million senior secured notes restrict our ability to incur additional debt or make certain acquisitions, subject to various exceptions, if we are unable to meet a ratio of Adjusted EBITDA to Fixed Charges (measured on a trailing four-quarter basis) of at least 2.0 to 1.0.

We believe that the inclusion of the supplemental adjustments applied in calculating Adjusted EBITDA for purposes of such ratio is appropriate to provide additional information to investors to assess our ability to incur additional secured indebtedness in the future. You are encouraged to evaluate each adjustment and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

Adjusted EBITDA and Fixed Charges are not defined terms under GAAP. Adjusted EBITDA differs from the term “EBITDA” as it is commonly used. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or measures comparable to net income as it does not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments, and it is subject to certain additional adjustments as permitted under the indenture governing the notes. Fixed Charges should not be considered an alternative to interest expense. Our use of Adjusted EBITDA and Fixed Charges may not be comparable to other companies within our industry.

The following table is a reconciliation of net income (loss) to EBITDA and to Adjusted EBITDA:

	Twelve Months Ended September 30,	Nine Months Ended September 30,		Year Ended December 31,
(in thousands)	2010	2010	2009	2009	2008	2007
Net income (loss)	$22,929	$61,929	$106,233	$67,233	$(211,803)	$(226,962)
Interest, net	156,440	119,019	77,093	114,514	149,568	174,025
Depreciation and amortization	161,663	123,294	114,331	152,700	162,565	148,003
Impairment loss	—	—	—	—	128,775	2,565
Other (income) expense(a)	33,332	32,748	(10,957)	(10,373)	(1,012)	95,151

EBITDA	374,364	336,990	286,700	324,074	228,093	192,782

Legal fees and settlements(b)	—	—	1,500	1,500	12,723	1,255
Severance costs(c)	—	—	—	—	10,840	—
NCLA shutdown costs(d)	—	—	—	—	14,119	—
Norwegian Sky Start-Up Expenses(e)	—	—	—	—	8,504	—
Consulting fees(f)	—	—	—	—	8,378	—
Other(g)	7,704	3,447	2,702	6,959	3,293	(4,595)

Adjusted EBITDA	$382,068	$340,437	$290,902	$332,533	$285,950	$189,442

(a)	Includes taxes, (gains)/losses on currency, debt translation and derivatives and other (income) expense.
(b)	Includes a claim related to the S.S. Norway incident in 2003 and legal fees for credit facility amendments and the cancellation of a newbuild ship order.
(c)	Costs related to a severance agreement with our former Chief Executive Officer.
(d)	Costs in connection with the Hawaii restructuring, which were reimbursed by Genting HK pursuant to the RDA, (we refer you to “Certain Relationships and Related Party Transactions—The Reimbursement and Distribution Agreement”).
(e)	Costs incurred from the reflagging of Pride of Aloha from the U.S.-flagged fleet to the international fleet as Norwegian Sky.
(f)	Fees associated with the acquisition of our ordinary shares by the Apollo Funds.
(g)	Includes insurance claim recoveries and supplemental P&I insurance call, non-cash pension costs and beginning in 2009 management equity grants. Also includes costs related to a mechanical failure on one of our ships in the fourth quarter of 2009.

RISK FACTORS

An investment in our ordinary shares involves a high degree of risk. In addition to the other information contained in this prospectus, you should carefully consider the following risk factors in evaluating us and our business before purchasing our ordinary shares. If any of the risks discussed in this prospectus actually occur, our business, financial condition and results of operations could be materially adversely affected. If this were to occur, the value of our ordinary shares could decline and you may lose all or part of your original investment. In connection with the forward-looking cautionary statements that appear in this prospectus, you should also carefully review the cautionary statement referred to under “Cautionary Statement Concerning Forward-Looking Statements.”

Risk factors related to our business

The specific risk factors set forth below, as well as the other information contained in this prospectus, are important factors, among others, that could cause our actual results to differ from our expected or historical results. It is not possible to predict or identify all such factors. Consequently, this list should not be considered a complete statement of all potential risks or uncertainties.

The adverse impact of the worldwide economic downturn and related factors such as high levels of unemployment and underemployment, fuel price increases, declines in the securities and real estate markets, and perceptions of these conditions that decrease the level of disposable income of consumers or consumer confidence could adversely affect our financial condition and results of operations.

The demand for cruises is affected by international, national and local economic conditions. Adverse changes in the perceived or actual economic climate, such as higher fuel prices, higher interest rates, stock and real estate market declines and/or volatility, more restrictive credit markets, higher taxes, and changes in governmental policies could reduce the level of discretionary income or consumer confidence in the countries from which we source our guests. For example, the current worldwide economic downturn has had an adverse effect on consumer confidence and discretionary income resulting in decreased demand and price discounting. We cannot predict the duration or magnitude of this downturn or the timing or strength of economic recovery. If the downturn continues for an extended period of time or worsens, we could experience a prolonged period of decreased demand and price discounting. In addition, the economic downturn has and may continue to adversely impact our suppliers, which can result in disruptions in service and financial losses.

An increase in the supply of cruise ships could adversely affect our financial condition and results of operations.

Historically, cruise capacity has grown to meet the growth in demand. According to CLIA, North American cruise capacity, in terms of Berths, has increased from 1998 through 2009 at a compound annual growth rate of 7.1%. CLIA estimates that between the end of 2009 and 2013, the North America based CLIA member line fleet will increase by approximately 31 ships, representing a compound annual capacity growth of 4.1%. In order to profitably utilize this new capacity, the cruise industry will likely need to improve its percentage share of the U.S. population who has cruised at least once, which is approximately 20%, according to CLIA. If there is an industry-wide increase in capacity without a corresponding increase in public demand, we, as well as the entire cruise industry, could experience reduced occupancy rates and/or be forced to discount our prices. In addition, increased cruise capacity could impact our ability to retain and attract qualified shipboard employees, including officers, at competitive levels and, therefore, increase our shipboard employee costs.

We face intense competition from other cruise companies as well as non-cruise vacation alternatives and we may not be able to compete effectively which could adversely affect our financial condition and results of operations.

We face intense competition from other cruise companies in North America where the cruise market is mature and developed. The North American cruise industry is highly concentrated among three operators. Based on fleet counts as of September 30, 2010, Carnival Corporation and Royal Caribbean Cruises Ltd. together accounted for approximately 84.3% of North American cruise passenger capacity in terms of Berths while we accounted for approximately 10.9% and other cruise lines accounted for approximately 4.8%. We also face competition for many itineraries from other cruise operators as well as competition from non-cruise vacation alternatives. In the event we do not compete effectively, our business could be adversely affected.

Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from making debt service payments which could adversely affect our financial condition and results of operations.

We are highly leveraged with a high level of floating rate debt, and our level of indebtedness could limit cash flow available for our operations and could adversely affect our financial condition, operations, prospects and flexibility. As of September 30, 2010, on an as adjusted basis after giving effect to this offering and the use of proceeds therefrom (as set forth in “Capitalization”) we had approximately $3.0 billion of total debt and $1.8 billion in shareholders’ equity. As of September 30, 2010 on an as adjusted basis after giving effect to this offering, our liquidity was $602.3 million.

Our substantial indebtedness could:

•	limit our ability to borrow money for our working capital, capital expenditures, development projects, debt service requirements, strategic initiatives or other purposes;

•

make it more difficult for us to satisfy our obligations with respect to our indebtedness, and any failure to comply with the obligations of any of our debt instruments, including restrictive covenants and borrowing conditions, could result in an event of default under the agreements governing our indebtedness;

•	require us to dedicate a substantial portion of our cash flow from operations to the repayment of our indebtedness thereby reducing funds available to us for other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our operations or business;

•	make us more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

•	make us more vulnerable to downturns in our business or the economy;

•	restrict us from making strategic acquisitions, introducing new technologies or exploiting business opportunities;

•	restrict us from taking certain actions by means of restrictive covenants;

•	make our credit card processors seek more restrictive terms in respect of our credit card arrangements; and

•	expose us to the risk of increased interest rates as certain of our borrowings are at a variable rate of interest.

Based on our September 30, 2010 outstanding floating-rate debt balance, a one percentage point increase in annual LIBOR interest rates would increase our annual interest expense by approximately $22.0 million. In addition, future financings we may undertake may also provide for rates that fluctuate with prevailing interest rates.

The agreements governing our indebtedness contain restrictions that will limit our flexibility in operating our business.

The agreements governing our indebtedness contain, and any instruments governing future indebtedness of ours would likely contain, a number of covenants that will impose significant operating and financial restrictions on us, including restrictions on our and our subsidiaries’ ability to, among other things:

•	incur additional debt or issue certain preferred shares;

•	pay dividends on or make distributions in respect of our share capital or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens on certain assets;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	designate our subsidiaries as unrestricted subsidiaries.

As a result of these covenants, we will be limited in the manner in which we conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs.

We have pledged and will pledge a significant portion of our assets as collateral under our existing senior secured credit facilities and the indenture governing our $450.0 million senior secured notes. If any of the holders of our indebtedness accelerate the repayment of such indebtedness, there can be no assurance that we will have sufficient assets to repay our indebtedness.

Under our existing senior secured credit facilities we will be required to satisfy and maintain specified financial ratios. Our ability to meet those financial ratios can be affected by events beyond our control, and there can be no assurance that we will meet those ratios. A failure to comply with the covenants contained in our existing senior secured credit facilities, our $450.0 million senior secured notes or our other indebtedness could result in an event of default under the facilities or the existing agreements, which, if not cured or waived, could have a material adverse affect on our business, financial condition and results of operations. In the event of any default under our existing senior secured credit facilities, our $450.0 million senior secured notes or our other indebtedness, the holders of our indebtedness thereunder:

•	will not be required to lend any additional amounts to us, if applicable;

•	could elect to declare all indebtedness outstanding, together with accrued and unpaid interest and fees, to be due and payable and terminate all commitments to extend further credit, if applicable; or

•	could require us to apply all of our available cash to repay such indebtedness.

Such actions by the holders of our indebtedness could cause cross defaults under our other indebtedness. If we were unable to repay those amounts, the holders of our indebtedness under our existing senior secured credit facilities could proceed against the collateral granted to them to secure that indebtedness.

If the indebtedness under our existing senior secured credit facilities, our $450.0 million senior secured notes or our other indebtedness were to be accelerated, there can be no assurance that our assets would be sufficient to repay such indebtedness in full.

Despite our substantial indebtedness, we may still be able to incur significantly more debt. This could intensify the risks described above.

We and our subsidiaries may be able to incur substantial indebtedness at any time from time to time in the future. Although the terms of the agreements governing our indebtedness contain restrictions on our ability to incur additional indebtedness, these restrictions are subject to a number of important qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial.

We may not be able to generate sufficient cash to service all of our indebtedness, and may be forced to take other actions to satisfy our obligations under our indebtedness that may not be successful.

Our ability to satisfy our debt obligations will depend upon, among other things:

•

our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which are beyond our control; and

•

our future ability to borrow under certain of our existing senior secured credit facilities, the availability of which depends on, among other things, our complying with the covenants in such existing senior secured credit facilities.

We cannot assure you that our business will generate sufficient cash flow from operations, or that we will be able to draw under certain of our existing senior secured credit facilities or otherwise, in an amount sufficient to fund our liquidity needs.

If our cash flows and capital resources are insufficient to service our indebtedness, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. In addition, the terms of existing or future debt agreements may restrict us from adopting some of these alternatives. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions for fair market value or at all. Furthermore, any proceeds that we could realize from any such dispositions may not be adequate to meet our debt service obligations then due. Neither our shareholders nor any of their respective affiliates has any continuing obligation to provide us with debt or equity financing.

The impact of volatility and disruptions in the global credit and financial markets may adversely affect our ability to borrow and could increase our counterparty credit risks, including those under our credit facilities, derivative instruments, contingent obligations, insurance contracts and new ship progress payment guarantees and therefore could adversely affect our financial condition and results of operations.

The recent global credit crisis has adversely impacted our access to capital, and there can be no assurance that this crisis will not worsen or impact the availability or cost of debt financing in the future. There can be no assurance that we will be able to borrow additional money on terms as favorable as our current debt, on commercially acceptable terms, or at all. As a result of the recent global credit crisis, certain financial institutions have filed for bankruptcy, have sold some or all of their assets, or may be looking to enter into a merger or other transaction with another financial institution. Consequently, some of the counterparties under our credit facilities, derivative instruments, contingent obligations, insurance contracts and new ship progress payment guarantees may be unable to perform their obligations or may breach their obligations to us under our contracts with them, which could include failures of financial institutions to fund required borrowings under our loan agreements and to pay us amounts that may become due under our derivative contracts and other agreements. Also, we may be limited in obtaining funds to pay amounts due to our counterparties under our derivative contracts and to pay amounts that may become due under other agreements. If we were to elect to replace any counterparty for their failure to perform their obligations under such instruments, we would likely incur significant costs to replace the counterparty. Any failure to replace any counterparties under these circumstances may result in additional costs to us or an ineffective instrument.

Terrorist acts, acts of piracy, armed conflict and threats thereof, and other international events impacting the security of travel could adversely affect the demand for cruises and as a result adversely affect our financial condition and results of operations.

Past acts of terrorism have had an adverse effect on tourism, travel and the availability of air service and other forms of transportation. The threat or possibility of future terrorist acts, an outbreak of hostilities or armed conflict abroad or the possibility thereof, the issuance of travel advisories by national governments, and other geo-political uncertainties have had in the past and may again in the future have an adverse impact on the demand for cruises and consequently the pricing for cruises. Decreases in demand and reduced pricing in response to such decreased demand would adversely affect our business by reducing our profitability.

We rely on external distribution channels for passenger bookings, and major changes in the availability of external distribution channels could undermine our customer base and adversely affect our financial condition and results of operations.

In 2009, the majority of our passengers on our fleet booked their cruises through independent travel agents. In the event that the travel agent distribution channel is adversely impacted by the worldwide economic downturn, this could reduce the distribution channels available for us to market and sell our cruises and we could be forced to increase the use of alternative distribution channels.

We rely on scheduled commercial airline services for passenger connections, and increases in the price of, or major changes or reduction in, commercial airline services could undermine our customer base and adversely affect our financial condition and results of operations.

A number of our passengers depend on scheduled commercial airline services to transport them to ports of embarkation for our cruises. Increases in the price of airfare, due to increases in fuel prices or other factors, would increase the overall vacation cost to our customers and may adversely affect demand for our cruises. Changes in commercial airline services as a result of strikes, weather or other events, or the lack of availability due to schedule changes or a high level of airline bookings could adversely affect our ability to deliver passengers to our cruises and increase our cruise operating expense.

Increases in fuel prices or other cruise operating costs could have an adverse impact on our financial condition and results of operations.

Fuel costs accounted for 12.6% of our total cruise operating expense in 2009, 16.4% in 2008 and 11.4% in 2007. Economic and political conditions in certain parts of the world make it difficult to predict the price of fuel in the future. Future increases in the cost of fuel globally would increase the cost of our cruise ship operations. In addition, we could experience increases in other cruise operating costs, such as crew, insurance and security costs, due to market forces and economic or political instability beyond our control.

Any delays in the construction and delivery of a cruise ship, including any termination or breach of contract or any repairs and refurbishments of one of our ships, may have an adverse effect on our business, financial condition and results of operations.

Delays in the construction, repair, refurbishment and delivery of a cruise ship can occur as a result of events such as insolvency, work stoppages, other labor actions or “force majeure” events experienced by our shipbuilders and other such companies that are beyond our control. Any termination or breach of contract following such an event may result in, among other things, the forfeiture of prior deposits or payments made by us, potential claims and impairment of losses. A significant delay in the delivery of a new ship, or a significant performance deficiency or mechanical failure of a new ship, particularly in light of decreasing availability of Dry-docking facilities, could have an adverse effect on our business.

Conducting business internationally may result in increased costs and risks and adversely affect our financial condition and results of operations.

We operate our business internationally and plan to continue to develop our international presence. Operating internationally exposes us to a number of risks, including political risks and risks of increase in duties and taxes as well as changes in laws and policies affecting cruising, vacation or maritime businesses, or governing the operations of foreign-based companies. Because some of our expenses are incurred in foreign currencies, we are exposed to exchange rate risks. Additional risks include interest rate movements, imposition of trade barriers and restrictions on repatriation of earnings.

Future epidemics and viral outbreaks may have an adverse effect on our financial condition and results of operations.

Public perception about the safety of travel and adverse publicity related to passenger or crew illness, such as incidents of H1N1 or stomach flu or other contagious diseases, may impact demand for cruises. If any wide-ranging health scare should occur, our business would likely be adversely affected.

The political environment in certain countries where we operate is uncertain and our ability to operate our business as we have in the past may be restricted and adversely affect our financial condition and results of operations.

We operate in waters and call at ports throughout the world, including geographic regions that, from time to time, have experienced political and civil unrest as well as insurrection and armed hostilities. Adverse international events could affect demand for cruise products generally and could have an adverse effect on us.

Adverse incidents involving cruise ships may have an adverse impact on our financial condition and results of operations.

The operation of cruise ships carries an inherent risk of loss caused by adverse weather conditions, maritime disaster, including, but not limited to, oil spills and other environmental mishaps, fire, mechanical failure, collisions, human error, war, terrorism, piracy, political action, civil unrest and insurrection in various countries and other circumstances or events. Any such event may result in loss of life or property, loss of revenue or increased costs. The operation of cruise ships also involves the risk of other incidents at sea or while in port, including missing passengers, inappropriate crew or passenger behavior and onboard crimes, that may bring into question passenger safety, may adversely affect future industry performance and may lead to litigation against us. Although we place passenger safety as the highest priority in the design and operation of our fleet, we have experienced accidents and other incidents involving our cruise ships and there can be no assurance that similar events will not occur in the future. It is possible that we could be forced to cancel a cruise or a series of cruises due to these factors or incur increased port related and other costs resulting from such adverse events. Any such event involving our cruise ships or other passenger cruise ships may adversely affect passengers’ perceptions of safety or result in increased governmental or other regulatory oversight. An adverse judgment or settlement in respect of any of the ongoing claims against us may also lead to negative publicity about us. Anything that damages our reputation (whether or not justified), including adverse publicity about passenger safety, could have an adverse impact on demand, which could lead to price discounting and a reduction in our sales.

There can be no assurance that all risks are fully insured against or that any particular claim will be fully paid. Such losses, to the extent they are not adequately covered by contractual remedies or insurance, could affect our financial results. In addition, we have been and may continue to be subject to calls, or premiums, in amounts based not only on our own claim records, but also the claim records of all other members of the protection and indemnity associations through which we receive indemnity coverage for tort liability. Our payment of these calls could result in significant expenses to us which could reduce our cash flows. If we were to sustain significant losses in the future, our ability to obtain insurance coverage or coverage at commercially reasonable rates could be materially adversely affected.

Amendments to the collective bargaining agreements for crew members of our fleet could have an adverse impact on our financial condition and results of operations.

Currently, we are a party to six collective bargaining agreements. Three of these agreements are in effect until December 2010 and thereafter will be renewed annually unless action to the contrary is taken by us or by the respective union. The three remaining collective bargaining agreements are scheduled to expire in 2018. Any amendments to such collective bargaining agreements in favor of the union members may increase labor costs.

Unavailability of ports of call may adversely affect our financial condition and results of operations.

We believe that attractive port destinations are a major reason why passengers choose to go on a particular cruise or on a cruise vacation. The availability of ports is affected by a number of factors, including, but not limited to, existing capacity constraints, security concerns, adverse weather conditions and natural disasters, financial limitations on port development, local governmental regulations and local community concerns about port development and other adverse impacts on their communities from additional tourists. Any limitations on the availability of our ports of call could adversely affect our business.

The loss of key personnel or our inability to recruit or retain qualified personnel could adversely affect our results of operations.

We rely upon the ability, expertise, judgment, discretion, integrity and good faith of our senior management team. Our success is dependent upon our personnel and our ability to recruit and retain high quality employees. We must continue to recruit, retain and motivate management and other employees sufficient to maintain our current business and support our projected growth. The loss or services of any of our key management could have a material adverse effect on our business. See “Management” for additional information about our management personnel.

The leadership of our President and Chief Executive Officer, Mr. Sheehan, and other executive officers has been a critical element of our success. The death or disability of Mr. Sheehan or other extended or permanent loss of his services, or any negative market or industry perception with respect to him or arising from his loss, could have a material adverse effect on our business. Our other executive officers and other members of senior management have substantial experience and expertise in our business and have made significant contributions to our growth and success. The unexpected loss of services of one or more of these individuals could also adversely affect us. We are not protected by key man or similar life insurance covering members of our senior management. We have employment agreements with our executive officers, but these agreements do not guarantee that any given executive will remain with us.

We are, and after this offering will continue to be, controlled by a group of shareholders that hold a significant percentage of our ordinary shares and whose interests may not be aligned with ours or our public shareholders.

Prior to this offering, all of our voting ordinary shares were held by affiliates of Genting HK, the Apollo Funds and the TPG Viking Funds. The shareholders’ agreement governing the relationship among those parties gives the Apollo Funds effective control over our affairs and policies, subject to certain limitations. Genting HK and the Apollo Funds also control the election of our Board of Directors, the appointment of management, the entering into of mergers, sales of substantially all of our assets and other material transactions. Even after giving effect to this offering, we expect that these shareholders will own a significant percentage of our ordinary shares, specifically, we expect that Genting HK, the Apollo Funds and the TPG Viking Funds will together own approximately     % of our ordinary shares. The directors elected by Genting HK and the Apollo Funds will have the authority, on our behalf and subject to the terms of our debt, to issue additional ordinary shares, implement share repurchase programs, declare dividends, pay advisory fees and make other decisions, and they may have an interest in our doing so.

The interests of Genting HK, the Apollo Funds and the TPG Viking Funds could conflict with our public shareholders’ interests in material respects. For example, Genting HK engages in the cruise line industry and leisure, entertainment and hospitality activities and Apollo and TPG Capital are in the business of making investments in companies and one or more of them has now and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us, as well as businesses that represent major customers of our business. Our shareholders may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. So long as our current shareholders continue to control a significant amount of our outstanding voting ordinary shares, our shareholders will continue to be able to strongly influence or effectively control our decisions.

Any delays in the construction and delivery of a cruise ship, including any termination or breach of contract or any repairs and refurbishments of one of our cruise ships, may have an adverse effect on our business, financial condition and results of operations.

Delays in the construction, repair, refurbishment and delivery of a cruise ship can occur as a result of events such as insolvency, work stoppages, other labor actions or “force majeure” events experienced by our shipbuilders and other such companies that are beyond our control. Any termination or breach of contract following such an event may result in, among other things, the forfeiture of prior deposits or payments made by us, potential claims and impairment losses. A significant delay in the delivery of a new ship, or a significant performance deficiency or mechanical failure of a new ship, particularly in light of decreasing availability of Dry-docking facilities, could have an adverse effect on our business.

Risks related to the regulatory environment in which we operate

Future changes in applicable tax laws, or our inability to take advantage of favorable tax regimes, may have an adverse impact on our financial condition and results of operations.

We believe our income that is considered to be shipping income is exempt from U.S. federal income taxes under Section 883 of the Code, based upon certain assumptions as to shareholdings and other information as more fully described in “Business—Taxation of the Company—Exemption of Operating Income from U.S. Federal Income Taxation.” The provisions of Section 883 of the Code are subject to change at any time by legislation.

We believe that substantially all of our income derived from the international operation of ships is properly categorized as shipping income and that our income, other than shipping income, is not currently, nor is it expected to become, a material amount. However, the exemption for shipping income is only available for years in which we will satisfy complex stock ownership tests under Section 883 of the Code as described in “Business—Taxation of the Company—Exemption of Operating Income from U.S. Federal Income Taxation.” There are factual circumstances beyond our control, including changes in the direct and indirect owners of our shares, that could cause us or our subsidiaries to lose the benefit of this tax exemption. Therefore, we can give no assurances on this matter. If we or any of our subsidiaries were not to qualify for the exemption under Section 883 of the Code, 50% of our or such subsidiary’s gross shipping income attributable to transportation beginning or ending in the U.S. will be subject to a 4% tax without allowance for deductions. See “Business—Taxation of the Company—Exemption of Operating Income from U.S. Federal Income Taxation.”

Additionally, changes in the income tax laws in the numerous foreign and U.S. jurisdictions in which we operate could result in our being subject to higher income taxes.

We are subject to complex laws and regulations, including environmental laws and regulations, which could adversely affect our operations and any changes in the current laws and regulations could lead to increased costs or decreased revenue and adversely affect our business prospects, financial condition and results of operations.

Some environmental groups have lobbied for more extensive oversight of cruise ships and have generated negative publicity about the cruise industry and its environmental impact. Increasingly stringent federal, state, local and international laws and regulations on environmental protection and health and safety of workers could affect our operations. The U.S. Environmental Protection Agency, the IMO, the Council of the European Union and individual states are considering, as well as implementing, new laws and rules to manage cruise ship waste. In addition, many aspects of the cruise industry are subject to governmental regulation by the U.S. Coast Guard as well as international treaties such as the SOLAS, MARPOL, the Standard of Training Certification and Watchkeeping for Seafarers (“STCW”) and its recently adopted conventions in ship manning. International regulations regarding ballast water and security levels are currently pending. Additionally, the U.S. and various state and foreign government or regulatory agencies have enacted or are considering new environmental regulations or policies, such as requiring the use of low sulfur fuels, increasing fuel efficiency requirements or further restricting emissions. Compliance with such laws and regulations may entail significant expenses for ship modification and changes in operating procedures which could adversely impact our operations as well as our competitors’ operations. In addition, the state of Alaska approved stringent regulations in 2008 concerning waste water discharge. In 2010, Alaska issued a final permit that regulates discharges of treated wastewater from cruise ships for the summer tourist seasons running from 2010 to 2012. The permit provides for the cruise companies to gather data on performance of new shipboard environmental control systems that will allow a scientific review committee to advise state officials on improving the regulations. The Maritime Labor Convention 2006 will become international law when the prerequisite number of countries ratify. It will regulate many aspects of maritime crew labor and will impact the worldwide sourcing of new crewmembers.

These issues are, and we believe will continue to be, an area of focus by the relevant authorities throughout the world. This could result in the enactment of more stringent regulation of cruise ships that would subject us to increasing compliance costs in the future.

By virtue of our operations in the U.S., the U.S. Federal Maritime Commission (“FMC”) requires us to maintain a third party performance guarantee on our behalf in respect of liabilities for non-performance of transportation and other obligations to passengers. The FMC has proposed rules that would significantly increase the amount of our required guarantees and accordingly our cost of compliance. There can be no assurance that such an increase in the amount of our guarantees, if required, would be available to us. For additional discussion of the FMC’s proposed requirements, we refer you to “Business—Regulatory Issues.”

In 2007, the state of Alaska implemented new taxes which have impacted the cruise industry operating in Alaska. It is possible that other states, countries or ports of call that our ships regularly visit may also decide to assess new taxes or fees or change existing taxes or fees specifically applicable to the cruise industry and its employees and/or guests, which could increase our operating costs and/or could decrease the demand for cruises.

The Passenger Shipping Association (“PSA”) has issued a legal requirement for us to maintain a security guarantee based on cruise business originated from the United Kingdom.

Changes in health, safety, security and other regulatory issues could adversely affect our business prospects, financial condition and results of operations.

We are subject to various international, national, state and local health, safety and security laws and regulations. For additional discussion of these requirements, we refer you to “Business—Regulatory Issues.” Changes in existing legislation or regulations and the imposition of new requirements could adversely affect our business.

Implementation of U.S. federal regulations, requiring U.S. citizens to obtain passports for seaborne travel to all foreign destinations, could adversely affect our business. Many cruise customers may not currently have passports or may not obtain a passport card (previously known as the People Access Security Service Card, or PASS Card) as an alternative to a passport. This card was created to meet the documentary requirements of the Western Hemisphere Travel Initiative. Applications for the card have been accepted since February 1, 2008 and the cards were made available to the public beginning in July 2008. As of June 1, 2009, all U.S. citizens returning to the U.S. via land or sea borders must provide a PASS Card or U.S. Passport.

We may become subject to taxes in Bermuda after March 28, 2016, which may have a material adverse effect on our results of operations.

Under current Bermuda law, we are not subject to tax on income or capital gains. We have received from the Minister of Finance under The Exempted Undertakings Tax Protection Act 1966, as amended, an assurance that, in the event that Bermuda enacts legislation imposing tax computed on profits, income, any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance, then the imposition of any such tax shall not be applicable to us or to any of our operations or shares, debentures or other obligations, until March 28, 2016. We could be subject to taxes in Bermuda after that date. This assurance is subject to the proviso that it is not to be construed to prevent the application of any tax or duty to such persons as are ordinarily resident in Bermuda or to prevent the application of any tax payable in accordance with the provisions of the Land Tax Act 1967 or otherwise payable in relation to any property leased to us. We pay annual Bermuda government fees.

Risk factors related to the offering and to our ordinary shares

There has been no prior market for our ordinary shares, and an active trading market for our ordinary shares may not develop, which could impede your ability to sell your ordinary shares and depress the market price of your ordinary shares.

Prior to this offering, there has been no public market for our ordinary shares, and we cannot assure you that an active and liquid public market for our ordinary shares will develop or be sustained after this offering or that investors will be able to sell the ordinary shares should they desire to do so. The failure of an active trading market to develop could affect your ability to sell your ordinary shares and depress the market price of your ordinary shares. We will negotiate with the representatives of the underwriters to determine the initial public offering price, which will be based on numerous factors and may bear no relationship to the price at which the ordinary shares will trade upon completion of this offering. The market price of the ordinary shares may fall below the initial public offering price.

The price of our shares may fluctuate substantially, and your investment may decline in value.

The trading price of our ordinary shares could be volatile and subject to wide fluctuations in response to factors, many of which are beyond our control, including those described in this “Risk Factors” section.

Further, the stock markets in general, and the stock exchange and the market for travel and leisure-related companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. We cannot assure you that trading prices and valuations will be sustained. These broad market and industry factors may materially and adversely affect the market price of our ordinary shares, regardless of our operating performance. Market fluctuations, as well as general political and economic conditions in the countries where we operate, such as recession or currency exchange rate fluctuations, may also adversely affect the market price of our ordinary shares. In the past, following periods of volatility in the market price of a company’s securities, that company is often subject to securities class-action litigation. This kind of litigation, regardless of the outcome, could result in substantial costs and a diversion of management’s attention and resources, which could have a material adverse effect on our business, results of operations and financial condition.

Although we already file certain periodic reports with the SEC, becoming a domestic issuer (under the SEC’s rules) with publicly traded equity will increase our expenses and administrative burden.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a foreign private company. In addition, our administrative staff will be required to perform additional tasks. For example, in anticipation of becoming a public company, we will need to create or revise the roles and duties of our board committees, adopt additional internal controls and disclosure controls and procedures, retain a transfer agent and adopt an insider trading policy in compliance with our obligations under the securities laws.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure, including regulations implemented by the SEC and                     , are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. We are currently evaluating and monitoring developments with respect to new and proposed rules and cannot predict or estimate the amount of the additional costs we may incur or the timing of such costs. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed. We also expect that being a domestic issuer with publicly traded equity and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our Board of Directors, particularly to serve on our audit committee, and qualified executive officers. Furthermore, our operations utilize information technology resources in performing a number of functions, some of which resources may be costly, as a result of which we must update and acquire new information resources over time. The failure to successfully implement or acquire such information resources could expose us to additional risks. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

We are a “controlled company” within the meaning of the rules of                      and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements.

Upon the closing of this offering, Genting HK, the Apollo Funds and the TPG Viking Funds will together continue to control a majority of our ordinary shares. As a result, we are a “controlled company” within the meaning of the corporate governance standards of                     . Under the rules of                     , a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

•	the requirement that a majority of our Board of Directors consists of independent directors;

•

the requirement that we have a nominating/corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement for an annual performance evaluation of the nominating/corporate governance and compensation committees.

Following this offering, we intend to utilize these exemptions. As a result, we will not have a majority of independent directors nor will our nominating/corporate governance and compensation committees consist entirely of independent directors, and we will not be required to have an annual performance evaluation of the nominating/corporate governance and compensation committees. See “Management.” Accordingly, you will not have the same protections afforded to shareholders of companies that are subject to the                     corporate governance requirements.

Because the price you will pay for our ordinary shares is above our net tangible book value per ordinary share, you will experience an immediate and substantial dilution upon the completion of this offering.

The initial public offering price of our ordinary shares is substantially higher than what the net tangible book value per ordinary share will be immediately after this offering. If you purchase our ordinary shares in this offering, you will incur immediate dilution of approximately $             in the net tangible book value per ordinary share from the price you pay for our ordinary shares, representing the difference between (1) the assumed initial public offering price of $             per ordinary share, which is the mid-point of the range shown on the cover of this prospectus, and (2) the pro forma net tangible book value per ordinary share of $             at                     , 20     after giving effect to this offering.

There are regulatory limitations on the ownership and transfer of our ordinary shares.

The Bermuda Monetary Authority (the “BMA”) must approve all issuances and transfers of securities of a Bermuda exempted company like us. We have received permission from the BMA to issue our ordinary shares, and for the free transferability of our ordinary shares as long as the ordinary shares are listed on an appointed stock exchange, to and among persons who are residents and non-residents of Bermuda for exchange control purposes. Any other transfers remain subject to approval by the BMA and such approval may be denied or delayed.

As a shareholder of our Company, you may have greater difficulties in protecting your interests than as a shareholder of a U.S. corporation.

We are a Bermuda exempted company. The Companies Act 1981 of Bermuda (the “Companies Act”), which applies to our Company, differs in material respects from laws generally applicable to U.S. corporations and their shareholders. Taken together with the provisions of our bye-laws, some of these differences may result in you having greater difficulties in protecting your interests as a shareholder of our Company than you would have as a shareholder of a U.S. corporation. This affects, among other things, the circumstances under which transactions involving an interested director are voidable, whether an interested director can be held accountable for any benefit realized in a transaction with our Company, what approvals are required for business combinations by our Company with a large shareholder or a wholly-owned subsidiary, what rights you may have as a shareholder to enforce specified provisions of the Companies Act or our bye-laws, and the circumstances under which we may indemnify our directors and officers.

The market price for our ordinary shares could be subject to wide fluctuations and you could lose all or part of your investment.

The market price for our ordinary shares could be volatile and subject to wide fluctuations in response to factors including the following:

•	actual or anticipated fluctuations in our quarterly results;

•	the public’s reaction to our press releases, other public announcements and filings with the SEC;

•	sales of large blocks of our ordinary shares, or the expectation that such sales may occur, including sales by our directors, officers and controlling shareholder;

•	market and industry perception of our success, or lack thereof, in pursuing our growth strategy;

•	announcements of new itineraries or services or the introduction of new ships by us or our competitors;

•	changes in financial estimates by securities analysts;

•	conditions in the cruise industry;

•	price and volume fluctuations in the stock markets generally;

•	announcements by our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	our involvement in significant acquisitions, strategic alliances or joint ventures;

•	changes in government and environmental regulation;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	additions or departures of key personnel;

•

changes in general market, economic and political conditions in the U.S. and global economies or financial markets, including those resulting from natural disasters, terrorist attacks, acts of war and responses to such events; or

•	potential litigation.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our shares.

The substantial number of ordinary shares that will be eligible for sale in the near future may cause the market price of our ordinary shares to decline.

Immediately after the completion of this offering, we will have an aggregate of                      ordinary shares issued and outstanding. Our ordinary shares sold in this offering will be eligible for immediate resale in the public market without restrictions, and those held by our controlling shareholders may also be sold in the public market in the future subject to applicable lock-up agreements as well as the restrictions contained in Rule 144 under the Securities Act of 1933, as amended, or the Securities Act. If our controlling shareholders sell a substantial amount of our ordinary shares after the expiration of the lock-up period, the prevailing market price for our ordinary shares could be adversely affected. See “Shares Eligible for Future Sale” for a more detailed description of the eligibility of our ordinary shares for future sale.

We may issue our ordinary shares or other securities from time to time as consideration for future acquisitions and investments. If any such acquisition or investment is significant, the number of ordinary shares, or the number or aggregate principal amount, as the case may be, of other securities that we may issue may in turn be substantial. We may also grant registration rights covering those ordinary shares or other securities in connection with any such acquisitions and investments.

Additionally, as of the consummation of this offering, approximately                      of our ordinary shares will be issuable upon exercise of options that vest and are exercisable at various dates through                     , with an exercise price of $            . Of such options,                      will be immediately exercisable. As soon as practicable after the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering the ordinary shares reserved for issuance under our equity incentive plan. Accordingly, ordinary shares registered under such registration statement will be available for sale in the open market upon exercise by the holders, subject to vesting restrictions, Rule 144 limitations applicable to our affiliates and the contractual lock-up provisions in “Shares Eligible for Future Sale”.

We may use the proceeds of this offering in ways with which you may not agree.

Although we currently intend to use the proceeds of this offering to pay down debt, for future capital expenditures and for general corporate purposes, our management will have considerable discretion in the application of the net proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our efforts to achieve profitability or increase the price of our ordinary shares.

We may not pay dividends on our ordinary shares at any time in the foreseeable future.

We do not currently intend to pay dividends to our shareholders and our Board of Directors may never declare a dividend. You should not anticipate receiving dividends with respect to ordinary shares that you purchase in the offering. Our debt agreements prohibit, and any of our future debt arrangements may prohibit, among other things, our ability to pay cash dividends to our shareholders above specified levels. In addition, any determination to pay dividends in the future will be entirely at the discretion of our Board of Directors and will depend upon our results of operations, cash requirements, financial condition, business opportunities, contractual restrictions, restrictions imposed by applicable law and other factors that our Board of Directors deems relevant. We are not legally or contractually required to pay dividends. Accordingly, if you purchase ordinary shares in this offering, it is likely that in order to realize a gain on your investment, the price of our ordinary shares will have to appreciate. This may not occur. Investors seeking dividends should not purchase our ordinary shares. See “Dividend Policy.”

Enforcement of civil liabilities against us by our shareholders and others may be difficult.

We are a company incorporated under the laws of Bermuda. In addition, certain of our subsidiaries are organized outside the U.S. Certain of our directors named herein are resident outside the U.S. A substantial portion of our assets and the assets of such individuals are located outside the U.S. As a result, it may not be possible for investors to effect service of process upon us or upon such persons within the U.S. or to enforce against us or them in U.S. courts judgments obtained in U.S. courts predicated upon the civil liability provisions of the U.S. federal securities laws. Furthermore, we have been advised by counsel in Bermuda that the Bermuda courts will not enforce a U.S. federal securities law that is either penal or contrary to the public policy of Bermuda. An action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, will not be entertained by a Bermuda court. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under U.S. federal securities laws, will not be available under Bermuda law or enforceable in a Bermuda court, as they would be contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violations of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

Provisions in our constitutional documents may prevent or discourage takeovers and business combinations that our shareholders might consider to be in their best interests.

Following the consummation of this offering, our memorandum of association will contain provisions that may delay, defer, prevent or render more difficult a takeover attempt that our shareholders consider to be in their best interests. As a result, these provisions may prevent our shareholders from receiving a premium to the market price of our shares offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our shares if they are viewed as discouraging takeover attempts in the future.

Specifically, our memorandum of association will contain provisions that prevent third parties, other than the Apollo Funds, the TPG Viking Funds and Genting HK, from acquiring beneficial ownership of more than 4.9% of its outstanding shares without the consent of our Board of Directors and provide for the lapse of rights, and sale, of any shares acquired in excess of that limit. The effect of these provisions may preclude third parties from seeking to acquire a controlling interest in us in transactions that shareholders might consider to be in their best interests and may prevent them from receiving a premium above market price for their shares.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the U.S. federal securities laws. All statements other than statements of historical facts in this prospectus, including, without limitation, those regarding our business strategy, financial position, results of operations, plans, prospects and objectives of management for future operations (including development plans and objectives relating to our activities), are forward-looking statements. Many, but not all of these statements can be found by looking for words like “expect,” “anticipate,” “goal,” “project,” “plan,” “believe,” “seek,” “will,” “may,” “forecast,” “estimate,” “intend” and “future” and for similar words. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to:

•

the adverse impact of the worldwide economic downturn and related factors such as high levels of unemployment and underemployment, declines in the securities and real estate markets, and perceptions of these conditions that decrease the level of disposable income of consumers or consumer confidence;

•	changes in cruise capacity, as well as capacity changes in the overall vacation industry;

•	intense competition from other cruise companies as well as non-cruise vacation alternatives which may affect our ability to compete effectively;

•

our substantial leverage, including the inability to generate the necessary amount of cash to service our existing debt, repay our credit facilities if payment is accelerated and incur substantial indebtedness in the future;

•	the continued borrowing availability under our credit facilities and compliance with our financial covenants;

•	our ability to incur significantly more debt despite our substantial existing indebtedness;

•

the impact of volatility and disruptions in the global credit and financial markets which may adversely affect our ability to borrow and could increase our counterparty credit risks, including those under our credit facilities, derivative instruments, contingent obligations, insurance contracts and new ship progress payment guarantees;

•	adverse events impacting the security of travel that may affect consumer demand for cruises such as terrorist acts, acts of piracy, armed conflict and other international events;

•	the impact of any future changes relating to how travel agents sell and market our cruises;

•	the impact of any future increases in the price of, or major changes or reduction in, commercial airline services;

•	changes in fuel prices or other cruise operating expenses such as crew, insurance and security;

•	the risks associated with operating internationally;

•	the impact of the spread of contagious diseases;

•

accidents and other incidents affecting the health, safety, security and vacation satisfaction of passengers or causing damage to ships, which could cause the modification of itineraries or cancellation of a cruise or series of cruises;

•

our ability to attract and retain key personnel, qualified shipboard crew, maintain good relations with employee unions and maintain or renegotiate our collective bargaining agreements on favorable terms;

•	the continued availability of attractive port destinations;

•	the control of our Company by certain of our shareholders whose interests may not be aligned with ours;

•	the impact of problems encountered at shipyards, as well as, any potential claim, impairment loss, cancellation or breach of contract in connection with our contracts with shipyards;

•	changes involving the tax, environmental, health, safety, security and other regulatory regimes in which we operate;

•	our ability to obtain insurance coverage on terms that are favorable or consistent with our expectations;

•	the lack of acceptance of new itineraries, products or services by our targeted customers;

•	our ability to implement brand strategies and our shipbuilding programs, and to continue to expand our brands and business worldwide;

•	the costs of new initiatives and our ability to achieve expected cost savings from our new initiatives;

•	changes in interest rates or foreign currency rates;

•	increases in our future fuel expenses related to implementing recently proposed IMO regulations, which require the use of higher priced low sulfur fuels in certain cruising areas;

•	the delivery schedules and estimated costs of new ships on terms that are favorable or consistent with our expectations;

•	the impact of pending or threatened litigation and investigations;

•	the impact of changes in our credit ratings;

•	the possibility of environmental liabilities and other damage that is not covered by insurance or that exceeds our insurance coverage;

•	our ability to attain and maintain any price increases for our products;

•	the impact of delays, costs and other factors resulting from emergency ship repairs as well as scheduled maintenance, repairs and refurbishment of our ships;

•	the implementation of regulations in the U.S. requiring U.S. citizens to obtain passports for travel to additional foreign destinations;

•	the impact of weather and natural disasters; and

•	other factors set forth under “Risk Factors.”

The above examples are not exhaustive and new risks emerge from time to time. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking statements are based on our current beliefs, assumptions, expectations, estimates and projections regarding our present and future business strategies and the environment in which we will operate in the future. These forward-looking statements speak only as of the date of this prospectus. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change of events, conditions or circumstances on which any such statement was based.

USE OF PROCEEDS

We estimate that we will receive net proceeds from the sale of our ordinary shares in this offering, after deducting the underwriting discount and other estimated expenses, of approximately $             million, assuming the ordinary shares are offered at $             per ordinary share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus. If the underwriters exercise their option to purchase additional shares in full, the net proceeds to us will be approximately $             million. We intend to use the net proceeds that we receive to pay down $             million of our $750.0 million senior secured revolving credit facility, to fund future capital expenditures and for general corporate purposes. The foregoing represents our current intentions with respect to the use and allocation of the net proceeds of this offering based upon our present plans and business conditions.

The commitments under our $750.0 million senior secured revolving credit facility are reduced by $46.9 million on a semi-annual basis and all borrowings under the facility mature on October 28, 2015. The weighted-average interest rate on such borrowings as of              was             . Amounts under our $750.0 million senior secured revolving credit facility to be repaid with the net proceeds of this offering were drawn in connection with the refinancing of certain of our senior secured credit facilities in the fourth quarter of 2009.

A $1.00 increase or decrease in the assumed offering price of $             per ordinary share would increase or decrease the net proceeds we receive from this offering by approximately $             million, assuming the number of ordinary shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting the underwriting discounts and other estimated expenses.

DIVIDEND POLICY

We do not currently intend to pay any dividends after completion of this offering. We intend to retain all available funds and any future earnings to fund the continued development and growth of our business. Our debt agreements prohibit, among other things, our ability to pay cash dividends to our shareholders above specified levels. See “Description of Certain Indebtedness.” Our future dividend policy will also depend on the requirements of any future financing agreements to which we may be a party and other factors considered relevant by our Board of Directors. Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will depend on, among other things, our results of operations, cash requirements, financial condition, business opportunities, contractual restrictions, restrictions imposed by applicable law and other factors that our Board of Directors deems relevant. For a discussion of our cash resources and needs, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and capital resources.”

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2010:

•	on an actual basis; and

•

on an as adjusted basis to give effect to the consummation of this offering and the application of the net proceeds, after deducting underwriting discounts and commissions and estimated offering expenses, as described in “Use of Proceeds” included elsewhere in this prospectus.

You should read this table in conjunction with our consolidated financial statements and the related notes which are included elsewhere in this prospectus as well as the sections entitled “Selected Consolidated Financial Data,” “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

As of September 30, 2010
	Actual	As adjusted
(in thousands, except share and per share data)
Debt, long-term (including current portion)

Shareholders’ equity:
Ordinary shares, $.0012 par value; actual: 40,000,000 shares authorized; 21,000,000 shares issued and outstanding; as adjusted: shares authorized; shares issued and outstanding
Additional paid-in capital
Accumulated other comprehensive loss
Accumulated deficit

Total shareholders’ equity

Total capitalization	$	$

DILUTION

If you invest in our ordinary shares, your interest will be diluted to the extent of the difference between the initial public offering price per ordinary share and the net tangible book value per ordinary share upon completion of this offering.

Our net tangible book value at September 30, 2010 was $             million, or approximately $             per ordinary share, based on the number of ordinary shares outstanding at most recent quarter for which financial statements are available. Net tangible book value per ordinary share is equal to our total tangible assets less total liabilities, divided by the number of outstanding ordinary shares at September 30, 2010. After giving effect to (a) our issuance of                      ordinary shares upon exercise of outstanding options and our receipt of the aggregate exercise price therefrom since September 30, 2010, and (b) our sale of                      ordinary shares in this offering at an assumed initial public offering price of $             per ordinary share, which is the midpoint of the estimated price range set forth on the cover of this prospectus, and after deducting the underwriting discount and estimated offering expenses, our net tangible book value at September 30, 2010 would have been approximately $             million, or $             per ordinary share. This represents an immediate increase in net tangible book value of $             per ordinary share to existing shareholders and an immediate dilution of $             per ordinary share to new investors purchasing ordinary shares at the initial public offering price. The following table illustrates the per ordinary share dilution:

Assumed initial public offering price per share	$
Net tangible book value per share at most recent quarter for which financial statements are available
Increase in net tangible book value per share attributable to existing shareholders
Increase in net tangible book value attributable to exercise of stock options
Net tangible book value per share after the offering
Dilution per share to new investors	$

The following table summarizes at September 30, 2010, on an adjusted basis for this offering, the number of ordinary shares purchased from us, the total consideration paid to us and the average price per ordinary share paid by existing shareholders and by investors purchasing ordinary shares in this offering (before deducting the estimated underwriting discount and estimated offering expenses) based upon an assumed initial public offering price of $             per ordinary share, which is the midpoint of the estimated price set forth on the cover of this prospectus, before deducting the underwriting discount and estimated offering expenses:

	Shares purchased		Total consideration		Average price per share
	Number	Percent	Amount	Percent
Existing shareholders			$		$
New investors
Total			$		$

As of the date of this prospectus, there are options outstanding to purchase a total of             ordinary shares with a weighted-average exercise price of $             per ordinary share and there are             ordinary shares available for future awards. To the extent that any of these additional options are exercised, there will be further dilution to new public investors. See “Capitalization,” “Compensation Discussion and Analysis—Outstanding Equity Awards at December 31, 2009” and note 7 to our audited consolidated financial statements.

SELECTED CONSOLIDATED FINANCIAL DATA

You should read this data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus. The data for the nine months ended September 30, 2010 and 2009 has been derived from the unaudited financial statements included elsewhere in this prospectus and which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. The data, as it relates to each of the years 2005 through 2009, has been derived from annual financial statements, including the audited consolidated balance sheets as of December 31, 2009 and 2008 and the related consolidated statements of operations and of cash flows for each of the three years in the period ended December 31, 2009 and the notes thereto appearing elsewhere in this prospectus. Our consolidated financial statements have been prepared in accordance with GAAP in the U.S.

	Nine Months Ended September 30,		Year Ended December 31,
(in thousands, except per share data)	2010	2009	2009	2008	2007	2006	2005
Statement of operations data
Revenue
Passenger ticket	$1,061,799	$1,005,886	$1,275,844	$1,501,646	$1,575,851	$1,442,628	$1,196,948
Onboard and other	466,723	447,662	579,360	604,755	601,043	537,313	435,262

Total revenue	1,528,522	1,453,548	1,855,204	2,106,401	2,176,894	1,979,941	1,632,210

Cruise operating expense
Commissions, transportation and other	286,783	297,143	311,308	341,936	434,749	429,280	331,386
Onboard and other	118,081	124,173	158,330	182,817	204,768	186,240	141,957
Payroll and related	196,231	191,203	318,154	377,208	436,843	412,943	323,621
Fuel	151,008	113,853	162,683	258,262	193,173	164,530	119,412
Food	83,463	91,422	118,899	126,736	120,633	102,324	94,105
Other	155,226	169,895	220,080	291,522	306,853	275,697	240,532

Total cruise operating expense	990,792	987,689	1,289,454	1,578,481	1,697,019	1,571,014	1,251,013

Other operating expense
Marketing, general and administrative	200,740	179,159	241,676	299,827	287,093	249,250	225,240
Depreciation and amortization	123,294	114,331	152,700	162,565	148,003	119,097	85,615
Impairment loss(1)	—	—	—	128,775	2,565	8,000	—

Total other operating expense	324,034	293,490	394,376	591,167	437,661	376,347	310,855

Operating income (loss)	213,696	172,369	171,374	(63,247)	42,214	32,580	70,342

Non-operating income (expense)
Interest income	80	767	836	2,796	1,384	3,392	4,803
Interest expense, net of capitalized interest	(119,099)	(77,860)	(115,350)	(152,364)	(175,409)	(136,478)	(87,006)
Other income (expense)(2)	(32,748)	10,957	10,373	1,012	(95,151)	(30,393)	28,096

Total non-operating income (expense)	(151,767)	(66,136)	(104,141)	(148,556)	(269,176)	(163,479)	(54,107)

Net income (loss)	$61,929	$106,233	$67,233	$(211,803)	$(226,962)	$(130,899)	$16,235

Earnings (loss) per share
Basic	$2.94	$5.14	$3.24	$(10.59)	$(11.35)	$(6.55)	$0.81

Diluted	$2.90	$5.13	$3.23	$(10.59)	$(11.35)	$(6.55)	$0.81

Weighted-average shares
Basic	21,097	20,657	20,756	20,000	20,000	20,000	20,000

Diluted	21,318	20,701	20,841	20,000	20,000	20,000	20,000

	As of or for the Nine Months Ended September 30,		As of or for the Year Ended December 31,
(in thousands, except operating data)	2010	2009	2009	2008	2007	2006	2005
Balance sheet data
Assets
Cash and cash equivalents	$75,262	$143,640	$50,152	$185,717	$40,291	$63,530	$60,416
Property and equipment, net	4,592,492	3,851,993	3,836,127	4,119,222	4,243,872	3,816,292	3,113,229
Total assets	5,479,199	4,873,704	4,811,348	5,047,141	5,033,698	4,629,624	3,984,227

Liabilities and shareholders’ equity
Due to Affiliate, net(3)	966	2,962	225	210,058	—	—	3,141
Advance ticket sales	321,132	256,503	255,432	250,638	332,802	314,050	276,644
Other current liabilities	285,355	253,025	234,795	348,625	291,509	298,768	217,430
Current portion of long-term debt	251,826	4,664	3,586	182,487	191,172	154,638	140,694
Long-term debt	2,796,182	2,529,517	2,554,105	2,474,014	2,977,888	2,405,357	1,965,983
Other long-term liabilities	59,789	91,641	58,654	31,520	4,801	1,744	2,631
Total shareholders’ equity(4)	1,763,949	1,735,392	1,704,551	1,549,799	1,235,526	1,455,067	1,377,704

Operating data
Passengers carried	1,038,306	1,019,672	1,318,441	1,270,281	1,304,385	1,153,844	981,665
Passenger Cruise Days	7,063,425	7,054,434	9,243,154	9,503,839	9,857,946	8,807,632	7,613,100
Capacity Days	6,404,770	6,386,536	8,450,980	8,900,816	9,246,715	8,381,445	7,172,040
Occupancy Percentage	110.3%	110.5%	109.4%	106.8%	106.6%	105.1%	106.1%

Other financial data
Net cash provided by (used in) operating activities	431,275	84,908	50,726	(23,297)	36,331	147,504	136,828
Net cash used in investing activities	(874,758)	(134,351)	(166,573)	(166,236)	(581,578)	(756,245)	(678,309)
Net cash provided by (used in) financing activities	468,593	7,366	(19,718)	334,959	522,008	611,855	429,473
Additions to property and equipment, net	(879,659)	(135,038)	(161,838)	(163,607)	(582,837)	(809,403)	(658,795)

(1)	In 2008, an impairment loss of $128.8 million was recorded as a result of the cancellation of a contract to build a ship (we refer you to our audited consolidated financial statements Note 3 “Property and Equipment”); in 2007, an impairment loss was recorded as a result of a write-down of $2.6 million relating to the sale of Oceanic, formerly known as Independence; and in 2006, an impairment loss was recorded as a result of a write-down of $8.0 million relating to the Orient Lines brand trade name.
(2)	For the nine months ended September 30, 2010 such amount includes an expense primarily due to transaction losses of foreign exchange contracts associated with the financing of Norwegian Epic and for the nine months ended September 30, 2009, fuel derivative gains of $18.9 million were partially offset with foreign currency translation losses and interest rate swap losses of $(7.6) million. For the years ended December 31, 2009, 2008, 2007, 2006 and 2005, such amount includes foreign currency translation gains (losses) of $(9.6) million, $101.8 million, $(94.5) million, $(38.9) million and $28.7 million, respectively, primarily due to fluctuations in the euro/U.S. dollar exchange rate. In 2009 and 2008, these foreign currency gains (losses) were substantially offset by the change in fair value of our fuel derivative contracts of $20.4 million and $(99.9) million, respectively.
(3)	The amount due as of December 31, 2008 was in connection with the Reimbursement and Distribution Agreement (we refer you to “Certain Relationships and Related Party Transactions—The Reimbursement and Distribution Agreement”).
(4)	In April 2009, we issued 1,000,000 additional ordinary shares of $.0012 par value to our shareholders pro-rata in accordance with their percentage ownership resulting in an aggregate 21,000,000 ordinary shares of $.0012 par value issued and outstanding as of December 31, 2009 (we refer you to “Consolidated Statements of Changes in Shareholders’ Equity” and Note 5 “Related Party Disclosures” in our notes to our audited consolidated financial statements).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Non-GAAP financial measures

We use certain non-GAAP financial measures, such as Net Revenue, Net Yield, Net Cruise Cost and EBITDA to enable us to analyze our performance. We utilize Net Revenue and Net Yield to manage our business on a day-to-day basis and believe that it is the most relevant measure of our revenue performance because it reflects the revenue earned by us net of significant variable costs and is commonly used in the cruise industry to measure revenue performance. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Cost and Net Cruise Cost Excluding Fuel to be the most relevant indicators of our performance and are commonly used in the cruise industry as a measurement of costs.

EBITDA is used by us to measure our business performance. We believe EBITDA, when considered along with other performance measures, is a useful measure as it reflects certain operating drivers of our business, such as sales growth, operating costs, marketing, general and administrative expense and other operating income and expense. EBITDA is also one of the measures used by us to calculate incentive compensation for management-level employees. This non-GAAP financial measure has certain material limitations, including:

•

It does not include net interest expense. As we have borrowed money for general corporate purposes, interest expense is a necessary element of our costs and ability to generate profits and cash flows; and

•	It does not include depreciation and amortization expense. As we use capital assets, depreciation and amortization are necessary elements of our costs and ability to generate profits and cash flows.

We compensate for these limitations by using EBITDA as only one of several measures for evaluating our business performance. In addition, capital expenditures, which impact depreciation and amortization, interest expense and income tax expense, are reviewed separately by us. We believe EBITDA can provide a more complete understanding of the underlying operating results and trends and an enhanced overall understanding of our financial performance and prospects for the future. EBITDA is not intended to be a measure of liquidity or cash flows from operations or measures comparable to net income as it does not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments.

Our non-GAAP financial measures may not be comparable to other companies within our industry. Please see a historical reconciliation of these measures to items in our consolidated financial statements below in the “Results of Operations” section.

Overview

Revenue from our cruise and cruise-related activities are categorized by us as “passenger ticket revenue” and “onboard and other revenue.” Passenger ticket revenue and onboard and other revenue vary according to the size of the ship in operation, the length of cruises operated and the markets in which the ship operates. Our revenue is seasonal based on demand for cruises, which has historically been strongest during the summer months.

Passenger ticket revenue primarily consists of revenue for accommodations, meals in certain restaurants on the ship, certain onboard entertainment, and includes revenue for service charges and air and land transportation to and from the ship to the extent passengers purchase these items from us. Passenger ticket revenue is generally collected from passengers prior to their departure on the cruise.

Onboard and other revenue primarily consists of revenue from shore excursions, food and beverage sales, gaming, retail sales and spa services. We record onboard revenue from onboard activities we perform directly or that are performed by independent concessionaires, from which we receive a share of their revenue.

Our cruise operating expense is classified as follows:

•

Commissions, transportation and other consists of direct costs associated with passenger ticket revenue. These costs include travel agent commissions, air and land transportation expenses, credit card fees and certain port expenses.

•

Onboard and other primarily consists of direct costs that are incurred in connection with onboard and other revenue. These include costs incurred in connection with shore excursions, beverage sales, and retail sales.

•	Payroll and related consists of the cost of wages and benefits for shipboard employees.

•	Fuel includes fuel costs, the impact of certain fuel hedges, and fuel delivery costs.

•	Food consists of food costs for passengers and crew.

•	Other consists of repairs and maintenance (including Dry-docking costs), ship insurance, ship Charter costs and other ship expenses.

Critical accounting policies

Our consolidated financial statements have been prepared in accordance with GAAP in the U.S. The preparation of these consolidated financial statements requires us to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of our consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. We rely on historical experience and on various other assumptions that we believe to be reasonable under the circumstances to make these estimates and judgments. Actual results could differ materially from these estimates. We believe that the following critical accounting policies affect the significant estimates used in the preparation of our consolidated financial statements. These critical accounting policies, which are presented in detail in the notes to our audited consolidated financial statements, relate to ship accounting, asset impairment and contingencies.

Ship accounting

Ships represent our most significant assets, and we record them at cost less accumulated depreciation. Depreciation of ships is computed on a straight-line basis over the estimated service lives of primarily 30 years after a 15% reduction for the estimated residual value of the ship. Improvement costs that we believe add value to our ships are capitalized to the ship and depreciated over the improvements’ estimated useful lives. Repairs and maintenance activities are charged to expense as incurred. We account for Dry-docking costs under the direct expense method which requires us to expense all Dry-docking costs as incurred.

We determine the useful life of our ships based primarily on our estimates of the average useful life of the ships’ major component systems, such as cabins, main diesels, main electric, superstructure and hull. In addition, we consider the impact of anticipated changes in the vacation market and technological conditions and historical useful lives of similarly-built ships. Given the large and complex nature of our ships, our accounting estimates related to ships and determinations of ship improvement costs to be capitalized require considerable judgment and are inherently uncertain. Should certain factors or circumstances cause us to revise our estimate of ship service lives or projected residual values, depreciation expense could be materially lower or higher. If circumstances cause us to change our assumptions in making determinations as to whether ship improvements should be capitalized, the amounts we expense each year as repairs and maintenance costs could increase, partially offset by a decrease in depreciation expense. If we reduced our estimated average 30-year ship service life by one year, depreciation expense for the year ended December 31, 2009 would have increased by $4.0 million. In addition, if our ships were estimated to have no residual value, depreciation expense for the same period would have increased by $20.2 million.

We believe our estimates for ship accounting are reasonable and our methods are consistently applied. We believe that depreciation expense is based on a rational and systematic method to allocate our ships’ costs to the periods that benefit from the ships’ usage.

Asset impairment

We review our long-lived assets, principally ships, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Assets are grouped and evaluated at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. We consider historical performance and future estimated results in our evaluation of potential impairment and then compare the carrying amount of the asset to the estimated future cash flows expected to result from the use of the asset. If the carrying amount of the asset exceeds the estimated expected undiscounted future cash flows, we measure the amount of the impairment by comparing the carrying amount of the asset to its fair value. We estimate fair value based on the best information available making whatever estimates, judgments and projections considered necessary. The estimation of fair value is generally measured by discounting expected future cash flows at discount rates commensurate with the risk involved.

Goodwill and other indefinite-lived assets, principally trade names, are reviewed for impairment on an annual basis or earlier if there is an event or change in circumstances that would indicate that the carrying value of these assets could not be fully recovered.

We believe our estimates and judgments with respect to our long-lived assets, principally ships, and goodwill and other indefinite-lived intangible assets are reasonable. Nonetheless, if there was a material change in assumptions used in the determination of such fair values or if there is a material change in the conditions or circumstances that influence such assets, we could be required to record an impairment charge.

Contingencies

Periodically, we assess potential liabilities related to any lawsuits or claims brought against us or any asserted claims, including tax, legal and/or environmental matters. Although it is typically very difficult to determine the timing and ultimate outcome of such actions, we use our best judgment to determine if it is probable that we will incur an expense related to the settlement or final adjudication of such matters and whether a reasonable estimation of such probable loss, if any, can be made. In assessing probable losses, we take into consideration estimates of the amount of insurance recoveries, if any. In accordance with the guidance on accounting for contingencies, we accrue a liability when we believe a loss is probable and the amount of loss can be reasonably estimated. Due to the inherent uncertainties related to the eventual outcome of litigation and potential insurance recoveries, although we believe that our estimates and judgments are reasonable, it is possible that certain matters may be resolved for amounts materially different from any estimated provisions or previous disclosures.

Results of operations

We reported total revenue, total cruise operating expense, operating income (loss) and net income (loss) as shown in the following table:

(in thousands, except per share data)	Nine Months Ended September 30,		Year Ended December 31,
	2010	2009	2009	2008		2007
Total revenue	$1,528,522	$1,453,548	$1,855,204	$2,106,401		$2,176,894

Total cruise operating expense	990,792	$987,689	$1,289,454	$1,578,481		$1,697,019

Operating income (loss)	$213,696	$172,369	$171,374	$(63,247	)(1)	$42,214

Net income (loss)	$61,929	$106,233	$67,233	$(211,803	)(1)	$(226,962)

Earnings (loss) per share

Basic	$2.94	$5.14	$3.24	$(10.59	)(1)	$(11.35)

Diluted	$2.90	$5.13	$3.23	$(10.59	)(1)	$(11.35)

Weighted-average shares

Basic	21,097	20,657	20,756	20,000	(1)	20,000

Diluted	21,318	20,701	20,841	20,000	(1)	20,000

(1)	Includes an impairment loss of $128.8 million as a result of the cancellation of a contract to build a ship.

The following table sets forth operating data as a percentage of revenue:

	Nine Months Ended September 30,		Year Ended December 31,
	2010	2009	2009	2008		2007
Revenue
Passenger ticket	69.5%	69.2%	68.8%	71.3%		72.4%
Onboard and other	30.5%	30.8%	31.2%	28.7%		27.6%

Total revenue	100.0%	100.0%	100.0%	100.0%		100.0%

Cruise operating expense
Commissions, transportation and other	18.8%	20.4%	16.8%	16.2%		20.0%
Onboard and other	7.7%	8.5%	8.5%	8.7%		9.4%
Payroll and related	12.8%	13.2%	17.1%	17.9%		20.1%
Fuel	9.9%	7.8%	8.8%	12.3%		8.9%
Food	5.5%	6.3%	6.4%	6.0%		5.5%
Other	10.1%	11.7%	11.9%	13.9%		14.1%

Total cruise operating expense	64.8%	67.9%	69.5%	75.0%		78.0%

Other operating expense
Marketing, general and administrative	13.1%	12.3%	13.0%	14.2%		13.2%
Depreciation and amortization	8.1%	7.9%	8.2%	7.7%		6.8%
Impairment loss	—%	—%	—%	6.1	%(1)	0.1%

Total other operating expense	21.2%	20.2%	21.2%	28.0%		20.1%

Operating income (loss)	14.0%	11.9%	9.3%	(3.0	)%(1)	1.9%

Non-operating income (expense)
Interest income	—%	0.1%	—%	0.1%		0.1%
Interest expense, net of capitalized interest	(7.8)%	(5.4)%	(6.2)%	(7.2)%		(8.0)%
Other income (expense)	(2.1)%	0.7%	0.5%	—%		(4.4)%

Total non-operating income (expense)	(9.9)%	(4.6)%	(5.7)%	(7.1)%		(12.3)%

Net income (loss)	4.1%	7.3%	3.6%	(10.1	)%(1)	(10.4)%

(1)	Includes an impairment loss of $128.8 million as a result of the cancellation of a contract to build a ship.

The following table sets forth selected statistical information:

	Nine Months Ended September 30,		Year Ended December 31,
	2010	2009	2009	2008	2007
Passengers Carried	1,038,306	1,019,672	1,318,441	1,270,281	1,304,385
Passenger Cruise Days	7,063,425	7,054,434	9,243,154	9,503,839	9,857,946
Capacity Days	6,404,770	6,386,536	8,450,980	8,900,816	9,246,715
Occupancy Percentage	110.3%	110.5%	109.4%	106.8%	106.6%

Gross Yield and Net Yield were calculated as follows (in thousands, except Capacity Days and Yield data):

	Nine Months Ended September 30,		Year Ended December 31,
	2010	2009	2009	2008	2007
Passenger ticket revenue	$1,061,799	$1,005,886	$1,275,844	$1,501,646	$1,575,851
Onboard and other revenue	466,723	447,662	579,360	604,755	601,043

Total revenue	1,528,522	1,453,548	1,855,204	2,106,401	2,176,894
Less:
Commissions, transportation and other expense	286,783	297,143	311,308	341,936	434,749
Onboard and other expense	118,081	124,173	158,330	182,817	204,768

Net Revenue	$1,123,658	$1,032,232	$1,385,566	$1,581,648	$1,537,377

Capacity Days	6,404,770	6,386,536	8,450,980	8,900,816	9,246,715
Gross Yield	$238.65	$227.60	$219.53	$236.65	$235.42
Net Yield	$175.44	$161.63	$163.95	$177.70	$166.26

Gross Cruise Cost, Net Cruise Cost and Net Cruise Cost Excluding Fuel were calculated as follows (in thousands, except Capacity Days and per Capacity Day data):

	Nine Months Ended September 30,		Year Ended December 31,
	2010	2009	2009	2008	2007
Total cruise operating expense	$990,792	$987,689	$1,289,454	$1,578,481	$1,697,019
Marketing, general and administrative expense	200,740	179,159	241,676	299,827	287,093

Gross Cruise Cost	1,191,532	1,166,848	1,531,130	1,878,308	1,984,112
Commissions, transportation and other expense	286,783	297,143	311,308	341,936	434,749
Onboard and other expense	118,081	124,173	158,330	182,817	204,768

Net Cruise Cost	786,668	745,532	1,061,492	1,353,555	1,344,595
Less:
Fuel	151,008	113,853	162,683	258,262	193,173

Net Cruise Cost Excluding Fuel	$635,660	$631,679	$898,809	$1,095,293	$1,151,422

Capacity Days	6,404,770	6,386,536	8,450,980	8,900,816	9,246,715
Gross Cruise Cost per Capacity Day	$186.04	$182.70	$181.18	$211.03	$214.57
Net Cruise Cost per Capacity Day	$122.83	$116.73	$125.61	$152.07	$145.41
Net Cruise Cost Excluding Fuel per Capacity Day	$99.25	$98.91	$106.36	$123.06	$124.52

EBITDA was calculated as follows (in thousands):

	Nine Months Ended September 30,
	2010	2009
Net income	$61,929	$106,233
Interest income	(80)	(767)
Interest expense, net of capitalized interest	119,099	77,860
Other expense (income)	32,748	(10,957)

Operating income	213,696	172,369
Depreciation and amortization expense	123,294	114,331

EBITDA	$336,990	$286,700

Nine months ended September 30, 2010 compared to nine months ended September 30, 2009

Revenue

Total revenue increased 5.2% in 2010 compared to 2009. Net Revenue increased 8.9%, primarily due to an 8.5% increase in Net Yield. The increase in Net Yield was primarily due to an increase in passenger ticket pricing as well as an increase in onboard revenue due to increased net revenue from our gaming operations.

Expense

Total cruise operating expense remained relatively unchanged in 2010 compared to 2009. A decrease in other ship operating expenses was substantially offset by an increase in fuel expense resulting from a 38% increase in average fuel prices to $501 per metric ton in 2010 from $364 per metric ton in 2009. Total other operating expense increased 10.4% compared to 2009 with an increase in marketing expenses partially offset by lower expenses associated with cost control initiatives. Net Cruise Cost increased 5.5% in 2010 compared to 2009. Net Cruise Cost per Capacity Day increased 5.2% due to higher fuel expense per Capacity Day and higher marketing, general and administrative expense per Capacity Day, which were partially offset by lower other ship operating expense per Capacity Day. Depreciation and amortization expense increased 7.8% in 2010 compared to 2009 due to depreciation expense related to Norwegian Epic which entered service in late June 2010.

Interest expense, net of capitalized interest, increased to $119.1 million in 2010 from $77.9 million in 2009 primarily due to higher average interest rates and an increase in average outstanding borrowings related to the financing of Norwegian Epic. Other income (expense) was $(32.7) million in 2010 compared to income of $11.0 million in 2009. The expense in 2010 was primarily due to losses on foreign exchange contracts associated with the financing of Norwegian Epic. The income in 2009 was primarily due to fuel derivative gains of $18.9 million partially offset by interest rate swap losses of $4.5 million and foreign currency losses of $3.1 million, primarily due to changes in the exchange rate regarding the revaluation of our euro-denominated debt to U.S. dollars.

Year ended December 31, 2009 compared to year ended December 31, 2008

Revenue

Total revenue decreased 11.9% in 2009 compared to 2008 primarily due to a 15.0% decrease in passenger ticket revenue and a 4.2% decrease in onboard and other revenue. Net Revenue decreased 12.4% in 2009 compared to 2008 due to a 7.7% decrease in Net Yield and a 5.1% decrease in Capacity Days. The decrease in Net Yield was the result of a decrease in passenger ticket pricing due to adverse global economic conditions. This decrease was partially offset by a slight increase in Net Yield pertaining to onboard and other revenue primarily due to increased Net Revenue from our shore excursions and gaming operations and an increase in Occupancy Percentage. The decrease in Capacity Days was the result of the departure of Marco Polo, Norwegian Dream and

Norwegian Majesty from our fleet upon expiration of the relevant Charter agreements in March 2008, November 2008, and October 2009 respectively, partially offset with the re-flagging of Pride of Aloha which was withdrawn from the fleet in May 2008 and launched as Norwegian Sky in July 2008.

Expense

Total cruise operating expense decreased 18.3% in 2009 compared to 2008 primarily related to a decrease in fuel price and implementation of cost control initiatives. Total other operating expense decreased 33.3% in 2009 compared to 2008 primarily due to an impairment loss in 2008 of $128.8 million as a result of the cancellation of a contract to build a ship. In 2009, we also implemented cost control initiatives which included savings in marketing, general and administrative expense. Net Cruise Cost decreased 21.6% in 2009 compared to 2008 primarily due to a 17.4% decrease in Net Cruise Cost per Capacity Day. The decrease in Net Cruise Cost per Capacity Day was primarily due to lower fuel expense per Capacity Day primarily as a result of a 30.1% decrease in average fuel price per metric ton to $392 in 2009 from $561 in 2008; lower marketing, general and administrative expense and other cruise operating expense per Capacity Day due to savings from cost control initiatives; and lower payroll and related expense per Capacity Day from the impact of the re-flagging and redeployment of Pride of Hawai’i and Pride of Aloha from the Hawaii market to our international fleet in 2008.

Depreciation and amortization expense decreased 6.1% in 2009 compared to 2008 primarily due to the transfer of Norwegian Sky to Genting HK in January 2009.

Interest expense, net of capitalized interest, decreased to $115.4 million in 2009 from $152.4 million in 2008, primarily due to lower average interest rates. Other income (expense) improved to income of $10.4 million in 2009 compared to $1.0 million in 2008. The other income in 2009 was primarily due to fuel derivative gains of $20.4 million partially offset by foreign currency losses of $(9.6) million, which were primarily due to changes in the exchange rate regarding the revaluation of our euro-denominated debt to U.S. dollars. The other income in 2008 was primarily due to foreign currency gains of $101.8 million partially offset by fuel derivative losses of $(99.9) million.

Year ended December 31, 2008 compared to year ended December 31, 2007

Revenue

Total revenue decreased 3.2% in 2008 compared to 2007 primarily due to a 4.7% decrease in passenger ticket revenue primarily due to a decrease in Capacity Days as discussed below. Net Revenue increased 2.9% in 2008 compared to 2007 due to a 6.9% increase in Net Yield partially offset by a 3.7% decrease in Capacity Days. The increase in Net Yield in 2008 was the result of higher passenger ticket pricing and onboard and other revenue which was primarily due to increased revenue from our gaming operations and art concessionaire. The decrease in Capacity Days was the result of the departure of Norwegian Wind, Norwegian Crown, Marco Polo and Norwegian Dream which left the fleet upon expiration of the relevant Charter agreements in April 2007, November 2007, March 2008 and November 2008, respectively, as well as the re-flagging of Pride of Aloha which was withdrawn from the fleet in May 2008 and launched as Norwegian Sky in July 2008. This decline in capacity was partially offset by the addition of Norwegian Gem which entered our fleet in October 2007.

Expense

Total cruise operating expense decreased 7.0% in 2008 compared to 2007 primarily due to a decrease in commissions, transportation and other expense, as passengers were purchasing less air transportation through us, and payroll and related expense as discussed below. These decreases were partially offset by an increase in fuel prices. Total other operating expense increased 35.1% in 2008 compared to 2007 primarily due to an impairment loss in 2008 of $128.8 million as a result of the cancellation of a contract to build a ship. Net Cruise Cost increased 0.7% in 2008 compared to 2007 due to a 4.6% increase in Net Cruise Cost per Capacity Day partially offset by a 3.7% decrease in Capacity Days mentioned above. The increase in Net Cruise Cost per Capacity Day was primarily attributable to higher fuel expense per Capacity Day primarily as a result of a 41.7% increase in average fuel price per metric ton to $561 in 2008 from $396 in 2007; higher marketing, general and administrative expense per Capacity Day mainly due to additional professional fees incurred primarily in connection with legal costs and management consulting projects; partially offset by lower payroll and related expenses per Capacity Day from the impact of the re-flagging and redeployment of Pride of Hawai’i and Pride of Aloha from our Hawaii market to our international fleet in 2008.

Depreciation and amortization expense increased 9.8% compared to 2007 primarily due to the addition of Norwegian Gem which entered service in October 2007.

In 2008, an impairment loss of $128.8 million was recorded in our consolidated statement of operations as a result of the cancellation of a contract to build a ship. This loss includes payments to the shipyard, write-offs of loan and deferred financing fees as well as capitalized interest. In 2007, we finalized the sale of Oceanic, formerly known as Independence and in order to reflect the asset at its net realizable value, we recorded an impairment loss of $2.6 million in our consolidated statement of operations.

Interest expense, net of capitalized interest, decreased to $152.4 million in 2008 from $175.4 million in 2007 primarily due to lower average interest rates and a decrease in average outstanding borrowings. Other income (expense) improved to a $1.0 million gain in 2008 from a $(95.2) million loss in 2007. In 2008, foreign currency gains of $101.8 million were primarily offset by $(99.9) million of losses due to the change in fair value of our fuel derivative contracts. In 2007, the expense was primarily due to foreign currency losses of $(94.5) million. Foreign currency gains and losses were primarily due to changes in the exchange rate regarding the revaluation of our euro-denominated debt to U.S. dollars.

Liquidity and capital resources

Net cash provided by operating activities was $431.3 million and $84.9 million for the nine months ended September 30, 2010 and 2009, respectively. The increase in cash provided by operating activities was primarily due to timing differences in cash payments relating to operating assets and liabilities, the release of cash collateral from our service providers and an increase in advance ticket sales. These increases were partially offset by transaction losses related to foreign exchange contracts associated with the financing of Norwegian Epic.

Net cash used in investing activities, primarily consisting of additions to property and equipment related to payments for construction of Norwegian Epic, was $874.8 million and $134.4 million for the nine months ended September 30, 2010 and 2009, respectively.

Net cash provided by financing activities was $468.6 million and $7.4 million for the nine months ended September 30, 2010 and 2009, respectively. Cash provided by financing activities in 2010 was primarily due to borrowings related to the delivery of Norwegian Epic partially offset by repayments on our senior secured revolving credit facility and payments on other outstanding loans and loan arrangement fees. Cash provided by financing activities in 2009 was primarily due to a contribution from, and other transactions with, Affiliates and draw downs on our senior secured revolving credit facilities which were partially offset by repayments of these facilities, payments on other outstanding loans and loan arrangement fees.

Capitalized interest associated with the construction of Norwegian Epic was $8.7 million in 2010 and $7.9 million in 2009.

Future capital commitments

Future capital commitments consist of contracted commitments and future expected capital expenditures necessary for operations. As of September 30, 2010, anticipated capital expenditures are $102.1 million for the remainder of 2010 and $164.8 million and $231.2 million for each of the years ending December 31, 2011 and 2012, respectively.

In September 2010, we reached an agreement with a shipyard to build two new next generation Freestyle Cruising ships with financing commitments in place from a syndicate of banks for export credit financing. These ships, each at 143,500 Gross Tons and capacity of approximately 4,000 Berths, are scheduled for delivery in the second quarters of 2013 and 2014, respectively.

The aggregate contract price of the two ships, based on the euro/U.S. dollar exchange rate as of September 30, 2010, is approximately $1.7 billion. As a result of this agreement, we will prepay $100.0 million of our long-term debt. This amount is reflected in the current portion of long-term debt in the consolidated balance sheet as of September 30, 2010. In connection with the contracts to build the two ships, we do not anticipate any contractual breaches or cancellation to occur. However, if any would occur, it could result in, among other things, the forfeiture of prior deposits or payments made by us and potential claims and impairment losses which may materially impact our business, financial condition and results of operations.

Contractual obligations

As of September 30, 2010, our contractual obligations, with initial or remaining terms in excess of one year, including interest payments on long-term debt obligations, were as follows (in thousands):

	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-term debt(1)	$3,035,911	$246,037	$416,453	$451,409	$1,922,012
Operating lease(2)	50,884	6,900	12,208	10,789	20,987
Ship purchase(3)	2,101,800	205,489	1,103,082	793,229	—
Port facilities(4)	159,621	22,307	37,728	41,009	58,577
Capital lease(5)	12,097	5,790	5,934	373	—
Interest(6)	763,790	104,672	252,212	220,591	186,315
Other(7)	76,122	44,012	28,090	4,020	—

Total	$6,200,225	$635,207	$1,855,707	$1,521,420	$2,187,891

(1)	Includes original issue discount of $4.9 million.
(2)	Non-cancelable operating leases primarily for offices, motor vehicles and office equipment.
(3)	Contractual obligations with initial terms in excess of one year; assumes euro/U.S. dollar exchange rate of 1.3634 as of September 30, 2010.
(4)	Future commitments with remaining terms in excess of one year to pay for our usage of a New York City cruise Terminal and Islas Bahia, Bermuda and Miami port facilities.
(5)	Primarily for buses for Hawaii operations and equipment for Norwegian Epic.
(6)	Interest includes fixed and variable rates with LIBOR held constant as of September 30, 2010.
(7)	Future commitments with remaining terms in excess of one year primarily for service and maintenance contracts and a Charter agreement with an Affiliate.

As of December 31, 2009, our contractual obligations, with initial or remaining terms in excess of one year, including interest payments on long-term debt obligations, were as follows (in thousands):

	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-term debt obligations(1)	$2,548,093	$—	$347,028	$536,816	$1,664,249
Operating lease obligations(2)	44,837	6,818	10,772	10,016	17,231
Ship purchase obligations(3)	978,451	978,451	—	—	—
Port facilities(4)	171,959	20,339	38,455	38,837	74,328
Capital lease obligations(5)	14,779	3,586	9,388	1,805	—
Interest obligations(6)	783,775	128,887	255,059	214,998	184,831
Other(7)	64,079	50,113	12,405	1,561	—

Total	$4,605,973	$1,188,194	$673,107	$804,033	$1,940,639

(1)	Includes original issue discount of $5.2 million.
(2)	Non-cancelable operating leases primarily for offices, motor vehicles and office equipment.
(3)	Contractual obligations with initial terms in excess of one year; assumes euro/U.S. dollar exchange rate of 1.4321 as of December 31, 2009.
(4)	Future commitments with remaining terms in excess of one year to pay for our usage of a New York City cruise Terminal and Bermuda and Miami port facilities.
(5)	Primarily for buses for Hawaii operations and equipment in connection with Norwegian Epic.
(6)	Interest includes fixed and variable rates with LIBOR held constant as of December 31, 2009.
(7)	Future commitments with remaining terms in excess of one year primarily for service and maintenance contracts and a Charter agreement with an Affiliate.

Other

Certain of our service providers have required collateral in the normal course of our business including liens on certain of our ships. The amount of collateral may change based on certain terms and conditions. During the nine months ended September 30, 2010, our service providers released in aggregate $89.3 million of collateral which was included in other long-term assets in our consolidated balance sheet as of December 31, 2009.

As a routine part of our business, depending on market conditions, exchange rates, pricing and our strategy for growth, we regularly consider opportunities to enter into contracts for the building of additional ships. We may also consider the sale of ships, potential acquisitions and strategic alliances. If any of these were to occur, they may be financed through the incurrence of additional permitted indebtedness, through cash flows from operations, or through the issuance of debt, equity or equity-related securities.

Funding sources

As of September 30, 2010, our liquidity was $602.3 million consisting of $75.3 million in cash and cash equivalents and $527.0 million available under our $750.0 million senior secured revolving credit facility. Our main ongoing liquidity requirements are to finance working capital, capital expenditures, and debt service.

We have incurred substantial indebtedness, mainly related to the acquisition of our ships, and are highly leveraged with a high level of floating rate debt. As of September 30, 2010 and December 31, 2009 our shareholders’ equity was $1.8 billion and our long-term debt as of September 30, 2010 and December 31, 2009 was as follows:

	September 30, 2010	December 31, 2009
	(in thousands)

Euro 662.9 million (currently U.S. dollar-denominated) Norwegian Epic loan due through 2012; as of September 30, 2010 LIBOR + 2.175% (2.93%) for twelve months and LIBOR +1.675% thereafter	$812,921	$—

$450.0 million 11.75% Senior Secured Notes due 2016, net of original issue discount of $4.8 million as of September 30, 2010 and $5.2 million as of December 31, 2009	445,198	444,819

$750.0 million Senior Secured Revolving Credit Facility due 2015; as of September 30, 2010 LIBOR + 4.0% (4.31%), facility fee of 1.6%; as of December 31, 2009 LIBOR + 4.0% (4.34%); facility fee of 1.6%	223,000	543,300

Euro 624.0 million (currently U.S. dollar-denominated) Norwegian Pearl and Norwegian Gem Revolving Credit Facility(1) due through 2019; as of September 30, 2010 $642.6 million at LIBOR + 1.988% (2.41%) and $80.3 million at LIBOR + 7.9875% (8.41%); as of December 31, 2009 $669.4 million at LIBOR + 1.4875% (1.88%) and $53.5 million at LIBOR + 7.4875% (8.01%)	722,904	722,905

Euro 258.0 million (currently U.S. dollar-denominated) Pride of America Hermes Loan(1), due through 2017; as of September 30, 2010 $177.9 million at 6.465% and $38.1 million at LIBOR + 2.75% (3.04%); as of December 31, 2009 $190.6 million at 5.965% and $25.4 million at LIBOR + 2.25% (2.51%)	215,988	215,988

Euro 40.0 million (currently U.S. dollar-denominated) Pride of America Commercial Loan(1) due through 2017; as of September 30, 2010 $27.0 million at 7.345% and $5.8 million at LIBOR +2.75% (3.04%); as of December 31, 2009 $29.0 million at 6.845% and $3.8 million at LIBOR + 2.25% (2.51%)	32,831	32,831

$334.1 million Norwegian Jewel Loan(1) due through 2017; as of September 30, 2010 $189.2 million at 6.8575% and $40.5 million at LIBOR + 2.75% (3.20%); as of December 31, 2009 $216.2 million at 6.3575% and $13.5 million at LIBOR + 2.25% (3.18%)	229,685	229,685

Euro 308.1 million (currently U.S. dollar-denominated), Pride of Hawai’i Loan(1) due through 2018; as of September 30, 2010 $297.6 million at LIBOR + 1.50% (2.03%) and $55.8 million at LIBOR + 2.75% (3.28%); as of December 31, 2009 $316.2 million at LIBOR + 1.0% (1.59%) and $37.2 million at LIBOR +2.25% (2.84%)	353,384	353,384
Capital lease obligations	12,097	14,779

	3,048,008	2,557,691
Less: current portion	(251,826)	(3,586)

	$2,796,182	$2,554,105

(1)	Floating margins and fixed rates increase in 2010 by 50 basis points through maturity of loans.

Our debt agreements contain covenants that, among other things, require us to maintain a minimum level of liquidity, as well as limit our net funded debt-to-capital ratio, maintain certain other ratios and restrict our ability to pay dividends. Our ships and substantially all other property and equipment are pledged as collateral for our debt. We were in compliance with these covenants as of September 30, 2010.

The impact of changes in world economies and especially the global credit markets has created a challenging environment and may reduce future consumer demand for cruises and adversely affect our counterparty credit risks. In the event this environment deteriorates, our business, financial condition and results of operations could be adversely impacted.

We believe our cash on hand, expected future operating cash inflows, additional available borrowings under our existing credit facility and our ability to issue debt securities or raise additional equity, including capital contributions, will be sufficient to fund operations, debt payment requirements, capital expenditures and maintain compliance with covenants under our debt agreements over the next twelve-month period. There is no assurance that cash flows from operations and additional financings will be available in the future to fund our future obligations.

Qualitative and quantitative disclosures about market risk

General

We are exposed to market risk attributable to changes in interest rates, foreign currency exchange rates and fuel prices. We attempt to minimize these risks through a combination of our normal operating and financing activities and through the use of derivative financial instruments. The financial impacts of these hedging instruments are primarily offset by corresponding changes in the underlying exposures being hedged. We achieve this by closely matching the amount, term and conditions of the derivative instrument with the underlying risk being hedged. We do not hold or issue derivative financial instruments for trading or other speculative purposes. Derivative positions are monitored using techniques including market valuations and sensitivity analyses. We refer you to our audited consolidated financial statements, Note 6 “Financial Instruments,” for further detail.

Interest rate risk

From time to time, we consider entering into interest rate swap agreements to modify our exposure to interest rate movements and to manage our interest expense. As of September 30, 2010, 41% of our debt was fixed and 59% was floating, and we had one interest rate swap agreement which is in place through October 2010. Changes in the fair value of the interest rate swap are recorded in other income (expense) in our consolidated statement of operations. Based on our September 30, 2010 outstanding floating-rate debt balance, a one percentage point increase in annual LIBOR interest rates would increase our annual interest expense by approximately $22.0 million.

Foreign currency exchange rate risk

We are exposed to foreign currency exchange rate fluctuations on the U.S. dollar value of our foreign currency denominated forecasted transactions. Our principal net foreign currency exposure relates to the euro. To manage this exposure, we take advantage of any natural offsets to our foreign currency revenues and expenses and from time to time enter into foreign currency forward contracts and/or option contracts for a portion of the remaining exposure related to these forecasted transactions. As of September 30, 2010, no forward contracts related to these forecasted transactions were outstanding.

Fuel price risk

Our exposure to market risk for changes in fuel prices relates to the forecasted consumption of fuel on our ships. Fuel expense, as a percentage of our total cruise operating expense, was 15.2% and 11.5% for the nine months ended September 30, 2010 and 2009, respectively. From time to time, we use fuel hedging agreements to mitigate the financial impact of fluctuations in fuel prices. As of September 30, 2010, we had fuel swap agreements to pay fixed prices for fuel with an aggregate notional amount of $156.4 million maturing through June 30, 2012. We estimate that a hypothetical 10% increase in our weighted-average fuel price would increase our remaining anticipated 2010 fuel expense by approximately $6.1 million. This increase would be partially offset by an increase in the fair value of our fuel swap agreements of $4.2 million.

Fair value for our derivative contracts is derived using valuation models that utilize the income valuation approach. These valuation models take into account the contract terms such as maturity, as well as other inputs such as fuel types, fuel curves, exchange rates, creditworthiness of the counterparty and the Company, as well as other data points (we refer you to our audited consolidated financial statements, Note 6 “Financial Instruments” for more regarding fair value).

Off-balance sheet transactions

None.

BUSINESS

History of the Company

The Norwegian Cruise Line brand commenced operations out of Miami in 1966. In February 2000, Genting HK acquired control of and subsequently became the sole owner of the Norwegian Cruise Line operations.

In January 2008, the Apollo Funds acquired 50% of our outstanding ordinary share capital. As part of this investment, the Apollo Funds assumed control of our Board of Directors. Also, in January 2008, the TPG Viking Funds acquired, in the aggregate, 12.5% of our outstanding share capital from the Apollo Funds. As a result of the aforementioned transactions, our shareholders and their relative ownership percentages of our ordinary shares immediately prior to the completion of this offering are currently as follows: Genting HK (50.0%), the Apollo Funds (37.5%), and the TPG Viking Funds (12.5%). After giving effect to the completion of this offering such percentages will be: Genting HK (    %), the Apollo Funds (    %), and the TPG Viking Funds (    %).

Our Company

We are a leading global cruise line operator, pioneering innovative cruise experiences for travelers with a wide variety of itineraries in North America (including Alaska and Hawaii), Central and South America, Bermuda, the Caribbean, the Mediterranean and the Baltic. We strive to offer an innovative and differentiated cruise vacation with the goal of providing our customers the highest levels of overall satisfaction on their cruise experience. In turn, we aim to generate the highest customer loyalty and greatest numbers of repeat customers. We created a unique style of cruising called “Freestyle Cruising” onboard all of our ships, which provides our customers with the freedom and flexibility associated with a resort style atmosphere and experience as well as significantly more dining options than a traditional cruise. We established the very first private island developed by a cruise line in the Bahamas with a diverse offering of activities for passengers. We are also the only cruise line operator to offer an entirely inter-island itinerary in Hawaii. By providing such a unique experience and appealing combination of value and service, we straddle both the contemporary and premium segments. As a result, we have been recognized for our achievements as the recipient of multiple awards from distinguished travel guides such as Travel Weekly, Condé Nast Traveler, and Travel + Leisure.

We offer a wide variety of cruises ranging from one day to three weeks. During 2010, including our scheduled itineraries, we will dock at over 125 ports worldwide, with itineraries originating from 17 ports of which 10 are in North America. In line with our strategy of innovation, many of these North American ports are part of our “Homeland Cruising” program in which we have homeports which are close to major population centers, such as New York, Southern California, New England and South Florida. This reduces the need for vacationers to fly to distant ports to embark on a cruise and helps reduce our customers’ overall vacation cost. We offer a wide selection of exotic itineraries outside of the traditional cruising markets of the Caribbean and Mexico; these include cruises in Europe, Bermuda, South America and the industry’s only entirely inter-island itinerary in Hawaii, with our U.S.-flagged ship, Pride of America. This itinerary is unique in the cruise industry, as all other competing cruise lines are required to dock at a distant foreign port when providing their customers with a Hawaiian-based cruise itinerary.

Our industry leading and innovative product offering is supported by a new management team that has driven the Company to achieve dramatic improvements in operating results and significant growth in revenue and cash flow generation in a challenging market environment. Since joining the Company in late 2007, our President and Chief Executive Officer, Kevin Sheehan, has led a successful turnaround of the Company including overseeing major initiatives such as improving onboard service and amenities across the fleet, expanding the line’s European presence and repositioning two of the line’s Hawaii-based ships, which had a significant impact on the profitability of the business. In addition, we recently appointed Wendy A. Beck as our new Executive Vice President and Chief Financial Officer and augmented our senior management team with five new Senior Vice Presidents in the areas of Sales, Marketing, Hotel Operations and Finance.

We have also successfully restructured our sales organization to provide better coverage of the travel agent community and to capture a greater percentage of direct sales to customers. Through these changes and other initiatives, we have revitalized our brand and significantly enhanced our product offering, reduced operating costs and strengthened both our sales network and our relationships with our travel agent partners. These organization-wide improvements have enabled us to gain momentum in optimizing our brand, attracting and retaining our most loyal and profitable customers and maximizing revenue and profit.

Our fleet of eleven modern ships has been purpose-built to deliver “Freestyle Cruising,” which we believe provides us with a significant competitive advantage given our consistent “Freestyle Cruising” product offering. By focusing on “Freestyle Cruising,” we have been able to achieve higher onboard spend levels, greater customer loyalty and the ability to attract a more diverse clientele. At the end of June 2010, we took delivery of our largest, most innovative and sophisticated cruise ship, Norwegian Epic (4,100 Berths), which represents the next evolution of “Freestyle Cruising,” offering 21 dining options and the widest array of entertainment options at sea. As of September 30, 2010, we have the youngest fleet of cruise ships in the industry among the Major North American Cruise Brands, with a weighted-average age of 5.9 years.

As a result of our positive operating performance over the last three years, the successful launch of Norwegian Epic, the growing demand we see for our unique cruise offering, and the rational supply outlook for the industry, we believe that it is an optimal time for the Company to add two new ships to our fleet, in order to continue to grow the Norwegian brand and drive shareholder value. In September 2010, we reached an agreement with Meyer Werft GmbH of Germany to build two new cruise ships for delivery in the second quarters of 2013 and 2014, respectively, subject to customary conditions. Building on the success of Norwegian Epic, we have designed these two new next-generation “Freestyle Cruising” ships to include some of the most popular elements of our most recently delivered ships together with new and differentiated features, consistent with Norwegian Cruise Line’s long history of innovation in the cruise industry. We have received financing commitments for approximately 90% of the contract price of the two ships. Each ship will approximate 143,500 Gross Tons with a contract price of approximately euro 615 million or approximately euro 155,000 per Berth, which we believe compares favorably against other recent newbuild ship orders in the industry.

In January 2008, the Apollo Funds and the TPG Viking Funds acquired 50% of our Company. As part of this investment, the Apollo Funds obtained control of our Board of Directors. The remaining 50% of the Company is owned by Genting HK, a leading Asian cruise and gaming operator.

For the twelve months ended September 30, 2010, we generated Net Revenue of $1,411.3 million and Adjusted EBITDA of $382.1 million representing an Adjusted EBITDA margin of 27.1%. For the nine months ended September 30, 2010, we generated Net Revenue of $1,123.7 million and Adjusted EBITDA of $340.4 million, representing an Adjusted EBITDA margin of 30.3%. For the nine months ended September 30, 2009, we generated Net Revenue of $1,032.2 million, Adjusted EBITDA of $290.9 million and an Adjusted EBITDA margin of 28.2%. This represents an increase of 2.1 percentage points in year over year Adjusted EBITDA margin as a result of our various business improvement, product enhancement and cost reduction initiatives. We refer you to notes 3, 6 and 7 to our “Summary Consolidated Financial Data” included elsewhere in this prospectus for a reconciliation of Adjusted EBITDA to net income (loss).

Norwegian Cruise Line and NCL America have been aggregated as a single reportable segment based on the similarity of their economic characteristics, as well as products and services provided.

Although we sell cruises on an international basis, our passenger ticket revenue is primarily attributed to passengers who make reservations in North America. For the years ended December 31, 2009, 2008 and 2007, revenues attributable to North American passengers were 83%, 83% and 86% respectively. Substantially all of our long-lived assets are located outside of the U.S. and consist primarily of our ships.

Our Industry

We believe that the cruise industry demonstrates the following positive fundamentals:

Strong Growth with Low Penetration and Significant Upside

Cruising is a vacation alternative with broad appeal, as it offers a wide range of products and services to suit the preferences of vacationing customers of all ages, backgrounds and interests. Since 1980, cruising has been one of the fastest growing segments of the North American vacation market. According to CLIA, in 2009 approximately 13.4 million passengers took cruises of two consecutive nights or more on CLIA member lines versus 7.2 million passengers in 2000, representing a compound annual growth rate of approximately 7.2%. Based on CLIA’s research, we believe that cruising is significantly under-penetrated and represents approximately 10% of the North American vacation market. As measured in Berths or room count, the cruise industry is relatively nascent as compared to the wide variety of much more established vacation travel destinations across North America. According to the Orlando/Orange County Convention & Visitors Bureau and the Las Vegas Convention and Visitors Authority, there are approximately 265,000 rooms in just Orlando and Las Vegas combined. By comparison, the estimated Major North American Cruise Brands’ capacity in terms of Berths is only approximately 215,000. In addition, according to industry research, only 20% of the U.S. population has ever taken a cruise and this percentage should increase as the market for first-time cruise passengers expands. Furthermore, the European vacation market, the fastest growing market globally, remains under-penetrated by the cruise industry, with approximately 1.0% of Europeans having taken a cruise in 2008, compared with 3.1% of the population in the U.S. and Canada.

We believe that improving leisure travel trends along with a relatively low supply outlook in the near term from the Major North American Cruise Brands lead to an attractive business environment for our Company to operate in.

Attractive Demographic Trends to Drive Cruising Growth

The cruise market is comprised of a broad spectrum of customers and appeals to virtually all demographic categories. Based on CLIA’s 2008 study, the target North American cruise market, defined as households with income of $40,000 or more headed by a person who is at least 25 years old, is estimated to be 128.6 million people. Also according to the study, the average cruise customer is 50 years old with a household income of $109,000, with 70% of all cruise customers falling between the ages of 40 to 74. We believe this represents a very attractive segment of the population as the Brookings Institution recently reported that the 55 to 64 age group is the fastest growing age group in the U.S.

It is our belief that “Freestyle Cruising” will help us attract customers not only in the lucrative older population segment of North America, but also with younger generations, as well as Europeans, who we believe are more likely to enjoy greater levels of freedom during their cruise through the “Freestyle Cruising” product offering than was traditionally offered within the cruise industry.

Significant Value Proposition and High Level of Guest Satisfaction

We believe that the cost of a cruise vacation, relative to a comparable land-based resort or hotel vacation like Disney World or Las Vegas, offers an exceptional value proposition. When one considers that a typical cruise, for one all-inclusive price, offers its guests transportation to a variety of destinations, hotel-style accommodations, a generous diversity of food choices and a selection of daily entertainment options, this is compelling support for the cruise value proposition relative to other leisure alternatives. Cruises have become even more affordable for a greater number of North American customers over the past few years through the introduction of “Homeland Cruising”, which eliminates the cost of airfare commonly associated with a vacation.

According to CLIA’s 2008 study, approximately 70% of persons who have taken a cruise rate cruising as a high-value vacation alternative. In this same survey, CLIA reported that approximately 80% of cruise passengers agree that a cruise vacation is a good way to sample various destinations which they may visit again on a land-based vacation. In addition, CLIA’s surveys also show that cruise passengers have the highest level of satisfaction when compared to alternative land-based vacations like resorts and land-based escorted tours.

High Barriers to Entry

The cruise industry is characterized by high barriers to entry, including the existence of several established and recognizable brands, the large expense of building a new, sophisticated cruise ship, the long lead time necessary to construct new ships and limited newbuild shipyard capacity. Based on new ships announced over the past several years, the cost to build a cruise ship can range from approximately $500.0 million to $1.4 billion or approximately $200,000 to $425,000 per Berth, depending on the ship’s size and quality of product offering. The construction time of a newbuild ship is typically between 27 months to 36 months and requires significant upfront cash payments to fund construction payments before a dollar of revenue is generated. In addition, the shipbuilding industry is experiencing tightened capacity as the size of ships increases and the industry consolidates, with virtually all new capacity added in the last 20 years having been built by one of three major European shipbuilders.

Segments and Brands

The different cruise lines that make up the global cruise vacation industry have historically been segmented by product offering and service quality into contemporary, premium and luxury brands. The contemporary segment generally includes cruises on larger ships that last seven days or less, provides a casual ambiance and is less expensive on average than the premium or luxury segments. The premium segment is characterized by cruises that last from seven to 14 nights with a higher quality product offering than the contemporary segment, appealing to a more affluent demographic, while the luxury segment offers the highest level of service and quality, with longer cruises on the smallest ships. In classifying our competitors within the Major North American Cruise Brands, the contemporary segment has historically included Carnival Cruise Lines and Royal Caribbean International. The premium segment has historically included Celebrity Cruises, Holland America and Princess Cruises. By providing a diverse set of itineraries and a truly innovative “Freestyle Cruising” experience, we believe that we straddle both the contemporary and premium segments as well as offer a unique combination of value and leisure services to cruise customers. Based on expected fleet counts as of December 31, 2010, the Major North American Cruise Brands together represent approximately 91.0% of the North American cruise market as measured by total Berths.

Our Competitive Strengths

We believe that the following business strengths will enable us to execute our strategy:

Leading Cruise Operator with High-Quality Product Offering

We are one of the leading global cruise lines, operating eleven modern, custom-built cruise ships under the Norwegian Cruise Line brand. As of September 30, 2010, our fleet represents 26,210 Berths, which accounts for approximately 12.0% of the Major North American Cruise Brands’ capacity in terms of Berths. We believe that our modern fleet provides us with operational and strategic advantages as our entire fleet has been purpose-built for “Freestyle Cruising” with a wider range of passenger amenities that allows us to offer a higher quality product to our customers than many of our competitors.

We believe that in recent years the distinction has been blurred between segments of the market historically known as “premium” and “contemporary,” with the Major North American Cruise Brands each offering a wide range of onboard experiences across their respective fleets. With the completion of our fleet renewal initiative, we believe that based on a number of different metrics that directly impact a passenger’s onboard experience, we compare favorably against the other Major North American Cruise Brands, with product attributes more in line with the premium segment.

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Youngest Fleet. With an average age of 5.9 years (as of September 30, 2010) and no ships built before 1998, we have the youngest fleet among the Major North American Cruise Brands, which we believe allows us to offer a high-quality passenger experience with a significant level of consistency across our entire fleet. As a result of our younger fleet, we have a substantially higher percentage of balcony cabins across our fleet than the other contemporary brands, which helps drive higher Net Yields.

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Rich Cabin Mix. Currently, 48% of our cabins have private balconies representing a higher mix of outside balcony cabins than the other contemporary brands. In addition, five of our ships offer a complex of private courtyard villas of up to approximately 570 square feet each. Customers staying in these villas are provided with personal butler service and exclusive access to a private courtyard area with private pools, sundeck, hot tubs, and fitness center. Six of our ships also offer luxury garden villas of up to 6,694 square feet, making them the largest accommodations at sea.

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High-Quality Service. We believe we offer a very high level of onboard service, as demonstrated by our guest-to-crew ratio of 2.1 to 1, which is among the best of all the Major North American Cruise Brands.

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Diverse Selection of Premium Itineraries. For the twelve months ended September 30, 2010, 61% of our itineraries, by Capacity Days, were in more exotic, under-penetrated and less traditional locations, including Alaska, Hawaii, Bermuda and Europe, compared to the other contemporary brands which are focused primarily on itineraries in the Caribbean and Mexico. This mix of destinations is more consistent with the brands in the premium segment, and these itineraries typically attract higher Net Yield than Caribbean and Mexico sailings.

We believe that this high-quality product offering positions us well in comparison to the other Major North American Cruise Brands and provides an opportunity for continued Net Yield growth.

“Freestyle Cruising”

The most important differentiator for our brand is the “Freestyle Cruising” concept onboard all eleven of our ships. The essence of “Freestyle Cruising” is to provide a cruise experience that offers more freedom and flexibility than any other traditional cruise alternative. While many cruise lines have historically required guests to dine at assigned group tables and at specified times, “Freestyle Cruising” offers the flexibility and choice to our passengers who prefer to dine when they want, with whomever they want and without having to dress formally. Additionally, we have increased the number of activities and dining facilities available onboard, allowing passengers to tailor their onboard experience to their own schedules, desires and tastes. The key elements of “Freestyle Cruising” include:

•	flexible dining policy; no fixed dining times or pre-assigned seating in our dining rooms;

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up to 21 dining options on each of our ships; in addition to multiple main dining rooms, a casual action station buffet and quick service outdoor grill, our ships offer a wide variety of specialty restaurants, with most offering a classic steakhouse, fine French, Japanese teppanyaki, sushi, Italian, Mexican and Asian fusion restaurants, which we believe is the widest selection of full-service dining options among the fleets of the Major North American Cruise Brands;

•	resort-casual dress code acceptable throughout the ship at all times;

•	increased service staff for a more personalized vacation experience;

•	replacement of cash tipping with an automated service charge system;

•	diverse “lifestyle” activities, including cultural and educational onboard programs along with an increased adventure emphasis for shore excursions; and

•	passenger-friendly disembarkation policies.

All of our ships have been custom designed and built for “Freestyle Cruising,” which we believe differentiates us significantly from our major competitors. We further believe that “Freestyle Cruising” attracts a passenger base that prefers the less structured, resort-style experience of our cruises. With the success of “Freestyle Cruising,” we have implemented across our fleet “Freestyle 2.0” featuring significant enhancements to our onboard product offering. These enhancements include a major investment in the total dining experience; upgrading the stateroom experience across the ship; new wide-ranging onboard activities for all ages; and additional recognition, services and amenities for premium-priced balcony, suite and villa passengers. With Norwegian Epic we have enhanced “Freestyle Cruising” by offering what we believe to be unmatched flexibility in top-quality entertainment, offering guests a wide variety of activities and performances to choose from at any time of day or night.

Established Brand Recognition

The Norwegian Cruise Line brand is well established in the cruise industry with a long track record of delivering a world class cruise product offering to its customers. We achieve high-quality feedback scores from our customers in the areas of overall service, physical ship attributes, onboard products and services, food and beverage offerings and overall entertainment and land-based excursion quality. Based on recent guest experience and loyalty reports, the quality of our guests’ experience generates high levels of customer loyalty, as demonstrated by the fact that approximately 30% of our customers are repeat customers and 71% say they would recommend Norwegian Cruise Line to their friends and family.

Brand recognition is also strong with over 92% of cruisers reporting familiarity with Norwegian. Importantly, our brand has equity in freedom, flexibility and choice, all highly valued benefits within the cruise industry demographic. We continue to receive industry-wide recognition, winning more than 30 prestigious awards in 2008, 2009 and 2010 including several from the readers of Sherman’s Travel, Condé Nast Traveler, Travel & Leisure, AOL Travel and ForbesTraveler.com.

Strong Cash Flow

Nearly all of our non-finance capital expenditures, with the exception of the $25.5 million renovation of our private island which is currently underway, relate to the maintenance of our very young and modern fleet and shoreside operations. Our newbuild projects include very attractive financing which will fund approximately 90% of the required pre-delivery and delivery date construction payments; as such, we expect the cost of our newbuild project to have a minimal impact on our cash flow generation in the near term. We are able to generate significant levels of cash flow due to the negative working capital needs of our business, driven by our ability to pre-sell tickets and receive customer deposits with long lead times ahead of sailing. Our debt financing is relatively low cost, with a weighted-average interest rate cost of 5.96% as of September 30, 2010. In addition, we believe that substantially all of our income qualifies as shipping income, and as such is tax exempt under Section 883 of the Code. As a result, we believe that we will generate substantial cash flow from operations that can be utilized to significantly de-lever our balance sheet over time.

Highly Experienced Management Team

Our senior management team is comprised of experienced executives with an average of 12.5 years in the cruise, travel, leisure and hospitality-related industries. Since the Apollo Funds’ and the TPG Viking Funds’ investment in January 2008, 25 of the top 35 members of our senior management team (including 10 of the top 12) have been newly recruited or promoted to their current position under the leadership of our President and

Chief Executive Officer, Kevin Sheehan. We believe that the experience and leadership of our senior management team is a significant contributor to improving the operating and financial performance of our Company.

Strong and Supportive Shareholders

Our shareholders or their affiliates have extensive experience investing in the cruise, leisure and travel-related industries. Affiliates of the Apollo Funds have invested significant equity and resources to the cruise and leisure industry with its investment in Prestige Cruise Holdings, Inc. which operates through two distinct upscale cruise brands, Oceania Cruises and Regent Seven Seas Cruises. In addition, affiliates of both Apollo and TPG Capital own Harrah’s Entertainment, a leading gaming company, with whom we recently created a successful marketing alliance. Affiliates of TPG Capital are also significant investors in Sabre Holdings, a leading GDS (global distribution system) and parent of Travelocity.com. Genting HK, headquartered in Hong Kong, represents the premier Asian cruise line with destinations in Malaysia, Singapore, Hong Kong, Taiwan and Japan. Our shareholders have a strong track record of providing us with capital to grow and expand our business having contributed approximately $2.5 billion of equity capital to support our fleet renewal program since 2003.

Our Business Strategies

We seek to attract vacationers by offering new products and services and creating differentiated itineraries in new markets through new and existing modern ships with the aim of delivering a better, value-added, vacation experience to our customers relative to other broad-based or land-based leisure alternatives.

Innovative Product Offerings

We have a long history of product innovation within the cruise industry as one of the most established consumer brands in Caribbean cruising. We became the first cruise operator to buy a private island in the Bahamas to offer a private beach experience to our passengers; and we were the first to introduce a 2,000-Berth megaship into the Caribbean market in 1980. More recently, we pioneered new concepts in cruising earlier this decade with the development of “Homeland Cruising” and the launch of “Freestyle Cruising.”

We continue to bring innovation to the cruise industry with the delivery of Norwegian Epic in June 2010, which offers 21 dining options, a diverse range of accommodations and what we believe is the widest array of entertainment at sea. In addition to several differentiated full-service complimentary dining rooms, Norwegian Epic also features specialty restaurants including a classic steakhouse, sushi, Japanese teppanyaki, Brazilian churrascaria, Asian noodle bar, traditional Chinese, fine French and Italian restaurants. Guest accommodations on Norwegian Epic include the groundbreaking Studios, 128 cabins designed for solo travelers centered around the Studio Lounge, a private two-story lounge for studio guests. On its top decks, Norwegian Epic offers a “ship within a ship” in the largest suite complex at sea; the exclusive Villas compound includes two decks with 52 villas and penthouses, a private pool with multiple hot tubs and sundecks, a private fitness center and steam rooms, fine dining in the Epic Club restaurant, casual outdoor dining at the Courtyard Grill, and 24-hour concierge service, all exclusively for villa and penthouse guests. Entertainment onboard Norwegian Epic includes a wide variety of branded entertainment for guests to choose from, including exclusive engagements with Blue Man Group, Cirque Dreams & Dinner, Legends in Concert, Nickelodeon and the improvisational comedy troupe, The Second City.

Building on the recent success of Norwegian Epic, we are drawing on our legacy of innovation to create two new next-generation “Freestyle Cruising” ships, scheduled for delivery in the second quarters of 2013 and 2014, respectively. These 4,000 Berth ships will include many of the most popular elements of Norwegian Epic and the rest of our fleet together with new ground-breaking features, all keeping the consistent innovative spirit of “Freestyle Cruising” in the core of the design.

Maximize Net Yields

We are focused on growing our revenue through various initiatives aimed at increasing our ticket prices and occupancy as well as onboard spending to drive higher overall Net Yields. To maximize passenger ticket revenue, our revenue management strategy is focused on optimizing pricing and generating demand throughout the booking curve. We plan to base-load our capacity by booking passengers as early before sailing as possible and through methods outside of traditional sales channels, allowing our sales force to focus its efforts on more targeted business objectives. Through base-loading, we believe we will increase our Net Yields by filling our ships earlier, rather than discounting close to sailing dates in order to achieve our targeted Load Factors. Our specific initiatives to achieve this include:

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Casino Player Strategy. As part of this strategy, we have non-exclusive arrangements with over 86 casino partners worldwide including Harrah’s Entertainment, an affiliate of both Apollo and TPG Capital, whereby loyal gaming customers are offered cruise reward certificates redeemable for cruises onboard our ships. Through property sponsored events and joint marketing programs, we have the opportunity to market cruises to Harrah’s Entertainment’s customers. These arrangements with our casino partners have the dual benefit of filling open inventory and reaching customers expected to generate above average onboard revenue through the casino and other onboard spending.

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Strategic Relationships. Our base-loading strategy also includes strategic relationships with travel agencies and international tour operators, who commit to purchasing a certain level of inventory with long lead times.

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CM&I Sales. We are increasing our focus on driving additional business through the CM&I channel, which typically books very far in advance and can represent a significant portion of the ship, or even an entire sailing, in one transaction. We added a new Vice President to our sales force specifically focused on this initiative.

•	PROS Yield Management System. In late 2009, we implemented the PROS yield management system which allows us to better analyze and maximize our overall pricing decisions.

We continue to focus on various initiatives to drive increased onboard revenue across a variety of areas. From the twelve month period ended December 31, 2007 to the twelve month period ended September 30, 2010, our net onboard and other revenue yield increased by 27% from $42.86 to $54.43 primarily due to strong performance in casino, food and beverage and shore excursions. Our strategy for further driving increased onboard revenue includes, among other things, generating additional casino revenue through our arrangements with our casino partners, optimizing the utilization of our specialty restaurants that carry a cover charge, pre-booking and pre-selling additional onboard activities and encouraging our staff to up-sell our passengers with additional revenue generating products and services. The delivery of Norwegian Epic has created additional onboard revenue opportunities through ticket sales and merchandising based on our unique and premium entertainment offerings.

Improve Operating Efficiency and Lower Costs

We are continually focused on driving financial improvement through a variety of cost savings initiatives. These initiatives are focused on reducing costs while at the same time improving the overall product we deliver to our customers. Since the beginning of 2008, we have significantly reduced our operating cost base through various programs including contract renegotiations, overhead rationalization, and fuel consumption reduction initiatives. We also typically hedge a majority of our near term fuel consumption in order to provide greater visibility of our fuel expense; as of September 30, 2010, we had hedged 65% of our expected fuel consumption over the next twelve months at favorable prices. We have also reduced our maintenance expense as a result of our fleet renewal, as younger, more modern ships are typically less costly to maintain than older ships. Beginning in early 2008, we reduced our capacity in the Hawaii market, re-flagging and relocating two of three ships, which significantly reduced crew payroll expenses aboard those ships creating substantial margin expansion. As a result of these various cost and efficiency initiatives, and despite the challenging economic environment, our Adjusted EBITDA as a percentage of Net Revenue increased from 12.8% in the twelve month period ended December 31, 2007 to 27.1% for the twelve month period ended September 30, 2010. We believe that our new corporate culture of efficiency will drive further margin expansion as we continue to tightly manage our cost structure while optimizing Net Yield. In addition, we expect the economies of scale from our two newbuild ships to drive further operating efficiencies over the long term.

Expand and Strengthen Our Product Distribution Channels

As part of our growth strategy, we are continually looking for ways to deepen and expand our customer sales channels. We restructured our sales and marketing organization, which included the hiring of one Senior Vice President and two Vice Presidents, to provide better focus on distribution through four primary channels: retail/travel agent, consumer direct, international, and CM&I.

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Retail/Travel Agent. Through our worldwide Partnership 2.0 initiative, which began in 2008, we are strengthening our ties with our travel agent partners. We have implemented close to 100 individual projects specifically designed to improve our efficiency with the travel agency channels and our guests, ranging from more timely commission payments to aggressive call center quality monitoring. We also restructured our travel agent sales force, allowing us to more effectively support the larger accounts, which represent approximately 50% of our customers, with specific expertise and also gain access to a significantly larger number of travel partners through an outbound call center based in our Miami headquarters. In a recent survey, 91% of travel agent respondents stated that they witnessed a material improvement in our business practices and overall communication since the arrival of our new management team.

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Direct. We continue to grow our direct business through investments in our brand and our website as well as increasing our direct sales force. Passengers booking directly with us tend to book earlier and in premium category inventory which provides higher Net Yields. This direct sales channel is at a significantly lower cost for us and has grown from 13.3% of our net ticket revenue in 2007 to 27% for the first nine months of 2010, and we expect to further increase our mix of direct business in the future.

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International. We have an international sales presence, with over 145 people in Europe and representatives covering Latin America, Australia and Asia. We are primarily focused on increasing our business in the European market, which has grown significantly in recent years but remains under-penetrated. In Europe, we now offer local itineraries year-round and our “Freestyle Cruising” has been well received. We are in the process of expanding our direct sales force in Europe which will allow us to develop our direct distribution in Europe in a manner similar to our U.S. operation. In support of this European strategy, we will deploy our newest and most sophisticated ship, Norwegian Epic, in Europe during the summer beginning in 2011. We are now forging a closer distribution partnership with Genting HK, to develop product distribution across the Asia Pacific region.

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CM&I. Our CM&I business focuses on full ship Charters as well as corporate meeting and incentive travel. These sales often have very long lead times and generate a higher level of Net Yield than sales through our other channels.

Across every distribution channel we are undertaking a major effort to grow demand with a targeted sales and marketing program for our premium stateroom categories, including our balcony and other premium stateroom categories, with a particular emphasis on our suites and villa complexes, which have increased as a percentage of our total inventory as a result of our fleet renewal.

Our Fleet

Our ships are purpose-built ships that enable us to provide our customers with the ultimate “Freestyle Cruising” experience. Our ships have state-of-the-art passenger amenities, including up to 21 dining options on each ship, together with hundreds of private balcony cabins on each ship. Currently, 48% of our cabins have private balconies representing a higher mix of outside cabins than the other contemporary brands. Private balcony cabins are very popular with passengers and offer the opportunity for increased revenue by allowing us to charge a premium. Five of our ships offer a complex of private courtyard villas, each with up to approximately 570 square feet, which provide personal butler service and exclusive access to a private courtyard area with private pools, sundeck, hot tubs, and fitness center. In addition, six of our ships have luxury garden villas with up to 6,694 square feet, making them the largest cabins at sea. These luxury garden villas offer three separate bedroom areas, spacious living and dining room areas, as well as 24-hour, on-call butler and concierge service.

Continuing our tradition of innovation and the extension of the Norwegian Cruise Line brand, we took delivery of Norwegian Epic in June 2010. Norwegian Epic offers our passengers itineraries to the western and eastern Caribbean as well as Europe and is one of the most innovative and sophisticated ships in the industry. The ship offers our customers a huge aqua park, sports complex, squash court, two three-lane bowling alleys and our two-story Wii™ Wall. In addition, the ship features a spa facility and fitness center with more than 31,000 square feet. There are 21 dining options on Norwegian Epic offering one of the widest choices of dining experiences among the fleets of the Major North American Cruise Brands. Exclusive entertainment is offered aboard Norwegian Epic with the addition of brand new entertainment choices including Blue Man Group, Cirque Dreams & Dinner, Legends in Concert and Nickelodeon. We offer world-class entertainment in our jazz and blues club and our comedy club features improvisational comedy troupe, The Second City. Norwegian Epic has been very well received by the market with the strongest bookings we have ever seen for a new ship, both in terms of price and volume. This positive reception has also benefited revenue for the other ships in our fleet, which have experienced significant bookings due to the uplift that Norwegian Epic has created for our brand overall. We believe the premium cabin mix in Norwegian Epic will drive further increases in Net Yield.

As further described in “Prospectus Summary—Recent Developments,” building onto the successful launch of our latest ship, Norwegian Epic, we recently announced two new ships with approximately 4,000 Berths each, scheduled for delivery in the second quarters of 2013 and 2014, respectively.

The table below provides a brief description of our ships and areas of operation based on 2010 itineraries:

Ship(1)	Year Built	Berths	Gross Tons	Primary Areas of Operation
Norwegian Epic	2010	4,100	153,000	Caribbean
Norwegian Gem	2007	2,400	93,500	Europe, Bahamas, Caribbean
Norwegian Jade	2006	2,400	93,600	Europe
Norwegian Pearl	2006	2,400	93,500	Alaska, Caribbean, Pacific Coastal and Panama Canal
Norwegian Jewel	2005	2,380	93,500	Bahamas, Caribbean, Canada and New England
Pride of America	2005	2,140	80,400	Hawaii
Norwegian Dawn	2002	2,220	92,300	Bermuda, Caribbean, Canada and New England
Norwegian Star	2001	2,240	91,700	Alaska, Mexico, Pacific Coastal and Panama Canal
Norwegian Sun	2001	1,940	78,300	South America, Europe, and Caribbean
Norwegian Sky(2)	1999	1,990	77,100	Bahamas
Norwegian Spirit	1998	2,000	75,300	Caribbean, Bermuda, Canada and New England

(1)	The table does not contain the two new ships which are to be constructed by the Meyer Werft GmbH shipyard for delivery in the second quarters of 2013 and 2014, respectively. Each ship will approximate 4,000 Berths and 143,500 Gross Tons.
(2)	Chartered from Genting HK.

We initiated a $25.5 million renovation to our private island, Great Stirrup Cay, which includes a new dining and bar facility to enhance the guest experience, as well as offering new activities such as wave runners, an aqua park and a stingray encounter experience. The enhancements are scheduled to be completed in phases through the end of 2011 and will provide us with additional revenue generating opportunities on the island.

Itineraries

We offer cruise itineraries ranging from one day to three weeks calling on over 125 worldwide locations, including destinations in the Caribbean, Bermuda, the Bahamas, Mexico, Alaska, Europe, Hawaii, New England, Central and South America, North Africa and Scandinavia. We have developed, and are continuing to develop, innovative itineraries to position our ships in new and niche markets as well as in the mainstream markets throughout the Americas and Europe. For the nine months ended September 30, 2010, approximately 61% of our itineraries, by Capacity Days, were in more exotic, under-penetrated and less traditional locations (areas outside of the Caribbean and Bahamas) which we believe allows us to generate higher Net Yield.

Ports and Facilities

We have an agreement with the Government of Bermuda whereby two of our ships are permitted weekly calls in Bermuda through 2018 from Boston, Baltimore, Charleston and New York. In addition, we own a private island in the Bahamas, Great Stirrup Cay, which we utilize as a port-of-call on some of our itineraries. We have a contract with the City of New York pursuant to which we receive preferential berths on specific piers at the city’s passenger ship Terminal. Furthermore, we have contracts with the city of Los Angeles and the Port of Miami pursuant to which we receive preferential berths at the city’s cruise ship Terminals. We have a concession permit with the U.S. National Park Service whereby our ships are permitted to call on Glacier Bay 22 times through September 30, 2019 during each summer cruise season. At present, we do not intend to acquire any port facilities. We believe that our facilities are adequate for our current needs, and that we are capable of obtaining additional facilities as necessary.

Revenue Management Practices

Our cruise ticket prices generally include cruise fare and a wide variety of onboard activities and amenities, including meals and entertainment. In some instances, cruise ticket prices include round-trip airfare to and from the port of embarkation. Prices vary depending on the particular cruise itinerary, cabin category selected and the time of year that the voyage takes place. We generate additional revenue from specialty restaurants and certain beverages, casino operations, shore excursions, gift shop purchases, spa services and other similar items.

Ticket Revenue

We base our ticket pricing and revenue management on a strategy that encourages travelers to book early and secure attractive savings. This is accomplished through a revenue management system designed to maximize Net Yield by matching projected availability to anticipated future passenger demand. We perform extensive analyses of our databases in order to determine booking history and trends by sailing, cabin category, travel partner, market segment, itinerary and distribution channel. In addition, we establish a set of cabin categories throughout each cruise ship and price our cruise fares on the basis of these cabin categories. Typically, the initial published fares are established 18 or more months in advance of the departure of a cruise at a level which, under normal circumstances, would provide a high occupancy. If the rate at which cabin inventory is sold differs from expectations, we will raise or lower the prices of each cabin category accordingly. This can be done through promotions, special rate codes, opening and closing categories, or price changes. Our revenue management tool, which is typical of what is used by our major competitors in North America, tracks and forecasts overall booking demand and provides optimal pricing and selling limit recommendations on a daily basis. The system allows us to better optimize our booking curve and shorten the time to implement pricing decisions, and is designed to optimize revenue for the full range of cabin categories, thereby reducing the need for last minute discounting to fill ships.

Onboard and Other Revenue

Ticket prices typically include cruise accommodation, meals in certain dining facilities and many onboard activities such as entertainment, pool-side activities and various sports programs. We earn additional revenue onboard our ships principally from specialty restaurants and certain beverages, casino operations, shore excursions, gift shop purchases, spa services and other similar items. Onboard and other revenue is an important component of our revenue base representing 31.2% of our 2009 total revenue. To maximize onboard revenue, we use various cross-marketing and promotional tools and are supported by point-of-sale systems permitting “cashless” transactions for the sale of these onboard products and services. Food and beverage, gaming and shore excursions are managed directly by the Company while retail shops, spa services, art auctions and internet services are managed through contracts with third party concessionaires. These contracts generally entitle us to a fixed percentage of the gross sales derived from these concessions.

Seasonality

The seasonality of the North American cruise industry generally results in the greatest demand for cruises during the summer months of June through August. This predictable seasonality in demand has resulted in fluctuations in our revenue and results of operations. The seasonality of our results is increased due to ships being taken out of service for regularly scheduled Dry-docking, which we typically schedule during non-peak demand periods.

Sales and Marketing

Product Distribution Channels and Sales

We sell our product through four primary distribution channels: retail/travel agent, consumer direct, international and CM&I.

The retail/travel agent channel represents the majority of our ticket sales. Passengers utilizing this channel book their cruises through independent travel agents who sell our itineraries on a non-exclusive, commission-based basis. Given the importance of the retail/travel agent channel, a major focus of our marketing strategy is motivating and supporting our travel agent partners. Our travel partner base is comprised of an extensive network of approximately 20,000 independent travel agencies including brick and mortar, internet-based and home-based operators located in North America, South America, Europe, Asia and Australia.

In 2008, we implemented “Partnership 2.0,” a new initiative aimed at strengthening our ties with our travel agent partners. As part of the program, we implemented dozens of projects specifically designed to improve efficiency with our travel partners and guests, ranging from more timely commission payments to aggressive call center quality monitoring. We also restructured our travel agent sales force, allowing us to more effectively support the larger accounts with specific expertise and also gain access to a significantly larger number of travel partners through an outbound call center. In a recent survey, 91% of travel agent respondents stated that they witnessed a material improvement in our business practices and overall communication as a result of “Partnership 2.0.”

In addition to our focus on retail sales, we continue to grow our consumer direct business through investments in our brand and our website as well as significant increases in our direct sales force. Passengers booking directly with us tend to book earlier and in higher category inventory.

Outside of the U.S., we have an international sales presence with over 145 people in Europe and representatives covering Latin America, Australia and Asia. We are primarily focused on increasing our business in the United Kingdom and Continental Europe markets, which have grown significantly in recent years and where we now offer local itineraries year-round. We have modified our 2010 itineraries to increase demand by appealing to guests in different markets including the UK, Italy, Germany and Spain. We have had success with our baseloading initiatives in Europe, where our “Freestyle Cruising” has been well received, and are in the process of building our direct sales force in Europe.

Finally, our CM&I business focuses on full ship Charters as well as corporate meeting and incentive travel. These sales often have very long lead times and generate a higher level of Net Yield than sales through our other channels.

Across all channels, we are also undertaking a major effort to grow demand with a targeted sales and marketing program for our premium stateroom categories, including our suites and villa complexes, which have increased significantly as a percentage of our total inventory as a result of our fleet renewal.

Supporting our sales efforts across several distribution channels are our call centers located in Florida, Arizona, the UK and Germany with over 650 personnel oriented towards servicing travel agents and direct customer calls. Additionally, we have an outsourced relationship with a firm that manages an additional location for us in Guatemala. We believe that our diverse locations should minimize risks associated with natural disasters, labor markets and other factors which could impact the operation of our call centers.

Marketing, Brand Communications and Advertising

Our marketing department works to enhance our brand awareness and increase levels of engagement and understanding of our product and services among consumers, trade and travel partners. Core areas within the department include brand strategy, advertising and media, marketing communications, direct marketing, customer loyalty, website/interactive and market research. All marketing supports our comprehensive brand platform created expressly to leverage our unique “Freestyle Cruising” concept. Our brand campaign started in late 2006 and has been successful in differentiating us from our competitors. The media mix has included television, print, radio, digital, e-mail and direct mail. We also introduced a new component to our travel partner marketing, NCL University online, which is an informative travel partner education program.

We have made significant progress in expanding our marketing reach with our online products and services. Our website, www.ncl.com, serving both our passengers and travel agency partners, has been a major focus of this momentum. We are continually enhancing our website to ensure that it communicates our brand promise, promotes relevant product information and aligns with our “Freestyle Cruising” message. Our consumer and travel agency partner booking engine provides passengers and travel agency partners the ability to shop and purchase any of our worldwide cruise itineraries with a more intuitive and informative online experience. We continue to develop additional functionality and tools to serve our passengers and travel agency partners.

Sustainable customer loyalty of our past passengers is an important element of our marketing strategy. We believe that attending to our past passengers’ needs and motivations creates a cost-effective means of attracting business, particularly to our new itineraries, because past passengers are familiar with our brands, products and services and often return to our ships. The Norwegian Cruise Line loyalty program is known as Latitudes. Members of this program receive periodic mailings with informative destination information and cruise promotions that include special pricing, shipboard credits, cabin upgrades and onboard recognition. Avid cruisers can use our co-branded credit card to earn upgrades and discounts.

Customer feedback and research is also a critically important element in the development of our overall marketing and business strategies. In 2008, we instituted a process for measuring and understanding key drivers of customer loyalty and satisfaction from our passengers that provides valuable insights into the cruise experience. We regularly initiate custom research studies among both consumers and travel partners to assess the impact of various programs and/or to solicit feedback that inform future direction.

Ship Operations and Cruise Infrastructure

Ship Maintenance

In addition to routine maintenance and repairs performed on an ongoing basis and in accordance with applicable requirements, each of our ships is generally taken out of service, approximately every 24 to 60 months, for a period of one or more weeks for scheduled maintenance work, repairs and improvements performed in Dry-dock. Dry-dock duration is a statutory requirement controlled under the chapters of SOLAS and to some extent the International Load Lines Convention. Under these regulations, it is required that a passenger ship Dry-dock twice in 5 years and the maximum duration between each Dry-dock cannot exceed 3 years. However, most of our ships qualify under a special exemption provided by the Bahamas (flag state) after meeting certain criteria set forth by the Bahamas to Dry-dock once in every 5 years. To the extent practical, each ship’s crew, catering and hotel staff remain with the ship during the Dry-docking period and assist in performing maintenance and repair work. We do not earn revenue while ships are Dry-docked. Accordingly, Dry-docking work is typically performed during non-peak demand periods to minimize the adverse effect on revenue that results from ships being out of service. Dry-dockings are typically scheduled in spring or autumn and depend on shipyard availability.

Suppliers

Our largest capital expenditures are for ship construction and acquisition. Our largest operating expenditures are for fuel and oil, passenger food and beverage, travel agent services and advertising and marketing. Most of the supplies that we require are available from numerous sources at competitive prices. In addition, owing to the large quantities that we purchase, we can obtain favorable prices for many of our supplies. Our purchases are denominated primarily in U.S. dollars. Payment terms granted by the suppliers are generally customary terms for the cruise industry.

Crew and Passenger Safety

We place the utmost importance on the safety of our passengers and crew. We conduct an ongoing safety campaign, with the objective of training ship personnel to enhance their awareness of safety practices and policies onboard.

Our fleet is equipped with modern navigational control and fire prevention and control systems. In recent years, our ships have continuously been upgraded and include internal and external regulatory audits. We have installed HI-FOG sprinklers in the engine rooms of the ships in our fleet, as required by the IMO regulation. The navigation centers on our ships are also equipped with voyage data recorders (“VDRs”), which are similar in concept to the black boxes used in commercial aircraft. The VDRs permit us to analyze safety incidents. A majority of our ships utilize operational closed circuit television systems that enhance our training, assist in investigations and support the safety of passengers and crew.

We have developed the Safety and Environmental Management System (“SEMS”). This advanced, intranet-based system establishes the policies, procedures, training, qualification, quality, compliance, audit, and self-improvement standards for all employees, both shipboard and shoreside. It also provides real-time reports and information to support the fleet and risk management decisions. Through this system, our senior managers, as well as ship management, can focus on consistent, high quality operation of the fleet. The SEMS is approved and routinely audited by an outside consultant, and the system also undergoes regular internal audits as well as an annual audit by the U.S. Coast Guard. We screen and train our crew to ensure crew familiarity and proficiency with the safety equipment onboard. Various safety measures have been implemented on all of our ships and additional personnel have been appointed in our ship operations departments.

Insurance

We maintain marine insurance on the hull and machinery of our ships, which are maintained in amounts related to the estimated market value of each ship. The coverage for each of the hull and machinery policies is maintained with syndicates of insurance underwriters from the European and U.S. insurance markets.

In addition to the marine insurance coverage on the hull and machinery of our ships discussed above, we seek to maintain comprehensive insurance coverage at commercially reasonable rates and believe that our current coverage is adequate to protect against most of the accident-related risks involved in the conduct of our business. We carry:

•	protection and indemnity insurance (that covers third party liabilities) including insurance against risk of fuel spill;

•

war risk insurance, including terrorist risk insurance, on each ship in an amount equal to the total insured hull value, subject to certain coverage limits, deductibles and exclusions. The terms of our marine war risk policies include provisions where underwriters can give seven days notice to the insured that the policies will be cancelled, which is typical for policies in the marine industry;

•	tour operator insurance;

•	insurance for cash onboard; and

•	insurance for our shoreside property and general liability risks.

We believe that all of our insurance coverage, including those noted above, is subject to market-standard limitations, exclusions and deductible levels.

The Athens Convention Relating to the Carriage of Passengers and Their Luggage by Sea (1974) (the “Athens Convention”) and the Protocol to the Athens Convention Relating to the Carriage of Passengers and Their Luggage by Sea (1976) (the “1976 Protocol”) are generally applicable to passenger ships. The U.S. has not ratified the Athens Convention; however, with limited exceptions, the 1976 Protocol to the Athens Convention may be contractually enforced with respect to cruises that do not call at a U.S. port. The International Maritime Organization Diplomatic Conference agreed to a new protocol to the Athens Convention on November 1, 2002 (the “2002 Protocol”). The 2002 Protocol, which has not yet entered into force, establishes for the first time a level of compulsory insurance which must be maintained by passenger ship operators with a right of direct action against the insurer. The timing of the entry into force of the 2002 Protocol, if achieved at all, is unknown. No assurance can be given that affordable and secure insurance markets will be available to provide the level and type of coverage required under the 2002 Protocol. If the 2002 Protocol enters into force, we expect insurance costs would increase.

Trademarks

We own a number of registered trademarks relating to, among other things, the names “NORWEGIAN CRUISE LINE,” “NCL AMERICA,” “NCL” and the NCL logo, the names of our ships (except where trademark applications for these have been filed and are pending), incentive programs and specialty services rendered onboard our ships. In addition, we own registered trademarks relating to the “FREESTYLE” family of names, including, “FREESTYLE CRUISING,” “FREESTYLE DINING” and “FREESTYLE VACATION.” Other significant marks include our “SCHOOL OF FISH DESIGN” marks that display one fish swimming against a school of fish and NCL slogan marks, e.g., “NCL. WHERE YOU’RE FREE TO WHATEVER,” which underscore our “FREESTYLE” message. We believe our “NORWEGIAN CRUISE LINE,” “NCL AMERICA,” “NCL,” “FREESTYLE CRUISING,” “FREESTYLE DINING,” “FREESTYLE VACATION” and “NCL” slogan trademarks and the names of our ships as well as the SCHOOL OF FISH DESIGN, NCL and NCL AMERICA logos are widely recognized throughout North America and Europe and have considerable value.

Competition

We compete in the multi-night global cruise vacation industry. Although this sector has grown significantly over the past decade, it still remains a relatively small part of the broadly defined global vacation market that has historically been dominated by land-based vacation alternatives. The different cruise brands that make up the global cruise vacation industry historically have been segmented by product offering and service quality into contemporary, premium and luxury cruises. The contemporary segment generally includes cruises on larger ships that last seven days or less, provides a casual ambiance and is less expensive than the premium or luxury segments. The premium segment is characterized by cruises that last from seven to 14 nights with a higher quality product offering than the contemporary segment, appealing to a more affluent demographic. The luxury segment offers the highest level of services and quality with longer cruises on the smallest ships.

We compete primarily with the other Major North American Cruise Brands consisting of the contemporary segment, including Carnival Cruise Lines and Royal Caribbean International and the premium segment, including Holland America, Princess Cruises and Celebrity Cruises. As of September 30, 2010, Norwegian Cruise Line accounts for approximately 12.0% of the Major North American Cruise Brands’ capacity in terms of Berths. We compete against all of these operators principally on the quality of our ships, our differentiated product offering, selection of our itineraries and value proposition of our cruises.

We also face competition from non-cruise vacation alternatives, including beach resorts, golf and tennis resorts, theme parks, land-based gaming operations, and other hotels and tourist destinations.

Regulatory Issues

Registration of Our Ships

Ten of the ships that we currently operate are registered in the Bahamas. One of our ships, Pride of America, is a U.S.-flagged ship. Our ships registered in the Bahamas are inspected at least annually pursuant to Bahamian requirements. Our U.S.-registered ship is subject to laws and regulations of the U.S. federal government and to various U.S. federal regulatory agencies, including, but not limited to, the U.S. Public Health Service and the U.S. Coast Guard. Our U.S.-flagged ship is also regulated by the Food and Drug Administration (“FDA”) and U.S. Department of Labor.

Our entire fleet is also subject to the health and safety laws and regulations of the various port locales where the ships dock. The U.S. and the Bahamas are members of the IMO and have adopted and implemented the IMO conventions relating to ocean-going passenger ships. U.S. law generally requires ships transporting passengers exclusively between and among ports in the U.S. to be built entirely in the U.S., documented under U.S. law, crewed by Americans and owned by entities that are at least 75% owned and controlled by U.S. citizens. We have been granted specific authority to operate in and among the islands of Hawaii under legislation, known as the “Hawaii Cruise Ship Provision,” which was part of the “Consolidated Appropriations Resolution, 2003” enacted in 2003 (Public Law 108-7, Division B, Title II, General Provisions—Department of Commerce, Section 211 (February 20, 2003) (117 Stat. 11,79)). The Hawaii Cruise Ship Provision permitted two partially completed ships (originally contracted for construction in a U.S. shipyard by an unrelated party), to be completed in a shipyard outside of the U.S. and documented under the U.S. flag even if the owner does not meet the 75% U.S. ownership requirement, provided that the direct owning entity is organized under the laws of the U.S. and meets certain U.S. citizen officer and director requirements. Presently, only one of the two ships completed in compliance with the Hawaii Cruise Ship Provision, Pride of America, operates as a U.S.-flagged ship. The other, Pride of Hawai’i, was transferred to the Bahamas registry and operates as Norwegian Jade. The Hawaii Cruise Ship Provision also authorized the re-documentation under the U.S. flag of one additional foreign-built cruise ship for operation between U.S. ports in the islands of Hawaii, Pride of Aloha. In May 2008, Pride of Aloha was transferred to the Bahamas registry and operates as Norwegian Sky. The Hawaii Cruise Ship Provision imposes certain requirements, including that any non-warranty work be performed in the U.S., except in case of emergency or lack of availability, and that the ship operates primarily between and among the islands of Hawaii. As a result of this exemption, our U.S.-flagged ship deployed in Hawaii is able to cruise between U.S. ports in Hawaii without the need to call at a foreign port.

Health and Environment

Our various ports of call subject our ships to international and U.S. laws and regulations relating to environmental protection, including but not limited to MARPOL. Under such laws and regulations, we are prohibited from, among other things, discharging certain materials, such as petrochemicals and plastics, into the waterways. Specifically in the U.S., we comply in all material respects with the newly implemented U.S. Environmental Protection Agency’s Vessel General Discharge permit.

Also in the U.S., we must meet the U.S. Public Health Service’s requirements, including ratings by inspectors from the Centers for Disease Control and Prevention (“CDC”) and the FDA. We believe we rate at the top of the range of CDC and FDA scores achieved by the major cruise lines. In addition, the cruise industry and the U.S. Public Health Service have agreed on regulations for food, water and hygiene to assist cruise lines in achieving the highest health and sanitation standards on cruise ships.

Pursuant to FMC and U.S. Coast Guard regulations, we have covered our financial responsibility with respect to death or injury to passengers and water pollution by providing required guarantees from our insurers with respect to such potential liabilities. In addition, we are required to obtain certificates from the U.S. Coast Guard relating to our ability to satisfy liabilities in cases of water pollution. We currently operate under an Environmental Management Plan that is incorporated into the SEMS program.

Permits for Glacier Bay, Alaska

In connection with certain of our Alaska cruise operations, we rely on concession permits from the U.S. National Park Service to operate our ships in Glacier Bay National Park and Preserve. We currently hold a concession permit allowing for 22 calls per summer cruising season through September 30, 2019. However, there can be no assurance that such permit will be renewed when necessary or that regulations relating to the renewal of such permit will remain unchanged in the future.

Security and Safety

From July 1, 1998, pursuant to provisions adopted by the IMO, all cruise ships were required to be certified as having safety procedures that comply with the requirements of the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention (“ISM Code”). We have obtained certificates certifying that our ships are in compliance with the ISM Code. Each such certificate is granted for a five-year period and is subject to periodic verification.

We believe that our ships currently comply with all requirements of the IMO and the U.S. and Bahamian flags, including but not limited to SOLAS, MARPOL and STCW. The SOLAS requirements are amended and extended by the IMO from time to time. For example, the International Port and Ship Facility Code (“ISPS Code”), was adopted by the IMO in December 2002 and provides for measures strengthening maritime security and places new requirements on governments, port authorities and shipping companies in relation to security issues onboard ships and in ports. We have been in compliance with all requirements of the ISPS Code imposed upon us as of the implementation date of July 1, 2004.

In addition to the requirements of the ISPS Code, the U.S. Congress enacted the Maritime Transportation Security Act of 2002 (“MTSA”), which implements a number of security measures at ports in the U.S. including measures that apply to ships registered outside the U.S. docking at ports in the U.S. The U.S. Coast Guard has published its own set of MTSA regulations that require a security plan for every ship entering the territorial waters of the U.S., provide for identification requirements for ships entering such waters and establish various procedures for the identification of crew members onboard such ships. Our fleet is in compliance with the requirements imposed upon it by the MTSA and the U.S. Coast Guard regulations. The Transportation Workers Identification Credential (“TWIC”) is a new federal requirement for accessibility into and onto U.S. ports and U.S.-flagged ships. We are in compliance with this requirement.

Amendments to SOLAS required that ships constructed in accordance with pre-1974 SOLAS requirements install automatic sprinkler systems by December 31, 2005. Failure to comply with the SOLAS requirements with respect to any ship will, among other things, restrict the operations of such ship in the U.S. and many other jurisdictions. We are in compliance with these requirements.

IMO adopted an amendment to SOLAS which requires partial bulkheads on cabin balconies to be of non-combustible construction. Existing ships are required to comply with this SOLAS amendment by the first statutory survey after July 1, 2008. As of December 31, 2009, all of our ships were in compliance with the SOLAS amendment. The new SOLAS regulation on Long-Range Identification and Tracking (LRIT) entered into force on January 1, 2008. This allows SOLAS contracting governments a year to set up and test the LRIT system and ship operators a year to start fitting the necessary equipment or upgrading so that their ships can transmit LRIT information. Ships constructed on or after December 31, 2008 must be fitted with a system to automatically transmit the identity of the ship, the position of the ship (latitude and longitude) and the date and time of the position. Ships constructed before December 31, 2008 must be fitted with the equipment not later than the first survey of the radio installation after December 31, 2008. We are in compliance with these requirements.

Financial Requirements

The FMC requires evidence of financial responsibility for those offering transportation on passenger ships operating out of U.S. ports to indemnify passengers in the event of non-performance of the transportation. Accordingly, we are required to maintain a $15.0 million third party performance guarantee on our behalf in respect of liabilities for non-performance of transportation and other obligations to passengers. Proposed regulations would revise the financial requirements with respect to both death/injury and non-performance coverages. Also, the PSA has issued a legal requirement for us to maintain a security guarantee based on cruise business originated from the United Kingdom currently valued at British Pound Sterling 4.1 million. We also are required to establish financial responsibility by other jurisdictions to meet liability in the event of non-performance of our obligations to passengers from those jurisdictions.

From time to time, various other regulatory and legislative changes have been or may in the future be proposed that may have an effect on our operations in the U.S. and the cruise industry in general.

Taxation of the Company

Taxation of Operating Income: In General

This discussion is based on the Code as in effect on the date of this prospectus, existing final and temporary regulations thereunder, and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. The following discussion is for general information purposes only and does not purport to be a comprehensive description of all of the U.S. federal income tax considerations applicable to us.

Unless exempt from U.S. federal income taxation, a foreign corporation is subject to U.S. federal income tax in respect of any income that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis or from the performance of services directly related to those uses, collectively referred to as “shipping income,” to the extent that the shipping income is derived from sources within the U.S.

For these purposes, shipping income attributable to transportation that begins or ends, but that does not both begin and end, in the U.S., which we refer to as “U.S. source international shipping income,” will be considered to be 50% derived from sources within the U.S.

The legislative history of the transportation income source rules suggests that a cruise that begins and ends in a U.S. port, but that calls on one or more foreign ports, will derive U.S.-source income only from the first and last legs of such cruise. However, since there are no regulations or other IRS guidance with respect to these rules, the applicability of the transportation income source rules described above is not free from doubt.

No portion of shipping income attributable to transportation exclusively between non-U.S. ports will be considered to be derived from sources within the U.S. Such shipping income will not be subject to any U.S. federal income tax. Shipping income attributable to transportation exclusively between U.S. ports will be considered to be 100% derived from U.S. sources.

Unless exempt from tax under Section 883 of the Code (or “effectively connected” with the conduct of a U.S. trade or business, as described below), 50% of our gross U.S. source international shipping income generally would be subject to a 4% tax imposed without allowance for deductions.

The U.S.-source portion of our income that is not shipping income is generally subject to U.S. taxation. Regulations list several items of income which are not considered to be incidental to the international operation of ships and, to the extent derived from U.S. sources, are subject to U.S. federal income taxes. Income items considered non-incidental to the international operation of ships include income from the sale of Single-day cruises, shore excursions, air and other transportation, and pre- and post-cruise land packages. We believe that substantially all of our income derived from the international operation of ships is shipping income.

Exemption of Operating Income from U.S. Federal Income Taxation

Under Section 883 of the Code and the related regulations, a foreign corporation will be exempt from U.S. federal income taxation on its U.S. source international shipping income if: (a) it is organized in a qualified foreign country, which is one that grants an “equivalent exemption” from tax to corporations organized in the U.S. in respect of each category of shipping income for which exemption is being claimed under Section 883 of the Code, and to which we refer as the “Country of Organization Test”; and (b) either: (1) more than 50% of the value of its stock is beneficially owned, directly or indirectly, by qualified shareholders, which includes individuals who are “residents” of a qualified foreign country, to which we refer as the “50% Ownership Test”; (2) one or more classes of its stock representing, in the aggregate, more than 50% of the combined voting power and value of all classes of its stock are “primarily and regularly traded on one or more established securities markets” in a qualified foreign country or in the U.S., to which we refer as the “Publicly Traded Test”; or (3) it is a “controlled foreign corporation” and it satisfies an ownership test to which, collectively, we refer as the “CFC Test.”

Bermuda, the jurisdiction where we are incorporated, has been officially recognized by the IRS as a qualified foreign country that currently grants the requisite equivalent exemption from tax in respect of each category of shipping income we expect to earn in the future. Therefore, we will satisfy the Country of Organization Test and will likely be exempt from U.S. federal income taxation with respect to our U.S. source international shipping income if we are able to satisfy any one of the 50% Ownership Test, the Publicly Traded Test or the CFC Test.

The regulations under Section 883 of the Code provide, in pertinent part, that a corporation will meet the Publicly Traded Test if one or more classes of stock of a foreign corporation representing, in the aggregate, more than 50% of the combined voting power and value of all classes of stock are “primarily and regularly traded on one or more established securities markets” in a qualified foreign country or in the U.S. A class of stock will be considered to be “primarily traded” on an established securities market in a country if the number of shares of such class of stock that are traded during any taxable year on all established securities markets in that country exceeds the number of shares of such stock that are traded during that year on established securities markets in any other single country.

Under the regulations, a class of stock will be considered to be “regularly traded” on an established securities market if (a) such class of stock is listed on such market, (b) such class of stock is traded on such market, other than in minimal quantities, on at least 60 days during the taxable year or one sixth of the days in a short taxable year, and (c) the aggregate number of shares of such class of stock traded on such market during the taxable year is at least 10% of the average number of shares of such class of stock outstanding during such year, or as appropriately adjusted in the case of a short taxable year. The regulations provide that the trading frequency and trading volume tests will be deemed satisfied if a class of stock is regularly quoted by dealers making a market in such stock.

The regulations provide, in pertinent part, that a class of stock will not be considered to be “regularly traded” on an established securities market for any taxable year in which 50% or more of the outstanding shares of such class of stock are owned on more than half the days during the taxable year by persons who each own 5% or more of the outstanding shares of such class of stock, to which we refer as the “Five Percent Override Rule.” The “Five Percent Override Rule” will not apply if we can substantiate that the number of our ordinary shares owned for more than half of the number of days in the taxable year (1) directly or indirectly applying attribution rules, by our “qualified shareholders”, and (2) by our non-5% shareholders, is greater than 50% of our outstanding ordinary shares. Qualified shareholders include (1) individuals who are residents of countries that grant an equivalent exemption; (2) foreign corporations that meet the Publicly Traded Test and are organized in countries that grant an equivalent exemption; and (3) certain foreign governments, not-for-profit organizations, and certain beneficiaries of foreign pension funds. U.S individuals and U.S. domestic corporations are not qualified shareholders.

Since we expect that our ordinary shares will be traded on                     , which is considered to be an established securities market, we expect that our ordinary shares will be deemed to be “primarily traded” on an established securities market. Furthermore, we believe we will meet the trading volume requirements described previously because the pertinent regulations provide that trading volume requirements will be deemed to be met with respect to a class of equity traded on an established securities market in the U.S., where, as we expect will be the case for our ordinary shares, the class of equity is regularly quoted by dealers who regularly and actively make offers, purchases and sales of such equity to unrelated persons in the ordinary course of business.

As of the consummation of this offering, our direct 5% shareholders will own more than 50% of our ordinary shares. Nevertheless, we believe, and have obtained the required substantiation supporting such belief, that the number of our ordinary shares owned by our non-5% shareholders and our qualified shareholders is greater than 50% of our total outstanding ordinary shares. Based on the foregoing, we expect that our ordinary shares will be considered to be “primarily and regularly traded on an established securities market” and that we and each of our corporate subsidiaries in which we own more than 50% of the value of the outstanding stock and that is organized in a qualifying foreign country will therefore qualify for the Section 883 tax exemption. However, there are factual circumstances beyond our control, including changes in the direct and indirect owners of our shares or the status of certain or our qualified shareholders, which could cause us or our subsidiaries to lose the benefit of this tax exemption. Therefore, we can give no assurance in this regard. Should any of the facts described above cease to be correct or the direct or indirect ownership of our shares changes, our and these subsidiaries’ ability to qualify for the Section 883 tax exemption will be compromised. Also, it should be noted that Section 883 of the Code has been the subject of legislative modifications in past years that have had the effect of limiting its availability to certain taxpayers, and there can be no assurance that future legislation will not preclude us from obtaining the benefits of Section 883 of the Code.

In addition, because we are relying on the substantial ownership by non-5% shareholders in order to satisfy the regularly traded test, there is the potential that if another shareholder becomes a 5% shareholder our qualification under the Publicly Traded Test could be jeopardized. If we were to fail to satisfy the Publicly Traded Test, we would be subject to U.S. income tax on income associated with our cruise operations in the U.S. Therefore, as a precautionary matter, we have provided protections in our memorandum of association to reduce the risk of the Five Percent Override Rule applying. In this regard, our memorandum of association will provide that no one person or group of related persons, other than the Apollo Funds, the TPG Viking Funds and Genting HK, may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 4.9% of our ordinary shares, whether measured by vote, value or number. In addition, our memorandum of association generally will restrict the transfer of any of our ordinary shares if such transfer would cause us to be subject to U.S. shipping income tax. In general, detailed attribution rules, that treat a shareholder as owning shares that are owned by another person, are applied in determining whether a person is a 5% shareholder.

For purposes of the 4.9% limit, a “transfer” will include any sale, transfer, gift, assignment, devise or other disposition, whether voluntary or involuntary, whether of record, constructively or beneficially, and whether by operation of law or otherwise. The 4.9% limit does not apply to the Apollo Funds, the TPG Viking Funds or Genting HK. These shareholders will be permitted to transfer their shares without complying with the limit subject to certain restrictions. See “Certain Relationships and Related Party Transactions—The Shareholders’ Agreement.”

Our memorandum of association will provide that the Board of Directors may waive the 4.9% limit or transfer restrictions, in any specific instance, if evidence satisfactory to our Board of Directors and our tax counsel is presented that such ownership will not jeopardize our status as exempt from U.S. income taxation on gross income from the international operation of a ship or ships, within the meaning of Section 883 of the Code. The Board of Directors may also terminate the limit and transfer restrictions generally at any time for any reason. If a purported transfer or other event, including owning ordinary shares in excess of the 4.9% limit on the effective date of the proposed amendment, results in the ownership of ordinary shares by any shareholder in violation of the 4.9% limit, or causes us to be subject to U.S. income tax on shipping operations, such ordinary shares in excess of the 4.9% limit, or which would cause us to be subject to U.S. shipping income tax will automatically be designated as “excess shares” to the extent necessary to ensure that the purported transfer or other event does not result in ownership of ordinary shares in violation of the 4.9% limit or cause us to become subject to U.S. income tax on shipping operations, and any proposed transfer that would result in such an event would be void. Any purported transferee or other purported holder of excess shares will be required to give us written notice of a purported transfer or other event that would result in excess shares. The purported transferee or holders of such excess shares shall have no rights in such excess shares, other than a right to the payments described below.

Excess shares will not be treasury shares but rather will continue to be issued and outstanding ordinary shares. While outstanding, excess shares will be transferred to a trust. The trustee of such trust will be appointed by us and will be independent of us and the purported holder of the excess shares. The beneficiary of such trust will be one or more charitable organizations selected by the trustee. The trustee will be entitled to vote the excess shares on behalf of the beneficiary. If, after purported transfer or other event resulting in excess shares and prior to the discovery by us of such transfer or other event, dividends or distributions are paid with respect to such excess shares, such dividends or distributions will be repaid to the trustee upon demand for payment to the charitable beneficiary. All dividends received or other income declared by the trust will be paid to the charitable beneficiary. Upon our liquidation, dissolution or winding up, the purported transferee or other purported holder will receive a payment that reflects a price per share for such excess shares generally equal to the lesser of:

•

in the case of excess shares resulting from a purported transfer, the price per share paid in the transaction that created such excess shares, or, in the case of certain other events, the market price per share for the excess shares on the date of such event, or

•

in the case of excess shares resulting from an event other than a purported transfer, the market price for the excess shares resulting from an event other than a purported transfer, the market price for the excess shares on the date of such event.

At the direction of the Board of Directors, the trustee will transfer the excess shares held in trust to a person or persons, including us, whose ownership of such excess shares will not violate the 4.9% limit or otherwise cause us to become subject to U.S. shipping income tax within 180 days after the later of the transfer or other event that resulted in such excess shares or we become aware of such transfer or event. If such a transfer is made, the interest of the charitable beneficiary will terminate, the designation of such shares as excess shares will cease and the purported holder of the excess shares will receive the payment described below. The purported transferee or holder of the excess shares will receive a payment that reflects a price per share for such excess shares equal to the lesser of:

•	the price per share received by the trustee, and

•

the price per share such purported transferee or holder paid in the purported transfer that resulted in the excess shares, or, if the purported transferee or holder did not give value for such excess shares, through a gift, devise or other event, a price per share equal to the market price on the date of the purported transfer or other event that resulted in the excess shares.

A purported transferee or holder of the excess shares will not be permitted to receive an amount that reflects any appreciation in the excess shares during the period that such excess shares were outstanding. Any amount received in excess of the amount permitted to be received by the purported transferee or holder of the excess shares must be turned over to the charitable beneficiary of the trust. If the foregoing restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee or holder of any excess shares may be deemed, at our option, to have acted as an agent on our behalf in acquiring or holding such excess shares and to hold such excess shares on our behalf.

We will have the right to purchase any excess shares held by the trust for a period of 90 days from the later of:

•	the date the transfer or other event resulting in excess shares has occurred, and

•	the date the Board of Directors determines in good faith that a transfer or other event resulting in excess shares has occurred.

The price per excess share to be paid by us will be equal to the lesser of:

•	the price per share paid in the transaction that created such excess shares, or, in the case of certain other events, the market price per share for the excess shares on the date of such event, or

•	the lowest market price for the excess shares at any time after their designation as excess shares and prior to the date we accept such offer.

These provisions in our memorandum of association could have the effect of delaying, deferring or preventing a change in our control or other transaction in which our shareholders might receive a premium for their ordinary shares over the then-prevailing market price or which such holders might believe to be otherwise in their best interest. To the extent that the proposed regulations are amended or finalized in a manner which, in the opinion of our Board of Directors, does not require these provisions in our memorandum of association to ensure that we will maintain our income tax exemption for our shipping income, our Board of Directors may determine, in its sole discretion, to terminate the 4.9% limit and the transfer restrictions of these provisions. While both the mandatory offer protection and 4.9% protection remain in place, no third party other than the Apollo Funds, the TPG Viking Funds or Genting HK will be able to acquire control of NCL Corporation Ltd.

Taxation in Absence of Section 883 Exemption

If we do not qualify for exemption under Section 883 of the Code as described above, 50% of our gross U.S. source international shipping income will be subject to a 4% tax, without allowance for deductions, unless such income is effectively connected with the conduct of a U.S. trade or business (“effectively connected income”), as described below.

To the extent our U.S. source international shipping income or any other income we may have is considered to be effectively connected income, as described below, any such income, net of applicable deductions, would be subject to the U.S. federal corporate income tax, currently imposed at rates of up to 35%. In addition, we may be subject to a 30% “branch profits” tax on such income and on certain interest paid or deemed paid attributable to the conduct of such trade or business.

Our U.S. source international shipping income would be considered effectively connected income only if we have, or are considered to have, a fixed place of business in the U.S. involved in the earning of U.S. source international shipping income; and substantially all of our U.S. source international shipping income is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the U.S.

U.S. Taxation of Gain on Sale of Vessels

Provided we qualify for exemption from tax under Section 883 of the Code in respect of our shipping income, gain from the sale of a vessel likewise should be exempt from tax under Section 883 of the Code. If, however, our shipping income does not, for whatever reason, qualify for exemption under Section 883 of the Code, then such gain could be treated as effectively connected income (determined under rules different from those discussed above) and subject to the net income and branch profits tax regime described above.

Certain State, Local and Non-U.S. Tax Matters. We are subject to income taxes in various state, local and non-U.S. jurisdictions in which we transact business.

U.S. Federal Income Taxation—U.S.-flagged Operation.

Through 2009, income derived from our U.S.-flagged operation (under the NCL America brand) generally is subject to U.S. federal and state income taxation at combined graduated rates of up to 39%, after an allowance for deductions. U.S.-source dividends and interest paid by NCL America generally would be subject to a 30% withholding tax, unless exempt under one of various exceptions.

Organizational Structure

Our corporate structure is as follows(1):

(1)	All subsidiaries are 100% owned by their immediate parent company.
(2)	Immediately prior to the completion of this offering, NCL Corporation Ltd. was owned 50% by Genting HK, 37.5% by the Apollo Funds and 12.5% by the TPG Viking Funds.
(3)	Ship-holding companies for our Bahamas-flagged ships.
(4)	Operates our Bahamas-flagged fleet, including a ship Charter agreement with Genting HK, and performs under contract with NCL America LLC certain marketing, ticket issuance and other services.
(5)	Ship-holding company for our U.S.-flagged ship.
(6)	Operates our U.S.-flagged ship.

Employees

The following table shows the divisional allocation of our employees as of September 30, 2010 and December 31, 2009, 2008 and 2007.

	As of September 30,	As of December 31,
	2010	2009	2008	2007
Shipboard(1)	11,920	10,149	11,125	12,115
Shoreside	1,913	1,758	1,842	2,175

Total	13,833	11,907	12,967	14,290

(1)	Does not include crew members that were on leave as of the respective dates.

In 2009 and 2008, less shipboard crew was primarily due to ships leaving the fleet and less shoreside employees was primarily due to cost control initiatives.

Also, we refer you to “Risk Factors—Risks Related to Our Business—Amendments to the collective bargaining agreements for crew members of our fleet could have an adverse impact on our financial condition and results of operations” for more information regarding our relationships with union employees and our collective bargaining agreements that are currently in place.

Property and Equipment

Information about our ships, including their size and primary areas of operation, estimated expenditures and financing may be found under “Business—Our Fleet” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and capital resources.” Information about environmental regulations and issues that may affect our utilization and operation of cruise ships may be found under “Business—Regulatory Issues—Health and Environment.” For information regarding encumbrances on our ships, see “Description of Certain Indebtedness.”

Our principal executive offices are located at 7665 Corporate Center Drive, Miami, Florida, where we lease approximately 230,300 square feet of facilities. We also lease approximately (i) 24,300 square feet of office space in Sunrise, Florida for sales; (ii) 25,600 square feet of office space in Hawaii for administrative operations of NCL America and Polynesian Adventure Tours; (iii) 9,600 square feet of office space in London, England for sales and marketing in the United Kingdom and Ireland; (iv) 11,000 square feet of office space in Germany for sales and marketing in Europe; and (v) 42,800 square feet of office space in Phoenix, Arizona for a call center. In addition, we own a private island in the Bahamas, Great Stirrup Cay, which we utilize as a port-of-call on some of our itineraries. We believe that our facilities are adequate for our current needs, and that we are capable of obtaining additional facilities as necessary.

Legal Proceedings

In May 2008, we were served with a complaint in the Circuit Court of Miami-Dade County, Florida, by a former shipboard concessionaire for fraudulent inducement, equitable or promissory estoppel and breach of contract in connection with the termination of a shipboard concessionaire agreement. We believe that we have meritorious defenses to these claims and, accordingly, are vigorously defending this action and are not able at this time to estimate the impact of these proceedings.

In July 2009, a class action complaint was filed against NCL (Bahamas) Ltd. in the United States District Court, Southern District of Florida on behalf of a purported class of crew members alleging inappropriate deductions of their wages pursuant to the Seaman’s Wage Act and wrongful termination resulting in a loss of retirement benefits. We believe that we have meritorious defenses to these claims and, accordingly, are vigorously defending this action and are not able at this time to estimate the impact of these proceedings.

In the normal course of our business, various other claims and lawsuits have been filed or are pending against us. Most of these claims and lawsuits are covered by insurance and, accordingly, the maximum amount of our liability is typically limited to our deductible amount. Nonetheless, the ultimate outcome of these claims and lawsuits that are not covered by insurance cannot be determined at this time. We have evaluated our overall exposure with respect to all of our threatened and pending litigation and, to the extent required, we have accrued amounts for all estimable probable losses associated with our deemed exposure. We are currently unable to estimate any other potential contingent losses beyond those accrued, as discovery is not complete nor is adequate information available to estimate such range of loss or potential recovery. We intend to vigorously defend our legal position on all claims and, to the extent necessary, seek recovery.

MANAGEMENT

Our business and affairs are managed by our Board of Directors consisting of seven members.

The following table sets forth certain information regarding our directors, executive officers and key employees as of October 26, 2010:

Name	Age	Position
Tan Sri Lim Kok Thay	59	Chairman of our Board of Directors
David Chua Ming Huat	48	Director
Marc J. Rowan	48	Director
Steve Martinez	41	Director
Adam M. Aron	56	Director
Walter L. Revell	75	Director, Chairman of the Audit Committee
Karl Peterson	39	Director
Kevin M. Sheehan	57	President and Chief Executive Officer
Wendy A. Beck	46	Executive Vice President and Chief Financial Officer
Andrew Stuart	47	Executive Vice President, Global Sales and Passenger Services
Daniel S. Farkas	41	Senior Vice President, General Counsel and Secretary

All the executive officers and key employees listed above hold their offices at the pleasure of our Board of Directors, subject to rights under any applicable employment agreements. There are no family relationships between or among any directors and executive officers.

Tan Sri Lim Kok Thay became the Chairman of our Board of Directors of the Company on December 16, 2003. Since 2007, Tan Sri Lim has been Chairman and Chief Executive of Genting Berhad, a company listed on Bursa Malaysia Securities Berhad. Genting Berhad is an investment holding company and is principally involved, through its subsidiaries and associated companies, in leisure and hospitality; gaming and entertainment businesses; plantations; property development and management; tours and travel-related services; investments; generation and supply of electric power and oil and gas exploration activities. Since 2006, 2008 and 2005, respectively, Tan Sri Lim has also been Chairman and Chief Executive of Genting Malaysia Berhad, the Chief Executive of Genting Plantations Berhad, both of which are publicly listed companies in Malaysia, and the Executive Chairman of Genting Singapore PLC, a public company listed on the Singapore Stock Exchange. Genting Malaysia, Genting Plantations, and Genting Singapore are subsidiaries of Genting Berhad. Since 1990, Tan Sri Lim has been a director of Golden Hope Limited (acting as trustee of the Golden Hope Unit Trust) which is the principal shareholder of Genting HK; he is also the Chairman and Chief Executive Officer of Genting HK, where he focuses on long-term policies and new shipbuildings. Tan Sri Lim has been with Genting HK since its formation in 1993. Tan Sri Lim was also involved in the development of Resorts World Genting in Malaysia, formerly known as Genting Highlands Resort, and the overall concept and development of the Burswood Resort in Perth, Australia, and the Adelaide Casino in South Australia. Tan Sri Lim graduated with a Bachelor of Science (Civil Engineering) degree from the University of London in 1975 and attended the Program for Management Development at the Harvard Graduate School of Business in 1979. In light of our ownership structure and Tan Sri Lim’s position with Genting HK and his extensive business experience, we believe that it is appropriate for Tan Sri Lim to serve as Chairman of our Board of Directors of the Company.

David Chua Ming Huat became a director of the Company in 2008. He has served as President of Genting HK since May 2007. Prior to that time, he was the Chief Operating Officer of Genting Berhad from September 2006 to February 2007. Before that he held key management positions in various international securities companies in Malaysia, Singapore and Hong Kong with extensive knowledge in the management of securities/futures/derivatives trading, asset and unit trusts management, corporate finance and corporate advisory business. He was a director and member of the Listing Committee of the MESDAQ market of Bursa Malaysia Securities Berhad from April 1998 to May 2002. He possesses a Bachelor of Arts degree in Political Science and

Economics from the Carleton University, Ottawa, Canada. In light of our ownership structure and Mr. Chua’s position with Genting HK and his extensive business experience, we believe that it is appropriate for Mr. Chua to serve as a director of the Company.

Marc J. Rowan became a director of the Company in January 2008. Mr. Rowan co-founded Apollo in 1990 and has been a Senior Managing Director of Apollo Global Management, LLC since 2007. In addition to NCL Corporation Ltd., Mr. Rowan currently serves on the boards of directors of the general partner of AP Alternative Assets, L.P., Apollo Global Management, LLC, Athene Re, Countrywide plc and Harrah’s Entertainment, Inc., as well as on the boards of certain other Apollo entities. He has previously served on the boards of directors of AMC Entertainment, Inc., Culligan Water Technologies, Inc., Furniture Brands International, Mobile Satellite Ventures, LLC, National Cinemedia, Inc., National Financial Partners, Inc., New World Communications, Inc., Quality Distribution, Inc., Samsonite Corporation, SkyTerra Communications Inc., Unity Media SCA, Vail Resorts, Inc. and Wyndham International, Inc. Mr. Rowan is also active in charitable activities. He is a founding member and serves on the executive committee of the Youth Renewal Fund and is a member of the boards of directors of the National Jewish Outreach Program and the Undergraduate Executive Board of the University of Pennsylvania’s Wharton School of Business. Mr. Rowan graduated summa cum laude from the University of Pennsylvania’s Wharton School of Business with a BS and an MBA in Finance. In light of our ownership structure and Mr. Rowan’s position with Apollo and his extensive business experience, we believe that it is appropriate for Mr. Rowan to serve as a director of the Company.

Steve Martinez became a director of the Company in January 2008. Mr. Martinez has been a partner of Apollo since 2007. Mr. Martinez currently serves on the board of directors of Prestige Cruise Holdings, Inc., an upscale cruise line operating the Oceania and Regent Seven Seas brands; the parent company of Rexnord Industries, a diversified manufacturer of engineered products; Principal Maritime, an ocean transportation services company; Veritable Maritime, an owner of crude oil tankers and Hughes Telematics, an information services company. He has previously served on the boards of directors of Allied Waste Industries, Goodman Global, Jacuzzi Brands and Hayes-Lemmerz International. Mr. Martinez is also active in charitable activities, and currently serves as Co-Chairman of the Northeast Advisory Board of the Hispanic Scholarship Fund. Prior to joining Apollo, Mr. Martinez was a member of the mergers and acquisitions department of Goldman Sachs & Co. with responsibilities in merger structure negotiation and financing. Before that he worked at Bain & Company Tokyo advising U.S. corporations on corporate strategies in Japan. Mr. Martinez received a Master’s of Business Administration from the Harvard Business School and a Bachelor of Arts and Bachelor of Science from the University of Pennsylvania and the Wharton School of Business, respectively. In light of our ownership structure and Mr. Martinez’ position with Apollo and his extensive business experience, we believe that it is appropriate for Mr. Martinez to serve as a director of the Company.

Adam M. Aron became a director of the Company in January 2008. Since 2006, he has been Chairman and CEO of World Leisure Partners, Inc., a personal consultancy for matters related to travel and tourism and high-end real estate development and which acts in partnership with Apollo. Mr. Aron has previously served as President and CEO of Norwegian Cruise Line, from 1993 to 1996, Senior Vice President of Marketing for United Airlines, from 1990 to 1993, Senior Vice President-Marketing for Hyatt Hotels Corporation, from 1987 to 1990, and most recently as Chairman of the Board and Chief Executive Officer of Vail Resorts, Inc., from 1996 to 2006. Mr. Aron currently serves on the board of directors of Cap Juluca Properties Ltd., E-miles, Inc., Starwood Hotels and Resorts Worldwide and Prestige Cruise Holdings, Inc., the parent company of Oceania Cruises, Inc. and Regent Seven Seas Cruises. He is a member of the Council on Foreign Relations, and is a former member of the Young Presidents’ Organization, Business Executives for National Security; the former First Vice Chairman of the Travel Industry Association of America; and Vice Chairman of the National Finance Committee of the Democratic Senatorial Campaign Committee for the 2008 election cycle. Mr. Aron was selected by the U.S. Secretary of Defense to participate in the Joint Civilian Orientation Conference in 2004, was appointed by the U.S. Secretary of Agriculture to serve on the board of directors of the National Forest Foundation from 2000 through 2006, and was a delegate to President Clinton’s 1995 White House Conference on Travel and Tourism. Mr. Aron received a Master’s of Business Administration degree with distinction from the Harvard Business

School and a Bachelor of Science Cum Laude from Harvard College. In light of Mr. Aron’s extensive business experience, we believe that it is appropriate for Mr. Aron to serve as a director of the Company.

Walter L. Revell became a director of the Company and Chairman of the Audit Committee in June 2005, having served as a director of Kloster Cruise Line and other predecessor companies since 1993. Since 1984, Mr. Revell has been Chairman of the Board and Chief Executive Officer of Revell Investments International, Inc., a diversified investment, development and management company located in Coral Gables, Florida. Since 1994, 2002 and 1990, respectively, Mr. Revell has also served as a director of The St. Joe Company, a publicly traded company that is Florida’s largest private land owner and a major real estate developer, as a director of International Finance Bank in Miami, Florida and as a director of Edd Helms Group in Miami, Florida. Since 1990, he has also served as Chairman of the Board and Chief Executive Officer of Pinehurst Development, Inc., a family owned company, and serves on the Executive Committee, the Board of Trustees and as Chairman of the Construction Committee of the Miami Science Museum. He formerly was a director of Calpine Corporation, Dycom Industries, Rinker Materials and Sun Banks of Florida. Mr. Revell served as Secretary of Transportation for the State of Florida in the Askew Administration. He is a past Chairman of the Florida Chamber of Commerce and has been a member of The Florida Council of 100 since 1972. He served as Chairman and CEO of H.J. Ross Associates, Inc., consulting engineers, planners and scientists, and continues as Senior Advisor to T.Y. Lin International, the new parent company, in San Francisco. In light of Mr. Revell’s extensive business experience, we believe that it is appropriate for Mr. Revell to serve as a director of the Company.

Karl Peterson became a director of the Company in July 2008. He is a Partner of TPG Capital, a member of the firm’s Management Committee and co-head of the firm’s EMEA efforts. Since rejoining TPG Capital in 2004, Mr. Peterson has led TPG Capital’s investment activities in travel and leisure and media and entertainment sectors and starting in 2009 he assumed responsibility for leading the firm’s investments in financial services. Prior to 2004, he was President and Chief Executive Officer of Hotwire, Inc. Mr. Peterson led Hotwire, Inc. from inception through its highly successful sale to IAC/InterActiveCorp for $680 million in 2003. Before his work at Hotwire, Inc., Mr. Peterson was a principal of TPG Capital in San Francisco. Prior to joining TPG Capital in 1995, Mr. Peterson was an investment banker in the Mergers & Acquisitions Department and the Leveraged Buyout Group of Goldman, Sachs & Co. from 1992 to 1995. He graduated with high honors from the University of Notre Dame, where he earned a B.B.A. in finance and business administration and was elected to Beta Gamma Sigma. Mr. Peterson currently serves on the board of directors of Harrah’s Entertainment, Inc., Norwegian Cruise Lines and Sabre Holdings Corporation. In light of our ownership structure and Mr. Peterson’s position with TPG Capital and his extensive business experience, we believe that it is appropriate for Mr. Peterson to serve as a director of the Company.

Kevin M. Sheehan serves as the President and Chief Executive Officer of the Company. Since joining the Company in November 2007 he has served as Chief Executive Officer, President, and Executive Vice President and Chief Financial Officer. Prior to joining us, he spent two and a half years consulting to private equity firms including Cerberus, Fortress and Clayton Dubilier & Rice and lecturing full time at Adelphi University in New York as Distinguished Visiting Professor of Accounting, Finance and Economics. Prior to that, Mr. Sheehan served a nine-year career with Cendant as Chairman and Chief Executive Officer of their Vehicle Services Division including responsibility for Avis Rent A Car, Budget Rent A Car, Budget Truck, PHH Fleet Management and Wright Express. Prior to that he was Cendant’s Chief Financial Officer and initially served as President and Chief Financial Officer of Avis Group. He is a graduate of Hunter College and the New York University Graduate School of Business. Mr. Sheehan serves on the board of directors, as Chairman of the Audit Committee and as a member of the Compensation Committee of GateHouse Media (NYSE “GHS”). He also serves on the board of directors of the West of England Ship Owners Mutual Insurance Association, as Chairman of the Florida Caribbean Cruise Association’s Executive Committee and on the Executive Committee of the Cruise Line International Association (CLIA).

Wendy A. Beck has served as the Executive Vice President and Chief Financial Officer since September 2010. Prior to joining us, Ms. Beck served as Executive Vice President and Chief Financial Officer of Domino’s Pizza, Inc. from May 2008 to August 2010. Prior to that she served as Senior Vice President, Chief Financial

Officer and Treasurer of Whataburger Restaurants, LP from May 2004 through April 2008 and served as their Vice President and Chief Accounting Officer from August 2001 through April 2004. Ms. Beck was also employed at Checkers Drive-In Restaurants, Inc. from 1993 though July 2001, serving as their Vice President, Chief Financial Officer and Treasurer from 2000 through July 2001. Ms. Beck holds a Bachelor of Science degree in Accounting from the University of South Florida and is a Certified Public Accountant.

Andrew Stuart has served as Executive Vice President, Global Sales and Passenger Services of the Company since November 2008. In April 2008, he held the position of Executive Vice President and Chief Product Officer and Executive Vice President of Marketing and Sales since 2003 and, prior to that, he was our Senior Vice President of Passenger Services. He joined us in August 1988 in our London office holding various Sales and Marketing positions before relocating to our headquarters in Miami. Mr. Stuart earned a Bachelor of Science degree in Catering Administration from Bournemouth University, United Kingdom.

Daniel S. Farkas has served as Senior Vice President and General Counsel of the Company since February 2008 and as Secretary of the Company since 2010. Since Mr. Farkas joined us in January 2004, he has held the positions of Vice President and Assistant General Counsel from 2005 to 2008, and Assistant General Counsel, from 2004 to 2005. Mr. Farkas was formerly a partner in the Miami offices of the law firm Mase and Gassenheimer specializing in maritime litigation. Before that he was an Assistant State Attorney for the Eleventh Judicial Circuit in and for Miami Dade County, Florida. Mr. Farkas currently serves on the board of directors of the Cruise Industry Charitable Foundation. Mr. Farkas earned a Bachelor of Arts degree Cum Laude with honors in English and American Literature from Brandeis University and a Juris Doctorate degree from the University of Miami.

Board of Directors

Upon consummation of this offering, our Board of Directors will consist of                      directors, of which                      will be independent directors.

Committees of the Board of Directors

Audit Committee

Upon consummation of this offering, our audit committee will consist of                     ,                      and                     . The Board of Directors has determined that                      qualifies as an audit committee financial expert as defined in Item 401(h) of Regulation S-K. Each of                     ,                      and                      is independent as independence is defined in Rule 10A-3(b)(i) under the Exchange Act or under                             .

The principal duties and responsibilities of our audit committee are as follows:

•	to monitor our financial reporting process and internal control system;

•	to appoint our independent registered public accounting firm from time to time, determine their compensation and other terms of engagement and oversee their work;

•	to oversee the performance of our internal audit function; and

•	to oversee our compliance with legal, ethical and regulatory matters.

The audit committee will have the power to investigate any matter brought to its attention within the scope of its duties. It will also have the authority to retain counsel and advisors to fulfill its responsibilities and duties.

Compensation Committee

Upon consummation of this offering, our compensation committee will consist of Steve Martinez,                     and                     .

The principal duties and responsibilities of our compensation committee are as follows:

•

to provide oversight on the development and implementation of the compensation policies, strategies, plans and programs for our key employees and outside directors and disclosure relating to these matters;

•	to review and approve the compensation of our chief executive officer and the other executive officers of us and our subsidiaries; and

•	to provide oversight concerning selection of officers, management succession planning, performance of individual executives and related matters.

Governance Committee

Upon consummation of this offering, our governance committee will consist of                     ,                      and                     .

The principal duties and responsibilities of the governance committee will be as follows:

•

to establish criteria for board and committee membership and recommend to our Board of Directors proposed nominees for election to the Board of Directors and for membership on committees of the Board of Directors;

•	to make recommendations regarding proposals submitted by our shareholders; and

•	to make recommendations to our Board of Directors regarding board governance matters and practices.

We refer you to “Certain Relationships and Related Party Transactions—The Shareholders’ Agreement” for more information about the process for selection of directors by our principal shareholders.

Code of ethical business conduct

We have a Code of Ethical Business Conduct that applies to all of our employees officers and directors, including our principal executive officer, principal financial officer and principal accounting officer, or persons performing similar functions. These standards are designed to deter wrongdoing and to promote honest and ethical conduct. Excerpts from the Code of Ethical Business Conduct, which address the subject areas covered by the SEC’s rules, are posted on our website: www.ncl.com under “About NCL—Corporate Governance.” Any substantive amendment to, or waiver from, any provision of the Code of Ethical Business Conduct with respect to any senior executive or financial officer shall be posted on this website. The information that appears on our website is not part of, and is not incorporated by reference into, this prospectus.

Compensation committee interlocks and insider participation

None of our executive officers serves as a member of our Board of Directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our Board of Directors or compensation committee. No interlocking relationship exists between any member of our Board of Directors or any member of the compensation committee (or other committee performing equivalent functions) of any other company.

COMPENSATION DISCUSSION AND ANALYSIS

This section describes each of the material elements of compensation awarded to, earned by or paid to our executive officers identified in the Summary Compensation Table, which we refer to in this section as our “Named Executive Officers” or “NEOs.” This section also describes the role and involvement of various parties in our executive compensation analysis and decisions, and provides a discussion of the process and rationale for the decisions of our Board of Directors (“Board”) to compensate our Named Executive Officers with specific types and amounts of compensation. The Named Executive Officers for 2009 were:

Kevin Sheehan*	Chief Executive Officer and Chief Financial Officer

Roberto Martinoli**	President and Chief Operating Officer

Andrew Stuart	Executive Vice President, Global Sales and Passenger Services

Gregory Hunt***	Former Executive Vice President, Strategic and Commercial Development

*	Mr. Sheehan became the President and Chief Executive Officer effective August 1, 2010
**	Mr. Martinoli’s employment with the Company terminated on July 31, 2010.
***	Mr. Hunt’s employment with the Company terminated on July 17, 2009.

Our executive compensation programs are determined and approved by our Board. None of the Named Executive Officers are members of the Board or otherwise had any role in determining the compensation of other Named Executive Officers, although the Board does consider the recommendations of our Chief Executive Officer (the “CEO”) in setting compensation levels for our executive officers other than the CEO.

Executive Compensation Program Objectives and Philosophy

The Company’s general compensation arrangements are guided by the following principles and business objectives:

•	We believe that a capable, experienced and highly motivated executive management team is critical to our success and to the creation of long-term shareholder value.

•

We believe that the most effective executive compensation program is one that is designed to reward the achievement of annual, long-term and strategic goals and aligns the interests of our executives with those of our shareholders, with the ultimate objective of improving long-term shareholder value.

The Company’s executive compensation program is designed according to these principles and is intended to achieve two principal objectives: (1) effectively attract and retain executives with the requisite skills and experience to help us achieve our business objectives and develop, expand and execute business opportunities that improve long-term shareholder value and (2) encourage executives to achieve our short-term and long-term business objectives and increase long-term shareholder value by linking executive compensation to Company performance, increases in long-term shareholder value and individual performance.

The Company’s current compensation program has three key elements, which are designed to be consistent with the Company’s compensation philosophy and business objectives: (1) base salary; (2) annual incentive cash bonuses; and (3) long-term equity awards that are subject to both time and performance based vesting requirements. The Company also provides nonqualified deferred compensation plan benefits, 401(k) retirement benefits, perquisites and severance benefits to the executive officers.

In structuring executive compensation arrangements, the Board considers how each component meets these objectives. Base salaries, severance and nonqualified deferred compensation benefits are primarily intended to attract and retain highly qualified executives. These are the elements of our executive compensation program where the value of the benefit in any given year is not dependent on performance (although base salary amounts and benefits determined by reference to base salary may change from year to year depending on performance, among other things). We believe that in order to attract and retain top executives, we need to provide our executives with compensation levels that reward their continued service and are competitive. Some of the elements, such as base salaries, are paid out on a short term or current basis. Other elements, such as benefits provided upon termination of employment and nonqualified deferred compensation are paid out on a longer term basis. We believe that this mix of short and long term elements allows us to achieve our goals of attracting and retaining top executives.

Annual incentive bonuses and long-term equity incentives are the elements of our executive compensation program that are designed to reward performance and thus the creation of shareholder value. Annual incentive bonuses are primarily intended to motivate the Named Executive Officers to achieve the Company’s annual financial objectives, although we also believe it helps us attract and retain top executives. Our long-term equity incentives are primarily intended to align Named Executive Officers’ long-term interests with shareholders’ long-term interests, although we also believe that they also play a role in helping us to attract and retain top executives.

The Board believes that performance based compensation such as annual incentive bonuses and long-term equity incentives play a significant role in aligning management’s interests with those of our shareholders. For this reason, these forms of compensation constitute a significant portion of each of our Named Executive Officers’ compensation. In determining the appropriate mix for each of our Named Executive Officers, the Board considers and assesses, among other factors, each Named Executive Officer’s responsibilities, background and experience, and value to the Company, as well as their expected level of contribution toward achieving the Company’s long-term objectives.

Compensation Consultants; Review of Relevant Compensation Data

Consistent with past practice, in 2009 the Board did not retain a compensation consultant to review or recommend the amount or form of compensation paid to our executive officers, including our Named Executive Officers, or our directors. We have not adopted a policy regarding compensation consultant independence. We will consider the implementation of such a policy if and when we consider retaining a compensation consultant to assist us with our executive compensation programs in the future.

The Board believes that, in order to effectively attract and retain high level executive talent, each element of the compensation program should establish compensation levels that take into account current market practices. The Board does not “benchmark” executive compensation at any particular level in comparison with other companies. Rather, the Board familiarizes itself with compensation trends and competitive conditions through the review of non-customized market surveys and other publicly available data about relevant market compensation practices. In setting compensation levels for 2009, the Board considered publicly available compensation data to determine the relative strengths and weaknesses of our compensation packages on an aggregate basis solely as a validation after determining the types and amount of compensation based on its own evaluation. In addition to a review of the general market compensation levels and practices, in setting compensation levels for 2009, the Board also relied on its extensive experience managing private equity entities and considered each executive’s level of responsibility and performance for the overall operations of the Company, historical Company practices, long-term market trends, internal pay equity, expectations regarding the individual’s future contributions, our own performance, budget considerations, and succession planning and retention strategies.

Executive Compensation Program Elements

Base Salaries

Each Named Executive Officer is party to an employment agreement that provides for a fixed base salary, subject to annual review by the Board. The initial base salary level for each Named Executive Officer was negotiated in connection with the executive joining the Company or upon a change of his responsibilities. Decisions regarding adjustments to base salaries are made at the discretion of the Board. In reviewing base salary levels for our Named Executive Officers, the Board considers and assesses, among other factors, each Named Executive Officer’s current base salary, his job responsibilities, leadership and experience, and value to our Company. In addition, as noted above, base salary levels are generally intended to be consistent with competitive market base salary levels, but are not specifically targeted or “bench-marked” against any particular company or group of companies.

For 2009, after reviewing the Named Executive Officers’ base salaries in light of the current economic environment and considering the Company’s financial position and an overall determination not to increase salaries for employees generally, the Board determined not to increase the base salaries of our Named Executive Officers from their 2008 levels. However, as a result of the Company’s discontinuation of certain flexible benefit credits in 2009, all of our employees, including our Named Executive Officers, were granted up to a 1% increase in base salary (up to a maximum of $3,600 per individual), which represented an increase of approximately equivalent value to the discontinued flexible benefit credit for each employee.

Annual Performance Incentives

Each of our Named Executive Officers is eligible for an annual performance incentive cash bonus opportunity under the 2009 Management Incentive Plan that is based upon the achievement of certain performance goals of the Company and the individual. The annual performance incentive is used to ensure that a portion of our Named Executive Officers’ compensation is at risk, and that each Named Executive Officer has the opportunity to receive a variable amount of compensation based on the Board’s evaluation of our and the individual’s performance.

Each year, the Board establishes the potential value of the opportunities under this plan, as well as the performance targets required to achieve these opportunities, which may include one or any combination of the following: (i) net income, operating income or EBITDA; (ii) return on assets, return on capital, return on equity, return on economic capital, return on other measures of capital, return on sales or other financial criteria; (iii) revenue or net sales; (iv) budget and expense management; or (v) customer or product measures. In determining the extent to which the performance measures are met for a given period, the Board exercises its judgment whether to reflect or exclude the impact of extraordinary, unusual or infrequently occurring events.

The Board also establishes individual performance measures for our Chief Executive Officer, and our Chief Executive Officer establishes the individual performance measures for each of the other executive officers, including the Named Executive Officers, participating in the plan. These measures are used by the Board to evaluate individual performance beyond purely financial measures, and include one or any combination of the following: (i) exceptional performance of each individual’s area of responsibility; (ii) leadership; (iii) creativity and innovation; (iv) collaboration; (v) development and implementation of growth initiatives; and (vi) other activities that are critical to driving long-term value for shareholders.

The Board sets the value of the annual performance incentive opportunity as a percentage of the executive’s base salary. However, the actual amount that becomes payable to an executive under this plan is determined by the Board, in its sole discretion, based on the level of achievement of the Company performance goal and the Board’s assessment of the executive’s individual performance. After the end of the year, the Board reviews the Company’s actual performance against the performance goal established at the beginning of the year. The Board also makes an assessment of performance against the individual goals set at the outset of the year as well as each Named Executive Officer’s performance in relation to any extraordinary events or transactions.

For 2009, the Board established a Company performance target based on EBITDA, with the amount of each Named Executive Officer’s annual performance opportunity to be determined based on the Company’s actual EBITDA for the year as compared with the target EBITDA established by the Board. If the actual EBITDA for 2009 was less than 90% of the target EBITDA, no bonuses would be paid. If the actual EBITDA for 2009 was at least 110% of the target EBITDA, each Named Executive Officer would be eligible to receive up to his maximum bonus opportunity. We define EBITDA as earnings before interest, other income (expense) including taxes, and depreciation and amortization before or after nonrecurring, uncontrollable or unusual items. The Board believes that EBITDA is a useful measure as it reflects certain operating drivers of the Company’s business, such as sales growth, operating costs, selling, general and administrative expenses and other operating income and expense. In setting the target EBITDA for 2009, the Board considered several factors, including a careful review of the annual budget and the desire to ensure continued improved performance on a year over year basis. The Board reserved the right to adjust the goals during the course of the year to take into account changes in deployment of the fleet, major unforeseen and uncontrollable events and other non-recurring and extraordinary costs and revenues experienced by the Company during the year, and made appropriate adjustments for certain non-recurring items consistent with this authority.

The following chart sets forth the EBITDA levels at which various levels of incentive payout would become available to our Named Executive Officers for 2009, with the bonus percentage amounts expressed as a percentage of the Named Executive Officer’s base salary for 2009. Between these points the payout is calculated on a sliding straight line basis. The target and maximum bonus for each of the Named Executive Officers was determined by the Board, in its judgment, to be appropriate based on the target bonus amount that was negotiated by each executive in their respective employment agreement, each executive’s experience and position, and general competitive practices.

Name	Percentage of EBITDA goal Achieved	Financial Performance Bonus	Individual Performance Bonus	Total Maximum Bonus

The Board determined that the Company’s EBITDA for 2009, after adjustments, reached the 2009 EBITDA maximum bonus target. Based on its subjective assessment of the individual performance for each Named Executive Officer and the level of achievement of the EBITDA target, the Board determined the bonus amount it considered appropriate to award to each Named Executive Officer for 2009, which is set forth below. Because Mr. Hunt’s employment terminated prior to the end of 2009, he was not eligible for an annual bonus for 2009.

Name	Financial Performance Bonus	Individual Performance Bonus	Total Bonus Percentage	Final Bonus Amount

Leadership Retention Awards

In 2009, the Board approved special one-time leadership retention awards in the form of cash bonuses to certain key executives of the Company. One-third of each award will vest and become payable on December 31, 2009, 2010 and 2011, provided that the executive is still actively employed by the Company in an executive capacity through each respective payment date. The Board approved these one-time awards to provide a special retention incentive to certain key employees during the Company’s critical restructuring.

Long-Term Equity Incentive Compensation

Our policy has been that the long-term compensation of our executives, including our Named Executive Officers, should be directly linked to the value provided to shareholders. Accordingly, our long-term equity incentive program is intended to directly align a significant portion of the compensation of our Named Executive Officers with the interests of our shareholders by motivating and rewarding creation and preservation of long-term shareholder value with measurement to a multi-year performance period.

In 2009, we adopted the Profits Sharing Agreement which authorizes us to grant profits interests in the form of Ordinary Profits Units in the Company to certain key employees, including the Named Executive Officers. Each award of Ordinary Profits Units represents a share in any future appreciation of the Company after the date of grant, subject to vesting conditions and once certain shareholder returns have been achieved. On July 23, 2009, the Board granted each of the Named Executive Officers an award of Ordinary Profits Units in the amounts set forth in the “Grants of Plan Based Awards Table” below. In determining the level of awards granted to our Named Executive Officers in 2009, the Board took into account each Named Executive Officer’s responsibilities, background and experience as well as his expected level of contribution toward achieving the Company’s long-term objectives and the Board’s expectations as to the long-term Company performance.

50% of the Ordinary Profits Units subject to each award granted to the Named Executive Officers in 2009 are subject to time-based vesting requirements (“TBUs”) and 50% of the Ordinary Profits Units subject to each award are subject to performance-based vesting requirements (“PBUs”). The TBUs vest ratably over five years, subject to the executive’s continued employment with the Company, with 20% of the TBUs vesting on each of the first five anniversaries of the later of January 7, 2008 or the employee’s employment start date. The PBUs will vest, if at all, upon a “realization event” (as defined in the Profits Sharing Agreement) for the shareholders if the following levels of invested cash are returned to the shareholders in connection with the realization event: 25% of PBUs will vest if the shareholders receive a return equal to 100% of their invested capital in the Company and the remaining 25% will vest if the shareholders receive a return equal to 200% or more of their invested capital in the Company. Our current shareholders are entitled to initially receive any distributions made by the Company, pro-rata based on their shareholdings in the Company. Once the shareholders receive distributions in excess of certain hurdle amounts specified in the Profits Sharing Agreement and each holder’s award agreement, each vested profits interest award generally entitles the holder of such award to a portion of such excess distribution amount.

Severance Arrangements and Change in Control Benefits

Each of our Named Executive Officers is employed pursuant to an employment agreement that provides for severance benefits upon an involuntary termination of the Named Executive Officer’s employment by us without cause or a termination by the executive as a result of a constructive termination. The severance benefit in each employment agreement was negotiated in connection with the commencement of each executive’s employment with the Company, or upon a change of his responsibilities. In each case, the Board determined that it was appropriate to provide the executive with severance benefits under the circumstances in light of each of their respective positions with the Company, general competitive practices and as part of each of their overall compensation package. The severance benefits payable to each of our Named Executive Officers upon a qualifying termination of employment generally includes a cash payment based on the executive’s base salary (and in some cases, including bonus), and continued medical benefits for the applicable severance period at the Company’s expense.

In connection with Mr. Hunt’s termination of employment on July 17, 2009, the Company entered into a consulting agreement with Mr. Hunt, pursuant to which Mr. Hunt provided consulting services relating to gaming and onboard revenue for a 120 day period following his termination of employment. The Board determined that it was advisable to retain the consulting services of Mr. Hunt during this period to ensure a smooth transition of his responsibilities and facilitate the implementation of certain third party agreements.

The Company does not believe that the Named Executive Officers should be entitled to any cash severance benefits merely because of a change in control of the Company. Accordingly, none of the Named Executive Officers are entitled to any payments or benefits upon the occurrence of a change in control of the Company unless there is an actual or constructive termination of employment following the change in control.

The material terms of these benefits are described in the “Potential Payments Upon a Termination or Change in Control” section of this registration statement below.

Other Elements of Compensation

Share Option Scheme for Shares of Genting HK

Certain directors and employees of Genting HK and NCL, including Mr. Stuart, were granted options to purchase shares of Genting HK under the legacy Star Cruises Employees Share Option Scheme for Executives. None of the Named Executive Officers other than Mr. Stuart has been granted awards under this plan, and it is not anticipated that any further options will be granted. All options outstanding under this plan are vested and exercisable.

Supplemental Executive Retirement Plan

We maintain a Supplemental Executive Retirement Plan (“SERP”), which is a legacy unfunded defined contribution plan for certain of our executives who were employed by the Company in an executive capacity prior to 2008. The SERP was frozen to future participation following that date. Messrs. Sheehan and Stuart are the only Named Executive Officers who are eligible to participate in the SERP. The SERP provides for Company contributions on behalf of the participants to compensate them for the benefits that are limited under the 401(k) Plan. We credit participants under the SERP for amounts that would have been contributed by us to the Company’s previous Defined Contribution Retirement Plan and the former 401(k) Plan without regard to any limitations imposed by the Code. Participants do not make any elective contributions under this plan.

In 2009, the Company made a contribution to the SERP for Messrs. Sheehan and Stuart equal to 75% of the total contribution for 2009, which represented the portion of the 2009 contribution that was unvested as of December 31, 2009. The amount of the total contribution for 2009 that was vested as of December 31, 2009 was paid to Messrs. Sheehan and Stuart on December 31, 2009, in lieu of being contributed to the SERP, in order to comply with and avoid adverse consequences under applicable tax rules. The Company also distributed the amount of Mr. Sheehan’s account balance that became vested in 2008 in order to comply with and avoid adverse consequences under applicable tax rules. The Company contribution amounts for 2009 are included in the “Summary Compensation Table” below and the footnotes thereto. Additional information about the SERP is provided in the “Nonqualified Deferred Compensation Table” and the narrative to the table below.

Senior Management Retirement Savings Plan

We also maintain a Senior Management Retirement Savings Plan (“SMRSP”), which is a legacy unfunded defined contribution plan for certain of our employees, including Mr. Stuart, who were employed by the Company prior to 2001. Mr. Stuart is the only Named Executive Officer who is eligible to participate in the SMRSP. The SMSRP provides for Company contributions on behalf of the participants to compensate them for difference between the qualified plan benefits that were previously available under the Company’s cash balance pension plan and the redesigned 401(k) Plan. We credit participants under the SMRSP Plan for the difference in the amount that would have been contributed by us to the Company’s previous Norwegian Cruise Line Pension Plan and the qualified plan maximums of the new 401(k) Plan.

The amount of the contribution for 2009, that was vested as of December 31, 2009, was paid to Mr. Stuart on December 31, 2009 in order to comply with and avoid adverse consequences under applicable tax rules. The Company contribution amount for Mr. Stuart for 2009 is included in the “Summary Compensation Table” below and the footnotes thereto. Additional information about the SMSRP is provided in the “Nonqualified Deferred Compensation Table” and the narrative to the table below.

Benefits and Perquisites

We provide our Named Executive Officers with retirement benefits under a 401(k) Plan, participation in our medical, dental and insurance programs and vacation and other holiday pay, all in accordance with the terms of such plans and program in effect from time to time and substantially on the same terms as those generally offered to our other employees.

In addition, the Named Executive Officers receive either a Company provided automobile and reimbursement of operating expenses for the vehicle, or a cash automobile allowance, as well as coverage under the Company’s Medical Executive Reimbursement Plan (“MERP”) which provides them with reimbursement of out of pocket medical, dental and vision expenses up to an annual maximum of $5,000 for any one illness or condition. The Company believes that the level and mix of perquisites it provides to the Named Executive Officers is consistent with market compensation practices.

Board Actions after Fiscal 2009

Effective July 31, 2010, Mr. Martinoli terminated his employment with the Company.

Share Ownership Program

We do not currently have a share ownership program in place for our Named Executive Officers.

Compensation Risk Assessment

The Company conducted a risk assessment of the Company’s compensation policies and practices and concluded that such policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. In particular, the Board believes that the design of the Company’s annual performance incentive program and long-term equity incentives provides an effective and appropriate mix of incentives to ensure our executive compensation program is focused on long-term shareholder value creation and does not encourage the taking of short-term risks at the expense of long-term results.

Compensation of Executive Officers

The Summary Compensation Table below quantifies the value of the different forms of compensation earned by or awarded to our Named Executive Officers for fiscal 2009. The primary elements of each Named Executive Officer’s total compensation reported in the table are base salary, an annual bonus, and long-term equity incentives consisting of profits interest awards.

The Summary Compensation Table should be read in conjunction with the tables and narrative descriptions that follow. The Grants of Plan-Based Awards table, and the accompanying description of the material terms of our profits interests grants, provides information regarding the long-term equity incentives awarded to our Named Executive Officers. The sections entitled “—Outstanding Equity Awards at December 31, 2009” and “—Option Exercises and Stock Vested in 2009” provide further information on the Named Executive Officers’ potential realizable value and actual value realized with respect to their equity awards.

2009 Summary Compensation Table

The following table presents information regarding compensation of each of our Named Executive Officers for services rendered during fiscal 2009.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Kevin Sheehan Chief Executive Officer and Chief Financial Officer

Roberto Martinoli President and Chief Operating Officer

Andrew Stuart Executive Vice President, Global Sales and Passenger Services

Gregory Hunt Former Executive Vice President, Strategic and Commercial Development

Description of Employment Agreements—Salary and Bonus Amounts

Kevin M. Sheehan

Mr. Sheehan is employed as our President and Chief Executive Officer pursuant to an employment agreement with the Company. The initial term of Mr. Sheehan’s employment under the agreement is                      years. The agreement will automatically renew for an additional year on                     and each anniversary thereafter, subject to the same terms and conditions, for additional one-year terms unless either we or Mr. Sheehan gives notice of non-renewal within ninety days prior to the end of the term. The agreement provides for a minimum annual base salary of $            , annual performance-based bonus with a target amount equal to     % of base salary, annual long-term incentive compensation as determined by the Board, relocation assistance and participation in employee benefit plans and perquisite programs generally available to our executive officers.

Roberto C. Martinoli

Mr. Martinoli was employed as our President and Chief Operating Officer pursuant to an employment agreement with the Company. The agreement provided for a minimum base annual salary of $            , annual performance based bonus with a target amount equal to     % of base salary, long-term incentive compensation, relocation assistance and participation in employee benefit plans and perquisite programs generally available to our executive officers.

Effective July 31, 2010, Mr. Martinoli terminated his employment with the Company.

Andrew C. Stuart

Mr. Stuart is employed as our Executive Vice President, Global Sales and Passenger Services pursuant to an employment agreement with the Company. The initial term of Mr. Stuart’s employment agreement is                 years. The agreement renewed for an additional year on                     (the second anniversary of the agreement) and will renew each anniversary thereafter, subject to the same terms and conditions, for additional one-year terms unless either we or Mr. Stuart gives notice of non-renewal within ninety days prior to the end of the term. The agreement provides for a minimum annual base salary of $            , annual performance-based bonus with a target amount equal to     % of base salary, annual long-term incentive compensation as determined by the Board, and participation in employee benefit plans and perquisite programs generally available to our executive officers.

Gregory Hunt

Mr. Hunt was employed as our Executive Vice President, Strategic and Commercial Development pursuant to an employment agreement effective as of March 17, 2008 and was terminated effective July 17, 2009. The agreement provided for a minimum annual base salary of $            , annual performance-based bonus with a target amount equal to     % of base salary, annual long-term incentive compensation as determined by the Board, relocation assistance, and participation in employee benefit plans and perquisite programs generally available to our executive officers.

As described below under the section Potential Payments on Termination or Change in Control below, upon Mr. Hunt’s termination of employment with the Company on July 17, 2009, Mr. Hunt became entitled to severance benefits under the terms of his employment agreement, subject to customary restrictive covenants including non-competition and non-solicitation covenants for one year with respect to non-competition and two years with respect to non-solicitation following termination.

On July 20, 2009 the Company entered into a consulting agreement with Mr. Hunt to provide consulting services related to gaming and onboard revenue to the Company. The contract was initially for a 90 day period and was extended for one additional 30 day period. The contract ended November 19, 2009. Mr. Hunt was paid $             for his consulting services to the Company.

Wendy A. Beck

Ms. Beck is employed as our Executive Vice President and Chief Financial Officer pursuant to an employment agreement with the Company effective September 20, 2010. The initial term of Ms. Beck’s employment under the agreement is                      years. The agreement will automatically renew for an additional year on                     and each anniversary thereafter, subject to the same terms and conditions, for additional one-year terms unless either we or Ms. Beck gives notice of non-renewal within ninety days prior to the end of the term. The agreement provides for a minimum annual base salary of $            , annual performance-based bonus with a target amount equal to     % of base salary, annual long-term incentive compensation as determined by the Board, relocation assistance and participation in employee benefit plans and perquisite programs generally available to our executive officers.

Grants of Plan-Based Awards in 2009

The following table presents all plan-based awards granted to our Named Executive Officers during the fiscal year ending December 31, 2009.

Name (a)	Grant Date (b)	Estimated Potential Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	Grant Date Fair Value of Stock Awards ($) (l)
		Thresh- old ($) (c)	Target ($) (d)	Maxi- mum ($) (e)	Thresh- old (#) (f)	Target (#) (g)	Maxi- mum (#) (h)

Description of Plan-Based Awards

Non-Equity Incentive Plan Awards

The material terms of the non-equity incentive plan awards reported in the above table are described in the Compensation Discussion and Analysis section above under the heading “—Executive Compensation Program Elements—Annual Performance Incentives.”

Equity Incentive Plan Awards

During 2009, each Named Executive Officer was granted an award of profits interests in the Company as described below. Each of these awards was granted under, and is subject to the terms and conditions of, the Profits Sharing Agreement, which was adopted by the Company in 2009.

Under the Profits Sharing Agreement, the Board is authorized to grant profits interests in the Company to certain key employees, including the Named Executive Officers, in the form of Ordinary Profits Units. Each award of Ordinary Profits Units represents a share in any future appreciation of the Company after the date of grant, subject to vesting conditions and once certain shareholder returns have been achieved. 50% of the Ordinary Profits Units subject to each award are subject to time-based vesting requirements (“TBUs”) and 50% of the Ordinary Profits Units subject to each award are subject to performance-based vesting requirements (“PBUs”).

The TBUs vest ratably over five years, subject to the executive’s continued employment with the Company, with 20% of the TBUs vesting on each of the first five anniversaries of the later of January 7, 2008 or the employee’s employment start date. The PBUs will vest, if at all, upon a “realization event” (as defined in the Profits Sharing Agreement) for the shareholders if the following levels of invested cash are returned to the shareholders in connection with the realization event: 25% of PBUs will vest if the shareholders receive a return equal to 100% of their invested capital in the Company and the remaining 25% will vest if the shareholders receive a return equal to 200% or more of their invested capital in the Company. Our current shareholders are entitled to initially receive any distributions made by the Company, pro-rata based on their shareholdings in the Company. Once the shareholders receive distributions in excess of certain hurdle amounts specified in the Profits Sharing Agreement and each holder’s award agreement, each vested profits interest award generally entitles the holder of such award to a portion of such excess distribution amount.

If there is a “sale of the company” (as defined in the Profits Sharing Agreement), all of the then outstanding unvested TBUs will automatically be forfeited on the date of the sale and any outstanding and unvested PBUs will vest, if at all, based on the level of the shareholders’ return on their invested capital as a result of the sale. Any unvested PBUs that do not vest will be forfeited. If the Named Executive Officer’s employment terminates, the award, to the extent it is then unvested, will be forfeited.

Outstanding Equity Awards at December 31, 2009

The following table presents information regarding the outstanding equity awards held by each of our Named Executive Officers as of December 31, 2009.

Name	Award Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units or Other Rights That Have Not Vested ($)

Options Exercises and Stock Vested in 2009

The following table presents information regarding all stock options exercised and value received upon exercise, and all stock awards vested and the value realized upon vesting, by the Named Executive Officers during 2009.

Name	OPTION AWARDS		STOCK AWARDS
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Nonqualified Deferred Compensation

The following table presents information on contributions to, earnings accrued under and distributions to our Named Executive Officers from our nonqualified defined contribution plans during the fiscal year ended December 31, 2009.

Name	Plan Name	Executive Contributions in FY 2009 ($)	Registrant Contributions in FY 2009 ($)	Aggregate Earnings in FY 2009 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at End FY 2009 ($)
SERP
SMRSP
SERP
SMRSP
SERP
SMRSP
SERP
SMRSP
SERP
SMRSP

The Company maintains the Supplemental Executive Retirement Plan (“SERP”), which is an unfunded defined contribution plan for certain of our executives, including Messrs. Sheehan and Stuart, who were employed by the Company in an executive capacity prior to 2008. The Company made contributions on behalf of the participants to compensate them for the benefits that are limited under the 401(k) Plan. We credit participants under the SERP Plan for amounts that would have been contributed by us to the Company’s previous Defined Contribution Retirement Plan and the former 401(k) Plan without regard to any limitations imposed by the Code. Participants do not make contributions to this plan. Participant accounts are credited with earnings based upon the rate of return in the JPMorgan Chase Bank Stable Asset Income Fund, subject to a 5% maximum. For 2009, the rate of return used was 1.77%. In order to comply with and avoid adverse consequences under applicable tax rules, plan accruals for services performed or payments which become vested after December 31, 2008 will be distributed in the year that services were performed. Vested, accrued balances for services performed prior to December 31, 2008 continue to accrue interest and will be distributed upon the first to occur of termination, death or disability or December 31, 2017. No withdrawals are permitted under the SERP.

In 2009, the Company made a contribution to the SERP for Messrs. Sheehan and Stuart equal to 75% of the total contribution for 2009, which represented the portion of the 2009 contribution that was unvested as of December 31, 2009. The amount of the total contribution for 2009 that vested in 2009 was paid to Messrs. Sheehan and Stuart on December 31, 2009 in order to comply with and avoid adverse consequences under applicable tax rules. The Company also distributed the amount of Mr. Sheehan’s account balance that became vested in 2008 in order to comply with and avoid adverse consequences under applicable tax rules.

The Company also maintains the Senior Management Retirement Savings Plan (“SMRSP”), which is an unfunded defined contribution plan for certain of our employees, including Mr. Stuart, who were employed by the Company prior to 2001. Mr. Stuart is the only Named Executive Officer who is eligible to participate in the SMRSP. The Company made contributions on behalf of the participants to compensate them for difference between the qualified plan benefits that were previously available under the Company’s cash balance pension plan and the redesigned 401(k) Plan. We credit participants under the SMRSP Plan for the difference in the amount that would have been contributed by us to the Company’s previous Norwegian Cruise Line Pension Plan and the qualified plan maximums of the new 401(k) Plan. Participants do not make contributions to this plan. Participant accounts are credited with earnings based upon the rate of return in the JPMorgan Chase Bank Stable Asset Income Fund, subject to a 5% maximum. For 2009, the rate of return used was 1.77%. In order to comply with and avoid adverse consequences under applicable tax rules, plan accruals for services performed or payments which become vested after December 31, 2008 will be distributed in the year that services were performed. Vested, accrued balances for services performed prior to December 31, 2008 continue to accrue interest and will be distributed upon the first to occur of termination, death or disability or December 31, 2017. No withdrawals are permitted under the SMRSP.

Potential Payments Upon Termination or Change in Control

The following section describes the benefits that may become payable to the Named Executive Officers in connection with a termination of their employment and/or a change in control of the Company.

In addition to the benefits described below, as described in the section “Description of Plan-Based Awards—Equity Incentive Plan Awards” above, outstanding profits interest awards held by our Named Executive Officers may also become vested in connection with a change in control if the change in control constitutes a “realization event” under the Profit Sharing Agreement and the applicable vesting conditions are satisfied.

Other Named Executive Officers.

The employment agreement of each of the Named Executive Officers (other than                     ) with the Company, described above under the heading “Description of Employment Agreements—Salary and Bonus Amounts,” provides for certain benefits to be paid to the Named Executive Officer in connection with a termination of his employment with the Company under the circumstances described below. In each case, the Named Executive Officer is entitled to receive all amounts that he has earned but are unpaid regardless of the circumstances under which his employment terminates (his “accrued obligations”).

Severance Benefits—Termination of Employment. In the event that the Named Executive Officer’s employment is terminated during the employment term by the Company without “cause”, the Named Executive Officer will be entitled to receive:

•

an amount equal to                      the executive’s then current base salary at the annualized rate in effect on the severance date, payable over a              month period in accordance with the Company’s regular payroll cycle practices following termination, and;

•

continuation of medical and dental coverage for the executive and his eligible dependents on substantially the same terms and conditions in effect on his termination until the first to occur of: (i)             months following his termination, (ii) the date of his death; (iii) the date he becomes eligible for coverage under the health plan of a future employer; or (iv) the date the Company is no longer obligated to offer COBRA continuation coverage to the executive.

The Named Executive Officer’s right to receive the severance benefits described above is subject to him executing a release of claims in favor of the Company.

Severance Benefits—Other Terminations. In the event that the Named Executive Officer’s employment is terminated by the Company for any other reason (death, disability, by the Company for cause or by the Named Executive Officer other than for constructive termination), he will only be entitled to receive his accrued obligations.

Restrictive Covenants. Pursuant to each Named Executive Officer’s employment agreement, each Named Executive Officer has agreed not to disclose any confidential information of the Company and its affiliates at any time during or after his employment with the Company. In addition, each Named Executive Officer has agreed that for a period of one year after his employment terminates he will not compete with the business of the Company or its affiliates and for a period of two years after his employment terminates, he will not solicit the employees or customers of the Company or its affiliates, in each case if his employment terminates after the expiration of his employment agreement.

Estimated Severance and Change in Control Benefits

The following table presents the Company’s estimate of the amount of the benefits to which each of the Named Executive Officers (other than Mr. Hunt) would have been entitled had their employment been terminated or a change in control occurred on December 31, 2009 under scenarios noted below. Mr. Hunt is not included in the chart below because his employment terminated prior to December 31, 2009. The severance benefits Mr. Hunt received upon his termination of employment are described above.

Name	Voluntary Termination or Cause	Death, Disability or Retirement	Without Cause or Good Reason	Change in Control (No Termination)

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of the date of this prospectus, regarding the beneficial ownership of our equity securities: (1) immediately prior to the consummation of this offering; and (2) as adjusted to reflect the sale of the ordinary shares in this offering.

•	each person that is a beneficial owner of more than 5% of our outstanding equity securities;

•	each of our named executive officers;

•	each of our directors; and

•	all directors and named executive officers as a group.

On January 7, 2008, the Apollo Funds became the owner of 50% of our outstanding ordinary shares pursuant to the Subscription Agreement (as defined in “Certain Relationships and Related Party Transactions—The Subscription Agreement”) and an assignment agreement dated January 7, 2008 by and among us, NCL Investment Ltd. and NCL Investment II Ltd. (with respect to the assignment agreement only), each an affiliate of the Apollo Funds, and Genting HK. On January 8, 2008, the TPG Viking Funds acquired, in the aggregate, 12.5% of our outstanding ordinary shares from the Apollo Funds for $250.0 million. Prior to these transactions, Genting HK owned 100% of our ordinary shares. Additional information with respect to Genting HK, the Apollo Funds and the TPG Viking Funds and their relationship with us is provided under the caption “Certain Relationships and Related Party Transactions.” Pursuant to a shareholders’ agreement, dated August 17, 2007, among us, Genting HK and NCL Investment Ltd. (the “Shareholders’ Agreement”), Genting HK, subject to certain consent rights, has granted to the Apollo Funds the right to vote its ordinary shares. The Shareholders’ Agreement became effective on January 7, 2008. Both NCL Investment II Ltd. and Star NCLC Holdings Ltd. (on January 7, 2008) along with the TPG Viking Funds (on January 8, 2008) have become parties to the Shareholders’ Agreement through separate joinder agreements. Each of the TPG Viking Funds which purchased ordinary shares is considered a permitted transferee of the Apollo Funds and all ordinary shares purchased by the TPG Viking Funds are deemed owned by the Apollo Funds under the Shareholders’ Agreement. See “Certain Relationships and Related Party Transactions” below, for more details on the Shareholders’ Agreement. In April 2009, we increased our authorized share capital from $30,000 to $48,000 by authorizing 15,000,000 additional ordinary shares of $.0012 par value per share, resulting in an aggregate authorized share capital of 40,000,000 ordinary shares of $.0012 par value per share. Following this increase, our shareholders made an additional pro rata equity investment, in connection with which we issued an additional 1,000,000 ordinary shares. Following this equity investment, and as of the date of this prospectus, there are 21,000,000 ordinary shares of $.0012 par value per share.

The amounts and percentages of ordinary shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities (including as further described in the footnotes to the following table). Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest. Except as otherwise indicated in the footnotes below and except as set forth in the Shareholders’ Agreement, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated ordinary shares. Unless indicated otherwise, the address of each individual listed in the table is c/o NCL Corporation Ltd., 7665 Corporate Center Drive, Miami, Florida 33126.

Name and Address	Number and Percent of Shares Beneficially Owned Immediately Prior to this Offering		Percent of Shares Beneficially Owned After this Offering Assuming no Exercise of the Over- allotment Option	Percent of Shares Beneficially Owned After this Offering Assuming Full Exercise of the Over-allotment Option
	Number	Percent
Genting HK(1)	10,500,000	50.0%
Apollo Funds(2)	7,875,000	37.5%
TPG Viking Funds(3)	2,625,000	12.5%
Tan Sri Lim Kok Thay(1)(4)	—	*
David Chua Ming Huat(1)(4)	—	*
Marc J. Rowan(2)(5)	—	*
Steve Martinez(2)(5)	—	*
Adam M. Aron(2)(5)	—	*
Karl Peterson(6)	—	*
Walter L. Revell	—	*

All directors and named executive officers as a group ( persons)	—	*

*	less than 1%
(1)	Genting HK owns our ordinary shares indirectly through Star NCLC Holdings Ltd., a Bermuda wholly-owned subsidiary. The address of each of Genting HK and Star NCLC Holdings Ltd. is c/o Suite 1501, Ocean Centre, 5 Canton Road, Tsimshatsui, Kowloon, Hong Kong SAR. As of June 30, 2010, the principal shareholders of Genting HK are:

Percentage Ownership in Genting HK
Golden Hope Limited (“GHL”)(a)	47.42%
Genting Malaysia Berhad (“GENM”)(b)	19.30%

(a)	GHL is a company incorporated in the Isle of Man acting as trustee of the Golden Hope Unit Trust, a private unit trust which is held directly and indirectly by IFG International Trust Company Limited as trustee of a discretionary trust established for the benefit of certain members of the Lim Family.
(b)	GENM is a Malaysian company listed on the Main Market of Bursa Malaysia Securities Berhad in which the Lim Family has a substantial indirect beneficial interest.

As a result, an aggregate of 66.72% of Genting HK’s outstanding shares is owned by GENM and GHL as trustee of the Golden Hope Unit Trust, directly or indirectly, as of June 30, 2010.

(2)	Includes an aggregate of 7,875,000 ordinary shares owned of record by NCL Investment Ltd. and NCL Investment II Ltd. NCL Investment Ltd. and NCL Investment II Ltd. have the right to vote the ordinary shares held by the affiliates of Genting HK and the TPG Viking Funds, subject to certain exceptions. See “Certain Relationships and Related Party Transactions—The Shareholders’ Agreement.” One or more of the Apollo Funds are the shareholders of each of NCL Investment Ltd. and NCL Investment II Ltd., respectively. Apollo Management VI, L.P. serves as the manager of, and Apollo Advisors VI, L.P. or Apollo Advisors VI (EH), L.P. serves as the general partner of, each of the Apollo Funds. Apollo Management VI, L.P. is an investment manager affiliated with Apollo, and Apollo Advisors VI, L.P. and Apollo Advisors VI (EH), L.P. are affiliated with Apollo Principal Holdings II, L.P. and its general partner, Apollo Principal Holdings II GP, LLC.

Leon Black, Joshua Harris and Marc Rowan are the managers and executive officers of Apollo Principal Holdings II GP, LLC and of other investment management affiliates of Apollo, and as such effectively have the power to exercise voting and investment control with respect to the ordinary shares held of record or beneficially owned by any of Apollo, the Apollo Funds, NCL Investment Ltd., NCL Investment II Ltd., or the other Apollo entities described above. Apollo and its affiliates, including each of the Apollo Funds, NLC Investment Ltd. and NCL Investment II Ltd., and each of Messrs. Black, Harris and Rowan disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. The address of each of NCL Investment Ltd., NCL Investment II Ltd., the Apollo Funds, Apollo and the other Apollo entities described above, and Messrs. Black, Harris and Rowan is c/o Apollo Management, L.P., 9 West 57th Street, New York, New York 10019.

(3)	Includes (i) 1,957,525 ordinary shares held by TPG Viking I, L.P., a Cayman Islands exempted limited partnership (“Viking I”), (ii) 576,118 ordinary shares held by TPG Viking II, L.P., a Cayman Islands exempted limited partnership (“Viking II”), and (iii) 91,357 ordinary shares held by TPG Viking AIV-III, L.P., a Delaware limited partnership (“Viking AIV” and, together with Viking I and Viking II, the “TPG Viking Funds”). The general partner of each of the TPG Viking Funds is TPG Viking AIV GenPar, L.P. (“Viking AIV GenPar”), a Cayman Islands exempted limited partnership, whose general partner is TPG Advisors V-AIV, Inc. (“Advisors V”), a Cayman Islands company. David Bonderman and James G. Coulter are directors, officers and sole shareholders of Advisors V and may therefore be deemed to be the beneficial owners of the ordinary shares held by the TPG Viking Funds (the “TPG Shares”). The address of each of the TPG Viking Funds, Advisors V and Messrs. Bonderman and Coulter is c/o TPG Capital, L.P., 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.
(4)	Although each of Tan Sri Lim Kok Thay and David Chua Ming Huat may be deemed a beneficial owner of shares of the Company beneficially owned by Genting HK due to his status as a director or officer (and, in the case of Tan Sri Lim Kok Thay, his status as a shareholder) of Genting HK, each such person disclaims beneficial ownership of any such shares, except in the case of Tan Sri Lim Kok Thay, to the extent of any indirect pecuniary interests therein. The address of Tan Sri Lim Kok Thay and David Chua Ming Huat is c/o Suite 1501, Ocean Centre, 5 Canton Road, Tsimshatsui, Kowloon, Hong Kong SAR.
(5)

Although each of Messrs. Rowan, Martinez and Aron may be deemed a beneficial owner of shares of the Company beneficially owned by the Apollo Funds due to his status as a consultant, partner or senior partner of Apollo, each such person disclaims beneficial ownership of any such shares. The address of Messrs. Rowan, Martinez and Aron is c/o Apollo Management, L.P., 9 West 57th Street, New York, New York 10019.

(6)	Mr. Peterson is one of our directors and also a partner of TPG Capital, which in turn is an affiliate of the TPG Viking Funds. Mr. Peterson does not have voting or investment power over, and disclaims beneficial ownership in, the TPG Shares. The address of Mr. Peterson is c/o TPG Capital, L.P., 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

As a public company we will ensure that all transactions with related parties are fair, reasonable and in the parties’ best interest. In this regard, generally the Board of Directors or one of the committees of the Board of Directors reviews material transactions between the Company and related parties to determine that, in their best business judgment, such transactions meet that standard. The Company believes that each of these transactions was on terms at least as favorable to it as could have been obtained from an unaffiliated third party.

Transactions with Genting HK, Apollo and TPG Capital

In January 2009, we entered into an additional agreement with Genting HK to Charter-in Norwegian Sky through 2010.

In April 2009, our shareholders made an equity investment as stated above in “Security Ownership of Certain Beneficial Owners and Management.”

In July 2009, we entered into an agreement with Harrah’s Operating Company, Inc. establishing a marketing alliance which incorporates marketing resources and cross company marketing, purchasing and loyalty programs as well as customer and business intelligence capabilities for a term of three years.

In November 2009, we returned Norwegian Majesty, which had been operated by us pursuant to a Charter arrangement, to Genting HK.

In July, 2010, the Company and Genting HK agreed to extend the Company’s Charter of Norwegian Sky from Genting HK to December 31, 2012 with two one-year extension options, with each option subject to the mutual consent of each party. The new agreement provides the Company with an option to purchase the ship during the Charter period.

The Reimbursement and Distribution Agreement

On August 17, 2007, we entered into the RDA with NCL Investment Ltd. and Genting HK which sets out arrangements in relation to the NCLA Business (as defined in the RDA), including the subsidizing by Genting HK of certain losses and expenses related to NCLA. The RDA became effective on January 7, 2008. Pursuant to the RDA, we withdrew Pride of Aloha from the Hawaii market effective May 11, 2008. Although required under the terms of the RDA to transfer Pride of Aloha to Genting HK, the parties subsequently agreed to re-flag Pride of Aloha into our international fleet and consequently we renamed and launched the ship as Norwegian Sky. Accordingly, as of December 31, 2008, in lieu of returning the ship, we recorded a liability to Genting HK in the amount of $280.7 million which was the net book value of Pride of Aloha as of December 31, 2008. As a result of the decision to withdraw Pride of Aloha from the Hawaii market, Genting HK was obligated to reimburse us for certain losses and expenses related to NCLA which totaled $56.0 million through December 31, 2008 which were paid to us in January 2009. Also, in January 2009, we transferred Norwegian Sky to Genting HK per the terms of the RDA, which settled the $280.7 million liability to Genting HK as of December 31, 2008.

Amounts due to Genting HK as of December 31, 2008 of $210.1 million, which were settled in January 2009, represent amounts primarily in connection with the RDA. For the year ended December 31, 2007, $3.7 million was reimbursed to us by Genting HK for ship-related costs.

In April 2009, we received $15.1 million from Genting HK for reimbursements in connection with improvements to Norwegian Dream which left our fleet upon expiration of the relevant Charter agreement.

In June 2009, in connection with the RDA, we agreed with Genting HK to assume and pay any and all costs and expenses related to the maintenance, lay up or docking of the S.S. United States incurred on or prior to

December 31, 2009. As part of this transaction, Genting HK agreed that we had satisfied in full our obligations under the RDA and they waived their rights, including title and ownership of, and any sale proceeds of, any assets (other than the S.S. United States) of the NCLA Business including all assets related to our Polynesian Adventure Tours operations. This distribution of the S.S. United States to Genting HK resulted in an equity transaction which reduced our property and equipment and additional paid-in capital by $15.0 million.

In December 2009, we reduced additional paid-in capital by $3.5 million pertaining to certain estimated tax positions relating to transactions amongst entities under common control.

The Shareholders’ Agreement

On August 17, 2007, the Company, NCL Investment Ltd., a Bermuda company and an affiliate of the Apollo Funds, and Genting HK entered into the Shareholders’ Agreement to regulate the affairs relating to the Company’s management and the rights and obligations of NCL Investment Ltd. and Genting HK as shareholders. The Shareholders’ Agreement became effective on January 7, 2008. Both NCL Investment II Ltd., a Cayman Islands company and an affiliate of the Apollo Funds, and Star NCLC Holdings Ltd., a Bermuda company and a wholly-owned subsidiary of Genting HK, became parties to the Shareholders’ Agreement through separate joinder agreements on January 7, 2008; TPG Viking I, L.P., a Cayman Islands exempted limited partnership, TPG Viking II, L.P., a Cayman Islands limited partnership, and TPG Viking AIV III, L.P., a Delaware limited partnership, each an affiliate of TPG Capital, also became parties to the Shareholders’ Agreement through separate joinder agreements on January 8, 2008.

Prior to July 2008, the Apollo Funds and Genting HK were entitled to appoint three and two directors to our Board of Directors, respectively. In July 2008 and             , shareholders resolutions were adopted in accordance with the Company’s bye-laws expanding the size of our Board of Directors to seven directors and then to          directors, respectively. As a result, the Apollo Funds and Genting HK increased their ability to appoint directors to our Board of Directors to          and          directors, respectively. For so long as the Apollo Minimum Ratio (as defined below) is maintained, the number of independent directors shall be maintained at an odd number and the majority of independent directors so required to be appointed shall be appointed to the Board of Directors or applicable committee thereof by the Apollo Funds, and the remainder of independent directors so required to be appointed shall be appointed to the Board or Directors or applicable committee thereof by Genting HK.

Subject to Genting HK’s consent rights as described below, the Apollo Funds have the right to vote the shares of the Company held by Genting HK. In the event that the ratio of the aggregate number of equity securities of the Company held by the Apollo Funds (and certain of their permitted transferees, which includes the TPG Viking Funds) to the aggregate number of equity securities of the Company held by Genting HK (and certain of their permitted transferees) falls below 0.6 (the “Apollo Minimum Ratio”), these voting rights of the Apollo Funds will cease. The Apollo Funds also have the right to vote the TPG Viking Funds’ shares of the Company; such authority will terminate when the combined ownership of Company shares by the Apollo Funds and Genting HK (and certain of their respective permitted transferees, which includes, with respect to the Apollo Funds, the TPG Viking Funds) falls below 25% of the then total outstanding ordinary shares of the Company. For as long as the ratio of the aggregate number of equity securities held by Genting HK (and certain of their permitted transferees) to the aggregate number of equity securities held by the Apollo Funds (and certain of their permitted transferees, including the TPG Viking Funds) is at least 0.6 (the “SCL Minimum Ratio”) and there has not been a change of control of Genting HK, certain matters may not be carried out by the Company without the prior written consent of Genting HK, which include, among others, the following:

•

any acquisitions or divestitures with the aggregate consideration paid or received, together with the consideration paid or received in respect of all other acquisitions and divestitures after January 7, 2008, exceeding $200.0 million;

•	the primary issuance by the Company of equity securities in a public offering;

•	subject to limited exceptions, the issuance by the Company of equity securities in a private offering to third parties;

•

capital expenditures if the aggregate amount of such capital expenditures (or a series of separate but related capital expenditures), together with all other capital expenditures made after January 7, 2008, is in excess of $20.0 million;

•	the declaration or payment of any non-pro-rata dividends or distributions;

•	any amendments to the Company’s memorandum of association or bye-laws; and

•	the hiring of a new chief executive officer of the Company or any of its subsidiaries (provided that in this case only Genting HK’s consent shall not be unreasonably withheld).

Provided the SCL Minimum Ratio is maintained and there has not been a change of control of Genting HK, our Board of Directors must also provide reasonable advance written notice to Genting HK of and consult with (but is not required to obtain the consent of) Genting HK regarding certain actions including, but not limited to, (i) the approval of the Company’s or any of its subsidiaries consolidated annual budget and any material action taken which deviates from such budget, (ii) the incurrence of any debt of the Company and its subsidiaries in excess of $100.0 million, (iii) the issuance of any equity securities of the Company or any of its subsidiaries, (iv) the declaration of any dividends or distributions on any equity securities and (v) the commencement or termination of employment of any executive or key employee of the Company or any of its subsidiaries.

Genting HK’s consent and consultation rights described above would also terminate when the combined ownership of the ordinary shares of the Company held by the Apollo Funds and Genting HK (and certain of their respective permitted transferees, which includes, in the case of the Apollo Funds, the TPG Viking Funds) falls below 25% of the then total outstanding ordinary shares of the Company.

Each shareholder of the Company that is a party to the Shareholders’ Agreement has the right to participate on a pro-rata basis in any issuance of new shares of the Company, subject to limited exceptions, including, but not limited to equity securities issued by the Company in a public offering. In addition, each of the Apollo Funds and Genting HK has the right to make written requests in unlimited numbers to the Company to register and thereby transfer all or a portion of its equity securities in the Company through share offerings, provided each written request will specify an aggregate offering price of at least $20.0 million for the ordinary shares being registered and will specify the intended method of disposition. At any time following the date that is eighteen months from the consummation of this offering, the TPG Viking Funds also have the right to make one written request to the Company to register and thereby transfer all or a portion of its equity securities in the Company through a share offering. Additionally, if the Company at any time proposes for any reason to register ordinary shares, each of the Apollo Funds, Genting HK and the TPG Viking Funds shall have the right to cause the Company to include in such registration all or a portion of its equity securities in the Company.

Subject to the Apollo Funds’ right to sell after July 7, 2012 as described below, each of the Apollo Funds and Genting HK (and certain of their respective permitted transferees which includes, in the case of the Apollo Funds, the TPG Viking Funds) is prohibited from transferring their equity securities of the Company without the mutual consent of the Apollo Funds and Genting HK, other than transfers to certain permitted transferees or transfers in certain registered offerings. These transfer restrictions will immediately terminate in the event that either the Apollo Minimum Ratio or the SCL Minimum Ratio are not maintained.

Unless the Apollo Funds (or certain of its permitted transferees, which includes the TPG Viking Funds) have previously sold any of their shares of the Company in a registered public offering effected pursuant to the terms of Section 11 of the Shareholders’ Agreement, the Apollo Funds will be entitled to sell all, but not less than all, of the shares of the Company held by the Apollo Funds (and certain of their permitted transferees, which includes the TPG Viking Funds) to a third party in cash at any time after July 7, 2012, provided that the Apollo Funds first offer Genting HK the right to acquire such shares of the Company on terms and conditions as may be specified by the Apollo Funds. In the event that Genting HK declines such offer to purchase the Apollo Funds’ shares of the Company and the Apollo Funds receives a bona fide offer from a third party to purchase its shares of the Company, (i) Genting HK shall have the right to sell to such third party its pro rata portion of the shares of the Company to be sold in such transaction and (ii) the Apollo Funds shall have the right to cause Genting HK and the other shareholders of the Company party to the Shareholders’ Agreement to consent to such transaction, and to sell all of their shares of the Company in such transaction on the same terms and conditions on which the Apollo Funds are selling their shares of the Company.

In connection with the consummation of this offering, we intend to amend the Shareholders’ Agreement to include restrictions on any transfer of shares by the Apollo Funds, the TPG Viking Funds or Genting HK to the extent such transfer would cause us to be subject to U.S. income tax on shipping operations.

The Subscription Agreement

On August 17, 2007, Genting HK, NCL Investment Ltd. and we entered into a subscription agreement (the “Subscription Agreement”) which set out the terms for the equity investment by, and issuance of shares, to NCL Investment Ltd. NCL Investment Ltd. assigned to NCL Investment II Ltd. a portion of its rights and obligations under the Subscription Agreement pursuant to an assignment agreement dated January 7, 2008.

Under the Subscription Agreement, we and Genting HK have agreed to cooperate with each other in developing our respective cruise line businesses, provided that such obligations to cooperate do not extend to any such efforts that could reasonably be expected to have an adverse effect on the operation or prospects of such party’s respective cruise line business.

In addition, subject to the terms below, NCL Investment Ltd. and Genting HK indemnified each other for certain losses arising from breaches of representations, warranties and covenants made by us, Genting HK and NCL Investment Ltd. Both NCL Investment Ltd.’s and Genting HK’s indemnity obligations relating to breaches of representations and warranties terminated on April 30, 2008, subject to certain exceptions for fraudulent or knowing and intentional misrepresentations. Genting HK may elect in its sole discretion to satisfy all or a portion of its indemnity obligations in cash or by causing the Company to issue additional ordinary shares of the Company to NCL Investment Ltd.

DESCRIPTION OF CERTAIN INDEBTEDNESS

We summarize below the principal terms of the agreements that govern our existing indebtedness. This summary is not a complete description of all of the terms of such agreements.

$750.0 million Senior Secured Revolving Credit Facility

NCL Corporation Ltd. is the borrower under a credit agreement dated as of October 28, 2009, by and among the borrower, certain financial institutions from time to time party thereto, as lenders, and Nordea Bank Norge ASA, as administrative agent and collateral agent. This facility provides revolving financing of up to $750.0 million, which includes a $150.0 million letter of credit subfacility.

Availability

As of September 30, 2010, we had $223.0 million of indebtedness outstanding under our $750.0 million senior secured revolving credit facility, with $527.0 million still available to draw thereunder.

Interest Rate and Fees

Loans under our $750.0 million senior secured revolving credit facility are U.S. dollar-denominated and bear interest at a rate equal to (i) the eurodollar rate (adjusted for maximum reserves), plus (ii) an applicable margin of 4.00% per annum (the “Applicable Margin”). The borrower may elect the interest period applicable to each loan; interest periods of 1, 2, 3 and 6 months are available.

In addition to paying interest on outstanding principal under our $750.0 million senior secured revolving credit facility, we are required to pay a commitment fee to the lenders in respect of the unutilized commitments thereunder at a rate equal to 40% of the Applicable Margin. We also pay customary letter of credit, arrangement and administrative agency fees.

Prepayments

Subject to certain limitations and exceptions, the borrower is required to prepay outstanding amounts of our $750.0 million senior secured revolving credit facility following the sale, total loss or other disposition of any of the ships securing the facility (as further described below). We may voluntarily repay outstanding loans under our $750.0 million senior secured revolving credit facility at any time, without premium or penalty, other than customary “breakage” costs with respect to funding loss costs.

Scheduled Commitment Reductions

The commitments under our $750.0 million senior secured revolving credit facility will reduce in 11 consecutive semi-annual installments of $46.9 million, commencing on October 28, 2010. Any amounts remaining thereafter are due on the maturity date of the facility, October 28, 2015.

Guarantee and Security

All obligations under our $750.0 million senior secured revolving credit facility are unconditionally guaranteed by our subsidiaries, Norwegian Star Limited, Norwegian Spirit, Ltd., Norwegian Sun Limited and Norwegian Dawn Limited, which subsidiaries own our ships Norwegian Star, Norwegian Spirit, Norwegian Sun and Norwegian Dawn, respectively.

All obligations under our $750.0 million senior secured revolving credit facility and the guarantees thereof (as well as all obligations under any interest-hedging or other swap agreements), are secured by a first priority

(and in the case of any interest-hedging or other swap agreements, second priority) perfected security interest in (i) all equity interests of each of the guarantors; and (ii) substantially all of the assets of each of the guarantors, including, but not limited to (A) first-priority liens on our ships Norwegian Star, Norwegian Spirit, Norwegian Sun and Norwegian Dawn and (B) all earnings, proceeds of insurance and certain other interests related to those ships. All of the above-described collateral (other than the security interest in the equity interests of the guarantors) also constitutes collateral for our $450.0 million senior secured notes described below.

Euro 624.0 million Norwegian Pearl and Norwegian Gem Revolving Credit Facility

NCL Corporation Ltd. is the borrower under a credit agreement dated as of October 7, 2005 (as subsequently amended from time to time), by and among the borrower, certain financial institutions from time to time party thereto, as lenders, and DnB NOR Bank ASA, as agent. This facility consists of two revolving credit tranches with an aggregate commitment of euro 624.0 million, the purpose of which is to provide financing for the construction of our ships, Norwegian Gem and Norwegian Pearl. Our euro 624.0 million Norwegian Pearl and Norwegian Gem revolving credit facility was converted into U.S. dollars in November 2008.

Availability

As of September 30, 2010, we had $ 347.1 million of principal amount outstanding under Tranche A, with no amounts still available to draw thereunder; and $375.8 million principal amount outstanding under Tranche B, with no amounts still available to draw thereunder.

Interest Rate

A portion of the borrowings under our euro 624.0 million Norwegian Pearl and Norwegian Gem revolving credit facility bear interest at a rate equal to (i) LIBOR plus (ii) an applicable margin, the maximum of which was 1.49% as of December 31, 2009; has been and will be 1.99% from January 2010 until October 2013, and will be 2.20% thereafter. The maximum applicable margin to be applied to the other portion of the outstanding principal amount adds 6% to the figures for each of the aforementioned periods (i.e., 7.49%, 7.99% and 8.20%, respectively). The applicable margin will decrease by 0.1625% if total funded debt to EBITDA ratio is between 4.0 and 5.0, and will further decrease by an additional 0.125% if total funded debt to EBITDA ratio is less than 4.0.

Payments, Reductions and Prepayments

Beginning on May 31, 2011, the available commitment under Tranche A is scheduled to be reduced by approximately $13.4 million, on a semi-annual basis, until the maturity date of such tranche (November 28, 2018), at which time it will be reduced to $0. Beginning on April 1, 2011, the available commitment under Tranche B is scheduled to be reduced by approximately $13.4 million, on a semi-annual basis, until the maturity date of such tranche (October 1, 2019), at which time it will be reduced to $0. The amount of the reductions of both of the Tranche A and Tranche B commitments will increase beginning in November 2013.

Our group excess liquidity and any incremental liquidity generated from new debt financings and net proceeds from the sale of assets will be applied to our euro 624.0 million Norwegian Pearl and Norwegian Gem revolving credit facility and certain other of our credit facilities under certain conditions. Reduction of our euro 624.0 million Norwegian Pearl and Norwegian Gem revolving credit facility is required following a total loss or the sale of any of the ships securing the facility (which ships are further described below).

We may voluntarily and permanently reduce the loan commitments under our euro 624.0 million Norwegian Pearl and Norwegian Gem revolving credit facility, in whole or in part, at any time during specified periods, without penalty, subject to pro rata reductions of certain other facilities and the payment of breakage fees and to certain restrictions regarding mandatory minimum amounts. Drawings under our euro 624.0 million Norwegian

Pearl and Norwegian Gem revolving credit facility may be prepaid, in whole or in part, prior to their maturity date, subject to pro rata reductions of certain other facilities and the payment of breakage fees, notice requirements and minimum amount requirements.

Guarantee and Security

Subject to certain conditions, all obligations under our euro 624.0 million Norwegian Pearl and Norwegian Gem revolving credit facility are unconditionally guaranteed (i) by each of our subsidiaries, Norwegian Gem, Ltd. and Norwegian Pearl, Ltd., which subsidiaries own our ships, Norwegian Gem and Norwegian Pearl, respectively; and (ii) on a subordinated basis, by each of our subsidiaries, Norwegian Jewel Limited, Pride of America Ship Holding, LLC, and Pride of Hawaii, LLC, which subsidiaries own our ships, Norwegian Jewel, Pride of America and Norwegian Jade, respectively.

All of our obligations under our euro 624.0 million Norwegian Pearl and Norwegian Gem revolving credit facility are secured by (i) first lien ship mortgages on Norwegian Gem and Norwegian Pearl; and (ii) third lien ship mortgages on Norwegian Jewel, Pride of America and Norwegian Jade.

Euro 308.1 million Pride of Hawai’i Loan

Pride of Hawaii, LLC, our indirect, wholly-owned subsidiary, is the borrower under a secured loan agreement dated as of April 20, 2004 (as subsequently amended from time to time), by and among the borrower, certain financial institutions from time to time party thereto, as lenders, and HSBC Bank PLC, as agent. This agreement provides for a term loan facility for up to euro 308.1 million, the purpose of which is to provide partial financing for the construction of our ship, Pride of Hawai’i (subsequently re-flagged and renamed Norwegian Jade). The maturity date for our euro 308.1 million Pride of Hawai’i loan is April 19, 2018; the facility was converted into U.S. dollars in October 2009.

Availability

As of September 30, 2010, we had $353.4 million of principal amount outstanding.

Interest Rate and Payments

A portion of the borrowings under our euro 308.1 million Pride of Hawai’i loan bear interest at a rate equal to (i) LIBOR plus (ii) an applicable margin, which applicable margin was 1.0% as of December 31, 2009, and increased to 1.5% thereafter. The applicable margin applied to the other portion of the principal amount was 2.25% as of December 31, 2009, and increased to 2.75% thereafter.

Beginning on April 19, 2011, Pride of Hawaii, LLC will make amortization payments of $18.6 million on a semi-annual basis. Amortization payments will increase to $25.1 million in October 2015 and $26.9 million in April 2016.

Prepayments

The borrower is required to prepay outstanding amounts of our euro 308.1 million Pride of Hawai’i loan following the total loss or sale of Norwegian Jade, which secures the facility (as further described below). Subject to certain conditions, our excess group liquidity and any incremental liquidity generated from new debt refinancings and net proceeds from the sale of assets will be applied to our euro 308.1 million Pride of Hawai’i loan and certain other of our credit facilities.

The borrower may voluntarily prepay the loans under our euro 308.1 million Pride of Hawai’i loan, in whole or in part, after giving notice as specified in the credit agreement, without penalty, subject to pro rata reductions of certain other facilities and the payment of certain break-funding fees and to certain restrictions regarding mandatory minimum amounts.

Guarantee and Security

All obligations of the borrower under our euro 308.1 million Pride of Hawai’i loan are unconditionally guaranteed by us and by, on a subordinated basis, each of our indirect, wholly-owned subsidiaries, Norwegian Jewel Limited and Pride of America Ship Holding, LLC (which subsidiaries own our ships, Norwegian Jewel and Pride of America).

All of the borrower’s obligations under our euro 308.1 million Pride of Hawai’i loan are secured by (i) a first lien ship mortgage on Norwegian Jade; and (ii) second lien ship mortgages on Norwegian Jewel and Pride of America.

$334.1 million Norwegian Jewel Loan

Norwegian Jewel Limited, our indirect, wholly-owned subsidiary, is the borrower under a secured loan agreement dated as of April 20, 2004 (as subsequently amended from time to time), by and among the borrower, certain financial institutions from time to time party thereto, as lenders, and HSBC Bank PLC, as agent. This agreement provides for a term loan facility for up to $334.1 million, the purpose of which is to provide partial financing for the construction of our ship, Norwegian Jewel. The maturity date of our $334.1 million Norwegian Jewel loan is August 4, 2017.

Availability

As of September 30, 2010, we had $229.7 million of principal amount outstanding.

Interest Rate and Payments

The borrowings under our $334.1 million Norwegian Jewel loan bear interest at a rate of 6.3575% for a portion of the principal amount as of December 31, 2009, and at a rate of 6.8575% thereafter. The interest rate applied to the other portion of the principal amount was (i) LIBOR plus (ii) 2.25% as of December 31, 2009; and has been (a) LIBOR plus (b) 2.75% thereafter.

Beginning on February 4, 2011, Norwegian Jewel Limited will make amortization payments of $13.5 million on a semi-annual basis. Amortization payments will increase in February 2015.

Prepayments

The borrower is required to prepay outstanding amounts of our $334.1 million Norwegian Jewel loan following the total loss or sale of Norwegian Jewel, which secures the facility (as further described below). Subject to certain conditions, our excess group liquidity and any incremental liquidity generated from new debt refinancings and net proceeds from the sale of assets will be applied to our $334.1 million Norwegian Jewel loan and certain other of our credit facilities.

The borrower may voluntarily prepay the loans under our $334.1 million Norwegian Jewel loan, in whole or in part, after giving notice as specified in the credit agreement, without penalty, subject to pro rata reductions of certain other facilities and the payment of certain break-funding fees and to certain restrictions regarding mandatory minimum amounts.

Guarantee and Security

All obligations of the borrower under our $334.1 million Norwegian Jewel loan are unconditionally guaranteed by us and by, on a subordinated basis, each of our wholly-owned subsidiaries, Pride of Hawaii, LLC and Pride of America Ship Holding, LLC (which subsidiaries own Norwegian Jade and Pride of America, respectively).

All of the borrower’s obligations under our $334.1 million Norwegian Jewel loan are secured by (i) a first lien ship mortgage on Norwegian Jewel; and (ii) second lien ship mortgages on Norwegian Jade and Pride of America.

Euro 258.0 million Pride of America Hermes Loan

Pride of America Ship Holding, LLC, our indirect, wholly-owned subsidiary, is the borrower under a secured loan agreement dated as of April 4, 2003 (as subsequently amended from time to time), by and among the borrower, certain financial institutions from time to time party thereto, as lenders, and HSBC Bank PLC, as agent. This agreement provides for a term loan facility for up to euro 258.0 million, the purpose of which is to finance the construction of our ship, Pride of America. The maturity date for our euro 258.0 million Pride of America loan is June 6, 2017; the facility was converted into U.S. dollars in December 2005.

Availability

As of September 30, 2010, we had $216.0 million of principal amount outstanding.

Interest Rate and Payments

The borrowings under our euro 258.0 million Pride of America loan bear interest at a rate of 5.965% for a portion of the principal amount as of December 31, 2009, and 6.465% thereafter. The interest rate applied to the other portion of the principal amount was (i) LIBOR plus (ii) 2.25% as of December 31, 2009, and (a) LIBOR plus (b) 2.75% thereafter.

Beginning on June 6, 2011, Pride of America Ship Holding, LLC will make amortization payments of $12.7 million on a semi-annual basis. Amortization payments will increase in June 2015.

Prepayments

The borrower is required to pay outstanding amounts of our euro 258.0 million Pride of America loan following the total loss or sale of Pride of America, which secures the facility (as further described below). Subject to certain conditions, our group excess liquidity and any incremental liquidity generated from new debt refinancings and net proceeds from the sale of assets will be applied to our euro 258.0 million Pride of America loan and certain other of our credit facilities.

The borrower may voluntarily prepay the loans under our euro 258.0 million Pride of America loan, in whole or in part, after giving notice as specified in the credit agreement, without penalty, subject to pro rata reductions of certain other facilities and the payment of certain break-funding fees and to certain restrictions regarding mandatory minimum amounts.

Guarantee and Security

All obligations of the borrower under our euro 258.0 million Pride of America loan are unconditionally guaranteed by us and by, on a subordinated basis, each of our indirect, wholly owned subsidiaries, Norwegian Jewel Limited and Pride of Hawaii, LLC (which subsidiaries own our ships, Norwegian Jewel and Norwegian Jade, respectively).

All of the borrower’s obligations under our euro 258.0 million Pride of America loan are secured by (i) a first lien ship mortgage on Pride of America; and (ii) second lien ship mortgages on Norwegian Jewel and Norwegian Jade.

Euro 40.0 million Pride of America Commercial Loan

Pride of America Ship Holding, LLC, our indirect, wholly-owned subsidiary, is the borrower under a secured loan agreement dated as of April 4, 2003 (as subsequently amended from time to time), by and among the borrower, certain financial institutions party thereto, as lenders, and HSBC Bank PLC, as agent. This agreement provides for a term loan facility of up to euro 40.0 million, the purpose of which is to provide partial financing for the construction of our ship, Pride of America. The maturity date for our euro 40.0 million Pride of America commercial loan is June 6, 2017; the facility was converted into U.S. dollars in December 2005.

Availability

As of September 30, 2010, we had $32.8 million of principal amount outstanding.

Interest Rate and Payments

A portion of the borrowings under our euro 40.0 million Pride of America commercial loan bear interest at a rate of 6.845% as of December 31, 2009, and 7.345% thereafter. The interest rate applied to the other portion of the principal amount was (i) LIBOR plus (ii) 2.25% as of December 31, 2009; and has been (a) LIBOR plus (b) 2.75% thereafter.

Beginning on June 6, 2011, the borrower will make amortization payments of $1.9 million on a semi-annual basis. Amortization payments will increase in June 2015.

Prepayments

The borrower is required to pay outstanding amounts of our euro 40.0 million Pride of America commercial loan following the total loss or sale of Pride of America, which secures the facility (as further described below). Subject to certain conditions, our excess group liquidity and any incremental liquidity generated from new debt refinancings and net proceeds from the sale of assets will be applied to our euro 40.0 million Pride of America commercial loan and certain other of our credit facilities.

The borrower may voluntarily prepay the loans under our euro 40.0 million Pride of America commercial loan, in whole or in part, after giving notice as specified in the credit agreement, subject to pro rata reductions of certain other facilities and the payment of certain break-funding fees and further subject to certain restrictions regarding mandatory minimum amounts.

Guarantee and Security

All obligations of the borrower under our euro 40.0 million Pride of America commercial loan are unconditionally guaranteed by us and by, on a subordinated basis, each of our wholly owned subsidiaries, Norwegian Jewel Limited and Pride of Hawaii, LLC (which subsidiaries own our ships, Norwegian Jewel and Norwegian Jade, respectively).

All of the borrower’s obligations under our euro 40.0 million Pride of America commercial loan are secured by (i) a first lien ship mortgage on Pride of America; and (ii) second lien ship mortgages on Norwegian Jewel and Norwegian Jade.

Euro 662.9 million Norwegian Epic Loan

Norwegian Epic, Ltd. (f/k/a F3 Two, Ltd.), our indirect, wholly-owned subsidiary, is the borrower under a secured loan agreement dated as of September 22, 2006 (as subsequently amended from time to time), by and among the borrower, certain financial institutions from time to time party thereto, as lenders, and BNP Paribas, as agent. This agreement provides for a term loan facility for up to euro 662.9 million, the purpose of which is to provide partial financing for the purchase of our ship, Hull No. D33, Norwegian Epic. The maturity date for our euro 662.9 million Norwegian Epic loan is June 17, 2022. The applicable margin for the facility is 2.175% for the first 12 months, decreasing to 1.675% thereafter.

Availability

As of September 30, 2010, we had $812.9 million principal amount outstanding.

Prepayments

The borrower may voluntarily prepay the loans under our euro 662.9 million Norwegian Epic loan, in whole or in part, after giving notice as specified in the credit agreement, subject to the payment of certain break-funding fees.

Guarantee and Security

All obligations of the borrower under our euro 662.9 million Norwegian Epic loan are unconditionally guaranteed by us, and are secured by a first lien ship mortgage on Norwegian Epic.

Covenant Compliance

Our aforementioned debt facilities contain, among other provisions, restrictive covenants and incurrence tests regarding indebtedness, payments and distributions, mergers and acquisitions, asset sales, affiliate transactions and the maintenance of a minimum level of liquidity and certain financial ratios. Payment of borrowings under such debt facilities may be accelerated if there is an event of default. Events of default include the failure to pay principal and interest when due, a material breach of representation or warranty, covenant defaults, events of bankruptcy and a change of control. As described in more detail above, our ships and substantially all other property and equipment are pledged as collateral for our debt. We were in compliance with these covenants as of September 30, 2010.

$450.0 million Senior Secured Notes

On November 12, 2009, we completed an offering of our $450.0 million senior secured notes. Our $450.0 million senior secured notes bear interest at an annual rate of 11.75%, paid semiannually. The maturity date for our $450.0 million senior secured notes is November 15, 2016.

All obligations under our $450.0 million senior secured notes are fully and unconditionally, jointly and severally, guaranteed by our subsidiaries, Norwegian Star Limited, Norwegian Spirit, Ltd., Norwegian Sun Limited and Norwegian Dawn Limited, which subsidiaries own our ships, Norwegian Star, Norwegian Spirit, Norwegian Sun and Norwegian Dawn, respectively.

All obligations under our $450.0 million senior secured notes, and the guarantees thereof, are secured by a shared first-priority perfected security interest in substantially all of the assets of each of the guarantors, including, but not limited to (i) first-priority liens on our ships Norwegian Star, Norwegian Spirit, Norwegian Sun and Norwegian Dawn, and (ii) all earnings, proceeds of insurance and certain other interests related to those ships. All of the above-described collateral also constitutes collateral for our $750.0 million senior secured revolving credit facility described above on a pari passu basis.

Other Security Arrangements

To secure the performance of certain obligations that may arise under certain credit card services agreements, each of Norwegian Pearl, Ltd. and Norwegian Gem Ltd. has granted a second priority mortgage and a third priority mortgage in our ships, Norwegian Pearl and Norwegian Gem, respectively, to certain credit card processors.

DESCRIPTION OF SHARE CAPITAL

NCL Corporation Ltd. was incorporated on December 15, 2003 as a Bermuda exempted company organized under the Companies Act. We are registered with the Registrar of Companies in Bermuda under registration number 34678. Our registered office is located at Milner House, 18 Parliament Street, Hamilton HM 12, Bermuda. We intend to amend and restate our memorandum of association and our bye-laws prior to the consummation of this offering. The rights of our shareholders, including those persons who will become shareholders in connection with this offering, will be governed by Bermuda law and our amended and restated memorandum of association, which we refer to as our “memorandum of association”, and our amended and restated bye-laws, which we refer to as our “bye-laws”. The Companies Act may differ in some material respects from laws generally applicable to U.S. corporations and their stockholders. For information regarding the governance arrangements for the Company among our principal shareholders, Genting HK, the Apollo Funds and the TPG Viking Funds, see “Certain Relationships and Related Party Transactions—The Shareholders’ Agreement.”

The following descriptions are qualified in their entirety by reference to Bermuda law and to our memorandum of association and bye-laws to be in effect as of the date of consummation of the offering, copies of which will be filed as exhibits to the registration statement of which this prospectus forms a part. The following summary is a description of the material terms of our share capital to be in effect as of the date of consummation of this offering. The following summary also highlights material differences between Bermuda and Delaware corporate laws.

Share capital

Our authorized share capital is $48,000 divided into 40,000,000 ordinary shares of par value $.0012 per share.

Pursuant to our bye-laws, subject to the requirements of                     , to the Shareholders’ Agreement and to any resolution of the shareholders to the contrary, our Board of Directors is authorized to issue any of our authorized but unissued ordinary shares. There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our shares.

Ordinary shares

Immediately following the completion of this offering, there will be                      ordinary shares issued and outstanding. No preference shares will be issued or outstanding at that time. All of our issued and outstanding ordinary shares prior to completion of this offering are and will be fully paid, and all of our ordinary shares to be issued in this offering will be issued fully paid.

In the event of our liquidation, dissolution or winding up, the holders of ordinary shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities.

Voting

Holders of ordinary shares have no pre-emptive, redemption, conversion or sinking fund rights. Holders of ordinary shares are entitled to one vote per share on all matters submitted to a vote of holders of ordinary shares. Unless a different majority is required by law or by our bye-laws, resolutions to be approved by holders of ordinary shares require approval by a simple majority of votes cast at a meeting at which a quorum is present. Holders of ordinary shares will vote together as a single class on all matters presented to the shareholders for their vote or approval, including the election of directors. We refer you to “Certain Relationships and Related Party Transactions—The Shareholders’ Agreement” for more information.

Any individual who is a shareholder of the Company and who is present at a meeting may vote in person, as may any corporate shareholder that is represented by a duly authorized representative at a meeting of shareholders. Our bye-laws also permit attendance at general meetings by proxy, provided the instrument appointing the proxy is in the form specified in the bye-laws or such other form as the Board of Directors may determine.

The Companies Act also provides that shareholders may take action by written resolution. Subject to the following, anything (except for the removal of an auditor before the expiration of the term of his office or director before the expiration of the term of his office) which may be done by resolution of the Company in general meeting or by resolution of a meeting of any class of the shareholders may, without a meeting, be done by resolution in writing signed by, or in the case of a shareholder that is a corporation whether or not a company within the meaning of the Companies Act, on behalf of, such number of shareholders who, at the date that the notice of resolution is given, represent such majority of voters as would be required if the resolution was voted on at a meeting of shareholders at which all shareholders entitled to attend and vote were present and voting.

Dividends

We have not declared or paid any cash dividends on our ordinary shares since our inception. We do not anticipate paying any cash dividends on our issued capital for the foreseeable future and our debt agreements prohibit, among other things, our ability to pay cash dividends to our shareholders above specified levels. We intend to retain all available funds and any future earnings to reduce debt and fund the development and growth of our business.

Any future determination to pay dividends will be at the discretion of our Board of Directors and will take into account:

•	restrictions in our credit agreements;

•	general economic and business conditions;

•	our financial condition and results of operations;

•	our capital requirements and the capital requirements of our subsidiaries;

•	the ability of our operating subsidiaries to pay dividends and make distributions to us; and

•	such other factors as our Board of Directors may deem relevant.

We are a holding company and have no direct operations. As a result, we will depend upon distributions from our subsidiaries to pay any dividends.

Additionally, we are subject to Bermuda legal constraints that may affect our ability to pay dividends on our ordinary shares and make other payments. Under the Companies Act, we may declare or pay a dividend out of distributable reserves only if we have reasonable grounds for believing that we are, or would after the payment be, able to pay our liabilities as they become due and if the realizable value of our assets would thereby not be less than the aggregate of our liabilities, issued share capital and share premium accounts. Issued share capital is the aggregate par value of the Company’s issued shares, and the share premium account is the aggregate amount paid for issued shares over and above their par value. Share premium accounts may be reduced in certain limited circumstances. Under our bye-laws, each ordinary share is entitled to dividends if, as and when dividends are declared by our Board of Directors, subject to any preferred dividend right of the holders of any preference shares.

Transfer Restrictions

As described above in “Business—Taxation of the Company—Exemption of Operating Income from U.S. Federal Income Taxation,” we are relying on the substantial ownership by non-5% shareholders in order to satisfy the regularly traded test. As a result there is the potential that if another shareholder becomes a 5%

shareholder our qualification under the Publicly Traded Test could be jeopardized. If we were to fail to satisfy the Publicly Traded Test, we would be subject to U.S. income tax on income associated with our cruise operations in the U.S. Therefore, as a precautionary matter, we have provided protections in our memorandum of association to reduce the risk of the Five Percent Override Rule applying. In this regard, our memorandum of association provides that no one person or group of related persons, other than the Apollo Funds, the TPG Viking Funds and Genting HK, may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 4.9% of our ordinary shares, whether measured by vote, value or number. In addition, our memorandum of association generally restricts the transfer of any of our ordinary shares if such transfer would cause us to be subject to U.S. shipping income tax. In general, detailed attribution rules, that treat a shareholder as owning shares that are owned by another person, are applied in determining whether a person is a 5% shareholder.

For purposes of the 4.9% limit, a “transfer” will include any sale, transfer, gift, assignment, devise or other disposition, whether voluntary or involuntary, whether of record, constructively or beneficially, and whether by operation of law or otherwise. The 4.9% limit does not apply to the Apollo Funds, the TPG Viking Funds or Genting HK. These shareholders will be permitted to transfer their shares without complying with the limit subject to certain restrictions. See “Certain Relationships and Related Party Transactions—The Shareholders’ Agreement.”

Our memorandum of association provides that the Board of Directors may waive the 4.9% limit or transfer restrictions, in any specific instance, if evidence satisfactory to our Board of Directors and our tax counsel is presented that such ownership will not jeopardize our status as exempt from U.S. income taxation on gross income from the international operation of a ship or ships, within the meaning of Section 883 of the Code. The Board of Directors may also terminate the limit and transfer restrictions generally at any time for any reason. If a purported transfer or other event, including owning ordinary shares in excess of the 4.9% limit on the effective date of the proposed amendment, results in the ownership of ordinary shares by any shareholder in violation of the 4.9% limit, or causes us to be subject to U.S. income tax on shipping operations, such ordinary shares in excess of the 4.9% limit, or which would cause us to be subject to U.S. shipping income tax will automatically be designated as “excess shares” to the extent necessary to ensure that the purported transfer or other event does not result in ownership of ordinary shares in violation of the 4.9% limit or cause us to become subject to U.S. income tax on shipping operations, and any proposed transfer that would result in such an event would be void. Any purported transferee or other purported holder of excess shares will be required to give us written notice of a purported transfer or other event that would result in excess shares. The purported transferee or holders of such excess shares shall have no rights in such excess shares, other than a right to the payments described below.

Excess shares will not be treasury shares but rather will continue to be issued and outstanding ordinary shares. While outstanding, excess shares will be transferred to a trust. The trustee of such trust will be appointed by us and will be independent of us and the purported holder of the excess shares. The beneficiary of such trust will be one or more charitable organizations selected by the trustee. The trustee will be entitled to vote the excess shares on behalf of the beneficiary. If, after purported transfer or other event resulting in excess shares and prior to the discovery by us of such transfer or other event, dividends or distributions are paid with respect to such excess shares, such dividends or distributions will be repaid to the trustee upon demand for payment to the charitable beneficiary. All dividends received or other income declared by the trust will be paid to the charitable beneficiary. Upon our liquidation, dissolution or winding up, the purported transferee or other purported holder will receive a payment that reflects a price per share for such excess shares generally equal to the lesser of:

•

in the case of excess shares resulting from a purported transfer, the price per share paid in the transaction that created such excess shares, or, in the case of certain other events, the market price per share for the excess shares on the date of such event, or

•

in the case of excess shares resulting from an event other than a purported transfer, the market price for the excess shares resulting from an event other than a purported transfer, the market price for the excess shares on the date of such event.

At the direction of the Board of Directors, the trustee will transfer the excess shares held in trust to a person or persons, including us, whose ownership of such excess shares will not violate the 4.9% limit or otherwise cause us to become subject to U.S. shipping income tax within 180 days after the later of the transfer or other event that resulted in such excess shares or we become aware of such transfer or event. If such a transfer is made, the interest of the charitable beneficiary will terminate, the designation of such shares as excess shares will cease and the purported holder of the excess shares will receive the payment described below. The purported transferee or holder of the excess shares will receive a payment that reflects a price per share for such excess shares equal to the lesser of:

•	the price per share received by the trustee, and

•

the price per share such purported transferee or holder paid in the purported transfer that resulted in the excess shares, or, if the purported transferee or holder did not give value for such excess shares, through a gift, devise or other event, a price per share equal to the market price on the date of the purported transfer or other event that resulted in the excess shares.

A purported transferee or holder of the excess shares will not be permitted to receive an amount that reflects any appreciation in the excess shares during the period that such excess shares were outstanding. Any amount received in excess of the amount permitted to be received by the purported transferee or holder of the excess shares must be turned over to the charitable beneficiary of the trust. If the foregoing restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee or holder of any excess shares may be deemed, at our option, to have acted as an agent on our behalf in acquiring or holding such excess shares and to hold such excess shares on our behalf.

We will have the right to purchase any excess shares held by the trust for a period of 90 days from the later of:

•	the date the transfer or other event resulting in excess shares has occurred, and

•	the date the Board of Directors determines in good faith that a transfer or other event resulting in excess shares has occurred.

The price per excess share to be paid by us will be equal to the lesser of:

•	the price per share paid in the transaction that created such excess shares, or, in the case of certain other events, the market price per share for the excess shares on the date of such event, or

•	the lowest market price for the excess shares at any time after their designation as excess shares and prior to the date we accept such offer.

These provisions in our memorandum of association could have the effect of delaying, deferring or preventing a change in our control or other transaction in which our shareholders might receive a premium for their ordinary shares over the then-prevailing market price or which such holders might believe to be otherwise in their best interest. To the extent that the proposed regulations are amended or finalized in a manner which, in the opinion of our Board of Directors, does not require these provisions in our memorandum of association to ensure that we will maintain our income tax exemption for our shipping income, our Board of Directors may determine, in its sole discretion, to terminate the 4.9% limit and the transfer restrictions of these provisions. While both the mandatory offer protection and 4.9% protection remain in place, no third party other than the Apollo Funds, the TPG Viking Funds or Genting HK will be able to acquire control of NCL Corporation Ltd.

Preference shares

Pursuant to our bye-laws, our Board of Directors by resolution may establish one or more series of preference shares having such number of shares, designations, dividend rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by the Board of Directors without any further shareholder approval. Such rights, preferences, powers and limitations as may be established could also have the effect of discouraging an attempt to obtain control of the Company. We currently have no authorized preference shares. We have no present plans to issue any preference shares.

Registration rights

Genting HK, the Apollo Funds and the TPG Viking Funds will have certain registration rights with respect to the ordinary shares that they will retain following this offering. See “Shares Eligible for Future Sale” for a discussion of the ordinary shares that may be sold into the public market in the future, and “Certain Relationships and Related Party Transactions—The Shareholders’ Agreement” for a discussion of registration rights.

Transfer agent and registrar

The register of members will be maintained at the registered office of the Company in Bermuda in accordance with Bermuda law, and a branch register will be maintained in the U.S. by                     , who will serve as branch registrar and transfer agent.

Bermuda law

We are an exempted company organized under the laws of Bermuda. The rights of our shareholders, including those persons who will become shareholders in connection with this offering, are governed by Bermuda law, our memorandum of association and our bye-laws. The laws of Bermuda differ in some material respects from laws generally applicable to U.S. corporations and their shareholders. The following is a summary of material provisions of Bermuda law and our organizational documents not discussed above.

Variation of rights

If at any time we have more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied either: (i) with the consent in writing of the holders of 75% of the issued shares of that class; or (ii) with the sanction of a resolution passed by a majority of the votes cast at a general meeting of the relevant class of shareholders at which a quorum consisting of at least two persons holding or representing one-third of the issued shares of the relevant class is present. Our bye-laws specify that the creation or issue of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of existing shares, vary the rights attached to existing shares. In addition, the creation or issue of preference shares ranking prior to ordinary shares will not be deemed to vary the rights attached to ordinary shares or, subject to the terms of any other series of preference shares, to vary the rights attached to any other series of preference shares.

Rights in liquidation

Under Bermuda law, in the event of a liquidation or winding-up of a company, after satisfaction in full of all claims and amounts due to creditors and subject to the preferential rights accorded to any series of preference shares and subject to any specific provisions of the Company’s bye-laws, the proceeds of the liquidation or winding-up are distributed pro rata among the holders of ordinary shares.

Meetings of shareholders

Under Bermuda law, a company is required to convene at least one general meeting of shareholders each calendar year. Bermuda law provides that a special general meeting of shareholders may be called by the board of directors of a company and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at general meetings. Our bye-laws require that shareholders be given at least five days’ advance notice of a general meeting, but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting. Our bye-laws provide that our Board of Directors may convene an annual general meeting or a special general meeting. This notice requirement is subject to the ability to hold such meetings on shorter notice if such notice is agreed: (i) in the case of an annual general meeting by all of the shareholders entitled to attend and vote at such meeting; or (ii) in the case of a special general meeting by a majority in number of the shareholders entitled to attend and vote at the meeting holding not less than 95% in nominal value of the shares entitled to vote at such meeting.

Our bye-laws provide that the presence in person or by proxy of two or more shareholders entitled to attend and vote and holding shares representing more than 50% of the combined voting power constitutes a quorum at any general meeting of shareholders.

Access to books and records and dissemination of information

Members of the general public have a right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include the company’s certificate of incorporation, its memorandum of association, including its objects and powers, and certain alterations to the memorandum of association. The shareholders have the additional right to inspect the bye-laws of the company, minutes of general meetings and the company’s audited financial statements, which must be presented to the annual general meeting. The register of members of a company is also open to inspection by shareholders and by members of the general public without charge. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than thirty days a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside of Bermuda. We maintain a register of members at the registered office of the Company in Hamilton, Bermuda. A company is required to keep at its registered office a register of directors and officers that is open for inspection for not less than two hours in any business day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Board actions

The bye-laws of the Company provide that its business is to be managed and conducted by the Board of Directors. At common law, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty includes the following elements: (i) a duty to act in good faith in the best interests of the company; (ii) a duty not to make a personal profit from opportunities that arise from the office of a director; (iii) a duty to avoid conflicts of interest; and (iv) a duty to exercise powers for the purpose for which such powers were intended.

The Companies Act also imposes a duty on directors and officers of a Bermuda company to: (i) act honestly and in good faith with a view to the best interests of the company; and (ii) exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

There is no requirement in our bye-laws or Bermuda law that directors hold any of our shares. There is also no requirement in our bye-laws or Bermuda law that our directors must retire at a certain age.

The remuneration of our directors is determined by the Board of Directors. Our directors may also be paid all travel, hotel and other expenses properly incurred by them in connection with our business or their duties as directors.

Provided a director discloses a direct or indirect interest in any contract or arrangement with us as required by Bermuda law, such director is entitled to vote in respect of any such contract or arrangement in which he or she is interested unless he or she is disqualified from voting by the chairman of the relevant board meeting. A director (including the spouse or children of the director or any company of which such director, spouse or children own or control more than 20% of the capital or loan debt) can not borrow from us (except loans made to directors who are bona fide employees or former employees pursuant to an employees’ share scheme), unless shareholders holding 90% of the total voting rights have consented to the loan.

Transfer of shares

Our Board of Directors may in its absolute discretion and without assigning any reason refuse to register the transfer of a share that it is not fully paid. Our Board of Directors may also refuse to recognize an instrument of transfer of a share unless it is accompanied by the relevant share certificate and such other evidence of the transferor’s right to make the transfer as our Board of Directors shall reasonably require. Subject to these restrictions, a holder of ordinary shares may transfer the title to all or any of his ordinary shares by completing a form of transfer in the form set out in our bye-laws (or as near thereto as circumstances admit) or in such other ordinary form as the board may accept. The instrument of transfer must be signed by the transferor and transferee, although in the case of a fully paid share our Board of Directors may accept the instrument signed only by the transferor.

Indemnification of directors and officers

Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

We have adopted provisions in our bye-laws that provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. Our bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the Company, against any of the Company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. We are in the process of purchasing a directors’ and officers’ liability policy for such a purpose.

Amendment of Memorandum of Association and Bye-Laws

Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. Our bye-laws provide that no bye-law shall be rescinded, altered or amended, and no new bye-law shall be made, unless it shall have been approved by a resolution of our Board of Directors and by a resolution of our shareholders.

Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company’s issued share capital or any class thereof have the right to apply to the Supreme Court of Bermuda for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company’s share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of the persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No application may be made by shareholders voting in favor of the amendment.

Amalgamations and appraisal rights

A Bermuda exempted company may acquire the business of another Bermuda exempted company or a company incorporated outside Bermuda when the business of the target company is within the acquiring company’s objects as set forth in its memorandum of association.

Under Bermuda law, in the event of an amalgamation of a Bermuda company with another company, a shareholder of the Bermuda company who did not vote in favor of the amalgamation and who is not satisfied that fair value has been offered for his or her shares in the Bermuda company may within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of his or her shares. Under Bermuda law and our bye-laws, the amalgamation of the Company with another company or corporation (other than certain affiliated companies) requires an amalgamation agreement to first be approved and then recommended by our Board of Directors and by resolution of our shareholders.

Shareholder suits

Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong done to the company where the act complained of is alleged to be beyond the corporate power of the company or is illegal or would result in violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholder, by other shareholders or by the company.

Discontinuance

Under Bermuda law, an exempted company may be discontinued and be continued in a jurisdiction outside Bermuda as if it had been incorporated under the laws of that other jurisdiction. Our bye-laws provide that our Board of Directors may exercise all our power to discontinue to another jurisdiction without the need of any shareholder approval.

Takeovers/compulsory acquisition of shares held by minority holders

An acquiring party is generally able to acquire compulsorily the ordinary shares of minority holders in the following ways:

•

If the acquiring party is a company it may compulsorily acquire all the shares of the target company by acquiring, pursuant to a tender offer, 90% of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, require, by notice, any nontendering shareholder to transfer its shares on the same terms as the original offer. In those circumstances, nontendering shareholders will be compelled to sell their shares unless the Supreme Court of Bermuda (on application made within a one-month period from the date of the offeror’s notice of its intention to acquire such shares) orders otherwise;

•

By a procedure under the Companies Act known as a “scheme of arrangement”. A scheme of arrangement could be effected by obtaining the agreement of the Company and of holders of ordinary shares, representing in the aggregate a majority in number and at least 75% in value of the ordinary shareholders present and voting at a court ordered meeting held to consider the scheme or arrangement. The scheme of arrangement must then be sanctioned by the Bermuda Supreme Court. If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the court order with the Registrar of Companies in Bermuda, all holders of ordinary shares could be compelled to sell their shares under the terms of the scheme or arrangement;

•

Where one or more parties holds not less than 95% of the shares or a class of shares of a company such holder(s) may, pursuant to a notice given to the remaining shareholders or class of shareholders, acquire the shares of such remaining shareholders or class of shareholders. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Supreme Court of Bermuda for an appraisal of the value of their shares. This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired.

Delaware law

The terms of share capital of corporations incorporated in the U.S., including Delaware, differ from corporations incorporated in Bermuda. The following discussion highlights material differences of the rights of a shareholder of a Delaware corporation compared with the rights of our shareholders under Bermuda law, as outlined above.

Under Delaware law, a corporation may indemnify its director or officer (other than in action by or in the right of the companies) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if such director or officer (i) acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and (ii) with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Delaware law provides that a majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum at a meeting of shareholders. In matters other than the election of directors, with the exception of special voting requirements related to extraordinary transactions, the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote is required for shareholder action, and the affirmative vote of a plurality of shares is required for the election of directors. With certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. Under Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair value of the shares held by such shareholder (as determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction.

Under Delaware law, subject to any restrictions contained in the company’s certificate of incorporation, a company may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding shares of all classes having a preference upon the distribution of assets.

Delaware law permits corporations to have a classified board of directors. Delaware law permits the board of directors or any person who is authorized under a corporation’s certificate of incorporation or by-laws to call a special meeting of shareholders. Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders.

Delaware law permits any shareholder to inspect or obtain copies of a corporation’s shareholder list and its other books and records for any purpose reasonably related to such person’s interest as a shareholder.

Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law, and the court generally has discretion in such actions to permit the winning party to recover attorneys’ fees.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our ordinary shares, and no predictions can be made about the effect, if any, that market sales of our ordinary shares or the availability of such ordinary shares for sale will have on the market price prevailing from time to time. Nevertheless, the actual sale of, or the perceived potential for the sale of, our ordinary shares in the public market may have an adverse effect on the market price for the ordinary shares and could impair our ability to raise capital through future sales of our securities. See “Risk Factors—Risks related to the offering and to our ordinary shares—The substantial number of ordinary shares that will be eligible for sale in the near future may cause the market price of our ordinary shares to decline.”

Sale of Restricted Shares

Upon completion of this offering, we will have an aggregate of              ordinary shares outstanding, excluding shares reserved at             ,             for issuance upon exercise of options that have been granted under our stock option plans (             of which were exercisable at such date). Of these shares, the              ordinary shares to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares which may be acquired by any of our “affiliates” as that term is defined in Rule 144 under the Securities Act, which will be subject to the resale limitations of Rule 144. The remaining              ordinary shares outstanding will be restricted securities, as that term is defined in Rule 144, and may in the future be sold without restriction under the Securities Act to the extent permitted by Rule 144 or any applicable exemption under the Securities Act.

We have granted Genting HK, the Apollo Funds and the TPG Viking Funds demand and incidental registration rights with respect to the ordinary shares owned by them after this offering. See “Certain Relationships and Related Party Transactions—The Shareholders’ Agreement.”

Equity Incentive Plan

Following the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act with the SEC to register              our ordinary shares issued or reserved for issuance under our long-term incentive plan. As of the date of this prospectus, we have granted options to purchase              our ordinary shares, of which shares are vested and exercisable. Subject to the expiration of any lock-up restrictions as described below and following the completion of any vesting periods, our ordinary shares issuable upon the exercise of options granted or to be granted under our plan will be freely tradable without restriction under the Securities Act, unless such shares are held by any of our affiliates.

Lock-up Agreements

Executive officers, directors and significant shareholders, including Genting HK, the Apollo Funds and the TPG Viking Funds have agreed not to sell any ordinary shares for a period of              days from the date of this prospectus, subject to certain exceptions. We refer you to “Underwriting—Lock-Up Agreements.”

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations relevant to an investment decision by a U.S. Holder or a Non-U.S. Holder, as defined below, with respect to our ordinary shares. This discussion does not purport to address the tax consequences of owning our ordinary shares to all categories of investors, some of which (such as financial institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, insurance companies, persons holding our ordinary shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, traders in securities that have elected the mark-to-market method of accounting for their securities, persons liable for alternative minimum tax, persons who are investors in pass-through entities, persons who own, actually or under applicable constructive ownership rules, 10% or more of our ordinary shares, dealers in securities or currencies and U.S. Holders whose functional currency is not the U.S. dollar) may be subject to special rules. This discussion deals only with holders who purchase ordinary shares in connection with this offering and hold the ordinary shares as a capital asset. Moreover, this discussion is based on laws, regulations and other authorities in effect as of the date of this prospectus, all of which are subject to change, possibly with retroactive effect. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under U.S. federal, state, local or foreign law of the ownership of our ordinary shares.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of our ordinary shares that is, for U.S. federal income tax purposes, (a) a citizen or resident of the U.S., (b) a domestic corporation, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust if either (1) a court within the U.S. is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person. If a partnership holds ordinary shares, the tax treatment of a partner in such partnership will generally depend on the status of the partner and upon the activities of the partnership. If you are a partner in such a partnership holding our ordinary shares, you are encouraged to consult your tax advisor. A beneficial owner of our ordinary shares (other than a partnership) that is not a U.S. person for U.S. federal income tax purposes is referred to below as a “Non-U.S. Holder.”

U.S. Federal Income Taxation of U.S. Holders

Distributions

Any distributions made by us with respect to our ordinary shares to a U.S. Holder will generally constitute dividends to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of those earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in our ordinary shares, and thereafter as capital gain. Because we are not a U.S. corporation, U.S. Holders that are corporations will not be entitled to claim a dividends-received deduction with respect to any distributions they receive from us. Amounts taxable as dividends generally will be treated as income from sources outside the U.S. and will, depending on your circumstances, be “passive” or “general” income which, in either case, is treated separately from other types of income for purposes of computing the foreign tax credit allowable to you. However, if (a) we are 50% or more owned, by vote or value, by U.S. persons and (b) at least 10% of our earnings and profits are attributable to sources within the U.S., then for foreign tax credit purposes, a portion of our dividends would be treated as derived from sources within the U.S. With respect to any dividend paid for any taxable year, the U.S. source ratio of our dividends for foreign tax credit purposes would be equal to the portion of our earnings and profits from sources within the U.S. for such taxable year, divided by the total amount of our earnings and profits for such taxable year.

Sale, Exchange or Other Disposition of Ordinary Shares

A U.S. Holder generally will recognize capital gain or loss upon a sale, exchange or other taxable disposition of our ordinary shares in an amount equal to the difference between the amount realized by the U.S. Holder from such disposition and the U.S. Holder’s tax basis in such stock. Capital gain of a U.S. Non-Corporate Holder is generally taxed at a lower rate than ordinary income where the holder has a holding period greater than one year. Such capital gain or loss will generally be treated as U.S. source income or loss, as applicable, for U.S. foreign tax credit purposes. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations.

U.S. Federal Income Taxation of Non-U.S. Holders

Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on dividends received from us on our ordinary shares unless the income is effectively connected income (and the dividends are attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S. if that is required by an applicable income tax treaty).

Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of our ordinary shares, unless either:

•

the gain is effectively connected income (and the gain is attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S. if that is required by an applicable income tax treaty); or

•	the Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more during the taxable year of disposition and certain other conditions are met.

Effectively connected income will generally be subject to regular U.S. federal income tax in the same manner as discussed in the section above relating to the taxation of U.S. Holders, unless exempt under an applicable income tax treaty. In addition, earnings and profits of a corporate Non-U.S. Holder that are attributable to such income, as determined after allowance for certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax.

Non-U.S. Holders may be subject to tax in jurisdictions other than the U.S. on dividends received from us on our ordinary shares and on any gain realized upon the sale, exchange or other disposition of our ordinary shares.

Backup Withholding and Information Reporting

In general, payments of distributions on our ordinary shares that are made within the U.S., and the proceeds of a disposition of our ordinary shares that is effected at a U.S. office of a broker will be subject to U.S. federal income tax information reporting requirements if you are a Non-Corporate U.S. Holder. Such payments may also be subject to U.S. federal backup withholding tax if you are a Non-Corporate U.S. Holder and you:

•	fail to provide us with an accurate taxpayer identification number;

•	are notified by the IRS that you have failed to report all interest or dividends required to be shown on your federal income tax returns; or

•	fail to comply with applicable certification requirements.

A Non-U.S. Holder that receives distributions on our ordinary shares within the U.S. or sells our ordinary shares through the U.S. office of a broker will be subject to backup withholding and information reporting unless the Non-U.S. Holder certifies that it is a non-U.S. person, under penalties of perjury, or otherwise establishes an exemption.

Information reporting and backup withholding will generally not apply to payments of proceeds from a disposition of our ordinary shares if the ordinary shares is sold through the non-U.S. office of a non-U.S. broker and the proceeds are paid outside the U.S. However, information reporting (but not backup withholding) will apply to a payment of proceeds, even if that payment is made outside the U.S., stemming from a sale of our ordinary shares through a non-U.S. office of a broker that is a U.S. person or has certain other connections with the U.S.

Backup withholding tax is not an additional tax. Rather, you generally may obtain a refund of any amounts withheld under backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

MATERIAL BERMUDA TAX CONSIDERATIONS

At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by our shareholders in respect of our shares. We have obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 28, 2016, be applicable to us or to any of our operations or to our shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or to any taxes payable by us in respect of real property owned or leased by us in Bermuda. We pay annual Bermuda government fees.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated , 20 , we have agreed to sell to the underwriters named below, for whom is acting as a representative, the following respective numbers of ordinary shares:

Name	Number of Shares

Total

The underwriting agreement provides that the underwriters’ obligation to purchase ordinary shares depends on the satisfaction of the conditions contained in the underwriting agreement including:

•

the obligation to purchase all of the ordinary shares offered hereby (other than those ordinary shares covered by their option to purchase additional shares as described below), if any of the shares are purchased;

•	the representations and warranties made by us to the underwriters are true;

•	there is no material change in our business or the financial markets; and

•	we deliver customary closing documents to the underwriters.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional              shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the shares.

	Per Share		Total
	Without Over- allotment	With Over- allotment	Without Over- allotment	With Over- allotment
Underwriting discounts and commissions paid by us

The representative of the underwriters has advised us that the underwriters propose to offer the ordinary shares directly to the public at the public offering price on the cover of this prospectus and to the selling group members at such offering price less a selling concession not in excess of $             per share. The underwriters may allow, and the selected dealers may re-allow, a discount from the concession not in excess of $             per share to brokers and dealers. After the offering, the representative of the underwriters may change the offering price and other selling terms.

The expenses of the offering that are payable by us are estimated to be approximately $             (excluding underwriting discounts and commissions).

Option to Purchase Additional Shares

We have granted the underwriters an option exercisable for              days after the date of this prospectus, to purchase up to an aggregate of              shares at the public offering price less underwriting discounts and commissions. This option may be exercised if the underwriters sell more than              shares in connection with this offering. To the extent the underwriters exercise this option, each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional shares proportionate to that underwriter’s initial commitment as indicated in the preceding table, and we will be obligated to sell the additional shares to the underwriters.

Lock-Up Agreements

We, all of our directors and executive officers and our significant shareholders, including Genting HK, the Apollo Funds and the TPG Viking Funds, have agreed that, subject to certain exceptions without the prior written consent of the representative of the underwriters, we and they will not directly or indirectly, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any ordinary shares (including, without limitation, ordinary shares that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the SEC and ordinary shares that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for ordinary shares, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares, or (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any ordinary shares or securities convertible, exercisable or exchangeable into ordinary shares or any of our other securities for a period of      days after the date of this prospectus.

The      -day restricted period described in the preceding paragraph will be extended if:

•	during the last days of the -day restricted period we issue an earnings release or material news or a material event relating to us occurs; or

•

prior to the expiration of the      -day restricted period, we announce that we will release earnings results during the      -day period beginning on the last day of the      -day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the      -day period beginning on the issuance of the earnings release or the announcement of the material news or occurrence of a material event, unless such extension is waived in writing by the representative of the underwriters.

The representative of the underwriters, in its sole discretion, may release the ordinary shares and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release ordinary shares and other securities from lock-up agreements, the representative of the underwriters will consider, among other factors, the holder’s reasons for requesting the release, the number of ordinary shares and other securities for which the release is being requested and market conditions at the time.

Offering Price Determination

Prior to this offering, there has been no public market for our ordinary shares. The initial public offering price will be negotiated between the representative of the underwriters and us. In determining the initial public offering price of our ordinary shares, the representative of the underwriters will consider:

•	the history and prospects for the industry in which we compete;

•	our financial information;

•	the ability of our management and our business potential and earning prospects;

•	the prevailing securities markets at the time of this offering; and

•	the recent market prices of, and the demand for, publicly traded shares of generally comparable companies.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, liabilities arising from breaches of the representations and warranties of the Company contained in the underwriting agreement and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The underwriters may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our ordinary shares, in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares, in whole or in part, and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of the ordinary shares in the open market after the distribution has been completed in order to cover syndicate short positions.

•

Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the ordinary shares originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our ordinary shares or preventing or retarding a decline in the market price of our ordinary shares. As a result, the price of our ordinary shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the applicable national securities exchange or otherwise and, if commenced, may be discontinued at any time.

Neither we, nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the ordinary shares. In addition, neither we, nor any of the underwriters make representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s website and any information contained in any other website maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Listing

We intend to apply to list our ordinary shares on                      under the symbol “            ”.

Discretionary Sales

The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of shares offered by them.

Stamp Taxes

Purchasers of the ordinary shares offered in this prospectus may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus. Accordingly, we urge you to consult a tax advisor with respect to whether you may be required to pay those taxes or charges, as well as any other tax consequences that may arise under the laws of the country of purchase.

Relationships

The underwriters may in the future perform investment banking and advisory services for us from time to time for which they may in the future receive customary fees and expenses.

European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of securities described in this prospectus may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the securities that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities,

•

to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than euro 43,000,000 and (3) an annual net turnover of more than euro 50,000,000, as shown in its last annual or consolidated accounts, or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of securities described in this prospectus located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

The sellers of the securities have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of the sellers or the underwriters.

United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (“Qualified Investors”) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

The validity of the issuance of the ordinary shares offered hereby will be passed upon for us by O’Melveny & Myers LLP and Cox Hallett Wilkinson. Certain legal matters in connection with this offering will be passed upon for the underwriters by                     .

EXPERTS

The financial statements as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act relating to our ordinary shares that includes important business and financial information about us that is not included in or delivered with this prospectus. If we have made references in this prospectus to any contracts, agreements or other documents and also filed any of those contracts, agreements or other documents as exhibits to the registration statement, you should read the relevant exhibit for a more complete understanding of the contract, agreement, or other document or the matter involved.

Currently and prior to the effectiveness of the registration statement on Form S-1 we have filed with the SEC and of which this prospectus forms a part, we have and will continue to file annual reports on Form 20-F and current reports on Form 6-K. After such registration statement becomes effective, we will file annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov.

You may obtain copies of the information and documents incorporated by reference in this prospectus at no charge by writing or telephoning us at the following address or telephone number:

NCL Corporation Ltd.

7665 Corporate Center Drive

Miami, Florida 33126

Attention: Investor Relations

(305) 436-4000

We also maintain an Internet site at http://www.ncl.com. We will, as soon as reasonably practicable after the electronic filing of our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports if applicable, make available such reports free of charge on our website. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or registration statement of which this prospectus forms a part, and you should not rely on any such information in making your decision whether to purchase our securities.

NCL Corporation Ltd.

Report of Independent Registered Certified Public Accounting Firm

To the Board of Directors and Shareholders of NCL Corporation Ltd.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, cash flows and changes in shareholders’ equity present fairly, in all material respects, the financial position of NCL Corporation Ltd. and its subsidiaries at December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Miami, Florida

February 24, 2010, except insofar as it

relates to the condensed consolidating financial information,

as included in Note 11, as to which the date is May 13, 2010 and the earnings (loss) per share as included in Note 2, as

to which the date is August 13, 2010

NCL Corporation Ltd.

Consolidated Statements of Operations

(in thousands)

	Years Ended December 31,
	2009	2008	2007
Revenue
Passenger ticket	$1,275,844	$1,501,646	$1,575,851
Onboard and other	579,360	604,755	601,043

Total revenue	1,855,204	2,106,401	2,176,894

Cruise operating expense
Commissions, transportation and other	311,308	341,936	434,749
Onboard and other	158,330	182,817	204,768
Payroll and related	318,154	377,208	436,843
Fuel	162,683	258,262	193,173
Food	118,899	126,736	120,633
Other	220,080	291,522	306,853

Total cruise operating expense	1,289,454	1,578,481	1,697,019

Other operating expense
Marketing, general and administrative	241,676	299,827	287,093
Depreciation and amortization	152,700	162,565	148,003
Impairment loss	—	128,775	2,565

Total other operating expense	394,376	591,167	437,661

Operating income (loss)	171,374	(63,247)	42,214

Non-operating income (expense)
Interest income	836	2,796	1,384
Interest expense, net of capitalized interest	(115,350)	(152,364)	(175,409)
Other income (expense)	10,373	1,012	(95,151)

Total non-operating income (expense)	(104,141)	(148,556)	(269,176)

Net income (loss)	$67,233	$(211,803)	$(226,962)

Earnings (loss) per share
Basic	$3.24	$(10.59)	$(11.35)

Diluted	$3.23	$(10.59)	$(11.35)

Weighted-average shares outstanding
Basic	20,756	20,000	20,000

Diluted	20,841	20,000	20,000

The accompanying notes are an integral part of these consolidated financial statements.

NCL Corporation Ltd.

Consolidated Balance Sheets

(in thousands, except share data)

	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$50,152	$185,717
Restricted cash	3,097	4,004
Accounts receivable, net	7,868	6,047
Inventories	28,865	29,494
Prepaid expenses and other assets	61,580	24,460

Total current assets	151,562	249,722
Property and equipment, net	3,836,127	4,119,222
Goodwill and tradenames	602,792	602,792
Other long-term assets	220,867	75,405

	$4,811,348	$5,047,141

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of long-term debt	$3,586	$182,487
Accounts payable	28,376	70,412
Accrued expenses and other liabilities	206,419	278,213
Due to Affiliate, net	225	210,058
Advance ticket sales	255,432	250,638

Total current liabilities	494,038	991,808
Long-term debt	2,554,105	2,474,014
Other long-term liabilities	58,654	31,520

Total liabilities	3,106,797	3,497,342

Commitments and contingencies (Note 9)

Shareholders’ equity:
Ordinary shares, $.0012 par value; 40,000,000 and 25,000,000 shares authorized; 21,000,000 and 20,000,000 shares issued and outstanding	25	24
Additional paid-in capital	2,328,302	2,242,946
Accumulated other comprehensive income	2,299	137
Retained earnings (deficit)	(626,075)	(693,308)

Total shareholders’ equity	1,704,551	1,549,799

	$4,811,348	$5,047,141

The accompanying notes are an integral part of these consolidated financial statements.

NCL Corporation Ltd.

Consolidated Statements of Cash Flows

(in thousands)

	Years Ended December 31,
	2009	2008	2007
Cash flows from operating activities
Net income (loss)	$67,233	$(211,803)	$(226,962)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization expense	169,701	162,565	148,003
Impairment loss	—	128,775	2,565
Loss (gain) on translation of debt	22,677	(111,464)	92,024
Loss (gain) on derivatives	(35,488)	101,511	(4,568)
Write-off of unamortized loan fees	6,744	6,788	—
Share-based compensation expense	4,075	865	843
Changes in operating assets and liabilities:
Accounts receivable, net	(532)	2,126	2,071
Inventories	629	12,503	(8,605)
Prepaid expenses and other assets	(90,605)	(15,323)	8,013
Accounts payable	(42,036)	(18,303)	(28,232)
Accrued expenses and other liabilities	(56,466)	627	32,427
Advance ticket sales	4,794	(82,164)	18,752

Net cash provided by (used in) operating activities	50,726	(23,297)	36,331

Cash flows from investing activities
Additions to property and equipment, net	(161,838)	(163,607)	(582,837)
Increase in restricted cash	(4,735)	(2,629)	(181)
Proceeds from sale of asset	—	—	1,440

Net cash used in investing activities	(166,573)	(166,236)	(581,578)

Cash flows from financing activities
Repayments of long-term debt	(1,249,064)	(1,524,095)	(323,464)
Proceeds from long-term debt	1,121,021	1,123,000	839,925
Transactions with Affiliate, net	71,541	(211,267)	8,454
Contribution from Affiliates, net	100,000	948,111	—
Other, primarily deferred financing fees	(63,216)	(790)	(2,907)

Net cash provided by (used in) financing activities	(19,718)	334,959	522,008

Net increase (decrease) in cash and cash equivalents	(135,565)	145,426	(23,239)
Cash and cash equivalents at beginning of year	185,717	40,291	63,530

Cash and cash equivalents at end of year	$50,152	$185,717	$40,291

Supplemental disclosures (Note 10)

The accompanying notes are an integral part of these consolidated financial statements.

NCL Corporation Ltd.

Consolidated Statements of Changes in Shareholders’ Equity

For the Years Ended December 31, 2009, 2008 and 2007

(in thousands, except share data)

	Ordinary shares	Additional paid-in capital	Accumulated other comprehensive income (loss)	Retained earnings (deficit)	Total Shareholders’ equity
Balance, December 31, 2006	$12	$1,711,114	$(1,516)	$(254,543)	$1,455,067
Share-based compensation	—	948	—	—	948
Contribution from Affiliate, net (Note 5)	—	3,656	—	—	3,656
Changes related to cash flow hedges	—	—	2,817	—	2,817
Net loss	—	—	—	(226,962)	(226,962)

Balance, December 31, 2007	12	1,715,718	1,301	(481,505)	1,235,526
Ordinary share split	12	—	—	—	12
Share-based compensation	—	853	—	—	853
Contribution from Affiliate, net (Note 5)	—	948,099	—	—	948,099
Transactions with Affiliate, net (Note 5)	—	(421,724)	—	—	(421,724)
Changes related to cash flow hedges	—	—	(1,164)	—	(1,164)
Net loss	—	—	—	(211,803)	(211,803)

Balance, December 31, 2008	24	2,242,946	137	(693,308)	1,549,799
Share-based compensation	—	4,075	—	—	4,075
Contribution from Affiliates, (Note 5)	1	99,999	—	—	100,000
Transactions with Affiliate, net (Note 5)	—	(18,718)	—	—	(18,718)
Changes related to cash flow hedges	—	—	8,313	—	8,313
Changes related to Shipboard Retirement Plan, net	—	—	(6,151)	—	(6,151)
Net income	—	—	—	67,233	67,233

Balance, December 31, 2009	$25	$2,328,302	$2,299	$(626,075)	$1,704,551

NCL Corporation Ltd.

Consolidated Statements of Changes in Shareholders’ Equity

For the Years Ended December 31, 2009, 2008 and 2007

(in thousands) (continued)

Comprehensive income (loss) was as follows:

	Years Ended December 31,
	2009	2008	2007
Net income (loss)	$67,233	$(211,803)	$(226,962)
Changes related to Shipboard Retirement Plan:
Initial recognition of projected benefit obligation	(7,939)	—	—
Amortization of prior service cost	378	—	—
Actuarial gain	1,410	—	—
Changes related to cash flow hedges	8,313	(1,164)	2,817

Total comprehensive income (loss)	$69,395	$(212,967)	$(224,145)

Accumulated other comprehensive income related to cash flow hedges and changes related to our Shipboard Retirement Plan was as follows:

	Years Ended December 31,
	2009	2008	2007
Accumulated net gain (loss) on cash flow hedges at beginning of year	$137	$1,301	$(1,516)
Net loss reclassified into earnings	(1,795)	—	—
Net gain (loss) related to cash flow hedges	10,108	(1,164)	2,817

Accumulated net gain on cash flow hedges at end of year	$8,450	$137	$1,301

	Accumulated other comprehensive income	Changes related to cash flow hedges	Change related to Shipboard Retirement Plan
Accumulated other comprehensive income at beginning of year	$137	$137	$—
Current-period change	2,162	8,313	(6,151)

Accumulated other comprehensive income (loss) at end of year	$2,299	$8,450	$(6,151)

The accompanying notes are an integral part of these consolidated financial statements.

NCL Corporation Ltd.

Notes to the Consolidated Financial Statements

1. Description of Business and Organization

On December 15, 2003, the Company was incorporated in Bermuda as a wholly-owned subsidiary of Genting Hong Kong Limited and its affiliates (formerly Star Cruises Limited and its affiliates) (“Genting HK”).

In January 2008, Apollo and TPG acquired 37.5% and 12.5%, respectively, of our outstanding ordinary share capital through an equity investment of $1.0 billion. As part of this investment, Apollo was afforded majority control of our Board of Directors. Our current shareholders and their relative ownership percentages of our outstanding ordinary shares are as follows: Genting HK (50.0%), Apollo (37.5%), and TPG (12.5%).

As of December 31, 2009, we operated 10 ships offering cruises in Alaska, the Bahamas, Bermuda, the Caribbean, Europe, Hawaii, Mexico, New England, Central and South America, North Africa and Scandinavia.

2. Summary of Significant Accounting Policies

Basis of Presentation

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. Estimates are required for the preparation of consolidated financial statements in accordance with generally accepted accounting principles and actual results could differ from these estimates. All significant intercompany accounts and transactions are eliminated in consolidation.

We evaluated subsequent events through February 24, 2010, the date our financial statements were issued.

Revenue and Expense Recognition

Deposits received from customers for future voyages are recorded as advance ticket sales and are subsequently recognized as passenger ticket revenues along with onboard and other revenues, and all associated direct costs of a voyage are recognized as cruise operating expenses, on a pro-rata basis over the period of the voyage.

Revenue and expenses include taxes assessed by a governmental authority that are directly imposed on a revenue-producing transaction between a seller and a customer. The amounts included on a gross basis are $96.2 million, $88.5 million and $90.6 million for the years ended December 31, 2009, 2008 and 2007, respectively.

Cash and Cash Equivalents

Cash and cash equivalents are stated at cost, and include cash and investments with original maturities of three months or less at acquisition.

Restricted Cash

Restricted cash consists of cash collateral in respect of certain agreements.

Accounts Receivable

Accounts receivable are shown net of an allowance for doubtful accounts of $2.2 million and $2.1 million as of December 31, 2009 and 2008, respectively.

Inventories

Inventories mainly consist of provisions, supplies and fuel and are carried at lower of cost or market using the first-in, first-out method of accounting.

NCL Corporation Ltd.

Notes to the Consolidated Financial Statements—(Continued)

Advertising Costs

Advertising costs incurred that result in tangible assets, including brochures, are treated as prepaid supplies and charged to expense as consumed. Television production costs are recorded as a prepaid expense and expensed when the television advertisement is initially run. Advertising costs of $1.3 million and $0.9 million as of December 31, 2009 and 2008, respectively, are included in prepaid expenses and other assets. Advertising costs totaled $65.6 million, $76.1 million and $86.2 million for the years ended December 31, 2009, 2008 and 2007, respectively.

Property and Equipment

Property and equipment are recorded at cost. Major renewals and improvements that we believe add value to our ships are capitalized to the ship while costs of repairs and maintenance, including dry-docking costs, are charged to expense as incurred. During ship construction, interest is capitalized as a cost of the ship. Gains or losses on the sale of property and equipment are recorded as a component of operating income in our consolidated statements of operations.

Depreciation is computed on the straight-line basis over the estimated useful lives of the assets and after a 15% reduction for the estimated residual values of ships as follows:

Useful Life
Ships	30 years
Other property and equipment	3-20 years

Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or related asset life.

Long-lived assets are reviewed for impairments, based on estimated future cash flows, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Assets are grouped and evaluated at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. We consider historical performance and future estimated results in our evaluation of potential impairment and then compare the carrying amount of the asset to the estimated future cash flows expected to result from the use of the asset. If the carrying amount of the asset exceeds estimated expected undiscounted future cash flows, we measure the amount of the impairment by comparing the carrying amount of the asset to its fair value. We estimate fair value based on the best information available making whatever estimates, judgments and projections are considered necessary. The estimation of fair value is generally measured by discounting expected future cash flows at discount rates commensurate with the risk involved.

Goodwill and Tradenames

Goodwill represents the excess of cost over the fair value of net assets acquired. We review goodwill and our tradenames for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of goodwill and our tradenames may not be fully recoverable.

We have concluded that our business has a single reportable segment, with each ship considered to be a component. Each component constitutes a business for which discrete financial information is available and management regularly reviews the operating results and, therefore, each component is considered a reporting unit. Our reporting units have similar economic characteristics, including similar margins and similar products and services, therefore, we aggregate all of the reporting units in assessing goodwill.

NCL Corporation Ltd.

Notes to the Consolidated Financial Statements—(Continued)

The impairment review of goodwill is based on the expected future cash flows of our ships to determine a fair value of our aggregate reporting unit. Our discounted cash flow valuation reflects our projection for growth and profitability, taking into account our assessment of future market conditions and demand, as well as a determination of a cost of capital that incorporates both business and financial risks. We believe that the discounted cash flow approach is the most representative method to assess fair value, as it utilizes expectations of long-term growth whereas a market-based approach is less dynamic, especially in light of recent negative market conditions, the uncertainty in credit and capital markets and the resulting weakened economic environment.

Foreign Currency

The majority of our transactions are settled in U.S. dollars. Gains or losses resulting from transactions denominated in other currencies are recognized in our consolidated statements of operations at each balance sheet date.

Derivative Instruments and Hedging Activity

From time to time, we enter into derivative instruments, primarily forward contracts, swaps, options and three-way collar contracts to reduce our exposure to fluctuations in foreign currency exchange, interest and fuel rates. The criteria used to determine whether a transaction qualifies for hedge accounting includes the correlation between fluctuations in the fair value of the hedged item and the fair value of the related derivative instrument and its effectiveness as a hedge. To the extent that an instrument is not effective as a hedge, gains and losses are recognized as a gain or loss in other income (expense) in our consolidated statements of operations. We refer you to Note 6 “Financial Instruments.”

Concentrations of Credit Risk

We monitor concentrations of credit risk associated with financial and other institutions with which we conduct significant business. Credit risk, including but not limited to counterparty nonperformance under derivative instruments, our revolving credit facility and new ship progress payment guarantees, is not considered significant, as we primarily conduct business with large, well-established financial institutions and insurance companies that we have well-established relationships with and that have credit risks acceptable to us or the credit risk is spread out among a large number of creditors. We do not anticipate nonperformance by any of our significant counterparties.

Insurance

We use a combination of insurance and self-insurance for a number of risks including claims related to crew and passengers, hull and machinery, war risk, workers’ compensation, property damage and general liability. Liabilities associated with certain of these risks, including crew and passenger claims, are estimated actuarially based upon known facts, historical trends and a reasonable estimate of future expenses. While we believe these accruals are adequate, the ultimate losses incurred may differ from those recorded.

Income Taxes

Deferred tax assets and liabilities are calculated in accordance with the liability method. Deferred taxes are recorded using the currently enacted tax rates that apply in the periods that the differences are expected to reverse. Deferred taxes are not discounted. In conjunction with business acquisitions, we record acquired deferred tax assets and liabilities.

NCL Corporation Ltd.

Notes to the Consolidated Financial Statements—(Continued)

We provide a valuation allowance on deferred tax assets when it is more likely than not that such assets will not be realized. With respect to acquired deferred tax assets, future reversals of the valuation allowance will first be applied against goodwill and other intangible assets before recognition of a benefit in our consolidated statements of operations.

On January 1, 2007, we changed the method for which we account for uncertain income tax positions. This method clarified, among other things, the accounting for uncertain income tax positions by prescribing a minimum probability threshold that a tax position must meet before a financial statement income tax benefit is recognized. The minimum threshold is defined as a tax position that, based solely on its technical merits, is more likely than not to be sustained upon examination by the relevant taxing authority. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate resolution. This accounting method was applied to all existing tax positions upon adoption which did not have a material impact to our consolidated financial statements.

Share-Based Compensation

We recognize compensation expense for our share-based compensation awards using the fair value method. Share-based compensation expense is recognized over the expected vesting period for awards that are based on service period and not contingent upon any future performance. We refer you to Note 7 “Employee Benefits and Share Option Plans.”

Ordinary Shares

In April 2009, we increased our authorized share capital from $30,000 to $48,000 by authorizing 15,000,000 additional ordinary shares of $.0012 par value, resulting in an aggregate authorized share capital of 40,000,000 ordinary shares of $.0012 par value. Following this increase, we received $100.0 million from our shareholders and issued 1,000,000 additional ordinary shares of $.0012 par value to our shareholders pro-rata in accordance with their percentage ownership resulting in an aggregate 21,000,000 ordinary shares of $.0012 par value issued and outstanding as of December 31, 2009.

In November 2007, Genting HK and our Board of Directors approved an ordinary share split.

Segment Reporting

We have concluded that our business has a single reportable segment, with each ship considered to be a component. Each component constitutes a business for which discrete financial information is available and management regularly reviews the operating results and, therefore, each component is considered a reporting unit. Our reporting units have similar economic characteristics, including similar margins and similar products and services, therefore, we aggregate all of the reporting units.

Although we sell cruises on an international basis, our passenger ticket revenue is primarily attributed to passengers who make reservations in North America. For the years ended December 31, 2009, 2008 and 2007, revenues attributable to North American passengers were 83%, 83% and 86%, respectively. Substantially all of our long–lived assets are located outside of the U.S. and consist primarily of our ships.

NCL Corporation Ltd.

Notes to the Consolidated Financial Statements—(Continued)

Earnings Per Share

A reconciliation between basic and diluted earnings per share for the year ended December 31, 2009 is as follows (in thousands, except per share data):

Net income for basic and diluted earnings per share	$67,233
Weighted-average shares outstanding	20,756
Dilutive effect of equity awards	85

Dilutive weighted-average shares outstanding	20,841

Basic earnings per share	$3.24
Dilutive earnings per share	$3.23

For the years ended December 31, 2008 and 2007 there were no potentially dilutive shares.

3. Property and Equipment

Property and equipment as of December 31, 2009 and 2008 consisted of the following (in thousands):

	2009	2008
Ships, including under construction	$4,399,293	$4,661,154
Other property and equipment	158,670	153,034

	4,557,963	4,814,188
Less: accumulated depreciation	(721,836)	(694,966)

Total	$3,836,127	$4,119,222

Depreciation expense for the years ended December 31, 2009, 2008 and 2007 was $152.7 million, $162.6 million and $148.0 million, respectively. Repairs and maintenance expenses including dry-docking expenses were $50.5 million, $72.2 million and $80.5 million for the years ended December 31, 2009, 2008 and 2007, respectively.

Ships include ships currently operating as well as a ship under construction. Costs for ships under construction include progress payments to the shipyard, planning and design fees, loan interest and commitment fees and other associated costs. Interest costs associated with the construction of ships are capitalized during the construction period and amounted to $12.1 million, $4.6 million and $18.8 million for the years ended December 31, 2009, 2008 and 2007, respectively.

In 2009, we transferred Norwegian Sky to Genting HK which settled our $280.7 million liability. In 2008, one of our subsidiaries, F3 One, Ltd. cancelled the contract to build an F3 ship and we recorded an impairment loss of $128.8 million in connection with the cancellation of this contract in our 2008 consolidated statement of operations. This loss includes payments to the shipyard, write-offs of loan and deferred financing fees as well as capitalized interest of $9.9 million.

NCL Corporation Ltd.

Notes to the Consolidated Financial Statements—(Continued)

4. Long-Term Debt

Long-term debt as of December 31, 2009 and 2008 consisted of the following (in thousands):

	2009	2008
$450.0 million 11.75% Senior Secured Notes due 2016, net of original issue discount of $5.2 million	$444,819	$—
$750.0 million Senior Secured Revolving Credit Facility due 2015; as of December 31, 2009 LIBOR + 4.0% (4.34%); facility fee of 1.6%	543,300	—
Euro 624.0 million (currently U.S. dollar-denominated) Norwegian Pearl and Norwegian Gem Revolving Credit Facility(1) due through 2019; as of December 31, 2009 $669.4 million at LIBOR + 1.4875% (1.88%) and $53.5 million at LIBOR + 7.4875% (8.01%); as of December 31, 2008 $722.9 million at LIBOR + 1.2375%	722,905	722,905
Euro 258.0 million (currently U.S. dollar-denominated) Pride of America Hermes Loan(1) , due through 2017; as of December 31, 2009 $190.6 million at 5.965% and $25.4 million at LIBOR + 2.25% (2.51%); as of December 31, 2008 5.715%	215,988	215,988
Euro 40.0 million (currently U.S. dollar-denominated) Pride of America Commercial Loan(1) due through 2017; as of December 31, 2009 $29.0 million at 6.845% and $3.8 million at LIBOR + 2.25% (2.51%); as of December 31, 2008 6.595%	32,831	32,831
$334.1 million Norwegian Jewel Loan(1) due through 2017; as of December 31, 2009 $216.2 million at 6.3575% and $13.5 million at LIBOR + 2.25% (3.18%); as of December 31, 2008 6.1075%	229,685	243,196
Euro 308.1 million (currently U.S. dollar-denominated), Pride of Hawai’i Loan(1) due through 2018; as of December 31, 2009 $316.2 million at LIBOR + 1.0% (1.59%) and $37.2 million at LIBOR +2.25% (2.84%); as of December 31, 2008 EURIBOR + 0.75%	353,384	330,707
$250.0 million 10 5/8% Senior Secured Notes	—	9,813
$300.0 million Senior Secured Term Loan; as of December 31, 2008 LIBOR + 1.50%	—	160,000
$500.0 million Senior Secured Revolving Credit Facility; as of December 31, 2008 LIBOR + 1.50%	—	350,000
$610.0 million Senior Secured Revolving Credit Facility; as of December 31, 2008 LIBOR + 1.50%	—	580,000
Capital lease obligations	14,779	11,061

	2,557,691	2,656,501
Less: current portion	(3,586)	(182,487)

	$2,554,105	$2,474,014

(1)	Floating margins and fixed rates increase in 2010 by 50 basis points through maturity of loans.

In November 2009, we issued $450.0 million of 11.75% Senior Secured Notes due 2016 at a price of 98.834% of par in a private offering. The guarantees of the notes are secured by first-priority mortgage liens on four of our ships, Norwegian Star, Norwegian Spirit, Norwegian Sun and Norwegian Dawn and a first-priority security interest in all earnings, proceeds of insurance and certain other interests related to those ships, subject to certain exceptions and permitted liens. We also entered into a $750.0 million Senior Secured Revolving Credit Facility at LIBOR plus 4.0% maturing in 2015. The net proceeds from these transactions and cash on hand were used to repay all of our outstanding debt aggregating $1,003.3 million under our $300.0 million Senior Secured

NCL Corporation Ltd.

Notes to the Consolidated Financial Statements—(Continued)

Term Loan, $500.0 million Senior Secured Revolving Credit Facility and $610.0 million Senior Secured Revolving Credit Facility. In addition, we discharged the remaining $9.8 million of our $250.0 million 10 5/8% Senior Secured Notes. Availability under our $750.0 million Senior Secured Revolving Credit Facility as of December 31, 2009 was $191.7 million.

In October 2009, we converted our Euro 308.1 million Pride of Hawai’i Loan from euro to U.S. dollar-denominated, through maturity, with all other terms unchanged.

As of December 31, 2009, all of our long-term debt was U.S. dollar-denominated. As of December 31, 2008, our debt was U.S. dollar-denominated except for $330.7 million of our Euro 308.1 million Pride of Hawai’i loan which was denominated in euro. We recognized a foreign currency translation gain (loss) of $(22.7) million, $111.5 million and $(92.0) million for the years ended December 31, 2009, 2008 and 2007, respectively, which were recorded as a component of other income (expense) in our consolidated statements of operations.

We have up to $949.3 million (based on the euro/U.S. dollar exchange rate as of December 31, 2009) of export credit financing in place for Norwegian Epic, which will complete our funding requirements for this ship.

Costs incurred in connection with the arranging of loan financing have been deferred and are amortized over the life of the loan agreement. The amortization included in interest expense was $23.2 million (including $6.7 million write-off of loan fees), $13.4 million and $7.3 million for the years ended December 31, 2009, 2008 and 2007, respectively. Also, the $5.2 million original issue discount associated with our $450.0 million 11.75% Senior Secured Notes due 2016 has been deferred and will be amortized over the life of the notes.

Our debt agreements contain covenants that, among other things, require us to maintain a minimum level of liquidity, as well as limit our net funded debt-to-capital ratio, maintain certain other ratios and restrict our ability to pay dividends. Our ships and substantially all other property and equipment are pledged as collateral for our debt. We were in compliance with these covenants as of December 31, 2009. There were no restrictions in the agreements that limit intercompany borrowings or dividends between our subsidiaries that would impact our ability to meet our cash obligations.

The following is a schedule as of December 31, 2009 of principal repayments of our long-term debt (in thousands):

2010	$3,586
2011	165,044
2012	191,372
2013	255,232
2014	283,389
Thereafter	1,664,249

Total	$2,562,872

We had an accrued interest liability of $19.5 million and $23.1 million as of December 31, 2009 and 2008, respectively.

NCL Corporation Ltd.

Notes to the Consolidated Financial Statements—(Continued)

5. Related Party Disclosures

Transactions with Genting HK, Apollo and TPG

As of December 31, 2009 and 2008, our shareholders and their share ownership were as follows:

Shareholder	Number of Shares	Percentage Ownership
Genting HK(1)	10,500,000	50.0%
Apollo(2)	7,875,000	37.5%
TPG(3)	2,625,000	12.5%

(1)	Genting HK owns its ordinary shares indirectly through Star NCLC Holdings Ltd., a Bermuda wholly-owned subsidiary.
(2)	Apollo owns its ordinary shares indirectly through NCL Investment Ltd., a Bermuda company (2,795,968 ordinary shares) and NCL Investment II Ltd., a Cayman Islands company (5,079,032 ordinary shares).
(3)	TPG owns its ordinary shares indirectly through TPG Viking I, L.P., a Cayman Islands limited partnership (1,957,525 ordinary shares), TPG Viking II, L.P., a Cayman Islands limited partnership (576,118 ordinary shares) and TPG Viking AIV III, L.P., a Delaware limited partnership (91,357 ordinary shares).

In April 2009, we increased our authorized share capital from $30,000 to $48,000 by authorizing 15,000,000 additional ordinary shares of $.0012 par value, resulting in an aggregate authorized share capital of 40,000,000 ordinary shares of $.0012 par value. Following this increase, we received $100.0 million from our shareholders and issued 1,000,000 additional ordinary shares of $.0012 par value to our shareholders pro-rata in accordance with their percentage ownership resulting in an aggregate 21,000,000 ordinary shares of $.0012 par value issued and outstanding as of December 31, 2009.

In January 2008, Apollo became the owner of 50% of our outstanding ordinary share capital through an equity investment of $1.0 billion. Also in 2008, TPG acquired 12.5% of our outstanding ordinary shares from Apollo for $250.0 million. In connection with these transactions, we entered into a reimbursement and distribution agreement, a shareholders’ agreement and subscription agreement, each of which are described below.

In April 2009, we received $15.1 million from Genting HK for reimbursements in connection with improvements to Norwegian Dream which left our fleet upon expiration of the relevant charter agreement.

In November 2009, we returned Norwegian Majesty, which had been operated by us pursuant to a charter arrangement, to Genting HK.

The Reimbursement and Distribution Agreement

On August 17, 2007, we entered into a Reimbursement and Distribution Agreement (“RDA”) with NCL Investment Ltd. and Genting HK which sets out arrangements in relation to the NCLA Business, including the subsidizing by Genting HK of certain losses and expenses of NCLA. The RDA became effective on January 7, 2008. Pursuant to the RDA, we withdrew Pride of Aloha from the Hawaii market effective May 11, 2008. Although required under the terms of the RDA to transfer Pride of Aloha to Genting HK, the parties subsequently agreed to re-flag Pride of Aloha into our international fleet and consequently we renamed and launched the ship as Norwegian Sky. Accordingly, as of December 31, 2008, in lieu of returning the ship, we recorded a liability to Genting HK in the amount of $280.7 million which was the net book value of Pride of Aloha as of December 31, 2008. As a result of the decision to withdraw Pride of Aloha from the Hawaii market, Genting HK was obligated

NCL Corporation Ltd.

Notes to the Consolidated Financial Statements—(Continued)

to reimburse us for certain losses and expenses related to NCLA which totaled $56.0 million through December 31, 2008, which were paid to us in January 2009. Also, in January 2009, we transferred Norwegian Sky to Genting HK per the terms of the RDA, which settled the $280.7 million liability to Genting HK as of December 31, 2008. We entered into an additional agreement with Genting HK to charter-in Norwegian Sky through 2010.

Amounts due to Genting HK as of December 31, 2008 of $210.1 million, which were settled in January 2009, represent amounts primarily in connection with the RDA for $280.7 million. For the year ended December 31, 2007, $3.7 million was reimbursed to us by Genting HK for ship-related costs.

In addition, in 2008, we paid Genting HK $196.9 million in connection with the terms of the RDA through a borrowing on a then existing senior secured revolving credit facility.

In June 2009, in connection with the RDA, we agreed with Genting HK to assume and pay any and all costs and expenses related to the maintenance, lay up or docking of the S.S. United States incurred on or prior to December 31, 2009. As part of this transaction, Genting HK agreed that we had satisfied in full our obligations under the RDA and they waived their rights, including title and ownership of, and any sale proceeds of, any assets (other than the S.S. United States) of the NCLA Business including all assets related to our Polynesian Adventure Tours operations. This distribution of the S.S. United States to Genting HK resulted in an equity transaction which reduced property and equipment and additional paid-in capital by $15.0 million.

In December 2009, we reduced additional paid-in capital by $3.5 million pertaining to certain estimated tax positions relating to transactions amongst entities under common control.

The Shareholders’ Agreement

On August 17, 2007, NCL Investment Ltd., Genting HK and the Company entered into the Shareholders’ Agreement to regulate the affairs relating to our management and the rights and obligations of Apollo and Genting HK as shareholders. The Shareholders’ Agreement became effective on January 7, 2008. Both NCL Investment II Ltd. and Star NCLC Holdings Ltd., a wholly-owned subsidiary of Genting HK, along with TPG have become parties to the Shareholders’ Agreement through separate joinder agreements.

Apollo and Genting HK were, up until July 2008, entitled to appoint three and two members to our Board of Directors, respectively. Pursuant to a separate agreement between Apollo and TPG, TPG is entitled to designate a non-voting observer who is permitted to attend meetings of our Board of Directors. In July 2008, an amendment to the Shareholders’ Agreement increased the number of members serving on our Board of Directors by two additional members. As a result, Apollo and Genting HK have increased their representation to appoint four and three members, respectively.

Subject to Genting HK consent rights as described below, Apollo has the right to vote the shares held by Genting HK. In the event that the ratio of the aggregate holding of equity securities of Apollo (and certain of their permitted transferees) to the holding of equity securities of Genting HK (and certain of their permitted transferees, including TPG) falls below 0.6, these rights will cease.

Provided the shareholding ratios (as described above) remain, certain reserved matters may not be carried out without the prior consent of Genting HK, which include, among others, the following:

•	any acquisitions or divestitures with the aggregate consideration paid or received exceeding $200.0 million;

NCL Corporation Ltd.

Notes to the Consolidated Financial Statements—(Continued)

•

the primary issuance by us of equity securities in a public offering (other than in the case of the initial public offering of primary ordinary shares, if the number of ordinary shares proposed to be issued in the initial public offering does not exceed 20% of the ordinary shares that would be outstanding after giving effect to the initial public offering);

•	the issuance by us of equity securities in a private offering to third parties, subject to limited exceptions;

•	any capital expenditures with the aggregate amount exceeding $20.0 million;

•	declaring or paying any non-pro rata dividends or distributions;

•	any changes to our memorandum of association or bye-laws; and

•	hiring a new chief executive officer of the Company, provided, however, such consent should not be unreasonably withheld.

Subject to limited exceptions, each shareholder shall have the right to participate on a pro rata basis in any issue of new shares. In addition, Apollo and Genting HK have the right to make written requests to us to register and thereby transfer all or a portion of its equity securities in us through share offerings, provided that the initial registration may only be made in connection with an underwritten public offering of ordinary shares in which the managing underwriter is a nationally recognized “bulge bracket” investment bank and following which (i) we reasonably expect to qualify for the exemption from U.S. Federal income tax set forth in Section 883 of the Internal Revenue Code of 1986, as amended, or any successor provision and (ii) such ordinary shares are listed on the New York Stock Exchange, Nasdaq or the London Stock Exchange (a “Qualified Public Offering”). Following an initial public offering, TPG will also have certain registration rights.

Unless a Qualified Public Offering has occurred whereby Apollo sells any of their shares or any initial public offering of our primary ordinary shares has occurred to which Genting HK has not given its prior written consent, at any time after 54 months from January 7, 2008, Apollo shall be entitled to sell all, but not less than all, of its equity securities to a third party in cash, provided that Apollo shall first offer Genting HK the right to acquire (or cause one or more of its designees to acquire) such equity securities on such terms and conditions as may be specified by Apollo. Additionally, the Shareholders’ Agreement contains certain drag along and tag along rights.

The Subscription Agreement

On August 17, 2007, Genting HK, NCL Investment Ltd. and we entered into a subscription agreement (the “Subscription Agreement”) which set out the terms for the $1.0 billion equity investment by, and issuance of shares to, NCL Investment Ltd. NCL Investment Ltd. assigned to NCL Investment II Ltd. a portion of its rights and obligations under the Subscription Agreement pursuant to an assignment agreement dated January 7, 2008.

Under the Subscription Agreement, we and Genting HK have agreed to cooperate with each other in developing our respective cruise line businesses, provided that such obligations to cooperate do not extend to any such efforts that could reasonably be expected to have an adverse effect on the operation or prospects of such party’s respective cruise line business.

In addition, subject to the terms below, NCL Investment Ltd. and Genting HK have indemnified each other for certain losses arising from breaches of representations, warranties and covenants made by us, Genting HK and NCL Investment Ltd. Both NCL Investment Ltd.’s and Genting HK’s indemnity obligations relating to

NCL Corporation Ltd.

Notes to the Consolidated Financial Statements—(Continued)

breaches of representations and warranties are limited to losses relating to breaches of fundamental representations and warranties to the extent such breaches occurred prior to or on April 30, 2008, subject to certain exceptions for fraudulent or knowing and intentional misrepresentations and except as set forth herein. In addition, Genting HK is obligated to indemnify NCL Investment Ltd. and its affiliates for losses relating to certain undisclosed liabilities, provided that such obligations are limited to those undisclosed liabilities that existed as of January 7, 2008 and of which Genting HK had actual knowledge on such date. Genting HK’s indemnity obligations relating to undisclosed liabilities shall not exceed $20.0 million, either individually or in the aggregate, subject to certain exceptions for fraudulent or knowing and intentional misrepresentations.

Genting HK may elect in its sole discretion to satisfy all or a portion of its indemnity obligations in cash or by causing the Company to issue additional ordinary shares of the Company to NCL Investment Ltd.

6. Financial Instruments

Reported fair values are based on a variety of factors and assumptions. Accordingly, the fair values may not represent actual values of the financial instruments that could have been realized as of the balance sheet date or that will be realized in the future and do not include expenses that could be incurred in an actual sale or settlement. Our financial instruments are not held for trading or speculative purposes.

Our exposure under interest rate and fuel hedging agreements is limited to the cost of replacing the contracts in the event of non-performance by the counterparties to the contracts. To minimize this risk, we select counterparties with credit risks acceptable to us.

The following are the fair values and methods used to estimate the fair values of our financial instruments:

Cash and Cash Equivalents

The carrying amounts of cash and cash equivalents approximate their fair values due to the short-term maturity of these instruments.

Long-Term Debt

As of December 31, 2009 and 2008, the fair value of our long-term debt, including the current portion, was $2,483.1 million and $2,294.3 million, respectively, which was $74.6 million and $362.2 million less, respectively, than the carrying values. The difference between the fair value and carrying value of our long-term debt is due to our variable rate debt obligations carrying interest rates that are above or below market rates at the measurement dates. The fair value of our long-term debt was calculated based on estimated rates for the same or similar instruments with similar terms and remaining maturities.

Market risk associated with our long-term fixed rate debt is the potential increase in fair value resulting from a decrease in interest rates. Market risk associated with our long-term floating rate debt is the potential increase in interest expense from an increase in interest rates.

Derivatives Measured at Fair Value

In September 2006, the FASB issued guidance which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. We adopted the required provisions as of January 1, 2008 and there was no material impact to our consolidated financial position and

NCL Corporation Ltd.

Notes to the Consolidated Financial Statements—(Continued)

results of operations due to the adoption. Beginning January 1, 2009, the standard applies to our non-recurring measurements of non-financial assets and liabilities such as our measurement of potential impairments of goodwill, other intangibles and other long-lived assets. The adoption of these remaining provisions did not have a material impact on our consolidated financial position and results of operations.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The hierarchy for inputs used in measuring fair value should maximize the use of observable inputs and minimize the use of unobservable inputs by requiring that the most observable inputs be used when available. Level 1, “quoted prices in active markets for identical assets or liabilities” are unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. Level 2, “significant other observable inputs” are used by market participants in pricing the asset or liability based on market data obtained from independent sources. Level 3, “significant unobservable inputs” reflects our assumptions about what we believe market participants would use in pricing the asset or liability based on the best information available. To the extent that the valuation is based on inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment.

The following table sets forth our derivatives that were measured at fair value as of December 31, 2009 and 2008, categorized by input level in the fair value hierarchy (in thousands):

	2009			2008
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Derivatives:
Assets (prepaid expenses and other assets)	$—	$9.0	$—	$—	$1.1	$—

Liabilities (accrued expenses and other liabilities)	$—	$10.1	$—	$—	$95.5	$—

We are exposed to market risk attributable to changes in interest rates, foreign currency exchange rates and fuel prices. We attempt to minimize these risks through a combination of our normal operating and financing activities and through the use of derivative financial instruments.

As of December 31, 2009 and 2008, our derivative instruments consisted of interest rate and fuel swaps. We entered into an interest rate swap agreement to modify our exposure to interest rate movements and to manage our interest expense. Our exposure to market risk for changes in fuel prices relates to the consumption of fuel on our ships. We use fuel swaps to mitigate the financial impact of fluctuations in fuel prices qualifying and designated as hedging instruments (“cash flow hedges”) with contracts through 2010. As of December 31, 2009 and 2008, the notional amount of outstanding debt related to the interest rate swap was $400.0 million and had an unfavorable fair value of $10.1 million and $9.3 million, respectively. As of December 31, 2009, the fuel swaps had a favorable fair value of $9.0 million and as of December 31, 2008 an unfavorable fair value of $9.3 million which pertained to 302.5 thousand metric tons and 78.2 thousand metric tons, respectively, of our projected fuel purchases.

As of December 2008, our derivative instruments also consisted of foreign currency forward contracts and fuel derivative contracts (three-way collar contracts). Our exposure to foreign currency exchange rate risk relates primarily to our ship-building contract and to our then euro-denominated debt. We entered into foreign currency forward contracts for these payments and as of December 31, 2008 we had a favorable fair value of $1.1 million. Our ship-building contract is denominated in euro and the related debt agreement will be denominated in euro. Our principal and interest payments for the debt will be payable in euro and will be subject to the exchange rate at the time these payments are due. We entered into fuel derivative contracts (three-way collar contracts) to economically hedge our forecasted fuel purchases and as of December 31, 2008, we had an unfavorable fair value for these contracts of $76.9 million.

NCL Corporation Ltd.

Notes to the Consolidated Financial Statements—(Continued)

Fair value of our derivative contracts is derived using valuation models that utilize the income valuation approach. These valuation models take into account the contract terms, as well as other inputs such as fuel types, fuel curves, exchange rates, creditworthiness of the counterparty and the Company, as well as other data points. The data sources utilized in these valuation models that are significant to the fair value measurement are Level 2 in the fair value hierarchy.

We assess whether derivatives used in hedging transactions are “highly effective” in offsetting changes in the cash flow of hedged items. We use regression analysis for this hedge relationship and high effectiveness is achieved when a statistically valid relationship reflects a high degree of offset and correlation between the fair values of the derivative instrument and the hedged item. Cash flows from the derivative are classified in the same category as the cash flows from the underlying hedged item. The determination of ineffectiveness is based on the amount of dollar offset between the change in fair value of the derivative instrument and the change in fair value of the hedged item at the end of the reporting period. If it is determined that a derivative is not highly effective as a hedge then the change in fair value is recognized in earnings. In addition, the ineffective portion of our highly effective hedges is recognized in earnings immediately and reported in other income (expense) in our consolidated statements of operations. There are no amounts excluded from the assessment of hedge effectiveness and there are no credit risks related contingent features in our derivative agreements.

As of December 31, 2009, we had $10.1 million in accrued expenses and other liabilities and $0.7 million in prepaid expenses and other in our consolidated balance sheet for the fair value of derivatives not designated as hedging instruments.

We recognized the gain or (loss) for the changes in fair value of derivatives not designated as hedging instruments in other income (expense) in our consolidated statements of operations for the year ended December 31, 2009 as follows (in thousands):

Interest rate swap	$(5,527)
Foreign currency forward contracts and swaps	20,583
Fuel derivative contracts	20,399

Total gain related to derivatives not designated as hedging instruments	$35,455

As of December 31, 2009, we had $9.0 million in prepaid expenses and other assets for the fair value of fuel swaps which were designated as cash flow hedges. The effects of the hedging instruments for year ended December 31, 2009 were as follows (in thousands):

Amount of gain recognized to other comprehensive income—effective portion	$1,625
Amount of gain recognized to other income (expense)—ineffective portion	170

Total gain related to derivatives designated as hedging instruments	$1,795

Foreign Currency Contracts

As of December 31, 2008, we had foreign currency forward contracts related to euro-denominated contractual obligations with an aggregate notional amount of $66.4 million maturing through October 2009. Our exposure to market risk for fluctuations in foreign currency exchange rates relates to our ship construction contract. We use foreign currency forward contracts and purchase options to mitigate the impact of fluctuations in foreign currency exchange rates. During 2009, 2008, and 2007 we included a gain of $20.6 million, $1.1 million and $4.6 million, respectively, related to forward contracts in other income (expense) in our consolidated statements of operations.

NCL Corporation Ltd.

Notes to the Consolidated Financial Statements—(Continued)

Interest Rate Swap

Our exposure to market risk for changes in interest rates relates to our long-term debt obligations. We enter into interest rate swap agreements to modify our exposure to interest rate movements and to manage our interest expense and rent expense. Market risk associated with our long-term fixed rate debt is the potential increase in fair value resulting from a decrease in interest rates. Market risk associated with our long-term floating rate debt is the potential increase in interest expense from an increase in interest rates. As of December 31, 2009 and 2008, our interest rate swap agreement effectively changed $400.0 million of LIBOR-based floating rate debt to 2.98% fixed rate debt through October 2010.

Non-recurring Measurements of Non-financial Assets

Goodwill and other indefinite-lived assets, principally tradenames, are reviewed for impairment on an annual basis or earlier if there is an event or change in circumstances that would indicate that the carrying value of these assets could not be fully recovered.

If the carrying amount of the asset exceeds the estimated expected undiscounted future cash flows, we measure the amount of the impairment by comparing the carrying amount of the asset to its fair value. We estimate fair value based on the best information available making whatever estimates, judgments and projections are considered necessary. The estimation of fair value measured by discounting expected future cash flows at discount rates commensurate with the risk involved are considered level 3 inputs. We do not believe that we have any impairment to our goodwill or tradenames as of December 31, 2009. We believe our estimates and judgments with respect to our goodwill and tradenames are reasonable. Nonetheless, if there was a material change in assumptions used in the determination of such fair values or if there is a material change in the conditions or circumstances that influence such assets, we could be required to record an impairment charge.

7. Employee Benefits and Share Option Plans

Profits Sharing Agreement

In 2009, we adopted a profits sharing agreement which authorizes us to grant profits interests in the Company to certain key employees. These interests generally vest with the holders based on a combination of performance-based and time-based vesting metrics, each as specified in the profits sharing agreement and each holder’s award agreement. Apollo, Genting HK and TPG are entitled to initially receive any distributions made by the Company, pro-rata based on their shareholdings in the Company. Once Apollo, Genting HK and TPG receive distributions in excess of certain hurdle amounts specified in the profits sharing agreement and each holder’s award agreement, each vested profits interest award generally entitles the holder of such award to a portion of such excess distribution amount.

In July and December 2009, the profits interests, consisting of fifty percent of “Time-Based Units” (“TBUs”) and fifty percent of “Performance-Based Units” (“PBUs”), were granted to senior management. The TBUs vest on a straight-line basis over five years commencing on the later of January 7, 2008 or the employee’s employment start date. Upon a distribution event, the vesting amount of the PBUs is based on the amount of proceeds that are realized above certain hurdles.

The termination of employment results in forfeiture of any non-vested TBUs and all PBUs. TBUs that are vested can be either continued by the Company or cancelled and paid to the employee. Cancellation can take place anytime after termination but not before two years after the grant date.

NCL Corporation Ltd.

Notes to the Consolidated Financial Statements—(Continued)

The fair value of the profits interests was computed using a binomial (lattice) model using the following assumptions:

Dividend yield	0%
Expected stock price volatility	59.21% & 61.28%
Risk-free interest rate	3.39% & 3.26%
Expected unit life	3 years

Expected stock price volatility was based on annual volatilities of comparable companies in our industry based on three years of historical data. Risk-free interest rates were adjusted to the average risk-free rates applicable for the July 23, 2009 and December 18, 2009 grant dates. The expected unit life was calculated with the expectation of a distribution event occurring within a three-year period. We estimated forfeitures based on our historical termination rates for the last three years.

The aggregate fair value for the profits interests as of December 31, 2009 was comprised of $7.1 million for PBUs and $7.0 million for TBUs. The fair value of the vested TBUs of $3.7 million was recorded in marketing, general and administrative expense in our consolidated statement of operations for the year ended December 31, 2009. As of December 31, 2009, there was $3.3 million of total unrecognized compensation expense related to TBU non-vested shares. As of December 31, 2009, there was no aggregate intrinsic value of options outstanding and exercisable.

Share Activity

	Number of Shares		TBUs Weighted- Average Unit Price	PBUs Weighted- Average Unit Price
	TBUs	PBUs
Outstanding as of December 31, 2008	—	—
Granted	316,500	311,500	$21.96	$22.81
Forfeited	12,800	16,000

Outstanding as of December 31, 2009	303,700	295,500	$21.94	$22.81

Exercisable as of December 31, 2009	51,700	—	$25.08	$—

Non-vested as of December 31, 2009	252,000	295,500	$21.44	$22.81

Share option scheme for shares of Genting HK

Share options that are exercisable for shares of Genting HK have been granted to certain directors and employees of Genting HK and NCL under the “Star Cruises Employees Share Option Scheme for Executives.” This Scheme is comprised of the “Pre-listing Employee Share Option Scheme” which was originally adopted by Genting HK on April 16, 1997 prior to the listing of its ordinary shares on The Stock Exchange of Hong Kong Limited and the “Post-listing Employee Share Option Scheme” adopted by Genting HK on August 23, 2000 (as effected on November 30, 2000 and amended on May 22, 2002).

As of December 31, 2009, outstanding share options granted to NCL’s employees (including directors) under the Post-listing Employee Share Option Scheme totaled 39,525,827 with a weighted-average exercise price of $0.34 per share, including 2,595,853 and 843,653 granted to executive officers and directors, respectively. As of December 31, 2009, a former executive had a share option to purchase 259,584 shares of Genting HK’s

NCL Corporation Ltd.

Notes to the Consolidated Financial Statements—(Continued)

common shares at a price of $0.40 per share under the Pre-Listing Share Option Scheme and no further options can be granted. Amounts exercisable under the Pre-listing Employee Share Option Scheme and the Post-listing employee Share Option Scheme totaled 259,584 and 39,266,246, respectively.

Total compensation expense for options issued under the Pre-Listing Employee Share Option Scheme and the Post-Listing Share Option Scheme was $0.8 million and $0.9 million for the years ended December 31, 2008 and 2007, respectively. As of December 31, 2008, all compensation expense had been recognized.

There were no options granted or modified during 2009, 2008 and 2007.

Pertinent information covering the options granted pursuant to the Share Option Scheme is as follows:

	Number of Shares	Option Price	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (years)	Expiration Date
Outstanding as of December 31, 2008	39,525,827	$0.21-$0.36	$0.34	4.92	2012-14
Granted	—	—	—	—	—
Forfeited	—	—	—	—	—

Outstanding as of December 31, 2009	39,525,827	$0.21-$0.36	$0.34	2.97	2012-14

Options exercisable at December 31, 2009	39,266,246	$0.21-$0.36	$0.34	2.97

Significant option groups outstanding as of December 31, 2009 and related price and life information is as follows:

	Options Outstanding			Options Exercisable
Exercise Price	Outstanding at December 31, 2009	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (years)	Exercisable at December 31, 2009	Weighted- Average Exercise Price
$0.36	33,365,248	$0.36	2.65	33,105,667	$0.36
$0.21	6,160,579	$0.21	4.65	6,160,579	$0.21

	39,525,827	$0.34	2.97	39,266,246	$0.34

As of December 31, 2009, there was no aggregate intrinsic value of options outstanding and exercisable.

Employee Benefit Plans

Certain of our executive officers are employed pursuant to employment agreements that provide for severance payments. Severance is generally only payable upon an involuntary termination of the executive’s employment by us without cause or a termination by the executive for good reason. Severance generally includes a cash payment based on the executive’s base salary (and in some cases, bonus), and our payment of the executive’s continued medical benefits for the applicable severance period. During 2008, we entered into a severance agreement with one of our former executives and have recognized costs associated with this of $25.3 million. As of December 31, 2009, the remaining liability was $17.0, which includes a fully vested co-investment profits interest award granted to the former executive under the profits sharing agreement described above.

We maintain annual incentive bonus plans for our executive officers and other key employees. Bonuses under these plans become earned and payable based on both the Company’s and each individual’s performance

NCL Corporation Ltd.

Notes to the Consolidated Financial Statements—(Continued)

during the applicable performance period and the individual’s continued employment. Company performance criteria include the attainment of certain financial targets and other strategic objectives.

We maintain a 401(k) Plan for our shoreside employees. Participants may contribute up to 100% of eligible compensation each pay period, subject to certain limitations. We make matching contributions equal to 100% of the first 3% and 50% of the next 7% of each participant’s contributions, and our matching contributions may not exceed 6.5% of each participant’s compensation. Our matching contributions are vested according to a five-year schedule. The 401(k) Plan is subject to the provisions of ERISA and is intended to be qualified under section 401(a) of the U.S. Internal Revenue Code (the “Code”).

Our contributions are reduced by contributions forfeited by those employees who leave the 401(k) Plan prior to vesting fully in the contributions. Forfeited contributions of $0.3 million, $0.2 million and $0.2 million were utilized in each of the years ended December 31, 2009, 2008 and 2007, respectively.

We maintain a Supplemental Executive Retirement Plan (“SERP Plan”), an unfunded defined contribution plan, for certain of our key employees whose benefits are limited under the 401(k) Plan and who were employed by the Company in an executive capacity prior to 2008. We credit participants under the SERP Plan for amounts that would have been contributed by us to the Company’s previous Defined Contribution Retirement Plan and the former 401(k) Plan without regard to any limitations imposed by the Code. As of December 31, 2009 and 2008, the aggregate balance of participants’ deferred compensation accounts under the SERP Plan was $0.9 million. No amounts were contributed under the SERP Plan by us as of December 31, 2009, 2008, and 2007, as the SERP Plan is unfunded.

We previously maintained a Supplemental Senior Executive Retirement Plan (“SSERP Plan”), an unfunded defined benefit plan, for one of our former executives. Pursuant to a severance agreement entered into with our former executive in 2008, he waived all of his rights to receive benefits under the SSERP Plan in exchange for cash payments that will be paid in installments and comprise a portion of his severance benefits. We had an accrual of $9.6 million with respect to the SSERP Plan as of December 31, 2009 and 2008.

We recorded expenses related to the 401(k) Plan, SERP Plan and SSERP Plan of $3.1 million, $3.6 million and $4.2 million for the years ended December 31, 2009, 2008 and 2007, respectively.

NCL Corporation Ltd.

Notes to the Consolidated Financial Statements—(Continued)

Effective January 2009, we implemented the Norwegian Shipboard Retirement Plan (“Shipboard Retirement Plan”) which computes benefits based on years of service, subject to eligibility requirements of our Shipboard Retirement Plan. Our Shipboard Retirement Plan is unfunded with no plan assets. The projected benefit obligation of $8.0 million was included in other long-term liabilities in our consolidated balance sheet as of December 31, 2009. The amounts related to our Shipboard Retirement Plan are presented as follows (in thousands):

2009
Pension expense:
Service cost	$991
Interest cost	496
Amortization of prior service cost	378

Total pension expense	$1,865

Change in projected benefit obligation:
Implementation of Shipboard Retirement Plan in January 2009	$7,939
Service cost	991
Interest cost	496
Actuarial Gain	(1,410)

Projected benefit obligation as of December 31, 2009	$8,016

Amounts recognized in consolidated balance sheet:
Projected benefit obligation	$8,016

Amounts recognized in accumulated other comprehensive income (loss):
Prior service cost	$(7,561)
Accumulated gain	1,410

Accumulated other comprehensive income (loss) as of December 31, 2009	$(6,151)

The discount rates used in the net periodic benefit cost calculation for the years 2009 and 2010 are 6.25% and 6.0%, respectively, and the actuarial gain is amortized over 20.96 years. The discount rate is used to measure and recognize obligations, including adjustments to other comprehensive income, and to determine expense during the periods. It is determined by using bond indices which reflect yields on a broad maturity and industry universe of high-quality corporate bonds.

The pension benefits expected to be paid in each of the next five years and in aggregate for the five years thereafter are as follows (in thousands):

2010	$—
2011	456
2012	479
2013	500
2014	545
Next five years	3,918

8. Income Taxes

We are incorporated in Bermuda, and our subsidiary, Arrasas Limited, is incorporated in the Isle of Man. Generally, we are not subject to income tax in respect of activities undertaken outside these countries.

NCL Corporation Ltd.

Notes to the Consolidated Financial Statements—(Continued)

We previously had operations in Norway through NCL Holdings ASA (“NCLH”) and its subsidiaries. Deferred tax assets and liabilities that relate to our Norwegian taxes were comprised of the following as of December 31, 2009 and 2008 (in thousands):

	2009	2008
Deferred tax assets:
Loss carryforwards	$42,249	$38,893
Shares in NCL Cruises Ltd.	73,324	33,857
Pension obligation	541	473
Other	236	292

	116,350	73,515
Valuation allowance	(116,350)	(73,515)

Total net deferred taxes	$—	$—

Taxable losses can be carried forward indefinitely. Total losses available for carry forward related to NCLH as of December 31, 2009 and 2008 are $150.9 million and $138.9 million, respectively.

In January 2008, NCL Corporation Ltd. became a partnership for U.S. Federal income tax purposes and incurs no U.S. Federal or State income tax liability. Each partner is required to take into account its allocable share of items of income, gain, loss and deduction of the partnership in computing its U.S. Federal income tax liability, regardless of whether or not cash distributions are made.

Deferred tax assets and liabilities that relate to our U.S. subsidiaries were comprised of the following as of December 31, 2009 and 2008 (in thousands):

	2009	2008
Deferred tax assets:
Loss carryforwards	$—	$250,287
Start-up expenses	—	9,005
Disallowed interest	—	40,675
Translation loss and other	—	10,373
Allowances and accruals	—	3,742

Total deferred tax assets	—	314,082

	2009	2008
Deferred tax liabilities:
Depreciation and amortization	—	(163,492)
Capital leases and other	—	(591)

Total deferred tax liabilities	—	(164,083)

Net deferred tax assets	—	149,999
Valuation allowance	—	(149,999)

Total net deferred taxes	$—	$—

In connection with the RDA (we refer you to Note 5 “Related Party Disclosures”), in December 2009, NCL America Holdings, Inc. (NCLAH), the tax owner of the assets of the U.S.-flagged operation, was converted to a limited liability company (LLC) under Delaware law which resulted in a complete liquidation for U.S. income

NCL Corporation Ltd.

Notes to the Consolidated Financial Statements—(Continued)

tax purposes. As a result, as of December 31, 2009, we have no deferred tax assets, deferred tax liabilities or related valuation allowance on our balance sheet related to our U.S. subsidiaries, and our shareholders are subject to U.S. Federal income taxation with respect to income derived in respect of our U.S.-flagged operations.

As of December 31, 2008, a valuation allowance was provided against the net deferred tax asset since these operations did not have a history of profitable operations. As of December 31, 2008, our U.S. subsidiaries had cumulative operating loss carryforwards for Federal and State tax purposes of $639.1 million.

9. Commitments and Contingencies

Operating Leases

We operate principally in leased premises. Total expense under non-cancelable operating lease commitments, primarily for offices, motor vehicles and office equipment was $10.9 million, $11.0 million and $11.1 million for the years ended December 31, 2009, 2008 and 2007, respectively.

As of December 31, 2009, minimum annual rentals for non-cancelable leases with initial or remaining terms in excess of one year were as follows (in thousands):

2010	$6,818
2011	5,778
2012	4,994
2013	4,983
2014	5,033
Thereafter	17,231

Total	$44,837

Rental payments applicable to such operating leases are recognized on a straight-line basis over the term of the lease.

Capital Expenditures

We anticipate that capital expenditures will be $1.1 billion, $70.0 million and $70.0 million for the years ending December 31, 2010, 2011 and 2012, respectively, based on the euro/U.S. dollar exchange rate as of December 31, 2009.

Norwegian Epic is under construction and will add approximately 4,100 berths to our fleet with anticipated delivery in the second quarter of 2010. The aggregate cost of Norwegian Epic, based on the euro/U.S. dollar exchange rate as of December 31, 2009, is $1.3 billion. As of December 31, 2009, we had capitalized costs of $283.0 million for Norwegian Epic and the remaining cost is subject to fluctuations in the euro/U.S. dollar exchange rate. In connection with the contract to build Norwegian Epic, we do not anticipate any contractual breaches or cancellations to occur. However, if any would occur, it could result in, among other things, the forfeiture of prior deposits or payments made by us and potential claims and impairment losses which may materially impact our business, financial condition and results of operations.

Material Litigation

In May 2003, an explosion in the boiler room aboard the S.S. Norway resulted in the death of eight crew members and injury to approximately 20 other crew members. In May 2008, an agreement was reached with the United States Attorney’s Office for the Southern District of Florida and Norwegian Cruise Line Limited

NCL Corporation Ltd.

Notes to the Consolidated Financial Statements—(Continued)

(“NCLL”) as the owner/operator of the S.S. Norway at the time of the incident, pled guilty to a violation of Title 46, United States Code, Section 2302(b), a misdemeanor, and was ordered to pay a fine of $1.0 million which was paid in May 2008, and restitution in the amount of $13.8 million which was covered by insurance and paid in prior years to those crew members involved in the incident. As part of the plea, a subsequent hearing on additional restitution was held, and the Court awarded $7.7 million of restitution which was paid in September 2008. As part of the agreement, NCL (Bahamas) Ltd., as operator of two of the vessels formerly owned and operated by NCLL at the time of the incident, agreed to enter into a civil Consent Judgment with the U.S. Attorney’s Office for the Southern District of Florida and assumed legal responsibility for carrying out certain procedural and safety reviews under the auspices of an independent consultant. The required safety reviews were completed in April 2009, and the appropriate reports were provided to the U.S. Attorney’s Office. In May 2009, the plaintiffs filed a motion to file supplemental claims requesting additional damages. We have filed a response to the plaintiff’s motion and a motion for sanctions which are currently pending before the court. We are not able at this time to estimate any further impact from these proceedings.

(ii) In June 2006, a complaint was filed against us in the Circuit Court of Miami-Dade County, Florida, alleging breach of contract and fraudulent misrepresentation stemming from two 2004 charter sailings of Pride of Aloha. In December 2009 the matter was settled and did not have a material impact on our consolidated financial position, results of operations or cash flows.

(iii) The office of the Attorney General for the State of Florida is conducting an antitrust violation investigation into the Company’s implementation of its passenger fuel supplement in 2007. We are cooperating with this investigation and are not able at this time to estimate the impact of this investigation.

(iv) In May 2008, we were served with a complaint in the Circuit Court of Miami-Dade County, Florida, by a former shipboard concessionaire for fraudulent inducement, equitable or promissory estoppel and breach of contract in connection with the termination of a shipboard concessionaire agreement. We believe that we have meritorious defenses to these claims and, accordingly, are defending vigorously this action and are not able at this time to estimate the impact of these proceedings.

(v) In July 2009, a class action complaint was filed against NCL (Bahamas) Ltd. in the United States District Court, Southern District of Florida on behalf of a purported class of crew members alleging inappropriate deductions of their wages pursuant to the Seaman’s Wage Act and wrongful termination resulting in a loss of retirement benefits. We believe that we have meritorious defenses to these claims and, accordingly, are defending vigorously this action and are not able at this time to estimate the impact of these proceedings.

(vi) In the normal course of our business, various other claims and lawsuits have been filed or are pending against us. Most of these claims and lawsuits are covered by insurance and, accordingly, the maximum amount of our liability is typically limited to our deductible amount. Nonetheless, the ultimate outcome of these claims and lawsuits that are not covered by insurance cannot be determined at this time. We have evaluated our overall exposure with respect to all of our threatened and pending litigation and to the extent required, we have accrued amounts for all estimable probable losses associated with our deemed exposure. We are currently unable to estimate any other potential contingent losses beyond those accrued, as discovery is not complete nor is adequate information available to estimate such range of loss or potential recovery. As discussed above, we intend to vigorously defend our legal position on all claims and, to the extent necessary, seek recovery.

NCL Corporation Ltd.

Notes to the Consolidated Financial Statements—(Continued)

Commitments

We have future commitments to pay for usage of certain port facilities as of December 31, 2009 (in thousands) as follows:

2010	$20,339
2011	20,155
2012	18,300
2013	18,654
2014	20,183
Thereafter	74,328

Total	$171,959

The U.S. Federal Maritime Commission requires evidence of financial responsibility for those offering transportation on passenger ships operating out of U.S. ports to indemnify passengers in the event of non-performance of the transportation. Accordingly, we are required to maintain a $15.0 million third party performance guarantee on our behalf in respect of liabilities for non-performance of transportation and other obligations to passengers. Proposed regulations would revise the financial requirements with respect to both death/injury and non-performance coverages. Also, the Passenger Shipping Association has issued a legal requirement for us to maintain a security guarantee based on cruise business originated from the United Kingdom currently valued at British Pound Sterling 4.1 million. We also are required to establish financial responsibility by other jurisdictions to meet liability in the event of non-performance of our obligations to passengers from those jurisdictions.

Other

Certain of our service providers have required collateral in the normal course of our business including liens on certain of our ships. As of December 31, 2009, an aggregate of $89.3 million of collateral to all of our service providers was included in other assets in our consolidated balance sheet.

10. Supplemental Cash Flow Information

For the years ended December 31, 2009, 2008 and 2007 we paid interest expense of $150.4 million, $167.9 million and $175.9 million, respectively.

For the year ended December 31, 2009, we had non-cash financing activities of $297.8 million in connection with the transfers of Norwegian Sky, Norwegian Majesty and Norwegian Dream, as well as the distribution of the S.S. United States to Genting HK. We also had $3.5 million pertaining to certain estimated tax positions relating to transactions amongst entities under common control (we refer you to Note 5 “Related Party Disclosures”). In addition, we had $37.1 million of loan fees capitalized and accrued associated with amendments to our debt agreements (we refer you to Note 4 “Long-Term Debt”), $6.9 million of non-cash activities in connection with our Shipboard Retirement Plan (we refer you to Note 7 “Employee Benefit Plans”), $8.5 million in connection with fuel derivative cash flow hedges, and $1.0 million for a note receivable. For the year ended 2008, we had non-cash financing activities of $224.7 million in amounts due to Genting HK primarily in connection with the RDA (we refer you to Note 5 “Related Party Disclosures”).

For the years ended December 31, 2009 and 2007 we had non-cash investing activities related to capital leases of $6.6 million and $0.6 million, respectively. For the year ended December 31, 2008, we had no non-cash activities related to capital leases.

NCL Corporation Ltd.

Notes to the Consolidated Financial Statements—(Continued)

11. Guarantor Subsidiaries

Our $450.0 million 11.75% Senior Secured Notes due 2016 are guaranteed by certain of our subsidiaries with first-priority mortgage liens on four of our ships, Norwegian Star, Norwegian Spirit, Norwegian Sun and Norwegian Dawn and a first-priority security interest in all earnings, proceeds of insurance and certain other interests related to those ships, subject to certain exceptions and permitted liens. These subsidiary guarantors are 100% owned subsidiaries of NCL Corporation Ltd. and have fully and unconditionally guaranteed these notes on a joint and several basis.

The following condensed consolidating financial information for NCL Corporation Ltd., the non-guarantor subsidiaries and combined guarantor subsidiaries presents condensed consolidating statements of operations and cash flows for each of the three years ended December 31, 2009, 2008 and 2007 and condensed consolidating balance sheets as of December 31, 2009 and 2008, using the equity method of accounting, as well as elimination entries necessary to consolidate the parent company and all of its subsidiaries.

The outstanding debt resides with the primary obligor. Interest expense was allocated based on the appraised value of the ships and marketing, general and administrative expense was allocated based on Capacity Days. Management fee represents the charge for the allocation of interest expense to the subsidiaries.

NCL Corporation Ltd.

Notes to the Consolidated Financial Statements—(Continued)

Condensed Consolidating Statement of Operations

For the Year Ended December 31, 2009

(in thousands)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue
Passenger ticket	$—	$424,863	$850,981	$—	$1,275,844
Onboard and other	—	193,810	385,550	—	579,360

Total revenue	—	618,673	1,236,531	—	1,855,204

Cruise operating expense
Commissions, transportation and other	—	103,887	207,421	—	311,308
Onboard and other	—	53,391	104,939	—	158,330
Payroll and related	—	105,841	212,313	—	318,154
Fuel	—	66,766	95,917	—	162,683
Food	—	42,619	76,280	—	118,899
Other	—	63,906	156,174	—	220,080

Total cruise operating expense	—	436,410	853,044	—	1,289,454

Other operating expense
Marketing, general and administrative	—	102,239	139,437	—	241,676
Depreciation and amortization	—	56,831	95,869	—	152,700

Total other operating expense	—	159,070	235,306	—	394,376

Operating income	—	23,193	148,181	—	171,374

Non-operating income (expense)
Interest income	1	—	835	—	836
Interest expense, net of capitalized interest	(67,063)	(23,153)	(92,197)	67,063	(115,350)
Management fee	67,063	—	—	(67,063)	—
Other income (expense)	(5,680)	624	15,429	—	10,373
Equity in earnings (loss) of subsidiaries	72,912	—	—	(72,912)	—

Total non-operating income (expense)	67,233	(22,529)	(75,933)	(72,912)	(104,141)

Net income (loss)	$67,233	$664	$72,248	$(72,912)	$67,233

NCL Corporation Ltd.

Notes to the Consolidated Financial Statements—(Continued)

Condensed Consolidating Statement of Operations

For the Year Ended December 31, 2008

(in thousands)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue
Passenger ticket	$—	$474,178	$1,027,468	$—	$1,501,646
Onboard and other	—	199,126	405,629	—	604,755

Total revenue	—	673,304	1,433,097	—	2,106,401

Cruise operating expense
Commissions, transportation and other	—	95,658	246,278	—	341,936
Onboard and other	—	55,405	127,412	—	182,817
Payroll and related	—	109,334	267,874	—	377,208
Fuel	—	99,602	158,660	—	258,262
Food	—	41,964	84,772	—	126,736
Other	—	87,987	203,535	—	291,522

Total cruise operating expense	—	489,950	1,088,531	—	1,578,481

Other operating expense
Marketing, general and administrative	—	111,132	188,695	—	299,827
Depreciation and amortization	—	56,533	106,032	—	162,565
Impairment loss	—	—	128,775	—	128,775

Total other operating expense	—	167,665	423,502	—	591,167

Operating income (loss)	—	15,689	(78,936)	—	(63,247)

Non-operating income (expense)
Interest income	—	—	2,796	—	2,796
Interest expense, net of capitalized interest	(95,438)	(32,950)	(119,414)	95,438	(152,364)
Management fee	95,438	—	—	(95,438)	—
Other income (expense)	94,041	(904)	(92,125)	—	1,012
Equity in earnings (loss) of subsidiaries	(305,844)	—	—	305,844	—

Total non-operating income (expense)	(211,803)	(33,854)	(208,743)	305,844	(148,556)

Net income (loss)	$(211,803)	$(18,165)	$(287,679)	$305,844	$(211,803)

NCL Corporation Ltd.

Notes to the Consolidated Financial Statements—(Continued)

Condensed Consolidating Statement of Operations

For the Year Ended December 31, 2007

(in thousands)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue
Passenger ticket	$—	$466,982	$1,108,869	$—	$1,575,851
Onboard and other	—	189,606	411,437	—	601,043

Total revenue	—	656,588	1,520,306	—	2,176,894

Cruise operating expense
Commissions, transportation and other	—	102,670	332,079	—	434,749
Onboard and other	—	53,231	151,537	—	204,768
Payroll and related	—	105,490	331,353	—	436,843
Fuel	—	77,098	116,075	—	193,173
Food	—	38,087	82,546	—	120,633
Other	—	97,815	209,038	—	306,853

Total cruise operating expense	—	474,391	1,222,628	—	1,697,019

Other operating expense
Marketing, general and administrative	—	101,150	185,943	—	287,093
Depreciation and amortization	—	58,882	89,121	—	148,003
Impairment loss	—	—	2,565	—	2,565

Total other operating expense	—	160,032	277,629	—	437,661

Operating income	—	22,165	20,049	—	42,214

Non-operating income (expense)
Interest income	—	—	1,384	—	1,384
Interest expense, net of capitalized interest	(115,959)	(40,035)	(135,374)	115,959	(175,409)
Management fee	115,959	—	—	(115,959)	—
Other income (expense)	(19,153)	(799)	(75,199)	—	(95,151)
Equity in earnings (loss) of subsidiaries	(207,809)	—	—	207,809	—

Total non-operating income (expense)	(226,962)	(40,834)	(209,189)	207,809	(269,176)

Net income (loss)	$(226,962)	$(18,669)	$(189,140)	$207,809	$(226,962)

NCL Corporation Ltd.

Notes to the Consolidated Financial Statements—(Continued)

Condensed Consolidating Balance Sheet

As of December 31, 2009

(in thousands)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$—	$9,903	$40,249	$—	$50,152
Restricted cash	—	—	3,097	—	3,097
Accounts receivable, net	1,289	1,182	5,397	—	7,868
Due from Affiliate, net	2,752,379	—	—	(2,752,379)	—
Inventories	—	12,225	16,640	—	28,865
Prepaid expenses and other assets	6,051	9,603	45,926	—	61,580

Total current assets	2,759,719	32,913	111,309	(2,752,379)	151,562
Property and equipment, net	—	1,280,835	2,555,292	—	3,836,127
Goodwill and tradenames	602,792	—	—	—	602,792
Other long-term assets	67,125	355	153,387	—	220,867
Investment in subsidiaries	25,043	—	—	(25,043)	—

	$3,454,679	$1,314,103	$2,819,988	$(2,777,422)	$4,811,348

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of long-term debt	$—	$—	$3,586	$—	$3,586
Accounts payable	—	5,942	22,434	—	28,376
Accrued expenses and other liabilities	28,261	34,333	143,825	—	206,419
Due to Affiliate, net	—	834,342	1,918,262	(2,752,379)	225
Advance ticket sales	—	—	255,432	—	255,432

Total current liabilities	28,261	874,617	2,343,539	(2,752,379)	494,038
Long-term debt	1,711,023	—	843,082	—	2,554,105
Other long-term liabilities	10,844	—	47,810	—	58,654

Total liabilities	1,750,128	874,617	3,234,431	(2,752,379)	3,106,797

Commitments and contingencies

Shareholders’ equity:
Ordinary shares	25	24	87,818	(87,842)	25
Additional paid-in capital	2,328,302	379,946	227,802	(607,748)	2,328,302
Accumulated other comprehensive income (loss)	2,299	—	(6,151)	6,151	2,299
Retained earnings (deficit)	(626,075)	59,516	(723,912)	664,396	(626,075)

Total shareholders’ equity	1,704,551	439,486	(414,443)	(25,043)	1,704,551

	$3,454,679	$1,314,103	$2,819,988	$(2,777,422)	$4,811,348

NCL Corporation Ltd.

Notes to the Consolidated Financial Statements—(Continued)

Condensed Consolidating Balance Sheet

As of December 31, 2008

(in thousands)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$355	$7,497	$177,865	$—	$185,717
Restricted cash	—	—	4,004	—	4,004
Accounts receivable, net	—	552	5,495	—	6,047
Due from Affiliate, net	2,807,359	—	—	(2,807,359)	—
Inventories	—	11,727	17,767	—	29,494
Prepaid expenses and other assets	194	11,396	12,870	—	24,460

Total current assets	2,807,908	31,172	218,001	(2,807,359)	249,722
Property and equipment, net	—	1,326,498	2,792,724	—	4,119,222
Goodwill and tradenames	602,792	—	—	—	602,792
Other long-term assets	11,678	221	63,506	—	75,405

	$3,422,378	$1,357,891	$3,074,231	$(2,807,359)	$5,047,141

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of long-term debt	$88,543	$—	$93,944	$—	$182,487
Accounts payable	—	671	69,741	—	70,412
Accrued expenses and other liabilities	22,568	42,566	213,079	—	278,213
Due to Affiliate, net	—	877,373	2,140,044	(2,807,359)	210,058
Advance ticket sales	—	—	250,638	—	250,638

Total current liabilities	111,111	920,610	2,767,446	(2,807,359)	991,808
Long-term debt	1,734,174	—	739,840	—	2,474,014
Other long-term liabilities	—	—	31,520	—	31,520
Investment in subsidiaries	27,294	—	—	(27,294)	—

Total liabilities	1,872,579	920,610	3,538,806	(2,834,653)	3,497,342

Commitments and contingencies

Shareholders’ equity:
Ordinary shares	24	24	87,817	(87,841)	24
Additional paid-in capital	2,242,946	378,405	243,768	(622,173)	2,242,946
Accumulated other comprehensive income	137	—	—	—	137
Retained earnings (deficit)	(693,308)	58,852	(796,160)	737,308	(693,308)

Total shareholders’ equity	1,549,799	437,281	(464,575)	27,294	1,549,799

	$3,422,378	$1,357,891	$3,074,231	$(2,807,359)	$5,047,141

NCL Corporation Ltd.

Notes to the Consolidated Financial Statements—(Continued)

Condensed Consolidating Statement of Cash Flows

For the Year Ended December 31, 2009

(in thousands)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities
Net income	$67,233	$664	$72,248	$(72,912)	$67,233
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization expense	9,456	56,831	103,414	—	169,701
Loss on translation of debt	—	—	22,677	—	22,677
Gain on derivatives	—	—	(35,488)	—	(35,488)
Write-off of unamortized loan fees	6,744	—	—	—	6,744
Share-based compensation expense	—	1,541	2,534	—	4,075
Equity in (earnings) loss of subsidiaries	(72,912)	—	—	72,912	—
Changes in operating assets and liabilities:
Accounts receivable, net	(1,289)	(630)	1,387	—	(532)
Inventories	—	(498)	1,127	—	629
Prepaid expenses and other assets	3,917	1,659	(96,181)	—	(90,605)
Accounts payable	—	5,271	(47,307)	—	(42,036)
Accrued expenses and other liabilities	1,156	(8,233)	(49,389)	—	(56,466)
Advance ticket sales	—	—	4,794	—	4,794

Net cash provided by (used in) operating activities	14,305	56,605	(20,184)	—	50,726

Cash flows from investing activities
Additions to property and equipment, net	—	(11,168)	(150,670)	—	(161,838)
Restricted cash	—	—	(4,735)	—	(4,735)

Net cash used in investing activities	—	(11,168)	(155,405)	—	(166,573)

Cash flows from financing activities
Repayments of long-term debt	(1,232,715)	—	(16,349)	—	(1,249,064)
Proceeds from long-term debt	1,121,021	—	—	—	1,121,021
Transactions with Affiliate, net	54,979	(43,031)	59,593	—	71,541
Contribution from Affiliates, net	100,000	—	—	—	100,000
Other, primarily deferred financing fees	(57,945)	—	(5,271)	—	(63,216)

Net cash provided by (used in) financing activities	(14,660)	(43,031)	37,973	—	(19,718)

Net increase (decrease) in cash and cash equivalents	(355)	2,406	(137,616)	—	(135,565)
Cash and cash equivalents at beginning of year	355	7,497	177,865		185,717

Cash and cash equivalents at end of year	$—	$9,903	$40,249	$—	$50,152

NCL Corporation Ltd.

Notes to the Consolidated Financial Statements—(Continued)

Condensed Consolidating Statement of Cash Flows

For the Year Ended December 31, 2008

(in thousands)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities
Net loss	$(211,803)	$(18,165)	$(287,679)	$305,844	$(211,803)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization expense	—	56,533	106,032	—	162,565
Impairment loss	—	—	128,775	—	128,775
Gain on translation of debt	(96,906)	—	(14,558)	—	(111,464)
Loss on derivatives	—	—	101,511	—	101,511
Write-off of unamortized loan fees	6,788	—	—	—	6,788
Share-based compensation expense	—	294	571	—	865
Equity in (earnings) loss of subsidiaries	305,844	—	—	(305,844)	—
Changes in operating assets and liabilities:
Accounts receivable, net	257	(405)	2,274	—	2,126
Inventories	—	774	11,729	—	12,503
Prepaid expenses and other assets	4,346	(7,153)	(12,516)	—	(15,323)
Accounts payable	—	(515)	(17,788)	—	(18,303)
Accrued expenses and other liabilities	(7,485)	18,720	(10,608)	—	627
Advance ticket sales	—	—	(82,164)	—	(82,164)

Net cash provided by (used in) operating activities	1,041	50,083	(74,421)	—	(23,297)

Cash flows from investing activities
Additions to property and equipment, net	—	(11,046)	(152,561)	—	(163,607)
Restricted cash	—	—	(2,629)	—	(2,629)

Net cash used in investing activities	—	(11,046)	(155,190)	—	(166,236)

Cash flows from financing activities
Repayments of long-term debt	(1,428,523)	—	(95,572)	—	(1,524,095)
Proceeds from long-term debt	1,123,000	—	—	—	1,123,000
Transactions with Affiliate, net	(642,555)	(38,794)	470,082	—	(211,267)
Contribution from Affiliates, net	948,111	—	—	—	948,111
Other	(719)	—	(71)	—	(790)

Net cash provided by (used in) financing activities	(686)	(38,794)	374,439	—	334,959

Net increase in cash and cash equivalents	355	243	144,828	—	145,426
Cash and cash equivalents at beginning of year	—	7,254	33,037	—	40,291

Cash and cash equivalents at end of year	$355	$7,497	$177,865	$—	$185,717

NCL Corporation Ltd.

Notes to the Consolidated Financial Statements—(Continued)

Condensed Consolidating Statement of Cash Flows

For the Year Ended December 31, 2007

(in thousands)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities
Net loss	$(226,962)	$(18,669)	$(189,140)	$207,809	$(226,962)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	—	58,882	89,121	—	148,003
Impairment loss	—	—	2,565	—	2,565
Loss on translation of debt	53,467	—	38,557	—	92,024
Gain on derivatives	(2,123)	—	(2,445)	—	(4,568)
Share-based compensation expense	—	—	843	—	843
Equity in (earnings) loss of subsidiaries	207,809	—	—	(207,809)	—
Changes in operating assets and liabilities:
Accounts receivable, net	(182)	586	1,667	—	2,071
Inventories	—	(3,805)	(4,800)	—	(8,605)
Prepaid expenses and other assets	310	4,250	3,453	—	8,013
Accounts payable	—	(1,018)	(27,214)	—	(28,232)
Accrued expenses and other liabilities	6,615	(428)	26,240	—	32,427
Advance ticket sales	—	—	18,752	—	18,752

Net cash provided by (used in) operating activities	38,934	39,798	(42,401)	—	36,331

Cash flows from investing activities
Additions to property and equipment, net	—	(6,405)	(576,432)	—	(582,837)
Restricted cash	—	—	(181)	—	(181)
Proceeds from sale of asset	—	—	1,440	—	1,440

Net cash used in investing activities	—	(6,405)	(575,173)	—	(581,578)

Cash flows from financing activities
Repayments of long-term debt	(228,999)	—	(94,465)	—	(323,464)
Proceeds from long-term debt	839,925	—	—	—	839,925
Transactions with Affiliate, net	(649,117)	(35,025)	692,596	—	8,454
Contribution from Affiliates, net	—	—	—	—	—
Other	(743)	—	(2,164)	—	(2,907)

Net cash provided by (used in) financing activities	(38,934)	(35,025)	595,967	—	522,008

Net decrease in cash and cash equivalents	—	(1,632)	(21,607)	—	(23,239)
Cash and cash equivalents at beginning of year	—	8,886	54,644	—	63,530

Cash and cash equivalents at end of year	$—	$7,254	$33,037	$—	$40,291

NCL Corporation Ltd.

Consolidated Statements of Operations

(unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenue
Passenger ticket	$454,084	$392,473	$1,061,799	$1,005,886
Onboard and other	180,021	158,203	466,723	447,662

Total revenue	634,105	550,676	1,528,522	1,453,548

Cruise operating expense
Commissions, transportation and other	116,281	113,227	286,783	297,143
Onboard and other	48,001	47,462	118,081	124,173
Payroll and related	69,588	62,351	196,231	191,203
Fuel	54,101	45,038	151,008	113,853
Food	31,778	31,018	83,463	91,422
Other	55,485	45,735	155,226	169,895

Total cruise operating expense	375,234	344,831	990,792	987,689

Other operating expense
Marketing, general and administrative	74,755	54,202	200,740	179,159
Depreciation and amortization	46,541	38,212	123,294	114,331

Total other operating expense	121,296	92,414	324,034	293,490

Operating income	137,575	113,431	213,696	172,369

Non-operating income (expense)
Interest income	15	132	80	767
Interest expense, net of capitalized interest	(46,213)	(25,813)	(119,099)	(77,860)
Other income (expense)	1,624	(2,125)	(32,748)	10,957

Total non-operating income (expense)	(44,574)	(27,806)	(151,767)	(66,136)

Net income	$93,001	$85,625	$61,929	$106,233

Earnings per share
Basic	$4.41	$4.07	$2.94	$5.14

Diluted	$4.37	$4.05	$2.90	$5.13

Weighted-average shares
Basic	21,107	21,037	21,907	20,657

Diluted	21,300	20,168	21,318	20,701

The accompanying notes are an integral part of these consolidated financial statements.

NCL Corporation Ltd.

Consolidated Balance Sheets

(unaudited, in thousands, except share data)

	September 30, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$75,262	$50,152
Restricted cash	4,313	3,097
Accounts receivable, net	7,254	7,868
Inventories	35,176	28,865
Prepaid expenses and other assets	28,676	61,580

Total current assets	150,681	151,562

Property and equipment, net	4,592,492	3,836,127
Goodwill and tradenames	602,792	602,792
Other long-term assets	133,234	220,867

	$5,479,199	$4,811,348

Liabilities and shareholders’ equity
Current liabilities:
Current portion of long-term debt	$251,826	$3,586
Accounts payable	50,943	28,376
Accrued expenses and other liabilities	234,412	206,419
Due to Affiliate, net	966	225
Advance ticket sales	321,132	255,432

Total current liabilities	859,279	494,038

Long-term debt	2,796,182	2,554,105
Other long-term liabilities	59,789	58,654

Total liabilities	3,715,250	3,106,797

Commitments and contingencies (Note 6)

Shareholders’ equity:
Ordinary shares, $.0012 par value; 40,000,000 shares authorized; 21,000,000 shares issued and outstanding	25	25
Additional paid-in capital	2,330,189	2,328,302
Accumulated other comprehensive income (loss)	(2,119)	2,299
Retained earnings (deficit)	(564,146)	(626,075)

Total shareholders’ equity	1,763,949	1,704,551

	$5,479,199	$4,811,348

The accompanying notes are an integral part of these consolidated financial statements.

NCL Corporation Ltd.

Consolidated Statements of Cash Flows

(unaudited, in thousands)

	Nine Months Ended September 30,
	2010	2009
Cash flows from operating activities
Net income	$61,929	$106,233
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	138,914	126,258
Loss on translation of debt	—	15,836
Loss (gain) on derivatives	588	(28,637)
Share-based compensation expense	1,887	3,190
Changes in operating assets and liabilities:
Accounts receivable, net	614	(1,451)
Inventories	(6,311)	(3,402)
Prepaid expenses and other assets	118,557	(52,955)
Accounts payable	22,567	(36,404)
Accrued expenses and other liabilities	26,830	(49,625)
Advance ticket sales	65,700	5,865

Net cash provided by operating activities	431,275	84,908

Cash flows from investing activities
Additions to property and equipment, net	(879,659)	(135,038)
Restricted cash	4,901	687

Net cash used in investing activities	(874,758)	(134,351)

Cash flows from financing activities
Repayments of long-term debt	(383,148)	(175,281)
Proceeds from long-term debt	873,086	30,000
Transactions with Affiliate, net	741	71,550
Contribution from Affiliates	—	100,000
Other, primarily deferred financing fees	(22,086)	(18,903)

Net cash provided by financing activities	468,593	7,366

Net increase (decrease) in cash and cash equivalents	25,110	(42,077)
Cash and cash equivalents at beginning of period	50,152	185,717

Cash and cash equivalents at end of period	$75,262	$143,640

Supplemental disclosures (Note 8)

The accompanying notes are an integral part of these financial statements.

NCL Corporation Ltd.

Notes to the Unaudited Consolidated Financial Statements

As used in this document, the terms “we,” “our,” “us” and “Company” refer to NCL Corporation Ltd. and its subsidiaries. “Genting HK” refers to Genting Hong Kong Limited and its affiliates. The “Apollo Funds” refers to AIF VI NCL (AIV), L.P., Apollo Overseas Partners (Delaware) VI, L.P., Apollo Overseas Partners (Delaware 892) VI, L.P., Apollo Overseas Partners VI, L.P., Apollo Overseas Partners (Germany) VI, L.P. and/or the subsidiaries through which they invest in the Company, NCL Investment Ltd. and NCL Investment II Ltd., each an affiliate of Apollo Global Management, LLC. The “TPG Viking Funds” refers to TPG Viking I, L.P., TPG Viking II, L.P. and TPG Viking AIV III, L.P., affiliates of TPG Capital, L.P. “Affiliate(s)” refers to Genting HK, the Apollo Funds, and/or the TPG Viking Funds. References to the “U.S.” are to the United States of America and references to “dollars” or “$” are to U.S. dollars.

1. Basis of Presentation

The accompanying consolidated financial statements are unaudited and, in our opinion, reflect all normal recurring adjustments necessary for a fair statement of the results for the periods presented.

Our operations are seasonal and results for interim periods are not necessarily indicative of the results for the entire fiscal year. Historically, demand for cruises has been strongest during the summer months. The interim consolidated financial information should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2009, which are included in our most recently filed Annual Report on Form 20-F.

Reclassification

We reclassified $16.1 million and $49.8 million for the three and nine months ended September 30, 2009, respectively, from the line item “payroll and related” to “commissions, transportation and other” in our consolidated statements of operations to conform to the current period presentation.

Revenue and Expense Recognition

Revenue and expense includes taxes assessed by governmental authorities that are directly imposed on a revenue-producing transaction between a seller and a customer. The amounts included in revenue on a gross basis were $33.5 million and $28.6 million for the three months ended September 30, 2010 and 2009, respectively, and $82.0 million and $75.9 million for the nine months ended September 30, 2010 and 2009, respectively.

Earnings Per Share

A reconciliation between basic and diluted earnings per share is as follows (in thousands, except per share data):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net income for basic and diluted earnings per share	$93,001	$85,625	$61,929	$106,233
Weighted-average shares outstanding	21,107	21,037	21,097	20,657
Dilutive effect of equity awards	194	131	221	44

Dilutive weighted-average shares outstanding	21,301	21,168	21,318	20,701

Basic earnings per share	$4.41	$4.07	$2.94	$5.14
Dilutive earnings per share	$4.37	$4.05	$2.90	$5.13

NCL Corporation Ltd.

Notes to the Unaudited Consolidated Financial Statements—(Continued)

2. Financial Instruments

We are exposed to market risk attributable to changes in interest rates, foreign currency exchange rates and fuel prices. We attempt to minimize these risks through a combination of our normal operating and financing activities and through the use of derivative financial instruments.

As of September 30, 2010 and December 31, 2009, our derivative instruments consisted of fuel swaps and an interest rate swap. Our exposure to market risk for changes in fuel prices relates to the consumption of fuel on our ships. We use fuel swaps to mitigate the financial impact of fluctuations in fuel prices qualifying and designated as hedging instruments (“cash flow hedges”) with contracts currently through 2012. We entered into an interest rate swap agreement to mitigate our exposure to interest rate movements and to manage our interest expense. As of September 30, 2010 and December 31, 2009, the fuel swaps pertained to 346.5 thousand metric tons and 302.5 thousand metric tons, respectively, of our projected fuel purchases, and the notional amount of outstanding debt related to the interest rate swap was $400.0 million.

Fair value of our derivative contracts is derived using valuation models that utilize the income valuation approach. These valuation models take into account the contract terms, as well as other inputs such as fuel types, fuel curves, exchange rates, creditworthiness of the counterparty and the Company, as well as other data points.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The following hierarchy for inputs used in measuring fair value should maximize the use of observable inputs and minimize the use of unobservable inputs by requiring that the most observable inputs be used when available.

Level 1	Quoted prices in active markets for identical assets or liabilities — these represent unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2	Significant other observable inputs — these are used by market participants in pricing the asset or liability based on market data obtained from independent sources.

Level 3	Significant unobservable inputs — these reflect our assumptions about what we believe market participants would use in pricing the asset or liability based on the best information available. To the extent that the valuation is based on inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment.

The following table sets forth our derivatives measured at fair value as of September 30, 2010 and December 31, 2009, and discloses the balance sheet location (in thousands).

	September 30, 2010	December 31, 2009
Fuel swaps designated as hedging instruments:
Prepaid expenses and other assets	$3,647	$8,977
Other long-term assets	1,803	—
Accrued expenses and other liabilities	1,496	—
Other long-term liabilities	183	—

Interest rate swap not designated as a hedging instrument:
Accrued expenses and other liabilities	$2,513	$10,086

NCL Corporation Ltd.

Notes to the Unaudited Consolidated Financial Statements—(Continued)

These derivatives were categorized as Level 2 in the fair value hierarchy, and we had no derivatives or other financial instruments categorized as Level 1 or Level 3.

We assess whether derivatives used in hedging transactions are “highly effective” in offsetting changes in the cash flow of hedged items. We use regression analysis for this hedge relationship and high effectiveness is achieved when a statistically valid relationship reflects a high degree of offset and correlation between the fair values of the derivative instrument and the hedged item. Cash flows from the derivative instrument are classified in the same category as the cash flows from the underlying hedged item. The determination of ineffectiveness is based on the amount of dollar offset between the change in fair value of the derivative instrument and the change in fair value of the hedged item at the end of the reporting period. If it is determined that a derivative is not highly effective as a hedge then the change in fair value is recognized in earnings. In addition, the ineffective portion of our highly effective hedges is recognized in earnings immediately and reported in other income (expense) in our consolidated statements of operations. There are no amounts excluded from the assessment of hedge effectiveness and there are no credit-risk-related contingent features in our derivative agreements.

We monitor concentrations of credit risk associated with financial and other institutions with which we conduct significant business. Credit risk, including but not limited to counterparty nonperformance under derivative instruments and our revolving credit facility, is not considered significant, as we primarily conduct business with large, well-established financial institutions and insurance companies that we have well-established relationships with and that have credit risks acceptable to us or the credit risk is spread out among a large number of creditors. We do not anticipate nonperformance by any of our significant counterparties.

The changes in fair value of fuel swaps which were designated as cash flow hedges for the three and nine months ended September 30, 2010 and 2009 were as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Amount of income (loss) recognized to other comprehensive income—effective portion	$9,167	$(467)	$(4,679)	$(467)
Amount of income (loss) recognized to other income (expense)—ineffective portion	2,259	(44)	31	(44)

Total income (loss) related to derivatives designated as cash flow hedges	$11,426	$(511)	$(4,648)	$(511)

We recognized the income (loss) for the changes in fair value of derivatives not designated as hedging instruments in other income (expense) in our consolidated statements of operations for the three and nine months ended September 30, 2010 and 2009 as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Interest rate swap	$(63)	$(2,633)	$(619)	$(4,510)
Foreign currency forward contracts	—	14,276	—	14,234
Fuel derivative contracts	—	1,801	—	18,913

Total income (loss) related to derivatives not designated as hedging instruments	$(63)	$13,444	$(619)	$28,637

NCL Corporation Ltd.

Notes to the Unaudited Consolidated Financial Statements—(Continued)

As of September 30, 2010 and December 31, 2009, the fair value of our long-term debt, including the current portion, was $3,118.8 million and $2,483.1 million, respectively, which was $70.8 million more and $74.6 million less, respectively, than the carrying values. The difference between the fair value and carrying value of our long-term debt is due to our fixed and variable rate debt obligations carrying interest rates that are above or below market rates at the measurement dates. The fair value of our long-term debt was calculated based on estimated rates for the same or similar instruments with similar terms and remaining maturities.

Market risk associated with our long-term fixed rate debt is the potential increase in fair value resulting from a decrease in interest rates. Market risk associated with our long-term floating rate debt is the potential increase in interest expense from an increase in interest rates.

The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable and accounts payable approximate fair value because of the immediate or short-term maturities of these financial instruments.

3. Foreign Currency

As of September 30, 2010, all of our long-term debt was denominated in U.S. dollars. As of September 30, 2009, we had long-term debt denominated in euro totaling $346.5 million based on the euro/U.S. dollar exchange rate as of September 30, 2009. For the three and nine months ended September 30, 2010, we had foreign currency losses of $0.5 million and $32.0 million, respectively. For the nine months ended September 30, 2010, the loss related to foreign exchange contracts associated with the financing of Norwegian Epic. For the three and nine months ended September 30, 2009, we had losses of $1.1 million and $3.1 million, respectively, due to foreign exchange losses primarily related to the translation of our euro-denominated long-term debt to U.S. dollars which includes the effects of our foreign currency forward contracts. These amounts were recorded as a component of other income (expense) in the consolidated statements of operations.

4. Long-Term Debt

In June 2010, we took delivery of Norwegian Epic. To finance the purchase, we drew in full $812.9 million of our Norwegian Epic term loan. The loan has a 12-year term with semi-annual amortization and bears interest at LIBOR plus 2.175% for the first twelve months and LIBOR plus 1.675% thereafter.

The following is a schedule of principal repayments of our long-term debt as of September 30, 2010 (in thousands):

Twelve Months Ended September 30,	Principal Repayments
2011	$251,826
2012	212,211
2013	210,176
2014	216,986
2015	234,797
Thereafter	1,922,012

Total	$3,048,008

NCL Corporation Ltd.

Notes to the Unaudited Consolidated Financial Statements—(Continued)

Our debt agreements contain covenants that, among other things, require us to maintain a minimum level of liquidity, as well as limit our net funded debt-to-capital ratio, maintain certain other ratios and restrict our ability to pay dividends. Our ships and substantially all other property and equipment are pledged as collateral for our debt. We were in compliance with these covenants as of September 30, 2010.

As of September 30, 2010, availability under our senior secured revolving credit facility was $527.0 million.

5. Employee Benefit Plan

Effective January 2009, we implemented the Norwegian Shipboard Retirement Plan (“Shipboard Retirement Plan”) which computes benefits based on years of service, subject to eligibility requirements. We have recognized pension expense of $0.5 million for each of the three months ended September 30, 2010 and 2009 and $1.4 million for each of the nine months ended September 30, 2010 and 2009 in our consolidated statements of operations. Changes in the projected benefit obligation are recognized in other comprehensive income. We refer you to Note 7 “Comprehensive Income.”

6. Commitments and Contingencies

Capital Expenditures

In September 2010, we reached an agreement with a shipyard to build two new next generation Freestyle Cruising ships with financing commitments in place from a syndicate of banks for export credit financing. These ships, each at 143,500 Gross Tons and capacity of approximately 4,000 Berths, are scheduled for delivery in the second quarters of 2013 and 2014, respectively. The aggregate contract price of the two ships, based on the euro/U.S. dollar exchange rate as of September 30, 2010, is approximately $1.7 billion. In connection with the contracts to build the two ships, we do not anticipate any contractual breaches or cancellation to occur. However, if any would occur, it could result in, among other things, the forfeiture of prior deposits or payments made by us and potential claims and impairment losses which may materially impact our business, financial condition and results of operations.

Material Litigation

(i) In May 2008, we were served with a complaint in the Circuit Court of Miami-Dade County, Florida, by a former shipboard concessionaire for fraudulent inducement, equitable or promissory estoppel and breach of contract in connection with the termination of a shipboard concessionaire agreement. Discovery is ongoing. We believe that we have meritorious defenses to these claims and, accordingly, are vigorously defending this action and are not able at this time to estimate the impact of these proceedings.

(ii) In July 2009, a class action complaint was filed against NCL (Bahamas) Ltd. in the United States District Court, Southern District of Florida on behalf of a purported class of crew members alleging inappropriate deductions of their wages pursuant to the Seaman’s Wage Act and wrongful termination resulting in a loss of retirement benefits. We believe that we have meritorious defenses to these claims and, accordingly, are vigorously defending this action and are not able at this time to estimate the impact of these proceedings.

In the normal course of our business, various other claims and lawsuits have been filed or are pending against us. Most of these claims and lawsuits are covered by insurance and, accordingly, the maximum amount of our liability is typically limited to our deductible amount. Nonetheless, the ultimate outcome of these claims and lawsuits that are not covered by insurance cannot be determined at this time. We have evaluated our overall exposure with respect to all of our threatened and pending litigation and to the extent required, we have accrued

NCL Corporation Ltd.

Notes to the Unaudited Consolidated Financial Statements—(Continued)

amounts for all estimable probable losses associated with our deemed exposure. We are currently unable to estimate any other potential contingent losses beyond those accrued, as discovery is not complete nor is adequate information available to estimate such range of loss or potential recovery. We intend to vigorously defend our legal position on all claims and, to the extent necessary, seek recovery.

Other

Certain of our service providers have required collateral in the normal course of our business including liens on certain of our ships. The amount of collateral may change based on certain terms and conditions. During the nine months ended September 30, 2010, our service providers released in aggregate $89.3 million of collateral which was included in other long-term assets in our consolidated balance sheet as of December 31, 2009.

7. Comprehensive Income

Comprehensive income includes: a) net income, b) changes in the fair value of derivative instruments that qualify as cash flow hedges, and c) changes in the projected benefit obligation of our Shipboard Retirement Plan. The cumulative changes in fair value of the derivatives are deferred and recorded as a component of accumulated other comprehensive income (loss) until the hedged transactions are realized and recognized in earnings. Comprehensive income was as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net income	$93,001	$85,625	$61,929	$106,233
Changes related to our Shipboard Retirement Plan:
Initial recognition of the projected benefit obligation	—	—	—	(8,549)
Amortization of actuarial gain	(7)	—	(21)	—
Amortization of prior service cost	94	178	282	534
Change related to cash flow hedges	9,167	(467)	(4,679)	(467)

Total comprehensive income	$102,255	$85,336	$57,511	$97,751

8. Supplemental Cash Flow Information

For the nine months ended September 30, 2010, we had non-cash operating activities of $4.7 million in connection with cash flow hedges. For the nine months ended September 30, 2009, we had non-cash financing activities of $295.7 million in connection with the transfer of Norwegian Sky as well as the distribution of the S.S. United States to Genting HK. Also, for the same period in 2009, we had $56.1 million of loan fees capitalized and accrued associated with amendments to our debt agreements and $8.5 million of non-cash activities in connection with our Shipboard Retirement Plan.

9. Related Party Transaction

In July 2010, the Company and Genting HK entered into a new contract to extend the charter of Norwegian Sky to December 31, 2012 with two one-year extension options, with each option subject to the mutual consent of each party. The new contract provides for a purchase option of the ship during the charter period.

NCL Corporation Ltd.

Notes to the Unaudited Consolidated Financial Statements—(Continued)

10. Guarantor Subsidiaries

The $450.0 million 11.75% Senior Secured Notes due 2016 issued by us are guaranteed by certain of our subsidiaries with first-priority mortgage liens on four of our ships, Norwegian Star, Norwegian Spirit, Norwegian Sun and Norwegian Dawn, and a first-priority security interest in all earnings, proceeds of insurance and certain other interests related to those ships, subject to certain exceptions and permitted liens. These subsidiary guarantors are 100% owned subsidiaries of NCL Corporation Ltd. and we have fully and unconditionally guaranteed these notes on a joint and several basis.

The following condensed consolidating financial information for NCL Corporation Ltd., the non-guarantor subsidiaries and combined guarantor subsidiaries presents condensed consolidating statements of operations for the three and nine months ended September 30, 2010 and 2009, condensed consolidating balance sheets as of September 30, 2010 and December 31, 2009 and condensed consolidating statements of cash flows for the nine months ended September 30, 2010 and 2009, using the equity method of accounting, as well as elimination entries necessary to consolidate the parent company and all of its subsidiaries.

The outstanding debt resides with the primary obligor. Interest expense was allocated based on the value of the ships, and marketing, general and administrative expense was allocated based on Capacity Days. Management fee represents the charge for the allocation of interest expense to the subsidiaries.

NCL Corporation Ltd.

Notes to the Unaudited Consolidated Financial Statements—(Continued)

Condensed Consolidating Statement of Operations

For the Three Months Ended September 30, 2010

(unaudited, in thousands)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue
Passenger ticket	$—	$146,576	$307,508	$—	$454,084
Onboard and other	—	57,813	122,208	—	180,021

Total revenue	—	204,389	429,716	—	634,105

Cruise operating expense
Commissions, transportation and other	—	39,751	76,530	—	116,281
Onboard and other	—	17,052	30,949	—	48,001
Payroll and related	—	20,029	49,559	—	69,588
Fuel	—	19,207	34,894	—	54,101
Food	—	10,760	21,018	—	31,778
Other	—	15,714	39,771	—	55,485

Total cruise operating expense	—	122,513	252,721	—	375,234

Other operating expense
Marketing, general and administrative	—	29,482	45,273	—	74,755
Depreciation and amortization	—	14,014	32,527	—	46,541

Total other operating expense	—	43,496	77,800	—	121,296

Operating income	—	38,380	99,195	—	137,575

Non-operating income (expense)
Interest income	—	—	15	—	15
Interest expense, net of capitalized interest	(27,196)	(7,543)	(38,670)	27,196	(46,213)
Management fee	27,196	—	—	(27,196)	—
Other income (expense)	2,152	(100)	(428)	—	1,624
Equity in earnings of subsidiaries	90,849	—	—	(90,849)	—

Total non-operating income (expense)	93,001	(7,643)	(39,083)	(90,849)	(44,574)

Net income	$93,001	$30,737	$60,112	$(90,849)	$93,001

NCL Corporation Ltd.

Notes to the Unaudited Consolidated Financial Statements—(Continued)

Condensed Consolidating Statement of Operations

For the Three Months Ended September 30, 2009

(unaudited, in thousands)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue
Passenger ticket	$—	$134,576	$257,897	$—	$392,473
Onboard and other	—	54,443	103,760	—	158,203

Total revenue	—	189,019	361,657	—	550,676

Cruise operating expense
Commissions, transportation and other	—	39,426	73,801	—	113,227
Onboard and other	—	16,054	31,408	—	47,462
Payroll and related	—	19,485	42,866	—	62,351
Fuel	—	17,187	27,851	—	45,038
Food	—	11,094	19,924	—	31,018
Other	—	12,648	33,087	—	45,735

Total cruise operating expense	—	115,894	228,937	—	344,831

Other operating expense
Marketing, general and administrative	—	23,830	30,372	—	54,202
Depreciation and amortization	—	14,161	24,051	—	38,212

Total other operating expense	—	37,991	54,423	—	92,414

Operating income	—	35,134	78,297	—	113,431

Non-operating income (expense)
Interest income	—	—	132	—	132
Interest expense, net of capitalized interest	(14,143)	(4,883)	(20,930)	14,143	(25,813)
Management fee	14,143	—	—	(14,143)	—
Other income (expense)	(2,694)	(525)	1,094	—	(2,125)
Equity in earnings of subsidiaries	88,319	—	—	(88,319)	—

Total non-operating income (expense)	85,625	(5,408)	(19,704)	(88,319)	(27,806)

Net income	$85,625	$29,726	$58,593	$(88,319)	$85,625

NCL Corporation Ltd.

Notes to the Unaudited Consolidated Financial Statements—(Continued)

Condensed Consolidating Statement of Operations

For the Nine Months Ended September 30, 2010

(unaudited, in thousands)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue
Passenger ticket	$—	$358,487	$703,312	$—	$1,061,799
Onboard and other	—	156,114	310,609	—	466,723

Total revenue	—	514,601	1,013,921	—	1,528,522

Cruise operating expense
Commissions, transportation and other	—	102,158	184,625	—	286,783
Onboard and other	—	41,873	76,208	—	118,081
Payroll and related	—	63,276	132,955	—	196,231
Fuel	—	59,474	91,534	—	151,008
Food	—	29,454	54,009	—	83,463
Other	—	50,398	104,828	—	155,226

Total cruise operating expense	—	346,633	644,159	—	990,792

Other operating expense
Marketing, general and administrative	—	83,371	117,369	—	200,740
Depreciation and amortization	—	42,023	81,271	—	123,294

Total other operating expense	—	125,394	198,640	—	324,034

Operating income	—	42,574	171,122	—	213,696

Non-operating income (expense)
Interest income	—	—	80	—	80
Interest expense, net of capitalized interest	(75,657)	(20,985)	(98,114)	75,657	(119,099)
Management fee	75,657	—	—	(75,657)	—
Other income (expense)	(33,631)	(100)	983	—	(32,748)
Equity in earnings of subsidiaries	95,560	—	—	(95,560)	—

Total non-operating income (expense)	61,929	(21,085)	(97,051)	(95,560)	(151,767)

Net income	$61,929	$21,489	$74,071	$(95,560)	$61,929

NCL Corporation Ltd.

Notes to the Unaudited Consolidated Financial Statements—(Continued)

Condensed Consolidating Statement of Operations

For the Nine Months Ended September 30, 2009

(unaudited, in thousands)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue
Passenger ticket	$—	$337,444	$668,442	$—	$1,005,886
Onboard and other	—	150,577	297,085	—	447,662

Total revenue	—	488,021	965,527	—	1,453,548

Cruise operating expense
Commissions, transportation and other	—	102,361	194,782	—	297,143
Onboard and other	—	42,060	82,113	—	124,173
Payroll and related	—	60,196	131,007	—	191,203
Fuel	—	45,561	68,292	—	113,853
Food	—	32,631	58,791	—	91,422
Other	—	48,607	121,288	—	169,895

Total cruise operating expense	—	331,416	656,273	—	987,689

Other operating expense
Marketing, general and administrative	—	75,887	103,272	—	179,159
Depreciation and amortization	—	42,830	71,501	—	114,331

Total other operating expense	—	118,717	174,773	—	293,490

Operating income	—	37,888	134,481	—	172,369

Non-operating income (expense)
Interest income	—	—	767	—	767
Interest expense, net of capitalized interest	(40,805)	(14,088)	(63,772)	40,805	(77,860)
Management fee	40,805	—	—	(40,805)	—
Other income (expense)	(4,723)	690	14,990	—	10,957
Equity in earnings of subsidiaries	110,956	—	—	(110,956)	—

Total non-operating income (expense)	106,233	(13,398)	(48,015)	(110,956)	(66,136)

Net income	$106,233	$24,490	$86,466	$(110,956)	$106,233

NCL Corporation Ltd.

Notes to the Unaudited Consolidated Financial Statements—(Continued)

Condensed Consolidating Balance Sheet

As of September 30, 2010

(unaudited, in thousands)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$—	$8,077	$67,185	$—	$75,262
Restricted cash	—	—	4,313	—	4,313
Accounts receivable, net	—	319	6,935	—	7,254
Due from Affiliate, net	2,406,365	—	—	(2,406,365)	—
Inventories	—	11,131	24,045	—	35,176
Prepaid expenses and other assets	3,761	4,493	20,422	—	28,676

Total current assets	2,410,126	24,020	122,900	(2,406,365)	150,681
Property and equipment, net	—	1,257,398	3,335,094	—	4,592,492
Goodwill and tradenames	602,792	—	—	—	602,792
Other long-term assets	63,088	—	70,146	—	133,234
Investment in subsidiaries	122,712	—	—	(122,712)	—

	$3,198,718	$1,281,418	$3,528,140	$(2,529,077)	$5,479,199

Liabilities and shareholders’ equity
Current liabilities:
Current portion of long-term debt	$64,940	$—	$186,886	$—	$251,826
Accounts payable	—	15,404	35,539	—	50,943
Accrued expenses and other liabilities	32,640	41,904	159,868	—	234,412
Due to Affiliate, net	—	761,171	1,646,160	(2,406,365)	966
Advance ticket sales	—	—	321,132	—	321,132

Total current liabilities	97,580	818,479	2,349,585	(2,406,365)	859,279
Long-term debt	1,326,162	—	1,470,020	—	2,796,182
Other long-term liabilities	11,027	1,964	46,798	—	59,789

Total liabilities	1,434,769	820,443	3,866,403	(2,406,365)	3,715,250

Commitments and contingencies
Shareholders’ equity:
Ordinary shares	25	24	87,818	(87,842)	25
Additional paid-in capital	2,330,189	379,946	229,650	(609,596)	2,330,189
Accumulated other comprehensive loss	(2,119)	—	(5,890)	5,890	(2,119)
Retained earnings (deficit)	(564,146)	81,005	(649,841)	568,836	(564,146)

Total shareholders’ equity (deficit)	1,763,949	460,975	(338,263)	(122,712)	1,763,949

	$3,198,718	$1,281,418	$3,528,140	$(2,529,077)	$5,479,199

NCL Corporation Ltd.

Notes to the Unaudited Consolidated Financial Statements—(Continued)

Condensed Consolidating Balance Sheet

As of December 31, 2009

(unaudited, in thousands)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$—	$9,903	$40,249	$—	$50,152
Restricted cash	—	—	3,097	—	3,097
Accounts receivable, net	1,289	1,182	5,397	—	7,868
Due from Affiliate, net	2,752,379	—	—	(2,752,379)	—
Inventories	—	12,225	16,640	—	28,865
Prepaid expenses and other assets	6,051	9,603	45,926	—	61,580

Total current assets	2,759,719	32,913	111,309	(2,752,379)	151,562
Property and equipment, net	—	1,280,835	2,555,292	—	3,836,127
Goodwill and tradenames	602,792	—	—	—	602,792
Other long-term assets	67,125	355	153,387	—	220,867
Investment in subsidiaries	25,043	—	—	(25,043)	—

	$3,454,679	$1,314,103	$2,819,988	$(2,777,422)	$4,811,348

Liabilities and shareholders’ equity
Current liabilities:
Current portion of long-term debt	$—	$—	$3,586	$—	$3,586
Accounts payable	—	5,942	22,434	—	28,376
Accrued expenses and other liabilities	28,261	34,333	143,825	—	206,419
Due to Affiliate, net	—	834,342	1,918,262	(2,752,379)	225
Advance ticket sales	—	—	255,432	—	255,432

Total current liabilities	28,261	874,617	2,343,539	(2,752,379)	494,038
Long-term debt	1,711,023	—	843,082	—	2,554,105
Other long-term liabilities	10,844	—	47,810	—	58,654

Total liabilities	1,750,128	874,617	3,234,431	(2,752,379)	3,106,797

Commitments and contingencies
Shareholders’ equity:
Ordinary shares	25	24	87,818	(87,842)	25
Additional paid-in capital	2,328,302	379,946	227,802	(607,748)	2,328,302
Accumulated other comprehensive income (loss)	2,299	—	(6,151)	6,151	2,299
Retained earnings (deficit)	(626,075)	59,516	(723,912)	664,396	(626,075)

Total shareholders’ equity (deficit)	1,704,551	439,486	(414,443)	(25,043)	1,704,551

	$3,454,679	$1,314,103	$2,819,988	$(2,777,422)	$4,811,348

NCL Corporation Ltd.

Notes to the Unaudited Consolidated Financial Statements—(Continued)

Condensed Consolidating Statement of Cash Flows

For the Nine Months Ended September 30, 2010

(unaudited, in thousands)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities
Net income	$61,929	$21,489	$74,071	$(95,560)	$61,929
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization expense	7,969	42,023	88,922	—	138,914
Loss on derivatives	588	—	—	—	588
Share-based compensation expense	—	—	1,887	—	1,887
Equity in earnings of subsidiaries	(95,560)	—	—	95,560	—
Changes in operating assets and liabilities:
Accounts receivable, net	1,289	863	(1,538)	—	614
Inventories	—	1,094	(7,405)	—	(6,311)
Prepaid expenses and other assets	(2,537)	5,465	115,629	—	118,557
Accounts payable	—	9,462	13,105	—	22,567
Accrued expenses and other liabilities	2,264	9,535	15,031	—	26,830
Advance ticket sales	—	—	65,700	—	65,700

Net cash provided by (used in) operating activities	(24,058)	89,931	365,402	—	431,275

Cash flows from investing activities
Additions to property and equipment, net	—	(18,586)	(861,073)	—	(879,659)
Restricted cash	—	—	4,901	—	4,901

Net cash used in investing activities	—	(18,586)	(856,172)	—	(874,758)

Cash flows from financing activities
Repayments of long-term debt	(380,300)	—	(2,848)	—	(383,148)
Proceeds from long-term debt	60,000	—	813,086	—	873,086
Transactions with Affiliate, net	346,053	(73,171)	(272,141)	—	741
Other, primarily deferred financing fees	(1,695)	—	(20,391)	—	(22,086)

Net cash provided by (used in) financing activities	24,058	(73,171)	517,706	—	468,593

Net increase (decrease) in cash and cash equivalents	—	(1,826)	26,936	—	25,110
Cash and cash equivalents at beginning of period	—	9,903	40,249	—	50,152

Cash and cash equivalents at end of period	$—	$8,077	$67,185	$—	$75,262

NCL Corporation Ltd.

Notes to the Unaudited Consolidated Financial Statements—(Continued)

Condensed Consolidating Statement of Cash Flows

For the Nine Months Ended September 30, 2009

(unaudited, in thousands)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities
Net income	$106,233	$24,490	$86,466	$(110,956)	$106,233
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization expense	6,677	42,830	76,751	—	126,258
Loss on translation of debt	—	—	15,836	—	15,836
Gain on derivatives	—	—	(28,637)	—	(28,637)
Share-based compensation expense	—	—	3,190	—	3,190
Equity in earnings of subsidiaries	(110,956)	—	—	110,956	—
Changes in operating assets and liabilities:
Accounts receivable, net	—	97	(1,548)	—	(1,451)
Inventories	—	690	(4,092)	—	(3,402)
Prepaid expenses and other assets	758	4,211	(57,924)	—	(52,955)
Accounts payable	—	11,946	(48,350)	—	(36,404)
Accrued expenses and other liabilities	(3,608)	(5,994)	(40,023)	—	(49,625)
Advance ticket sales	—	—	5,865	—	5,865

Net cash provided by (used in) operating activities	(896)	78,270	7,534	—	84,908

Cash flows from investing activities
Additions to property and equipment, net	—	(6,722)	(128,316)	—	(135,038)
Restricted cash	—	—	687	—	687

Net cash used in investing activities	—	(6,722)	(127,629)	—	(134,351)

Cash flows from financing activities
Repayments of long-term debt	(159,652)	—	(15,629)	—	(175,281)
Proceeds from long-term debt	30,000	—	—	—	30,000
Transactions with Affiliate, net	42,554	(71,355)	100,351	—	71,550
Contribution from Affiliates, net	100,000	—	—	—	100,000
Other, primarily deferred financing fees	(12,361)	—	(6,542)	—	(18,903)

Net cash provided by (used in) financing activities	541	(71,355)	78,180	—	7,366

Net increase (decrease) in cash and cash equivalents	(355)	193	(41,915)	—	(42,077)
Cash and cash equivalents at beginning of period	355	7,497	177,865	—	185,717

Cash and cash equivalents at end of period	$—	$7,690	$135,950	$—	$143,640

Dealer Prospectus Delivery Obligation

Until                     , 20     , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligations to deliver a prospectus when acting as underwriters and with respect to unsold allotments or subscriptions.

NCL CORPORATION LTD.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by NCL Corporation Ltd. in connection with the issuance and distribution of the securities being registered. All amounts are estimates, except the SEC registration fee.

SEC registration fee	$17,825
listing fee
Transfer agent and registrar fees and expenses
Printing and engraving fees and expenses
Legal and accounting fees and expenses
Financial Industry Regulatory Authority, Inc. filing fee
Miscellaneous expenses
Total	$17,825

Item 14.	Indemnification of directors and officers

The Companies Act 1981 of Bermuda requires every officer, including directors, of a company in exercising powers and discharging duties, to act honestly in good faith with a view to the best interests of the company, and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. The Companies Act provides that a Bermuda company may indemnify its directors in respect of any loss arising or liability attaching to them as a result of any negligence, default, breach of duty or breach of trust of which they may be guilty. The Companies Act further provides that any provision, whether in the bye-laws of a company or in any contract between the company and any officer or any person employed by the company as auditor, exempting such officer or person from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him, in respect of any fraud or dishonesty of which he may be guilty in relation to the company shall be void.

Subject to certain provisions of our bye-laws, every director and officer shall be indemnified against all liabilities, loss, damage or expense, including, but not limited to, liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable, incurred or suffered by him as director or officer; provided that the indemnity contained in the bye-laws will not extend to any matter which would render it void under the Companies Act as referred to above. In addition, as permitted by our bye-laws, we maintain insurance for the benefit of our directors, officers or employees in respect of any liability that may be incurred by them arising in connection with the exercise of their duties to the Company.

The underwriting agreement filed as an exhibit to this Registration Statement contains provisions regarding the indemnification of the Company’s directors and officers against certain liabilities under the Securities Act of 1933, as amended, and regarding contribution with respect to payments that the underwriters, dealers or agents or their controlling persons may be required to make in respect of those liabilities.

Item 15.	Recent sales of unregistered securities

In the past three years, we have not sold securities without registration under the Securities Act, except as described below.

On January 7, 2008, we issued 10,000,000 ordinary shares, par value $.0012 per share, to the Apollo Funds for an investment of $1.0 billion. The issuance of these securities was effected without registration under the Securities Act in reliance on the exemption from registration provided under Section 4(2) promulgated thereunder.

II-1

On April 7, 2009, we issued 1,000,000 ordinary shares, par value $.0012 per share, to our then existing shareholders pro-rata in accordance with their then existing percentages of ownership for an aggregate investment of $100.0 million. The issuance of these securities was effected without registration under the Securities Act in reliance on the exemption from registration provided under Section 4(2) promulgated thereunder.

Item 16.	Exhibits and financial statement schedules

(a)	See Exhibit Index.

(b)	Financial statement schedules are not submitted because they are not applicable or because the required information is included in the consolidated financial statements or the notes thereto.

Item 17.	Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The undersigned registrant hereby undertakes that:

(i)	for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(ii)	for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Miami, Florida, on October 26, 2010.

NCL CORPORATION LTD.

By:	/S/ KEVIN M. SHEEHAN
Name:	Kevin M. Sheehan
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Kevin M. Sheehan, Wendy A. Beck, Daniel S. Farkas and Howard L. Flanders, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ KEVIN M. SHEEHAN Kevin M. Sheehan	President and Chief Executive Officer (Principal Executive Officer)	October 26, 2010

/S/ WENDY A. BECK Wendy A. Beck	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 26, 2010

/S/ TAN SRI LIM KOK THAY Tan Sri Lim Kok Thay	Director, Chairman of the Board	October 26, 2010

/S/ DAVID CHUA MING HUAT David Chua Ming Huat	Director	October 26, 2010

/S/ MARC J. ROWAN Marc J. Rowan	Director	October 26, 2010

/S/ STEVE MARTINEZ Steve Martinez	Director	October 26, 2010

S-1

Signature	Title	Date

/S/ ADAM M. ARON Adam M. Aron	Director	October 26, 2010

/S/ WALTER L. REVELL Walter L. Revell	Director, Chairman of the Audit Committee	October 26, 2010

/S/ KARL PETERSON Karl Peterson	Director	October 26, 2010

S-2

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

1.1*	Underwriting Agreement

3.1*	Amended and Restated Memorandum of Association of NCL Corporation Ltd.

3.2*	Amended and Restated Bye-Laws of NCL Corporation Ltd.

4.1**	Indenture, dated November 12, 2009, by and among NCL Corporation Ltd. as Issuer and Norwegian Dawn Limited, Norwegian Sun Limited, Norwegian Spirit, Ltd. and Norwegian Star Limited as subsidiary guarantors and US Bank National Association as Indenture Trustee with respect to $450.0 million 11.75% Senior Notes due 2016 (incorporated by reference to Exhibit 2.5 to our annual report on Form 20-F filed on February 24, 2010 (File No. 333-128780))

4.2**	Registration Rights Agreement, dated November 12, 2009, by and among NCL Corporation Ltd. and Norwegian Star Limited, Norwegian Spirit, Ltd., Norwegian Sun Limited and Norwegian Dawn Limited, as guarantors and Deutsche Bank Securities, Inc., Barclays Capital, Inc., Citigroup Global Markets Inc., J.P. Morgan Securities Inc. with respect to $450.0 million 11.75% Senior Notes due 2016 (incorporated by reference to Exhibit 2.6 to our annual report on Form 20-F filed on February 24, 2010 (File No. 333-128780))

4.3*	Form of Certificate of Ordinary Shares

5.1*	Opinion of O’Melveny & Myers LLP

5.2*	Opinion of Cox Hallett Wilkinson

10.1**	Euro 298.0 million Pride of America Loans, dated as of April 4, 2003, by and among Ship Holding LLC and a syndicate of international banks and related Guarantee by NCL Corporation Ltd. (incorporated herein by reference to Exhibit 4(e) to our registration statement on Form F-4 filed on October 3, 2005 (File No. 333-128780)) +

10.2**	Supplemental Amendments, dated June 1, 2005, to Euro 298.0 million Pride of America Loans, dated as of April 4, 2003, by and among Pride of America Ship Holding, Inc., NCL Corporation Ltd. and a syndicate of international banks (incorporated herein by reference to Exhibit 4.6 to our annual report on Form 20-F filed on March 29, 2006 (File No. 333- 128780))

10.3**	Seventh Supplemental Deed to Euro 258.0 million Pride of America Loans and Sixth Supplemental Deed to Euro 40.0 million Pride of America Loans, both dated November 13, 2006, to Euro 298.0 million Pride of America Loans, dated as of April 4, 2003, as amended, by an agreement dated April 20, 2004, by and among Pride of America Ship Holding, Inc. and a syndicate of international banks and related Guarantee by NCL Corporation Ltd. (incorporated herein by reference to Exhibit 4.27 to our annual report on Form 20-F filed on March 6, 2007 (File No. 333-128780)) +

10.4**	Eighth Supplemental Deed to Euro 258.0 million Pride of America Loan and Seventh Supplemental Deed to Euro 40.0 million Pride of America Loan, each dated as of April 4, 2003, each as amended, dated December 21, 2007, by and among Pride of America Ship Holding, Inc., NCL Corporation Ltd. and a syndicate of international banks and related amended and restated Guarantees by NCL Corporation Ltd. (incorporated herein by reference to Exhibit 4.58 to our annual report on Form 20-F filed on March 13, 2008 (File No. 333-128780)) +

10.5**	Ninth Supplemental Deed to Euro 258.0 million Pride of America Loan and Eighth Supplemental Deed to Euro 40.0 million Pride of America Loan, each dated as of April 4, 2003, each as amended, dated April 2, 2009, by and among Pride of America Ship Holding, Inc., NCL Corporation Ltd. and a syndicate of international banks and related amended and restated Guarantee by NCL Corporation Ltd. (incorporated by reference to Exhibit 4.36 to our annual report on Form 20-F filed on February 24, 2010 (File No. 333-128780)) ++

1

Exhibit Number	Description of Exhibit

10.6**	Merchant Services Bankcard Agreement, dated as of March 26, 2004, among NCL Corporation Ltd., Chase Merchant Services, LLC and JPMorgan Chase Bank (incorporated herein by reference to Exhibit 10(a) to our registration statement on Form F-4 filed on October 3, 2005
(File No. 333-128780))

10.7**	Facility Agreement, dated as of September 23, 2005, in connection with Letters of Credit required by the Merchant Services Bankcard Agreement, by and among NCL Corporation Ltd. and a syndicate of international banks (incorporated herein by reference to Exhibit 4.9 to our annual report on
Form 20-F filed on March 29, 2006 (File No. 333-128780))

10.8**	First Supplemental Deed, dated November 13, 2006, to Facility Agreement, dated September 23, 2005, in connection with Letters of Credit required by the Merchant Services Bankcard Agreement, by and among NCL Corporation Ltd. and a syndicate of international banks (incorporated herein by reference to Exhibit 4.29 to our annual report on Form 20-F filed on March 6, 2007
(File No. 333-128780)) +

10.9**	Third Supplemental Deed, dated December 21, 2007, to Facility Agreement, dated as of September 23, 2005, as amended, in connection with Letters of Credit required by the Merchant Services Bankcard Agreement, by and among NCL Corporation Ltd., Norwegian Sun Limited, Norwegian Dawn Limited and a syndicate of international banks (incorporated herein by reference to Exhibit 4.61 to our annual report on Form 20-F filed on March 13, 2008 (File No. 333-128780)) +

10.10**	$334.1 million Norwegian Jewel Loan, dated as of April 20, 2004, by and among Norwegian Jewel Limited and a syndicate of international banks and related Guarantee by NCL Corporation Ltd. (incorporated herein by reference to Exhibit 4(h) to our registration statement on Form F-4 filed on October 3, 2005 (File No. 333-128780)) +

10.11**	First Supplemental Deed, dated as of September 30, 2005, to $334.1 million Norwegian Jewel Loan, by and among Norwegian Jewel Limited, NCL Corporation Ltd. and a syndicate of international banks (incorporated herein by reference to Exhibit 4.11 to our annual report on Form 20-F filed on March 29, 2006 (File No. 333-128780))

10.12**	Second Supplemental Deed, dated April 4, 2006, and Third Supplemental Deed, dated November 13, 2006, to $334.1 million Norwegian Jewel Loan, dated as of April 20, 2004, as amended, by and among Norwegian Jewel Limited and a syndicate of international banks and related Guarantee by NCL Corporation Ltd. (incorporated herein by reference to Exhibit 4.30 to our annual report on Form 20-F filed on March 6, 2007 (File No. 333-128780)) +

10.13**	Fourth Supplemental Deed, dated December 21, 2007, to $334.1 million Norwegian Jewel Loan, dated as of April 20, 2004, as amended, by and among Norwegian Jewel Limited, NCL Corporation Ltd. and a syndicate of international banks and related amended and restated Guarantee by NCL Corporation Ltd. (incorporated herein by reference to Exhibit 4.57 to our annual report on Form 20-F filed on March 13, 2008 (File No. 333-128780)) +

10.14**	Fifth Supplemental Deed, dated April 2, 2009, to $334.1 million Norwegian Jewel Loan, dated as of April 20, 2004, as amended, by and among Norwegian Jewel Limited, NCL Corporation Ltd. and a syndicate of international banks and related amended and restated Guarantee by NCL Corporation Ltd. (incorporated by reference to Exhibit 4.35 to our annual report on Form 20-F filed on February 24, 2010 (File No. 333-128780)) ++

10.15**	Euro 308.1 million Pride of Hawai’i Loan, dated as of April 20, 2004, as amended, by and among Pride of Hawai’i, Inc. and a syndicate of international banks and related Guarantee by NCL Corporation Ltd. (incorporated herein by reference to Exhibit 4(i) to our registration statement on Form F-4 filed on October 3, 2005 (File No. 333-128780)) +

2

Exhibit Number	Description of Exhibit

10.16**	Second Supplemental Deed, dated as of September 30, 2005, to Euro 308.1 million Pride of Hawai’i Loan, by and among Pride of Hawai’i, Inc., NCL Corporation Ltd. and a syndicate of international banks (incorporated herein by reference to Exhibit 4.13 to our annual report on Form 20-F filed on March 29, 2006 (File No. 333-128780))

10.17**	Third Supplemental Deed, dated November 13, 2006, to Euro 308.1 million Pride of Hawai’i Loan, dated as of April 20, 2004, as amended, by and among Pride of Hawai’i, Inc. and a syndicate of international banks and related Guarantee by NCL Corporation Ltd. (incorporated herein by reference to Exhibit 4.31 to our annual report on Form 20-F filed on March 6, 2007 (File No. 333-128780)) +

10.18**	Fourth Supplemental Deed, dated December 21, 2007, to Euro 308.1 million Pride of Hawai’i Loan, dated as of April 20, 2004, as amended, by and among Pride of Hawai’i, Inc., NCL Corporation Ltd. and a syndicate of international banks and related amended and restated Guarantee by NCL Corporation Ltd. (incorporated herein by reference to Exhibit 4.59 to our annual report on Form 20-F filed on March 13, 2008 (File No. 333-128780)) +

10.19**	Fifth Supplemental Deed, dated February 10, 2008, to Euro 308.1 million Pride of Hawai’i Loan, dated as of April 20, 2004, as amended, by and among Pride of Hawai’i, Inc., NCL Corporation Ltd. and a syndicate of international banks (incorporated herein by reference to Exhibit 4.60 to our annual report on Form 20-F filed on March 13, 2008 (File No. 333-128780)) +

10.20**	Sixth Supplemental Deed, dated April 2, 2009, to Euro 308.1 million Pride of Hawai’i Loan, dated as of April 20, 2004, as amended, by and among Pride of Hawai’i, Inc., NCL Corporation Ltd. and a syndicate of international banks and related amended and restated Guarantee by NCL Corporation Ltd. (incorporated by reference to Exhibit 4.37 to our annual report on Form 20-F filed on February 24, 2010 (File No. 333-128780)) ++

10.21**	Up to Euro 624.0 million Norwegian Pearl and Norwegian Gem Revolving Loan Facility Agreement, dated October 7, 2005, by and among NCL Corporation Ltd. and a syndicate of international banks (incorporated herein by reference to Exhibit 4.24 to our annual report on
Form 20-F filed on March 29, 2006 (File No. 333-128780))

10.22**	First Supplemental Deed, dated November 13, 2006, to up to Euro 624.0 million Norwegian Pearl and Norwegian Gem Revolving Loan Facility Agreement, dated October 7, 2005, as amended, by and among NCL Corporation Ltd. and a syndicate of international banks (incorporated herein by reference to Exhibit 4.32 to our annual report on Form 20-F filed on March 6, 2007 (File No. 333-128780)) +

10.23**	Second Supplemental Deed, dated December 21, 2007, to Euro 624.0 million Norwegian Pearl and Norwegian Gem Revolving Loan Facility Agreement, dated as of October 7, 2005, as amended, by and among NCL Corporation Ltd., Norwegian Pearl, Ltd., Norwegian Gem, Ltd. and a syndicate of international banks and related amended and restated Guarantees by Norwegian Pearl, Ltd. and Norwegian Gem, Ltd. (incorporated herein by reference to Exhibit 4.55 to our annual report on
Form 20-F filed on March 13, 2008 (File No. 333-128780)) +

10.24**	Third Supplemental Deed, dated April 2, 2009, to Euro 624.0 million Norwegian Pearl and Norwegian Gem Revolving Loan Facility Agreement, dated as of October 7, 2005, as amended, by and among NCL Corporation Ltd., Norwegian Pearl, Ltd., Norwegian Gem, Ltd. and a syndicate of international banks (incorporated by reference to Exhibit 4.34 to our annual report on Form 20-F filed on February 24, 2010 (File No. 333-128780)) ++

10.25**	Shipbuilding Contract for Hull No. D33, dated September 7, 2006, by and between F3 Two, Ltd. and Aker Yards S.A., and AOM No. 1, dated September 7, 2006, AOM No. 2, dated September 7, 2006, AOM No. 3, dated September 7, 2006, and AOM No. 4, dated September 7, 2006 (incorporated herein by reference to Exhibit 4.44 to our annual report on Form 20-F filed on March 6, 2007 (File No. 333-128780)) +

3

Exhibit Number	Description of Exhibit

10.26**	Side Letter Agreement, dated as of September 7, 2006, by and between, F3 One, Ltd., F3 Two, Ltd. and Aker Yards S.A. (incorporated herein by reference to Exhibit 4.45 to our annual report on
Form 20-F filed on March 6, 2007 (File No. 333-128780)) +

10.27**	Amendment No. 1, dated May 22, 2007, to Shipbuilding Contract for Hull No. D33, dated September 7, 2006, by and between F3 Two, Ltd. and Aker Yards S.A. (incorporated herein by reference to Exhibit 4.66 to our annual report on Form 20-F filed on March 13, 2008
(File No. 333-128780)) +

10.28**	AOM No. 5, dated November 11, 2007, AOM No. 11, dated November 6, 2007, AOM No. 12, dated November 6, 2007, AOM No. 13, Revision C, dated November 6, 2007, AOM No. 13, Revision D, dated December 15, 2007, AOM No. 14, dated November 6, 2007, AOM No. 16, dated November 6, 2007, AOM No. 18, dated November 6, 2007, AOM No. 18 A, dated December 15, 2007, AOM No. 19, dated November 6, 2007, AOM No. 22, dated November 6, 2007, AOM No. 25, dated November 6, 2007, AOM No. 28 A, dated December 15, 2007, to Shipbuilding Contract for Hull No. D33, dated September 7, 2006, by and between F3 Two, Ltd. and Aker Yards S.A. (incorporated herein by reference to Exhibit 4.68 to our annual report on Form 20-F filed on March 13, 2008 (File No. 333-128780)) +

10.29**	Euro 662.9 million Syndicated Loan Facility, dated September 22, 2006, by and among F3 Two, Ltd. and a syndicate of international banks and related Guarantee by NCL Corporation Ltd., for the construction of Hull D33 at Aker Yards S.A. (incorporated herein by reference to Exhibit 4.34 to our annual report on Form 20-F filed on March 6, 2007 (File No. 333-128780)) +

10.30**	First Supplemental Deed, dated December 21, 2007, to Euro 662.9 million F3 Two Loan Facility, dated as of September 22, 2006, as amended, by and among F3 Two, Ltd., NCL Corporation Ltd. and a syndicate of international banks and related amended and restated Guarantee by NCL Corporation Ltd. (incorporated herein by reference to Exhibit 4.63 to our annual report on Form 20-F filed on March 13, 2008 (File No. 333-128780)) +

10.31**	Second Supplemental Deed, dated April 24, 2008, to Euro 662.9 million F3 Two Loan Facility, dated as of September 22, 2006, as amended, by and among F3 Two, Ltd., NCL Corporation Ltd. and a syndicate of international banks (incorporated herein by reference to Exhibit 4.70 to our annual report on Form 20-F filed on April 7, 2009 (File No. 333-128780)) +

10.32**	Third Supplemental Deed, dated April 2, 2009, to Euro 662.9 million F3 Two Loan Facility, dated as of September 22, 2006, as amended, by and among F3 Two, Ltd., NCL Corporation Ltd. and a syndicate of international banks and related amended and restated Guarantee by NCL Corporation Ltd. (incorporated by reference to Exhibit 4.33 to our annual report on Form 20-F filed on February 24, 2010 (File No. 333-128780)) ++

10.33**	Office Lease Agreement, dated as of November 27, 2006, by and between NCL (Bahamas) Ltd. and Hines Reit Airport Corporate Center LLC and related Guarantee by NCL Corporation Ltd., and First Amendment, dated November 27, 2006 (incorporated herein by reference to Exhibit 4.46 to our annual report on Form 20-F filed on March 6, 2007 (File No. 333-128780)) +

10.34**	Amendment No. 1, dated December 1, 2006, Amendment No. 2, dated March 20, 2007, Amendment No. 3, dated July 31, 2007, and Amendment No. 4, dated December 10, 2007, to Office Lease Agreement, dated December 1, 2006, by and between Hines Reit Airport Corporate Center LLC and NCL (Bahamas) Ltd. (incorporated herein by reference to Exhibit 4.64 to our annual report on
Form 20-F filed on March 13, 2008 (File No. 333-128780)) +

10.35**	Reimbursement and Distribution Agreement, dated August 17, 2007, by and among NCL Investment Ltd., Star Cruises Limited and NCL Corporation Ltd. (incorporated herein by reference to Exhibit 4.49 to our annual report on Form 20-F filed on March 13, 2008 (File No. 333-128780))

4

Exhibit Number	Description of Exhibit

10.36**	Shareholders’ Agreement, dated August 17, 2007, by and among NCL Investment Ltd., Star Cruises Limited and NCL Corporation Ltd. (incorporated herein by reference to Exhibit 4.48 to our annual report on Form 20-F filed on March 13, 2008 (File No. 333-128780))

10.37**	Joinder, dated January 7, 2008, to the Shareholders’ Agreement, dated August 17, 2007, by and among NCL Corporation Ltd. and Star NCLC Holdings Ltd. (incorporated herein by reference to Exhibit 4.52 to our annual report on Form 20-F filed on March 13, 2008 (File No. 333-128780))

10.38**	Joinder, dated January 7, 2008, to the Shareholders’ Agreement, dated August 17, 2007, by and among NCL Corporation Ltd. and NCL Investment II Ltd. (incorporated herein by reference to Exhibit 4.53 to our annual report on Form 20-F filed on March 13, 2008 (File No. 333-128780))

10.39**	Joinder, dated January 8, 2008, to the Shareholders’ Agreement, dated August 17, 2007, by and among NCL Corporation Ltd. and TPG Viking I, L.P., TPG Viking II, L.P. and TPG Viking AIV III, L.P. (incorporated herein by reference to Exhibit 4.51 to our annual report on Form 20-F filed on March 13, 2008 (File No. 333-128780))

10.40**	Bareboat Charter Agreement, dated June 2, 2008, by and between Pride of Aloha, Inc. and NCL (Bahamas) Ltd. (incorporated herein by reference to Exhibit 4.72 to our annual report on Form 20-F filed on April 7, 2009 (File No. 333-128780)) +

10.41**	Bareboat Charter Agreement, dated January 2, 2009, by and between Ample Avenue Limited and NCL (Bahamas) Ltd. (incorporated herein by reference to Exhibit 4.73 to our annual report on Form 20-F filed on April 7, 2009 (File No. 333-128780)) +

10.42**	$750.0 million Credit Agreement, dated October 28, 2009, by and among NCL Corporation Ltd., various lenders and Nordea Bank Norge ASA (incorporated by reference to Exhibit 4.39 to our annual report on Form 20-F filed on February 24, 2010 (File No. 333-128780)) ++

10.43**	First Lien Intercreditor Agreement, dated November 12, 2009, by and among Nordea Bank Norge ASA and U.S. Bank National Association (incorporated by reference to Exhibit 4.38 to our annual report on Form 20-F filed on February 24, 2010 (File No. 333-128780))

10.43**	First Lien Intercreditor Agreement, dated November 12, 2009, by and among Nordea Bank Norge ASA and U.S. Bank National Association (incorporated by reference to Exhibit 4.38 to our annual report on Form 20-F filed on February 24, 2010 (File No. 333-128780))

21.1	List of Subsidiaries of NCL Corporation Ltd.

23.1	Consent of PricewaterhouseCoopers LLP

23.2*	Consent of O’Melveny & Myers LLP (included in Exhibit 5.1)

23.3*	Consent of Cox Hallett Wilkinson (included in Exhibit 5.2)

24.1	Powers of attorney (included on the signature page of this registration statement)

+	Confidential treatment has been granted with respect to certain portions of this exhibit. Omitted portions have been filed separately with the SEC.
++	Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the SEC.
*	To be filed by amendment.
**	Incorporated by reference.

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